As filed with the Securities and Exchange Commission on May 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HORIZON LINES, INC.

(Exact name of registrant as specified in Its Charter)

Delaware	4400	74-3123672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

M. Mark Urbania, Chief Financial Officer

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

André Weiss, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	William M. Hartnett, Esq. Richard E. Farley, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Ph: (212) 701-3000 Fax: (212) 269-5420	Robert S. Zuckerman, Esq. General Counsel Horizon Lines, Inc. 4064 Colony Road, Suite 200 Charlotte, NC 28211 Ph: (704) 973-7000 Fax: (704) 973-7010

Approximate Date of Commencement of Proposed Offer to the Public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock, par value $.01	6,612,500	$14.26	$94,294,250.00	$10,090.00

(1)	Includes shares of common stock which may be purchased by the underwriters from the selling shareholders to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices for the common stock as reported by the NYSE Consolidated Tape on May 12, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated              , 2006.

5,750,000 Shares

Horizon Lines, Inc.

Common Stock

The selling stockholders identified in this prospectus are offering 5,750,000 shares of common stock. Horizon Lines, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is quoted on The New York Stock Exchange under the symbol “HRZ”. The last reported sale price of our common stock on             , 2006 was $           per share.

Before buying shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also purchase up to an additional 862,500 shares of common stock from the selling stockholders at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on or about              , 2006.

Deutsche Bank Securities	JPMorgan

The date of this prospectus is                  , 2006.

Horizon Enterprise, one of our container vessels, underway to the port of Tacoma, Washington.

We and the selling stockholders have not authorized anyone to provide you any information other than the information contained in this prospectus. The selling stockholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of the common stock.

i

PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus.

In this prospectus, unless the context otherwise requires, the term “issuer” or “company” refers to Horizon Lines, Inc., a Delaware corporation, the terms “we,” “our” and “us” refer to the company and its subsidiaries. Unless the context otherwise requires, the term “H-Lines Finance” refers to the issuer’s direct wholly-owned subsidiary, H-Lines Finance Holding Corp., a Delaware corporation, the term “Horizon Lines Holding” refers to the issuer’s indirect wholly-owned subsidiary, Horizon Lines Holding Corp., a Delaware corporation, and the term “Horizon Lines” refers to Horizon Lines, LLC, the company’s indirect wholly-owned subsidiary and principal operating subsidiary.

Our Company

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 36% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. We are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets. Our operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business.

With 16 vessels and approximately 22,300 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services to our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer extensive inland cargo trucking and logistics for our customers through our relationships with third-party truckers, railroads and barge operators in our markets, and our own trucking operations on the U.S. West Coast. Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

For the fiscal year ended December 25, 2005, we generated revenue of $1,096.2 million, EBITDA of $100.4 million, and net loss available to common stockholders of $23.4 million. For the fiscal quarter ended March 26, 2006, we generated revenue of $274.9 million, EBITDA of $31.8 million, and net income available to common stockholders of $2.4 million. For the twelve months ended December 25, 2005, we generated pro forma EBITDA of $130.8 million and pro forma net income available to common stockholders of $12.8 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page      of this prospectus. For the definition of EBITDA and its reconciliation to net income, see footnote 4 to the table under “—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data,” beginning on page      of this prospectus.

On April 11, 2006, we concluded a series of agreements to charter, for an initial period of twelve years, five newly built U.S.-flag container vessels, each with a capacity of 2,824 twenty-foot equivalent units, or TEUs, and a potential service speed of 23 knots. These five container vessels of the same class are currently being built in South Korea and are scheduled to be delivered over a five-month period starting at the beginning of 2007. Upon the delivery of these five vessels in the first quarter of 2007, the average age of our active vessels will be reduced from 31 years to 20 years.

This initiative will allow us to use the new vessels for our non-Jones Act routes between the U.S. West Coast and Guam and Asia in a very capital efficient manner, at approximately one third the cost of comparable U.S.-built vessels. The deployment of these new vessels will enable us to provide Maersk Lines (“Maersk”) with additional capacity on the transpacific route where we currently provide vessel container space to Maersk on a take or pay basis. In addition, our larger Jones Act vessels currently operating in the transpacific service will be redeployed to our Hawaii and Puerto Rico markets resulting in additional capacity to meet market growth requirements and an improved network cost structure.

Our vessels are maintained according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. We also offer extensive inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. West Coast and our relationships with third-party truckers, railroads, and barge operators in our markets. We book and monitor all of our shipping and logistics services with our customers through the Horizon Information Technology System, or HITS, our industry-leading ocean shipping and logistics information technology system, which is a key feature of our complete shipping logistics solutions. Our focus is on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions.

We transport a wide spectrum of consumer and industrial items used everyday in the markets we serve, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. We have approximately two thousand customers and have many long-standing customer relationships, including large consumer and industrial products companies and several agencies of the U.S. government. Our customer base is broad and diversified, with our top ten customers accounting for approximately 32% of revenue and our largest customer accounting for approximately 7% of revenue in 2005. Approximately 58% of our revenue in 2005 was derived from customers shipping with us in more than one of our geographic markets and approximately 33% of our revenue in 2005 was derived from customers shipping with us in all of our geographic markets.

The Jones Act

Under the coastwise laws of the United States, also known as the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built. The Jones Act and these other maritime laws enjoy broad support from both major political parties. We believe that there are no Jones Act qualified container vessels or roll-on/roll-off vessels currently under construction in the United States or on order. Given the limited uncommitted capacity of shipyards in the United States and the long lead time required for the construction of such vessels, we believe that no new Jones Act qualified container vessels or roll-on/roll-off vessels will become available for use in our Jones Act markets for at least three years.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets by making the U.S. domestic shipping market the exclusive domain of Jones Act qualified vessels. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less prone to overcapacity and volatility than international shipping markets. Since 1995, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.7% and 3.8% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 23.7% and 9.4% per annum.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, including Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market. Pasha Hawaii Transport Lines LLC operates a vessel with roll-on/roll-off vessel service shipping vehicles between the U.S. West Coast and Hawaii. Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve the Puerto Rico market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company. We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. We are one of only two major marine container shipping operators currently serving the Alaska market, one of two marine container shipping companies currently serving the Hawaii and Guam markets and the largest of four marine container shipping companies currently serving the Puerto Rico market. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. Approximately 58% of our revenue in 2005 was derived from customers shipping with us in more than one of our geographic markets and approximately 33% of our revenue in 2005 was derived from customers shipping with us in all of our geographic markets.

Favorable industry dynamics. Given the requirements of the Jones Act, the level of services already provided by us and our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base. We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events that may adversely affect any one of our markets. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers. We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 23 years. In addition, during 2005, we experienced a retention rate of approximately 99% with respect to customers who generated more than $100,000 in revenue during such year. For 2005, no customer accounted for more than approximately 7% of total revenue and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence. Our approximately 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Our sales headquarters is based in Charlotte, North Carolina and we also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence. As the leading Jones Act shipping and integrated logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us to maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our track record of service and operational excellence continues to be widely recognized by some of the most demanding customers in the world. Wal-Mart named us as its 2005 Jones Act Carrier of the Year (the fifth time we have received this award over the last six years), Lowe’s awarded us with its 2005 Gold Carrier Award for the fifth straight year, and Toyota recognized us with its Logistics Excellence for On Time Performance award for the seventh consecutive year and with its Logistics Excellence Award for Customer Service for 2005.

Experienced management with strong culture of commitment to service and operational excellence. Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 25 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 16 years. Furthermore, as of the date hereof, giving effect to this offering, our management team, including family members, continues to own approximately 11.4% of our common equity on a fully diluted basis.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service while pursuing continued strong revenue and earnings growth both in our core markets and in selected non-Jones Act shipping markets through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages      -     , many of which are beyond our control.

Continue to organically grow our revenue. We intend to achieve ongoing revenue growth in each of our markets by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers, continuing to focus on increasing the share of our revenue that is derived from our customers’ higher margin cargo and through the continued economic growth within our geographic markets.

Expand our services and logistics solutions. We seek to build on our market-leading logistics platform and operational expertise by providing new services and integrated logistics solutions. These services and solutions include delivery planning and comprehensive shipping and logistics. By offering a wider range of services and logistics solutions, we believe that we can strengthen our franchise and further grow our revenues and profits.

Expand and enhance our customer relationships. We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets.

Reduce operating costs. We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2006. These teams are primarily focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology.

Leverage our brand. We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. We believe that Horizon’s brand Always There. Always Delivering. SM is synonymous with quality and operational excellence and we intend to continue to build and leverage our brand in order to further enhance our business.

Maintain leading information technology. We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 50% of our total bookings. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Our Growth Initiatives

Our management team has a demonstrated track record of delivering revenue and earnings growth to our stockholders. Going forward, we intend to actively pursue new business opportunities as well as grow our core business by improving our cargo mix and operating margins in each of our core markets. In order to achieve this growth in our business, we plan to execute the following initiatives:

Optimize fleet deployment. In April 2006, we entered into a series of agreements to charter five new U.S.-flag container vessels, each with a capacity of 2,824 TEUs, over an initial period of 12 years beginning in the first quarter of 2007. We plan to deploy these new U.S.-flag, non-Jones Act vessels, beginning in the first quarter of 2007, on our non-Jones Act trade routes between the U.S. West Coast and Guam and Asia. The new vessels will increase our weekly effective capacity on this route by approximately 20%, allowing us to expand our service to Guam and to offer additional space to Maersk on a take or pay basis eastbound from Asia. We will redeploy the Jones Act vessels currently serving on this route into Hawaii and Puerto Rico, thereby increasing our effective weekly capacity to Hawaii to satisfy growing market demand, and allowing us to serve Puerto Rico with a more cost efficient fleet configuration. We expect that these vessels will enhance our service quality as a result of faster service speeds and enhanced reliability and will operate more cost efficiently with lower fuel consumption and maintenance costs than the current vessels serving these markets.

Upside revenue potential for inactive Jones Act vessels. As a result of our initiative to optimize our fleet deployment, we will have four inactive Jones Act vessels available to provide us with surge capacity during peak shipping volume seasons as well as to serve as relief vessels during drydockings of active vessels. These vessels will also enable us to pursue other Jones Act trade routes, new contracts and vessel charter opportunities.

Additional government and military business. We plan to increase our U.S. government and military cargo business. In 2004, we secured a contract to manage seven oceanographic vessels for the U.S. government. The recent addition to our senior management team of General

John W. Handy, a retired four-star Air Force general who most recently served as head of air, land and sea transportation for the U.S. Department of Defense, will further position us to pursue additional government and military cargo opportunities.

Expand Operating Platform. We believe that there are significant new and expansion opportunities available for us within the overall shipping and logistics markets under the Jones Act or other U.S. maritime laws. We intend to identify and pursue strategic acquisitions within these markets on a financially disciplined basis with the goal of expanding our operating platform to increase our penetration of these markets.

Our Equity Sponsor, The Castle Harlan Group

Castle Harlan is a New York-based private equity investment firm founded in 1987 specializing in investments in middle-market companies through leveraged buyouts, industry consolidations, divestitures, restructurings, turnarounds, workouts, and bankruptcies. Castle Harlan’s initial investment in us of approximately $157.0 million was funded by Castle Harlan Partners IV, L.P. (“CHP IV”) and its affiliates and associates. We refer to Castle Harlan and its affiliates and associates (other than us) in this prospectus as “The Castle Harlan Group.”

Corporate Information

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Company	Horizon Lines, Inc.

Common stock offered by the selling stockholders	5,750,000 shares of common stock.

Underwriters’ option to purchase additional common stock from the selling stockholders	862,500 shares of common stock.

Common stock to be outstanding after this offering	33,614,170 shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

New York Stock Exchange symbol	“HRZ”

Except as otherwise indicated, we have presented information in this prospectus based on the assumption that the underwriters do not exercise their option (described on the front cover page of this prospectus) to purchase additional shares from the selling stockholders.

Common Stock Subject to Issuance

Except as otherwise indicated in this prospectus, the number of shares of our common stock that are outstanding excludes a total of 3,327,534 shares issuable as follows:

•	308,866 shares of our common stock that will be issuable to our eligible employees pursuant to our employee stock purchase plan;

•	1,696,068 shares of our common stock that will be issuable to our eligible directors, officers or employees (or upon the exercise of options that will be granted to such persons) pursuant to our equity incentive plan, as amended, referred to in this prospectus as our equity incentive plan; and

•	1,322,600 shares of our common stock that will be issuable upon the exercise of outstanding options granted to our directors, officers and employees pursuant to the equity incentive plan.

Unless we specifically state otherwise, we use the term “pre-IPO stockholders” in this prospectus to refer to the owners of our common stock immediately prior to the consummation of our Initial Public Offering who consisted of CHP IV and its affiliates and associates, Stockwell Capital LLC, our directors and certain members of our management team (and their family members).

Risk Factors

You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” beginning on page 14, prior to purchasing the common shares offered hereby.

Summary Consolidated, Combined and Unaudited

Pro Forma Financial Data

The following tables provide summary consolidated, combined and unaudited pro forma financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      of this prospectus, and our consolidated and combined financial statements and the related notes appearing elsewhere in this prospectus.

The consolidated balance sheet data and combined and consolidated statement of operations data as of and for the year ended December 25, 2005, and as of and for the twelve months ended December 26, 2004 and December 21, 2003, presented below have been derived from the audited financial statements contained in this prospectus. The consolidated statement of operations data for the quarters ended March 26, 2006 and March 27, 2005 and the consolidated balance sheet data as of March 26, 2006 presented below have been derived from the unaudited financial statements contained in this prospectus. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004.

The unaudited pro forma consolidated statement of operations data for the fiscal year ended December 25, 2005 gives effect to the Initial Public Offering and related transactions, which are described in “Historical Transactions,” beginning on page      of this prospectus, as if they had occurred on December 27, 2004. The unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions referred to above had occurred as of such dates or what such results will be for future periods. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page      of this prospectus for a description of items or events that may impact the pro forma information.

The issuer was formed in connection with the Acquisition-Related Transactions, which are described in “Historical Transactions,” and has no independent operations. All combined and consolidated financial data for the period (or any portion thereof) from December 22, 2002 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. All combined and consolidated financial data for the period (or any portion thereof) from July 7, 2004 through March 26, 2006 reflect the issuer on a consolidated basis.

We have a 52- or 53-week fiscal year (every sixth or seventh year) that ends on the Sunday before the last Friday in December. The fiscal year ended December 22, 2002 and the twelve months ended December 21, 2003 and December 25, 2005 each consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Certain prior period balances have been reclassified to conform with the current period presentation.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below reflects financial data for us and our predecessors that has been combined and consolidated to present this information on a comparative annual basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      in this prospectus for a description of the items or events that may impact the period-to-period comparability of the operating results covered by the following tables:

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Pro Forma Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	($ in thousands, except per share data)
Statement of Operations Data:
Operating revenue	$885,978	$980,328	$1,096,156	$1,096,156	$257,562	$274,934
Operating expense	718,231	780,343	867,307	867,307	206,203	219,924
Depreciation and amortization	29,954	45,570	51,141	51,141	12,893	12,503
Amortization of vessel drydocking	16,343	15,861	15,766	15,766	3,798	3,414
Selling, general and administrative	80,064	84,805	114,639	84,245	29,513	22,922
Miscellaneous expense, net(1)	3,173	2,160	649	649	1,314	299

Total operating expenses	847,765	928,739	1,049,502	1,019,108	253,721	259,062

Operating income	38,213	51,589	46,654	77,048	3,841	15,872
Interest expense, net(2)	8,940	26,881	51,357	42,577	12,852	11,720
Interest expense—preferred units of subsidiary	4,477	2,686	—	—	—	—
Loss on early extinguishment of debt	—	—	13,154	13,154	—	—
Other expense, net	68	22	26	26	3	15

Income (loss) before income taxes	24,728	22,000	(17,883)	21,291	(9,014)	4,137
Income tax expense (benefit)	9,615	8,439	438	8,524	(841)	1,771

Net income (loss)	15,113	13,561	(18,321)	12,767	(8,173)	2,366
Less: accretion of preferred stock	—	6,756	5,073	—	1,561	—

Net income (loss) available to common stockholders	$15,113	$6,805	$(23,394)	$12,767	$(9,734)	$2,366

Net income (loss) per share:
Basic	*	*	$(1.05)	$0.38	$(0.52)	$0.07
Diluted	*	*	$(1.05)	$0.38	$(0.52)	$0.07
Number of shares used in calculations:
Basic	*	*	22,376,797	33,544,170	18,790,879	33,544,170
Diluted	*	*	22,381,756	33,570,364	18,790,879	33,596,230
Dividends declared per common share	—	—	$0.11	$0.44	—	$0.11

*	The twelve months ended December 21, 2003 and December 26, 2004 are derived by combining data from different entities and thus no net income per share has been calculated.

	December 21, 2003	December 26, 2004	December 25, 2005	March 26, 2006
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 41,811	$ 56,766	$ 41,450	$ 32,665
Working capital	46,192	67,252	67,111	76,666
Total assets	492,554	937,792	927,319	929,279
Long-term debt, including capital lease obligations, net of current portion	165,417	610,201	527,905	529,443
Total debt, including capital lease obligations(2)	165,570	612,862	530,575	532,116
Series A redeemable preferred stock(3)	—	56,708	—	—
Stockholders’ equity	96,860	25,608	151,760	150,338

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Pro Forma Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	($ in thousands)
EBITDA(4)	$ 84,442	$ 112,998	$ 100,381	$ 130,775	$ 20,529	$ 31,774

Capital expenditures(5)	35,150	32,889	41,234	41,234	1,188	2,718
Vessel drydocking payments	16,536	12,273	16,038	16,038	5,101	4,235
Cash flows provided by (used in):
Operating activities	44,048	69,869	70,881		(11,890)	(1,673)
Investing activities(6)	(350,666)	(694,563)	(38,817)		(939)	(1,778)

Financing activities(3)(6)	305,687	657,805	(47,380)		(105)	(5,334)

(1)	Miscellaneous expense, net generally consists of bad debt expense accrued during the year, accounts payable discounts taken, gain or loss on the sale of assets and various other miscellaneous income and expense items.
(2)	During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page of this prospectus. On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the senior secured term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. On December 10, 2004, 11% senior discount notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. During the fourth quarter of 2005, utilizing proceeds from the Initial Public Offering, we redeemed $53.0 million principal amount and $43.2 million in accreted value of the 9% senior notes and 11% senior discount notes, respectively. As of March 26, 2006, total debt outstanding included $197.0 million principal amount of 9% senior notes, $246.3 million of borrowing under the senior secured term loan facility, the 11% senior discount notes with an accreted value of $83.9 million, $4.5 million of notes issued by owner trustees, and capital lease obligations with a carrying value of $0.5 million.
(3)	In connection with the financing of the Acquisition-Related Transactions, we issued and sold 8,391,180 shares of our Series A preferred stock in July 2004. No dividends accrued on these shares. We recorded these shares on our books and records at their fair value in accordance with FAS No. 141 “Business Combinations.” As these shares had no dividend rate, we determined that a 10% discount rate was appropriate. The issuer classified the value of these shares outside the equity section of the balance sheet. During October 2004, an additional 1,898,730 Series A preferred shares were issued and sold. During December 2004, 5,315,912 Series A preferred shares were redeemed for $53.2 million. During January 2005, we repurchased 53,520 Series A preferred shares with an aggregate stated value of $0.5 million. Also, during January 2005, we sold 45,416 Series A preferred shares and 130,051 common shares for $0.5 million. In connection with the Initial Public Offering, the issuer redeemed all shares of its non-voting $.01 par value Series A preferred stock for $62.2 million. During 2005, the company recorded $5.1 million of accretion of its Series A preferred stock.
(4)

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding and its subsidiaries to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005(a)	Pro Forma Year Ended December 25, 2005(a)	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	($ in thousands)
Net income (loss)	$15,113	$13,561	$(18,321)	$12,767	$(8,173)	$2,366
Interest expense, net	13,417	29,567	51,357	42,577	12,852	11,720
Income tax expense (benefit)	9,615	8,439	438	8,524	(841)	1,771
Depreciation and amortization	46,297	61,431	66,907	66,907	16,691	15,917

EBITDA	$84,442	$112,998	$100,381	$130,775	$20,529	$31,774

(a)	Adjustments from the year ended December 25, 2005 to pro forma for the year ended December 25, 2005 include the elimination of $9.7 million of management fees, $19.0 million of compensation charges, and $1.7 million of Initial Public Offering related expenses. See pages in this prospectus for the unaudited pro forma statement of operations and footnotes thereto.

The EBITDA amounts presented above contain certain charges that were incurred and are not anticipated to recur regularly in the ordinary course of business as described in the following table:

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Pro Forma Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	($ in thousands)
Merger related expenses(a)	$4,287	$2,934	$457	$457	$—	$—
Management fees(b)	250	2,204	9,698	—	750	—
Compensation charges(c)	—	—	18,953	—	6,411	—
Initial Public Offering Related Expenses	—	—	1,743	—	—	—
Loss on extinguishment of debt	—	—	13,154	13,154	—	—

(a)	As a result of the February 27, 2003 purchase transaction, we incurred $1.7 million of severance costs related to the departure of three of our executives, $0.8 million of expenses related to the renaming and rebranding of vessels and equipment with the Horizon Lines name, and $1.8 million in professional fees. Professional fees include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, establishment of various employee benefit plans, and costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California. We incurred $2.9 million and $0.5 million in expenses related to the Acquisition-Related Transactions during 2004 and 2005, respectively.
(b)

The adjustment represents management fees paid to Castle Harlan and to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the Acquisition-Related Transactions.

Upon the completion of the Acquisition-Related Transactions, the company, Horizon Lines and Horizon Lines Holding entered into a new management agreement with Castle Harlan. On September 7, 2005, as a result of an amendment of such agreement and a related payment to Castle Harlan of $7.5 million under such amended agreement, the provisions of such agreement were terminated, except as to expense reimbursement and indemnification and related obligations of the company, Horizon Lines and Horizon Lines Holding. See “Certain Relationships and Related Party Transactions—Management Agreement” beginning on page          of this prospectus.

(c)	The adjustment represents non-cash stock-based compensation charges which we incurred during the year ended December 25, 2005 related to the issuance and sale of common stock, including restricted common stock, to non-employee directors and to members of management. All of these shares vested in full upon the consummation of the Initial Public Offering.
(5)	Includes the acquisition of the rights and beneficial interests of the sole owner-participant in two separate trusts, the assets of which consist of two vessels, for $25.2 million during the year ended December 25, 2005. Includes vessel purchases of $21.9 million and $19.6 million for the years ended December 21, 2003 and December 26, 2004, respectively.
(6)	During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions and subsequent financing transactions, which are described in “Historical Transactions” on page . Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $87.0 million, the issuance of the 13% promissory notes, in the aggregate original principal amount of $70.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Subsequent financing transactions included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million, and the repayment of $20.0 million of the outstanding principal amount of the 13% promissory notes, plus accrued interest of $0.7 million thereon, the issuance of $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, the repayment of $52.9 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% promissory notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million. Financing activities during 2005 included the proceeds from the Initial Public Offering and the use of proceeds therefrom. The proceeds of $143.8 million and $40.0 million of cash generated from operations were used to redeem $62.2 million of the Series A preferred shares, $53.0 million principal amount of the 9% senior notes, $43.2 million in accreted value of the 11% senior discount notes, and to pay associated redemption premiums and related transaction expenses.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before buying shares of common stock. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to implement our business strategy, our future results could be adversely affected.

Our future results of operations will depend in significant part on the extent to which we can implement our business strategy successfully. Our business strategy includes continuing to organically grow our revenue, providing complete shipping and logistics services, leveraging our capabilities to serve a broad range of customers, leveraging our brand, maintaining industry-leading information technology, and reducing operating costs. Our strategy is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a consequence, we may not be able to fully implement our strategy or realize the anticipated results of our strategy.

Repeal or substantial amendment of the Jones Act or its application could have a material adverse effect on our business.

If the Jones Act were to be repealed or substantially amended and, as a consequence, competitors with lower operating costs were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our Jones Act markets and in the Guam market, as well as on economic and trade growth and logistics. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results as customers may ship fewer containers or may ship containers only at reduced rates. We cannot predict whether or when such downturns will occur.

Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business.

We have several commercial agreements with Maersk, an international shipping company, that encompass terminal services, equipment sharing, cargo space charters, sales agency services, trucking services, and transportation services. For example, under these agreements, Maersk provides us with terminal services at our seven ports located in the continental U.S. (Elizabeth, New Jersey; Jacksonville, Florida; New Orleans, Louisiana; Houston, Texas; Long Beach and Oakland, California; and Tacoma, Washington). In general, these agreements, which were renewed and amended in May 2004, effective as of December 2004, are currently scheduled to expire at the end of 2007. If we fail to renew these agreements in the future, the requirements of our business will necessitate that we enter into substitute commercial agreements with third parties for at least some portion of the services contemplated under our existing commercial agreements with Maersk, such as terminal services at our ports located in the continental U.S. There can be no assurance that, if we fail to renew our commercial agreements with Maersk, we will be successful in negotiating and entering into substitute commercial agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements with Maersk or others. Furthermore, if we do enter into substitute commercial agreements with third parties, changes in our operations to comply with the requirements of these new agreements (such as our use of other terminals in our existing ports in the continental U.S. or our use of other ports in the continental U.S.) may cause disruptions to our business, which could be significant, and may result in additional costs and expenses and possible losses of revenue.

Rising fuel prices may adversely affect our profits.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, increases in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful.

Our industry is unionized and strikes by our union employees or others in the industry may disrupt our services and adversely affect our operations.

As of March 26, 2006, we had 1,880 employees, of which 1,274 were unionized employees represented by seven different labor unions. Our industry is susceptible to work stoppages and other adverse employee actions due to the strong influence of maritime trade unions. We may be adversely affected by future industrial action against efforts by our management or the management of other companies in our industry to reduce labor costs, restrain wage increases or modify work practices. For example, in 2002 our operations at our U.S. West Coast ports were significantly affected by a 10-day labor interruption by the International Longshore and Warehouse Union. This interruption affected ports and shippers throughout the U.S. West Coast.

In addition, in the future, we may not be able to negotiate, on terms and conditions favorable to us, renewals of our collective bargaining agreements with unions in our industry and strikes and disruptions may occur as a result of our failure or the failure of other companies in our industry to negotiate collective bargaining agreements with such unions successfully.

Our collective bargaining agreements with our unions are scheduled to expire as follows—International Brotherhood of Teamsters: 2008 and 2010; Seafarers International Union: June 2006; Office & Professional Employees International Union: 2007; International Longshore and Warehouse Union: 2007 and 2008; International Longshoremen’s Association: 2010; Marine Engineers Beneficial Association: 2012; and International Organization of Masters, Mates & Pilots: 2012.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by several maritime statutes, including provisions of the Jones Act, the Death on the High Seas Act, the Seamen’s Wage Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the United States.

Due to our participation in multiemployer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fourteen multiemployer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. We have no current intention of taking any action that would subject us to any withdrawal liability and cannot assure you that no other contributing employer will take such action.

In addition, if a multiemployer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general and our business and the operation of our vessels and terminals in particular are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification societies, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. In addition, the United States Oil Pollution Act of 1990 (referred to as OPA), the Comprehensive Environmental Response, Compensation & Liability Act of 1980 (referred to as CERCLA), and certain state laws require us, as a vessel operator, to obtain certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance in all material respects with applicable safety/environmental laws and regulations and are insured against the usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to new statutory and regulatory directives in the United States addressing homeland security concerns that may increase our costs and adversely affect our operations.

Various government agencies within the Department of Homeland Security (referred to in this prospectus as DHS), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of Customs and Border Protection, have adopted, and may adopt in the future, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s new maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002, require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plans may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for its review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations. The Transportation Security Administration and the Coast Guard are preparing proposed regulations to implement the so-called Transportation Worker Identification Credential (TWIC) program. It is anticipated that the TWIC program will establish minimum standards for the issuance of biometric identification cards to individuals who require unescorted access to secure areas of port facilities or to vessels and that the program will be implemented by the end of 2006. The costs of implementing the TWIC program could be substantial and therefore could adversely affect our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic and international container shipping is subject to various security and customs inspection and related procedures, referred to herein as inspection procedures, in countries of origin and destination as well as in countries in which transshipment points are located. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers (and, in some cases, shipping and logistics companies such as us). Failure to comply with these procedures may result in the imposition of fines and/or the taking of control or compliance measures by the applicable governmental agency, including the denial of entry into U.S. waters.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. There are numerous proposals to enhance the existing inspection procedures, which if implemented would likely affect shipping and logistics companies such as us. Such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. organized companies that are controlled and 75% owned by U.S. citizens. The Jones Act, therefore, restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in the non-contiguous Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines ceases to be controlled and 75% owned by U.S. citizens, we would become ineligible to operate in our current markets and may become subject to penalties and risk forfeiture of our vessels.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance, referred to as P&I, is provided by a mutual P&I club which is a member of the International Group of P&I Clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members. Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to substantially raise the cost of premiums, resulting not only in higher premium costs but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

As a result of the significant insurance losses incurred in the September 11, 2001 attack and related concern regarding terrorist attacks, global insurance markets increased premiums and reduced or restricted coverage for terrorist losses generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Additionally, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

Our spare vessel reserved for relief may be inadequate under extreme circumstances.

We generally keep a spare vessel in reserve available for relief if one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service for repairs. However, this spare vessel may require several days of sailing before it can replace the other vessel, resulting in service disruptions and loss of revenue. If more than one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service, we may have to redeploy vessels from our other trade routes, or lease one or more vessels from third parties. As there is a relatively limited supply of U.S.-built, U.S.-owned and U.S.-flagged container vessels available for short- or long-term lease, especially on short notice, we may be unable to lease any such vessels or be faced with prohibitively high lease rates. In any such case, we may suffer a material adverse effect on our business, our operating results and our financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially HITS. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and logistics services, especially HITS.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called sister-ship arrests, which allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any associated vessel. In nations with these laws, an association may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us or any of our vessels for the liability of one or more of the other vessels that we own.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals in the South Pacific Ocean, particularly in Guam, and terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the recent past, the terminal at our port in Guam was seriously damaged by a typhoon and our terminal in Puerto Rico was seriously damaged by a hurricane. These storms resulted in damage to cranes and other equipment and closure of these facilities. Earthquakes in Anchorage and in Guam have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. West Coast could add Hawaii, Guam or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. Further, shipping operators could introduce U.S.-flagged vessels into service sailing between Guam and U.S. ports, including ports on the U.S. West Coast or in Hawaii. On these routes to and from Guam no limits would apply as to the origin or destination of the cargo dropped off or picked up. In addition, current or new U.S. citizen shipping operators may order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into Jones Act qualified service on one or more of our trade routes. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In early 2005, Pasha Hawaii Transport Lines, a joint venture between The Pasha Group, a California-based automobile handling and logistics company, and Strong Vessel Operators LLC, a Connecticut-based operator of a U.S.-flagged ship on a trade route between the U.S. East Coast and the Azores, began a Jones Act qualified shipping service between Hawaii and San Diego, utilizing one roll-on/roll-off vessel. Pasha Hawaii has targeted newly manufactured vehicles, including Chrysler and Honda vehicles for shipment from the U.S. West Coast to Hawaii, privately-owned vehicles for shipment between the U.S. West Coast and Hawaii and larger, rolling-stock pieces, including tractors and military vehicles and equipment for shipment between the U.S. West Coast and Hawaii. Pasha Hawaii’s service has had some effect on us through the loss of some shipments of vehicles between the U.S. West Coast and Hawaii. We have also experienced downward rate pressure, resulting in eroding margins, with respect to these types of vehicle shipments.

Delayed delivery or non-delivery of one or more of the five new U.S.-flag container vessels or default under the agreements relating to them may adversely affect our operations and financial condition.

We have entered into a series of agreements with Ship Finance International Limited and certain of its subsidiaries, referred to herein collectively as SFL, with respect to our chartering of five new U.S.-flag container vessels that are currently under construction in the Republic of Korea.

If any of the new vessels are not constructed in accordance with their respective shipbuilding contracts, such vessel(s) could be properly declined under the terms of our agreements with SFL and we would be unable to charter such vessels.

If any of the new vessels are delivered later than contemplated under the shipbuilding contracts either due to construction delays or damage during construction, or if any of the new vessels is damaged during construction such that the vessel is a total loss, the implementation of our plans to phase the new vessels into our operations and to redeploy a number of our existing vessels would be delayed or prevented. If the delivery of any of the new vessels is delayed beyond a certain date, the commitment for the bank financing for SFL’s purchase of the vessels will expire with respect to any such vessel. In the absence of replacement financing, SFL would be unable to complete the purchase of any such vessel.

If, as a result of construction cost overruns or changes to the new vessels requested by us, the purchase price for any of the vessels exceeds the maximum allowable purchase price under our agreements with SFL, it may be necessary for us to agree to cover the excess cost in order for us to charter the vessels.

If SFL were to default on its contractual obligations with the sellers of the new vessels or the financial institutions providing financing for SFL’s purchase of the vessels, including the requirement for its equity portion of the purchase price of each vessel, or if those financial institutions were to default on their contractual obligations to fund the purchases, we would be deprived of the use of such vessels, and the implementation of our plans to phase such vessels into our operations and to redeploy a number of our existing vessels on other routes would be hindered or prevented.

In the event we default under our agreements with SFL, we could be liable to SFL and its lenders for losses resulting from our default. Such losses include reimbursement to SFL of its security deposits of cash in the amount of $11.0 million and letters of credit in the amount of $25.5 million, which could be forfeited to the sellers of the new vessels, interest rate swap breakage fees, and other actual damages arising from such a default. As collateral for our obligation to reimburse SFL in respect of its letters of credit and interest rate swap breakage fees, we have provided SFL with letters of credit in the aggregate amount of $29.3 million, which have been assigned to SFL’s lenders as collateral for its obligations to them. In the event of such a default, our letters of credit would be subject to being drawn, thereby adversely affecting our financial condition and reducing our potential liquidity by $29.3 million, and we could be liable for the above-described additional damages.

Horizon Lines has entered into the bareboat charters for the five new vessels based on their treatment as operating leases in order to comply with certain covenants in the senior credit facility. If the bareboat charters were to be deemed capital leases, such treatment may result in a default under certain covenants in the senior credit facility unless waived by the lenders thereunder.

We may not exercise our purchase options for our chartered vessels.

We intend to exercise our purchase options for up to three of the vessels that we have chartered upon the expiration of their charters in January 2015. We have not determined whether we will exercise our scheduled purchase options for the five newly built U.S.-flag vessels that we have agreed to charter, beginning in the first quarter of 2007. There can be no assurance that, when these options become exercisable, the price at which these vessels may be purchased will be reasonable in light of the fair market value of these vessels at such time or that we will have the funds required to make these purchases. As a result, we may not exercise our options to purchase these vessels. If we do not exercise our options, we may need to renew our existing charters for these vessels or charter replacement vessels. There can be no assurance that our existing charters will be renewed, or, if renewed, that they will be renewed at favorable rates, or, if not renewed, that we will be able to charter replacement vessels at favorable rates.

We may face significant costs as the vessels currently in our fleet age.

We believe that each of the vessels we currently operate has an estimated useful life of approximately 45 years from the year it was built. The average age of the vessels is approximately 30 years. We expect to expend increasing expenses to operate and maintain the vessels in good condition as they age. Eventually, these vessels will need to be replaced. While we have already agreed to charter five newly built U.S.-flag vessels, beginning the first quarter of 2007, we may not be able to replace all of our existing vessels with new vessels based on uncertainties related to financing, timing and shipyard availability.

We may face unexpected substantial drydocking costs for our vessels.

Our vessels are drydocked periodically for repairs and renewals. The cost of repairs and renewals at each drydocking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make on average six drydockings per year over the last five years with a minimal impact on schedule. In addition, our vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable drydocking expenses could significantly decrease our profits.

Loss of our key management personnel could adversely affect our business.

Our future success will depend, in significant part, upon the continued services of Charles G. Raymond, our President and Chief Executive Officer, John W. Handy, our Executive Vice President, John V. Keenan, our Senior Vice President and Chief Transportation Officer and M. Mark Urbania, our Senior Vice President—Finance and Administration and Chief Financial Officer. The loss of the services of any of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. If key employees depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner. We do not expect to maintain key person insurance on any of our executive officers.

We are subject to, and may in the future be subject to, disputes, or legal or other proceedings, that could have a material adverse effect on us.

The nature of our business exposes us to the potential for disputes, or legal or other proceedings, from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors disclosed in this prospectus. In addition, as a common carrier, our tariffs, rates, rules and practices in dealing with our customers are governed by extensive and complex foreign, federal, state and local regulations which are the subject of disputes or administrative and/or judicial proceedings from time to time. These disputes, individually or collectively, could harm our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures by us or result in significant changes to our tariffs, rates, rules and practices in dealing with our customers that could have a material adverse effect on our future revenue and profitability.

We are currently subject to two actions before the Surface Transportation Board, or STB. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, and an order awarding reparations to Guam and its citizens. The second action, brought by DHX, Inc., a freight forwarder, in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of the defendants in the Hawaii trade. DHX is seeking $11.0 million in damages. An adverse decision in either of these actions could also affect the rates that Horizon Lines would be permitted to charge on its routes and could have a material adverse effect on our future revenue and profitability. No assurance can be given that the final decision of the STB with respect to either action will be favorable to us. For additional information concerning the two actions before the STB, see “Business—Legal Proceedings,” beginning on page      of this prospectus.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our growth strategy may include pursuing acquisitions. Any integration process may be complex and time-consuming, may be disruptive to our business and may cause an interruption of, or a distraction of our management’s attention from our business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	a failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could negatively impact our net income and cash flows.

We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of such obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

We may be exposed to potential risks resulting from new requirements that we evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act requires that publicly reporting companies cause their managements to perform annual assessments of the effectiveness of their internal controls over financial reporting and their independent auditors to prepare reports that address such assessments. The issuer and all of its subsidiaries are required to satisfy the requirements of Section 404 for the fiscal year ended December 24, 2006. We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify existing deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our common stock could drop significantly. Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on our operations. The applicability of the Sarbanes-Oxley Act to us could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our boards of directors (and, particularly, our audit committee), or to serve as executive officers.

Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

As of March 26, 2006, on a consolidated basis, we had (i) approximately $532.1 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.9 million), including capital lease obligations, (ii) approximately $246.8 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 3.5:1.0. As of May 17, 2006, we had approximately $36.2 million of outstanding letters of credit, after giving effect to $29.3 million in letters of credit issued as collateral for our reimbursement obligations to SFL.

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the senior credit facility and the indentures governing the 9% senior notes due 2012, referred to herein as the 9% senior notes, and the 11% senior discount notes due 2013, referred to herein as the 11% senior discount notes, contain covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot provide assurance that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions imposed by the senior credit facility and the indentures for the 9% senior notes and the 11% senior discount notes. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

We may incur substantial indebtedness in the future. The terms of the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes permit us to incur or guarantee additional indebtedness under certain circumstances. As of March 26, 2006, Horizon Lines Holding and Horizon Lines had approximately $43.1 million of additional borrowing availability under the revolving credit facility, subject to compliance with the financial and other covenants and the other terms set forth therein. As of May 17, 2006, Horizon Lines Holding and Horizon Lines had approximately $13.8 million of additional borrowing availability under the revolving credit facility, after giving effect to $29.3 million in letters of credit issued as collateral for our reimbursement obligations to SFL. Our incurrence of additional indebtedness would intensify the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness.

Financial and other covenants under our current and future indebtedness could significantly impair our ability to operate our business.

The senior credit facility contains covenants that, among other things, restrict the ability of Horizon Lines Holding and its subsidiaries to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and lease-back transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by them; and

•	engage in transactions with affiliates.

In addition, under the senior credit facility, Horizon Lines Holding and its subsidiaries are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements. Their ability to comply with these covenants will depend on their ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond their control, and will be substantially dependent on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to various financial and business factors, including those discussed in the other risk factors disclosed in this prospectus, some of which may be beyond our control.

Under the senior credit facility, Horizon Lines and Horizon Lines Holding are required, subject to certain exceptions, to make mandatory prepayments of amounts under the senior credit facility with all or a portion of the net proceeds of certain asset sales and events of loss, certain debt issuances, certain equity issuances and a portion of their excess cash flow. Our circumstances at the time of any such prepayment, particularly our liquidity and ability to access funds, cannot be anticipated at this time. Any such prepayment could, therefore, have a material adverse effect on us. Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, then applied to reduce the loans under the revolving credit facility with corresponding reductions in revolving credit facility commitments.

The indentures that govern the 9% senior notes and the 11% senior discount notes also contain restrictive covenants that, among other things, limit the ability of Horizon Lines Holding and its subsidiaries, in the case of the 9% senior notes, and H-Lines Finance Holding, in the case of the 11% senior discount notes, to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

The senior credit facility and the indentures that govern the 9% senior notes and the 11% senior discount notes contain cross-default provisions that may result in nearly all of our indebtedness coming due simultaneously.

The breach of any of the covenants or restrictions contained in the senior credit facility could result in a default under the indenture governing the 9% senior notes that would permit the noteholders thereunder to declare all amounts outstanding under such indenture to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under the senior credit facility as well. Similarly, the breach of any of the covenants or restrictions contained in the indenture governing the 9% senior notes would permit the lenders under the senior credit facility to declare all amounts outstanding under such facility to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under such indenture. In the event of a breach of any of the covenants or restrictions contained in the senior credit facility or the indenture governing the 9% senior notes, the noteholders under the indenture governing the 11% senior discount notes would be permitted to declare all amounts outstanding under such indenture to be due and payable. If the indebtedness under the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes were all to be accelerated, the aggregate amount of indebtedness immediately due and payable as of March 26, 2006 would have been approximately $527.1 million. We do not have sufficient liquidity to repay this amount if all of such indebtedness were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance all of such indebtedness.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

The required payments on our substantial indebtedness and future indebtedness, as well as the restrictive covenants contained in the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes, could significantly impair our operating and financial condition. For example, these required payments and restrictive covenants could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

We may incur substantial indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The senior credit facility exposes us to the variability of interest rates.

Horizon Lines Holding and Horizon Lines have outstanding a $246.3 million term loan, which bears interest at variable rates. Horizon Lines Holding and Horizon Lines also have a revolving credit facility which provides for borrowings of up to $50.0 million, which bears variable interest rates. The interest rates applicable to the senior credit facility vary with the prevailing corporate base rate offered by the administrative agent under the senior credit facility or with LIBOR. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. Each quarter point change in interest rates would result in a $0.6 million change in annual interest expense on the term loan. Accordingly, a significant rise in interest rates would adversely affect our financial results.

Risks Related to this Offering

Our stock price may be volatile, and you could lose all or part of your investment.

The following factors could cause the price of our common stock in the public market to fluctuate significantly:

•	variations in our quarterly operating results;

•	changes in market valuations of companies in our industry;

•	fluctuations in stock market prices and volumes;

•	issuance of common stock or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of new business or trade routes, acquisitions or joint ventures; and

•	the other factors discussed elsewhere in this prospectus.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price an investor pays for our common stock on this offering. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and company resources and could have a material effect on our business, financial condition and operating results.

Our controlling stockholder may take actions that compete with your interests.

The Castle Harlan Group owns (without giving effect to this offering) approximately 37% of our common stock. John K. Castle, who controls a majority of the shares of our common stock held by The Castle Harlan Group, is the voting trustee, pursuant to the voting trust agreement, covering the shares of our common stock held by our pre-IPO stockholders (other than the funds and accounts that are members of The Castle Harlan Group), representing approximately 21% of our common stock. As a result, Mr. Castle has, without giving effect to this offering, approximately 57% of the total voting power of the outstanding shares of our common stock on all matters submitted to a vote of our stockholders, including the election of directors.

So long as either The Castle Harlan Group continues to own a significant portion of the outstanding shares of our common stock, or our pre-IPO stockholders continue to own a significant portion of the outstanding shares of our common stock and the voting trust remains in effect, The Castle Harlan Group, or Mr. Castle, as the case may be, effectively has the power to elect our directors, subject to compliance with applicable New York Stock Exchange requirements, and control our decisions, policies, management and affairs, and corporate actions requiring stockholder approval, including the approval of transactions involving a change in control. The interests of The Castle Harlan Group, or Mr. Castle, may not coincide with the interests of our other stockholders. In particular, The Castle Harlan Group is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Castle Harlan Group may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Our certificate of incorporation and bylaws contain provisions that:

•	permit us to issue, without any further vote or action by our stockholders, up to 25 million shares of preferred stock, excluding the Series A preferred stock (shares of which series are no longer issuable), in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements, subject to a limited exception for certain members of The Castle Harlan Group described below, for nominations for election to our board of directors and for stockholder proposals;

•	limit to the incumbent members of our board, subject to a limited exception related to our ownership by certain members of The Castle Harlan Group described below, the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board);

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock; and

•	require the consent of 66 2/3% of the total voting power of all outstanding shares of stock to modify certain provisions of our certificate of incorporation.

The advance notice requirements referred to above do not apply to John K. Castle, Castle Harlan Partners IV, L.P. or their respective affiliates, collectively referred to in this prospectus as the “Castle Harlan Affiliates,” for so long as such persons are the beneficial owners in the aggregate of at least 25% of the outstanding shares of our common stock. In addition, our common stockholders (and not the incumbent members of our board) have the right to elect a new director to fill any newly created directorship on our board that results from an increase in the number of directors (or any vacancy occurring on our board) for so long as the Castle Harlan Affiliates are the beneficial owners in the aggregate of least 25% of the outstanding shares of our common stock.

The provisions listed above may discourage, delay or prevent a merger or acquisition at a premium price.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Further, certain of our future incentive plans may provide for vesting of shares of common stock and/or payments to be made to our employees in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price.

There are 33,614,170 shares of our common stock outstanding, of which 19,296,970 shares are held by our pre-IPO stockholders without giving effect to this offering. All of the shares sold in this offering will be, and all of the shares sold in our Initial Public Offering were, freely tradable without restrictions or further registration under the Securities Act of 1933 as amended, except for shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act. 19,376,970 shares are “restricted securities” as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act subject to an applicable holding period, volume limitations, manner of sale and notice requirements set forth in the applicable rules of the Securities and Exchange Commission. Subject to the provisions of Rules

144, 144(k) and 701, assuming the consummation of this offering and, in some cases, subject to volume limitations,             ,              and              shares of our common stock will become available for sale in the market under Rule 144 and 144(k) within 90 days, 180 days and one year, respectively, after the date of this prospectus. In addition, the remaining 13,546,970 shares will, if these securities may not be sold pursuant to Rule 144 and 144(k), be subject to registration rights held by the pre-IPO stockholders under a registration rights agreement. These registration rights may, depending on the circumstances, enable these pre-IPO stockholders to sell these restricted securities under a registration statement filed under the Securities Act. For further information, see “Shares Eligible for Future Sale—Certain Additional Contractual Restrictions on Sales of Restricted Securities,” beginning on page        of this prospectus.

The issuer and our directors, officers, and certain of our existing stockholders holding in the aggregate 19,169,170 shares of our common stock, have entered into “lock-up agreements” with the underwriters whereby the issuer, these individuals and these stockholders have agreed to a “lock-up” period, meaning that such parties may not, subject to certain exceptions, issue (in the case of the issuer) or sell any of their shares of our common stock without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. approximately 75 days after the date of this prospectus. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., may, in their sole discretion, at any time or from time to time and without notice, to waive the terms and conditions of these lock-up agreements. For further information, see “Underwriting,” beginning on page      of this prospectus.

Further, upon the consummation of this offering, all of our pre-IPO stockholders will continue to be subject to certain contractual restrictions, including rights of first offer and co-sale, set forth in a stockholders agreement. Under this agreement, transfers of shares under certain circumstances may be exempted from these contractual restrictions. Upon the consummation of this offering, assuming no exempted transfers, share repurchases or redemptions, or share issuances, 13,546,970 outstanding shares of our common stock will be subject to the provisions of the stockholders agreement. The stockholders agreement (except for the registration rights and indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of the members of The Castle Harlan Group to maintain ownership of at least 10% of the outstanding shares of our common stock and (ii) the second anniversary of the consummation of the Initial Public Offering. For further information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement” on page      of this prospectus.

In addition, upon the consummation of this offering, all of our pre-IPO stockholders (other than the funds and accounts that are members of The Castle Harlan Group) will continue to be subject to a voting trust in favor of Mr. Castle under a voting trust agreement. The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Upon the consummation of this offering, assuming no exempted transfers, share repurchases or redemptions, or share issuances, 6,011,950 outstanding shares of our common stock will be subject to the provisions of the voting trust agreement. For further information, see “Certain Relationships and Related Party Transactions—Voting Trust Agreement” beginning on page      of this prospectus.

The market price for shares of our common stock may drop significantly when the restrictions on resale by our pre-IPO stockholders lapse under Rule 144 and lapse or are waived under the lock-up agreements, the stockholders agreement and the voting trust agreement, or in advance of (or in anticipation of) such lapse (or waiver). A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our certificate of incorporation limits the ownership of common stock by individuals and entities that are not U.S. citizens. This may affect the liquidity of our common stock and may result in non-U.S. citizens being required to disgorge profits, sell their shares at a loss or relinquish their voting, dividend and distribution rights.

Under applicable U.S. maritime laws, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens within the meaning of such laws. Certain provisions of our certificate of incorporation are intended to facilitate compliance with this requirement and may have an adverse effect on holders of shares of the common stock issued and sold pursuant to this offering.

Under the provisions of our certificate of incorporation, any transfer, or attempted transfer, of any shares of our capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 19.9% of the outstanding shares of such class or series. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation provides that nothing therein, such as the foregoing restrictions regarding transfers, precludes the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation service so long as our stock is listed on the New York Stock Exchange. Therefore, to the extent such restrictions voiding transfers are effective, the liquidity or market value of the shares of common stock issued and sold pursuant to this offering may be adversely impacted.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by us and unaffiliated with us or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from us and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.

These trust transfer provisions also apply to situations where ownership of a class or series of our capital stock by non-U.S. citizens in excess of 19.9% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, our certificate of incorporation provides that if the issuance of shares of common stock in this offering would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of common stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to us at a price per share equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.

As a result of the above trust transfer provisions, a proposed transferee (including a proposed transferee of shares in this offering) that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate of incorporation provides that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 19.9% for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our certificate of incorporation), including shares issued by us in this offering, by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us. As a result of these provisions, a stockholder who is a non-U.S. citizen may be required to sell its shares of common stock at an undesirable time or price and may not receive any return on its investment in such shares. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened.

So that we may ensure our compliance with the applicable maritime laws, our certificate of incorporation permits us to require that any record or beneficial owner of any shares of our capital stock provide us from time to time with certain documentation concerning such owner’s citizenship and comply with certain requirements. These provisions include a requirement that every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us with specified citizenship documentation. In the event that a person does not submit such requested or required documentation to us, our certificate of incorporation provides us with certain remedies, including the suspension of the voting rights of such person’s shares of our capital stock and the payment of dividends and distributions with respect to those shares into an escrow account. As a result of non-compliance with these provisions, a record or beneficial owner of the shares of our common stock may lose significant rights associated with those shares.

In addition to the risks described above, the foregoing foreign ownership restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

If non-U.S. citizens own more than 19.9% of our stock, we may not have the funds or the ability to redeem any excess shares and we could be forced to suspend our Jones Act operations.

Our certificate of incorporation contains provisions voiding transfers of shares of any class or series of our capital stock that would result in non-U.S. citizens, in the aggregate, owning in excess of 19.9% of the shares of such class or series. In the event that this transfer restriction would be ineffective, our certificate of incorporation provides for the automatic transfer of such excess shares to a trust specified therein. These trust provisions also apply to excess shares that would result from a change in the status of a record or beneficial owner of shares of our capital stock from a U.S. citizen to a non-U.S. citizen and to excess shares that would result from the issuance of shares of common stock in this offering. In the event that these trust transfer provisions would also be ineffective, our certificate of incorporation permits us to redeem such excess shares. However, we may not be able to redeem such excess shares because our operations may not have generated sufficient excess cash flow to fund such a redemption. If such a situation occurs, there is no guarantee that we will be able to obtain the funds necessary to effect such a redemption on terms satisfactory to us or at all. The terms of the senior credit facility under which two of our wholly-owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, permit upstream payments from such subsidiaries, subject to exceptions, to us to fund redemptions of excess shares. However, the terms of the indentures of our subsidiaries governing the 9% senior notes and the 11% senior discount notes contain limitations on upstream payments which provide no specific exceptions to fund such redemptions of excess shares and any future indebtedness of our subsidiaries may contain similar limitations.

If, for any of the foregoing reasons or otherwise, we are unable to effect such a redemption when such ownership of shares by non-U.S. citizens is in excess of 25.0% of such class or series, or otherwise prevent non-U.S. citizens in the aggregate from owning shares in excess of 25.0% of any such class or series, or fail to exercise our redemption right because we are unaware that such ownership exceeds such percentage, we will likely be unable to comply with applicable maritime laws. If all of the citizenship-related safeguards in our certificate of incorporation fail at a time when ownership of shares of any class or series of our stock is in excess of 25.0% of such class or series, we will likely be required to suspend our Jones Act operations. Any such actions by governmental authorities would have a severely detrimental impact on our results of operations.

We may terminate our dividend payment policy.

We have adopted a dividend policy that reflects our intention to distribute a portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular dividends to our stockholders. There can be no assurance, however, as to the amount and frequency of any such dividend or that a dividend will be paid at all or whether our dividend policy will be maintained. We have only a limited history of paying cash dividends on our common stock and we currently intend to retain a substantial portion of our future earnings, if any, to make payments of principal and interest on our substantial indebtedness and to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock may be your sole source of potential gain for the foreseeable future.

We may not have the necessary funds to pay dividends on our common stock.

We will require continuing, significant cash flow in order for us to make payments of regular dividends to our stockholders in accordance with our dividend policy. However, we have no operations of our own and have derived, and will continue to derive, all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us. They may not have sufficient funds or assets to permit payments to us in amounts sufficient to fund our anticipated dividend payments. Also, our subsidiaries are subject to contractual restrictions (including with their secured and unsecured creditors) that may limit their ability to upstream cash indirectly or directly to us. The senior credit facility under which two of our wholly-owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, currently prohibits upstream payments to our direct wholly owned subsidiary H-Lines Finance, the direct parent of Horizon Lines Holding, if an event of default has occurred and is continuing, or would occur as a result of such upstream payments or if certain other conditions are not satisfied. In addition, the indenture governing the 9% senior notes co-issued by Horizon Lines Holding and Horizon Lines, and guaranteed by their respective subsidiaries, generally prohibits the upstreaming of funds by these co-issuers or their subsidiaries to H-Lines Finance, unless certain financial and other covenants specified therein are complied with after giving effect to such payment. The indenture governing the 11% senior discount notes issued by H-Lines Finance contains similar restrictions on the ability of H-Lines Finance to upstream to us any cash that it may receive or generate. Thus, there is a significant risk that we may not have the requisite funds to make the regular dividend payments contemplated by our the dividend policy.

Rising interest rates may adversely affect the market price of our common stock.

Because we have a dividend policy providing for the payment of regular dividends to our stockholders, interest rates may affect, at times significantly, the market price of our common stock. In general, as interest rates increase, the market price of our common stock could decline. Interest rates remain at moderate levels and, therefore, the value of our common stock may decline if interest rates rise in the future.

Our dividend policy may limit our ability to pursue growth opportunities.

Our dividend policy providing for the payment of regular dividends to our stockholders from our cash flow from our operations may significantly constrain our ability to finance any material expansion of our business or to fund our operations more than if we had retained such cash flow from our operations. In addition, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. Such financing may not be available to us at an acceptable cost, or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our significant stockholder; and legal or other proceedings to which we are or may become subject.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

See the section entitled “Risk Factors,” beginning on page 14 of this prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

TRADEMARKS AND SERVICE MARKS

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Horizon Lines®.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus, including information relating to our relative position in the shipping and logistics industry are approximations based on the good faith estimates of our management, which are generally based on internal surveys and sources, and other publicly available information, including local port information. In addition, information relating to the Puerto Rico market is based on the good faith estimates of our management using data provided by Commonwealth Business Media, Inc., an independent service unaffiliated with any industry participants. Unless otherwise noted, financial data and industry and market data presented herein are for a period ending in 2006.

USE OF PROCEEDS

All of the shares offered hereby are being offered by the selling stockholders. We will not receive any proceeds from this offering.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “HRZ.” The following table sets forth the high and low sales price of our common stock on the New York Stock Exchange for the periods presented. Our common stock began trading on the New York Stock Exchange on September 27, 2005.

Period	High	Low
2005
Fourth Quarter	$12.99	$10.00
2006
First Quarter	$13.32	$12.09
Second Quarter through May 17, 2006	$15.34	$12.35

As of April 7, 2006, there were approximately 1,464 record holders of our common stock. On May 17, 2006, the last reported sales price of our common stock on the New York Stock Exchange was $14.75.

DIVIDEND POLICY

In connection with the consummation of the Initial Public Offering, our board of directors adopted a dividend policy that reflects our intention to distribute, subject to legally available funds, a portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular dividends to our stockholders. The aggregate annual amount of cash dividends on outstanding shares of common stock pursuant to this policy is $15.0 million (which is currently equal to $0.11 per share assuming quarterly cash dividends of equal amount based on the number of issued and outstanding shares of our common stock as of the date of this prospectus). As a result, we have a limited history of the payment of cash dividends. Since the consummation of the Initial Public Offering, we have paid quarterly cash dividends, totaling $7.4 million, to the holders of issued and outstanding shares of our common stock at the rate of $0.11 per share on each quarterly payment date.

The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings, capital requirements, regulatory restrictions and to the discretion of our board of directors. Our board may take into account such matters as general business conditions, our financial results, our capital requirements, our debt service requirements, our contractual restrictions (including those imposed by our creditors), and our legal and regulatory restrictions on the payment of dividends by us to our stockholders, or by our subsidiaries to us, and such other factors as our board may deem relevant.

For a discussion of some of the risks and uncertainties associated with our adoption and maintenance of a dividend policy providing for the payment of regular dividend payments to our stockholders, and the risks and uncertainties associated with reliance thereon, see “Risk Factors—Risks Related to this Offering—We may terminate our dividend payment policy”, on page      of this prospectus, “—We may not have the necessary funds to pay dividends on our common stock,” on page     , “—Rising interest rates may adversely affect the market price of our common stock,” on page     , and “—Our dividend policy may limit our ability to pursue growth opportunities,” on page     .

CAPITALIZATION

The following table sets forth the capitalization, as of March 26, 2006, on a consolidated basis.

You should read this table together with the information in this prospectus under the captions “Use of Proceeds,” “Selected Consolidated and Combined Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and together with our consolidated and combined financial statements and related notes included elsewhere in this prospectus.

As of March 26, 2006
($ in thousands)
Cash and cash equivalents	$32,665

Debt:
Term loan facility	$246,250
Revolving credit facility(1)	—
9% senior notes	197,014
11% senior discount notes	83,874
Notes from owner trustees	4,513
Capital lease obligation	465

Total debt	532,116

Stockholders’ equity:
Common stock, $.01 par value: actual: 50,000,000 shares authorized, 33,614,170 shares issued and outstanding	336
Additional paid in capital	179,531
Accumulated other comprehensive income	35
Retained deficit	(29,564)

Total stockholders’ equity	150,338

Total capitalization	$715,119

(1)	Horizon Lines Holding and its subsidiaries are parties to a $50.0 million revolving credit facility. At March 26, 2006, letters of credit with an aggregate face amount of $6.9 million were outstanding. As of May 17, 2006, letters of credit with an aggregate face amount of $36.2 million were outstanding, after giving effect to the letters of credit issued as collateral for our reimbursement obligations to SFL.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements and those of our predecessors. The unaudited pro forma condensed consolidated statement of operations for the year ended December 25, 2005 gives effect to the Initial Public Offering-Related Transactions as if they had occurred as of December 27, 2004. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if the Initial Public Offering-Related Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date. For an explanation of the Initial Public Offering-Related Transactions, see “Historical Transactions” beginning on page      of this prospectus.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and primary assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis.

The issuer was formed in connection with the Acquisition-Related Transactions and has no independent operations. Consequently, financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. Financial data for the period (or any portion thereof) from July 7, 2004 through March 26, 2006 reflect the issuer on a consolidated basis. All unaudited pro forma condensed financial data for each other period (or portion thereof) reflects Horizon Lines Holding on a combined and consolidated basis with the entities reflected in the combined and consolidated financial data from which such unaudited pro forma condensed financial data was derived.

You should read our unaudited pro forma condensed consolidated financial statements and the related notes hereto in conjunction with our historical consolidated and combined financial statements and the related notes thereto and on page      of this prospectus other information contained in “Selected Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page      of this prospectus.

Certain prior period balances have been reclassified to conform with the current period presentations.

Horizon Lines, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 25, 2005

($ in thousands, except share and per share amounts)

	Historical	Initial Public Offering- Related Transactions Adjustments		Pro Forma Consolidated
Operating revenue	$1,096,156	$—		$1,096,156
Operating expense	867,307	—		867,307
Depreciation and amortization	51,141	—		51,141
Amortization of vessel drydocking	15,766	—		15,766
Selling, general and administrative	114,639	(30,394	)(1)	84,245
Miscellaneous expense, net	649	—		649

Total operating expense	1,049,502	(30,394)		1,019,108
Operating income	46,654	30,394		77,048
Interest expense, net	51,357	(8,780	)(2)	42,577
Loss on early extinguishment of debt	13,154	—		13,154
Other expense, net	26	—		26

Income (loss) before income taxes	(17,883)	39,174		21,291
Income tax expense	438	8,086	(3)	8,524

Net income (loss)	(18,321)	31,088		12,767
Less: accretion of preferred stock	5,073	(5,073	)(4)	—

Net income (loss) available to common stockholders	$(23,394)	$36,161		$12,767

Net income (loss) per common share:
Basic	$(1.05)			$0.38
Diluted	$(1.05)			$0.38
Number of common shares:
Basic	22,376,797			33,544,170	(5)
Diluted	23,381,756			33,570,364	(5)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Year Ended December 25, 2005

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 25, 2005

($ in thousands)

Initial Public Offering-Related Transactions Adjustments:

(1)	Adjustments reflect the following:

Elimination of management fees	$9,698
Elimination of non-employee directors, stock compensation and executive restricted stock compensation	18,953
Elimination of other transaction-related expenses	1,743

$30,394

(2)	Reflects the change in interest expense as a result of early payments of $53.0 million on the outstanding 9% senior notes and $43.2 million on the outstanding 11% senior discount notes. This adjustment also represents a change in interest expense attributable to a 0.25% reduction in the margin applicable to outstanding amounts under the senior secured term loan facility. These changes in interest expense are detailed below:

Reduction of interest expense on early payment of 9% senior notes	$4,172
Reduction of interest expense on early payment of 11% senior discount notes	3,793
Reduction of amortization of deferred finance costs	350
Reduction of term loan interest expense from reduction of interest rate by 0.25%	465

Total pro forma adjustment to interest expense	$8,780

(3)	Reflects income tax expense based upon an effective tax rate of 20.6% on a pretax income, calculated as follows:

Pro forma income before income taxes	$39,174
Effective tax rate	20.6%

Pro forma income tax expense	$8,086

(4)	Represents the elimination of the accretion of the Series A preferred stock. As part of the Initial Public Offering-Related Transactions, $62.2 million of the proceeds of the Initial Public Offering were utilized to redeem our outstanding shares of Series A preferred stock.

(5)	The following table provides a reconciliation between the number of common shares on a basic and diluted basis to give effect to the consummation of the Initial Public Offering—Related Transactions, as if, in each case, such transactions occurred as of December 27, 2004:

For the year ended December 25, 2005
Reconciliation of number of common shares:
Basic-actual	22,376,797
Adjustments:
Issuance of non-employee directors stock compensation and executive restricted stock compensation (a)	104,476
Issuance of shares in conjunction with common stock offering as if issued on December 27, 2004 (b)	9,557,760
Issuance of shares in conjunction with exercise of underwriter’s option as if issued on December 27, 2004 (c)	1,505,137

Basic-pro forma	33,544,170
Assumed exercise of employee stock options (d)	26,194

Diluted-pro forma	33,570,364

(a)	Represents incremental impact as if 1,854,671 restricted shares had been issued on December 27, 2004.

(b)	Represents incremental impact as if 12,500,000 common shares had been issued on December 27, 2004.

(c)	Represents incremental impact as if 1,875,000 common shares had been issued on December 27, 2004.

(d)	On September 27, 2005, the company granted nonqualified stock options under its equity incentive plan to members of management to purchase up to 705,100 shares in the aggregate of the company’s common stock at a price per share equal to the Initial Public Offering price per share.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected consolidated and combined financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page      of the prospectus, and our combined and consolidated financial statements and the related notes appearing elsewhere in this prospectus. The combined and consolidated statement of operations data for the periods from December 23, 2002 through February 26, 2003 and from February 27, 2003 through December 21, 2003 and the periods from December 22, 2003 through July 6, 2004 and from July 7, 2004 through December 26, 2004 and the consolidated balance sheet data as of December 25, 2005, December 26, 2004 are derived from our audited combined and consolidated financial statements appearing elsewhere in this prospectus. The combined statements of operations data for the years ended December 22, 2002 and December 23, 2001 and the combined balance sheet data as of December 23, 2001, and December 22, 2002 and December 21, 2003 are derived from our audited consolidated financial statements not appearing in this prospectus. The consolidated statement of operations data for the quarters ended March 26, 2006 and March 27, 2005 and the consolidated balance sheet data as of March 26, 2006 presented below have been derived from the unaudited financial statements contained in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below has been combined to present more meaningful information on a comparative period basis. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—History and Transactions” on page      of this prospectus for a description of the transactions during the periods presented below that may impact period to period comparability of the data presented.

The company was formed in connection with the Acquisition-Related Transactions and has no independent operations. All financial data for the period (or any portion thereof) from December 27, 1999 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly owned entities of CSX Corporation. All financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. All financial data for the period (or any portion thereof) from July 7, 2004 through March 26, 2006 reflect the issuer on a consolidated basis.

Certain prior period balances have been reclassified to conform with the current period presentation.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	Predecessor B			Predecessor A
	Years Ended December,		Period from December 23, 2002 through February 26, 2003	Period from February 27, 2003 through December 21, 2003	Twelve Months Ended December 21, 2003	Period from December 22, 2003 through July 6, 2004	Period from July 7, 2004 through December 26, 2004	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	2001	2002
	($ in thousands, except share and per share amounts)						($ in thousands, except share and per share amounts)
Statement of Operations Data:
Operating revenue	$714,653	$804,424	$138,411	$747,567	$885,978	$498,430	$481,898	$980,328	$1,096,156	$257,562	$274,934
Operating expense	597,770	658,053	121,862	596,369	718,231	402,875	377,468	780,343	867,307	206,203	219,924
Depreciation and amortization	23,502	17,977	3,053	26,901	29,954	20,937	24,633	45,570	51,141	12,893	12,503
Amortization of vessel drydocking	10,181	14,988	3,221	13,122	16,343	8,743	7,118	15,861	15,766	3,798	3,414
Selling, general and administrative	62,183	75,174	11,861	68,203	80,064	43,323	41,482	84,805	114,639	29,513	22,922
Miscellaneous expense (income), net(1)	(11,184)	824	935	2,238	3,173	1,891	269	2,160	649	1,314	299

Total operating expenses	682,452	767,016	140,932	706,833	847,765	477,769	450,970	928,739	1,049,502	253,721	259,062

Operating income (loss)	32,201	37,408	(2,521)	40,734	38,213	20,661	30,928	51,589	46,654	3,841	15,872
Interest expense, net(2)	3,774	1,908	421	8,519	8,940	5,111	21,770	26,881	51,357	12,852	11,720
Interest expense—preferred units of subsidiary	—	—	—	4,477	4,477	2,686	—	2,686	—	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	13,154	—	—
Other expense, net	183	42	68	—	68	7	15	22	26	3	15

Income (loss) before income taxes	28,244	35,458	(3,010)	27,738	24,728	12,857	9,143	22,000	(17,883)	(9,014)	4,137
Income tax expense (benefit)	9,816	13,707	(961)	10,576	9,615	4,896	3,543	8,439	438	(841)	1,771

Net income (loss)	18,428	21,751	(2,049)	17,162	15,113	7,961	5,600	13,561	(18,321)	(8,173)	2,366
Less: accretion of preferred stock	—	—	—	—	—	—	6,756	6,756	5,073	1,561	—

Net income (loss) available to common stockholders	$18,428	$21,751	$(2,049)	$17,162	$15,113	$7,961	$(1,156)	$6,805	$(23,394)	$(9,734)	$2,366

Net income (loss) per common share:
Basic	*	*	*	$21.45	*	$9.95	$(0.07)	*	$(1.05)	$(0.52)	$0.07
Diluted	*	*	*	$19.57	*	$8.94	$(0.07)	*	$(1.05)	$(0.52)	$0.07
Number of common shares used in calculation:
Basic	*	*	*	800,000	*	800,000	15,585,322	*	22,376,797	18,790,879	33,544,170
Diluted	*	*	*	876,805	*	890,138	15,585,322	*	22,381,756	18,790,879	33,596,230

*	For periods ended February 26, 2003 and prior, owners’ equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated. The twelve months ended December 21, 2003 and December 26, 2004 are derived by combining data from different entities and thus no net income per share has been calculated.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	December 23, 2001	December 22, 2002	December 21, 2003	December 26, 2004	December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,087	$40,342	$41,811	$56,766	$41,450	$43,832	$32,665
Working capital (deficit)	(51,757)	25,301	46,192	67,252	67,111	73,191	76,666
Total assets	505,716	321,129	492,554	937,792	927,319	936,033	929,279
Long-term debt, including capital lease obligations, net of current portion	132,128	—	165,417	610,201	527,905	612,605	529,443
Total debt, including capital lease obligations(2)	153,330	—	165,570	612,862	530,575	615,267	532,116
Series A redeemable preferred stock(3)	—	—	—	56,708	—	58,188	—
Stockholders’ equity	70,154	113,985	96,860	25,608	151,760	22,881	150,338

	Years Ended December		Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	2001	2002
	($ in thousands)
Other Financial Data:
EBITDA(4)	$65,701	$70,331	$84,442	$112,998	$100,381	$20,529	$31,774
Capital expenditures(5)	10,637	19,298	35,150	32,889	41,234	1,188	2,718
Vessel drydocking payments	13,900	15,905	16,536	12,273	16,038	5,101	4,235
Cash flows provided by (used in):
Operating activities	66,426	(1,840)	44,048	69,869	70,881	(11,890)	(1,673)
Investing activities(6)	(5,364)	(4,905)	(350,666)	(694,563)	(38,817)	(939)	(1,778)
Financing activities(3)(6)	(13,977)	—	305,687	657,805	(47,380)	(105)	(5,334)
Ratio of earnings to fixed charges(7)	1.65x	2.05x	1.65x	1.35x	—	—	1.23x

(1)	Miscellaneous expense (income), net generally consists of bad debt expense, accounts payable discounts taken, gain or loss on the sale of assets, and various other miscellaneous income and expense items. During 2001 we recorded bad debt expense of $(0.1) million in addition to $(11.1) million related to accounts payable discounts and accounting reserve adjustments. These accounting reserve adjustments were unusual in nature and primarily a result of changes in estimates.
(2)

During 2001 and 2002 we incurred interest charges totaling $13.9 million and $7.1 million, respectively, on outstanding debt that had been borrowed in prior years to fund vessel construction costs of our Alaska D-7 vessels and equipment purchases. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments, as well as other investments, totaled $10.2 million and $5.2 million during fiscal years ended 2001 and 2002, respectively. During the year ended December 22, 2002, substantially all of the $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations of the combined company CSX Lines LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc. and the Domestic Liner Business of SL Service, Inc. were either repaid or assumed by CSX Corporation, resulting in no total debt outstanding as of December 22, 2002. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page      of this prospectus. Debt outstanding as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions. The period from February 27, 2003 through December 21, 2003 and the period from December 22, 2003 through July 6, 2004 include interest expense-preferred units of subsidiary of $4.5 million and $2.7 million, respectively. On July 7, 2004, as part of the Acquisition-Related Transactions, $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the senior secured term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

accrue thereon. On December 10, 2004, 11% senior discount notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. During the fourth quarter of 2005, utilizing proceeds from the Initial Public Offering, the company repurchased $53.0 million of the 9% senior notes and $43.2 million of accreted value of the 11% senior discount notes, respectively. As of March 26, 2006, $197.0 million principal amount of 9% senior notes, $246.3 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $83.9 million, $4.5 million of notes issued by owner trustees, and capital lease obligations with a carrying value of $0.5 million were outstanding.

(3)	In connection with the financing of the Acquisition-Related Transactions, we issued and sold 8,391,180 shares of our Series A preferred stock in July 2004. No dividends accrued on these shares. We recorded these shares on our books and records at their fair value in accordance with FAS No. 141 “Business Combinations.” As these shares had no dividend rate, we determined that a 10% discount rate was appropriate. The issuer classified the value of these shares outside the equity section of the balance sheet. During October 2004, an additional 1,898,730 Series A preferred shares were issued and sold. During December 2004, 5,315,912 Series A preferred shares were redeemed for $53.2 million. During January 2005, we repurchased 53,520 Series A preferred shares with an aggregate stated value of $0.5 million. Also, during January 2005, we sold 45,416 Series A preferred shares and 130,051 common shares for $0.5 million. In connection with the Initial Public Offering, the issuer redeemed all shares of its non-voting $.01 par value Series A preferred stock for $62.2 million. During 2005, the company recorded $5.1 million of accretion of its Series A preferred stock.
(4)	EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We believe that GAAP-based financial information for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. The following demonstrates and forms the basis for such belief: (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding and its subsidiaries to maintain certain interest expense coverage and leverage ratios, which contain EBITDA as a component, and restrict upstream cash payments if certain ratios are not met, subject to certain exclusions, and our management team uses EBITDA to monitor compliance with such covenants, (iii) EBITDA is a component of the measure used by our management team to make day-to-day operating decisions, (iv) EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA as a component. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Years Ended December,		Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	2001	2002
	($ in thousands)
Net income (loss)	$18,428	$21,751	$15,113	$13,561	$(18,321)	$(8,173)	$2,366
Interest expense, net	3,774	1,908	13,417	29,567	51,357	12,852	11,720
Income tax expense (benefit)	9,816	13,707	9,615	8,439	438	(841)	1,771
Depreciation and amortization	33,683	32,965	46,297	61,431	66,907	16,691	15,917

EBITDA	$65,701	$70,331	$84,442	$112,998	$100,381	$20,529	$31,774

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

The EBITDA amounts presented above contain certain charges that are not anticipated to recur regularly in the ordinary course of business following the consummation of this offering, as described in the following table:

	Year Ended December,		Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	2001	2002
	($ in thousands)
Merger related expenses(a)	$—	$—	$4,287	$2,934	$457	$—	$—
Management fees(b)	—	—	250	2,204	9,698	750	—
Equipment lease—Maersk(c)	(6,400)	—	—	—	—	—	—
Compensation charges(d)	—	—	—	—	18,953	6,411	—
Initial Public Offering related expenses	—	—	—	—	1,743	—	—
Loss on extinguishment of debt	—	—	—	—	13,154	—	—

(a)	As a result of the February 27, 2003 purchase transaction, we incurred $1.7 million of severance costs related to the departure of three of our executives, $0.8 million of expenses related to the renaming and rebranding of vessels and equipment with the Horizon Lines name, and $1.8 million in professional fees. Professional fees include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, establishment of various employee benefit plans, and costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California. We incurred $2.9 million in expenses related to the Acquisition-Related Transactions on July 7, 2004.
(b)	The adjustment represents management fees paid to Castle Harlan and to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the Acquisition-Related Transactions. Upon the completion of the Acquisition-Related Transactions, the company, Horizon Lines and Horizon Lines Holding entered into a new management agreement with Castle Harlan. On September 7, 2005, as a result of an amendment of such agreement and a related payment to Castle Harlan of $7.5 million under such amended agreement, the provisions of such agreement were terminated, except as to expense reimbursement and indemnification and related obligations of the company, Horizon Lines and Horizon Lines Holding. See “Certain Relationships and Related Party Transactions—Management Agreement” beginning on page of this prospectus.
(c)	The adjustment represents equipment lease income on container equipment leased to Maersk. This equipment was transferred to CSX Corporation in 2002 resulting in the elimination of this lease income after 2001.
(d)	The adjustment represents non-cash stock-based compensation charges which we incurred during the year ended December 25, 2005 related to the issuance and sale of common stock, including restricted common stock, to non-employee directors and to members of management. All of these shares vested in full upon the consummation of the Initial Public Offering.
(5)	Includes the acquisition of the rights and beneficial interests of the sole owner-participant in two separate trusts, the assets of which consist of two vessels, for $25.2 million during the year ended December 25, 2005. Includes vessel purchases of $5.5 million, $21.9 million and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.
(6)

During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

$80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions and subsequent financing transactions, which are described in “Historical Transactions” on page     . Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $87.0 million, the issuance of the 13% promissory notes, in the aggregate original principal amount of $70.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Subsequent financing transactions included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million, and the repayment of $20.0 million of the outstanding principal amount of the 13% promissory notes, plus accrued interest of $0.7 million thereon, the issuance of $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, the repayment of $52.9 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% promissory notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million. Financing activities during 2005 included the proceeds from the Initial Public Offering and the use of proceeds therefrom. The proceeds of $143.8 million and $40.0 million of cash generated from operations were used to redeem $62.2 million of the Series A preferred shares, $53.0 million principal amount of the 9% senior notes, $43.2 million in accreted value of the 11% senior discount notes, and to pay associated redemption premiums and related transaction expenses.

(7)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 25, 2005, and the quarter ended March 27, 2005, earnings were insufficient to cover fixed charges by $17.9 million and $9.0 million, respectively. The calculation of the ratio of earnings to fixed charges is noted below:

	Years Ended December,				Twelve Months Ended December 21, 2003		Twelve Months Ended December 26, 2004		Year Ended December 25, 2005	Quarter Ended March 27, 2005	Quarter Ended March 26, 2006
	2001		2002
	($ in thousands)
Pretax income (loss)	$28,244		$35,458		$24,728		$22,000		$(17,883)	$(9,014)	$4,137

Interest expense	13,924		7,133		13,593		29,829		53,057	13,008	12,020
Preferred stock accretion	—		—		—		6,756		5,073	1,561	—
Rentals	29,412		26,674		26,662		26,193		24,530	6,241	5,897

Total fixed charges	$43,336		$33,807		$40,255		$62,778		$82,660	$20,810	$17,917

Pretax earnings plus fixed charges	$71,580		$69,265		$64,983		$84,778		$64,777	$11,796	$22,054
Ratio of earnings to fixed charges	1.65	x	2.05	x	1.65	x	1.35	x	—	—	1.23	x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with Selected Consolidated and Combined Financial Data and our annual audited and quarterly unaudited consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” on page          of this prospectus.

Executive Overview

	Quarter Ended March 26, 2006	Quarter Ended March 27, 2005	Year Ended December 25, 2005	Twelve Months Ended December 26, 2004	Twelve Months Ended December 21, 2003
	($ in thousands)
Operating revenue	$274,934	$257,562	$1,096,156	$980,328	$885,978
Operating expense	259,062	253,721	1,049,502	928,739	847,765

Operating income	$15,872	$3,841	$46,654	$51,589	$38,213

Operating ratio	94.2%	98.5%	95.7%	94.7%	95.7%

Revenue containers (units)	71,601	74,419	307,895	308,485	289,360

Operating revenue increased by $17.4 million or 6.7% from the quarter ended March 27, 2005 to the quarter ended March 26, 2006. This revenue growth is primarily attributable to rate improvements resulting from favorable changes in cargo mix and general rate increases, increased bunker and intermodal fuel surcharges, and revenue increases from non-transportation and other revenue services.

Operating expense increased by $5.3 million or 2.1% from the quarter ended March 27, 2005 to the quarter ended March 26, 2006, primarily as a result of higher vessel fuel costs and higher rail and truck transportation costs as a result of higher fuel prices, and an increase in rolling stock rent due to new container fleet leases. These increases are offset by a decrease in selling, general, and administrative expenses due to lower stock-based compensation charges, and a decrease in variable operating costs as a result of lower revenue container volumes shipped during the quarter ended March 26, 2006 as compared to the quarter ended March 27, 2005.

Operating income increased by $12.0 million or 313.2% from the quarter ended March 27, 2005 to the quarter ended March 26, 2006. This increase in operating income is primarily due to revenue growth in excess of operating expense growth as well as a reduction in selling, general, and administrative expenses due to lower stock-based compensation charges.

Operating revenue increased by $115.9 million or 11.8% from the twelve months ended December 26, 2004 to the year ended December 25, 2005. This revenue growth is primarily attributable to rate improvements resulting from favorable changes in cargo mix, general rate increases, increased bunker and intermodal fuel surcharges to help offset significant increases in fuel costs, and revenue increases from non-transportation and other revenue services. This revenue increase is offset slightly by lower container volumes due to 53 weeks in the twelve months ended December 26, 2004 compared to 52 weeks in the year ended December 25, 2005.

Operating expenses increased by $120.8 million or 13.0% from the twelve months ended December 26, 2004 to the year ended December 25, 2005. Factors contributing to the increase in operating expense include significant increases in vessel fuel expense and rail and truck transportation costs as a result of increases in fuel prices, and higher depreciation and amortization costs due to the purchase price accounting step-up in basis of customer contracts and trademarks related to the consummation on July 7, 2004 of the Acquisition-Related Transactions. Increases also include a $17.3 million increase in non-cash stock compensation charges as well as charges related to the Initial Public Offering which was completed in the fourth quarter of 2005. Charges associated with the Initial Public Offering include a $7.5 million charge related to the termination of the ongoing management services and related fee provisions of a management agreement with Castle Harlan among other items.

Operating income decreased by $4.9 million or 9.6% from the twelve months ended December 26, 2004 to the year ended December 25, 2005. This decrease in operating income can be attributed to an increase in non-cash stock compensation charges of $17.3 million and a $7.5 million charge related to the termination of the ongoing management services and related fee provisions of a management agreement with Castle Harlan during the year ended December 25, 2005.

Operating revenue increased by $94.3 million or 10.6% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. This revenue growth is primarily attributable to revenue container growth, mostly driven by market growth, in addition to increases in bunker and intermodal fuel surcharges to help offset increases in fuel costs, general rate increases, and increases from non-transportation and other revenue services.

Operating expense increased by $81.0 million or 9.6% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. This increase was due in part to the inclusion of 53 weeks in the twelve months ended December 26, 2004. Other factors contributing to this increase were higher total revenue container volume, increased charges from rail and truck service providers, and fuel price increases.

Operating income improved by $13.4 million or 35.0% from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004, generating an improvement in operating ratio from 95.7% during the twelve months ended December 21, 2003 to 94.7% during the twelve months ended December 26, 2004.

General

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 36% of total U.S. marine container shipments from the continental U.S. to Alaska, Puerto Rico and Hawaii, constituting the three non-contiguous Jones Act markets, and to Guam. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. We operate the largest Jones Act containership fleet with 16 vessels and approximately 22,300 cargo containers. We provide comprehensive shipping and logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. West Coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with an integrated organization serving Alaska, Puerto Rico, and Hawaii, we are uniquely positioned to serve our customers that require shipping and logistics services in more than one of these markets.

On February 27, 2003, Horizon Lines Holding (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation (referred to herein as CSX), which was the successor to Sea-Land, 84.5% of CSX Lines, LLC (referred to herein as the Predecessor Company), and 100% of CSX Lines of Puerto Rico, Inc. (referred to herein as the Predecessor Puerto Rico Entity), which together constitute our business today. This transaction is referred to in this prospectus as the February 27, 2003 purchase transaction. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc.

Our current ownership and corporate structure relates to our acquisition of Horizon Lines Holding on July 7, 2004. The foregoing acquisition and related financing and other transactions, referred to in this prospectus collectively as the “Acquisition-Related Transactions,” included a merger, whereby Horizon Lines Holding became our direct wholly-owned subsidiary. We were formed at the direction of Castle Harlan, which provided a substantial portion of our equity financing and bridge financing in connection with the Acquisition-Related Transactions.

The consideration that was paid in the Acquisition-Related Transactions consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction costs. This amount was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, and to pay certain other equity holders for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding.

In connection with the Acquisition-Related Transactions, Castle Harlan and its associates and affiliates invested approximately $157.0 million in the company, of which approximately $87.0 million was in the form of shares of common stock and Series A redeemable preferred shares, or Series A preferred shares of the company and $70.0 million was in the form of 13% promissory notes of the company, which were convertible into shares of common stock and Series A preferred shares. In addition, as part of the Acquisition-Related Transactions, management converted a portion of its equity interest in Horizon Lines Holding, valued at the time of the merger at approximately $13.0 million, into equity of the company.

On July 7, 2004, as part of the Acquisition-Related Transactions, H-Lines Subcorp., a wholly-owned subsidiary of the issuer, merged with and into Horizon Lines Holding, with the latter entity as the survivor of such merger. As a result, Horizon Lines Holding became a wholly-owned subsidiary of the issuer.

On September 30, 2005, the company issued and sold 12,500,000 of its common stock in the Initial Public Offering, at a price of $10.00 per share, less the underwriters’ discount of 7% per share. On October 14, 2005, the company issued and sold an additional 1,875,000 shares of its common stock to the underwriters of its Initial Public Offering at a price of $10.00 per share, representing the Initial Public Offering price to the public, less the underwriters discount of 7% per share. These additional shares were issued and sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from the company granted to them with respect to the Initial Public Offering. The company used the proceeds to repurchase certain indebtedness, pay related debt redemption premiums, redeem its outstanding preferred stock, and pay related transaction expenses. In conjunction with the consummation of the Initial Public Offering, on September 30, 2005, the margin applicable to the term loan facility decreased to 1.25% and 2.25% from 1.50% and 2.50%, for base rate loans and LIBOR loans respectively.

Basis of Presentation

The issuer was formed in connection with the Acquisition-Related Transactions, and has no independent operations. Consequently, the accompanying consolidated financial statements include the consolidated accounts of the issuer as of March 26, 2006, December 25, 2005, March 27, 2005 and December 26, 2004 and for the period from December 26, 2005 through March 26, 2006, the year ended December 25, 2005 and from July 7, 2004 through December 26, 2004 and of Horizon Lines Holding for the periods from February 27, 2003 through December 21, 2003 and from December 22, 2003 through July 6, 2004. For dates prior to February 27, 2003, the combined financial statements include the accounts of the Predecessor Company and its wholly-owned subsidiaries, the Predecessor Puerto Rico Entity, and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX.

The financial statements for periods prior to February 27, 2003 have been prepared using CSX’s basis in the assets and liabilities presented as of the dates specified therein and the historical results of operations for such periods. The financial statements for periods subsequent to February 26, 2003 but prior to July 7, 2004 have been prepared using Horizon Lines Holding’s basis in the assets and liabilities acquired in the February 27, 2003 purchase transaction, determined by applying the purchase method of accounting to such transaction, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The financial statements for periods subsequent to July 6, 2004 have been prepared using the basis of the issuer in the assets and liabilities deemed acquired by the issuer in the Acquisition-Related Transactions, determined by applying the purchase method of accounting to such transactions, and the assets and liabilities so acquired were valued on the issuer’s books at the issuer’s assessment of their fair market value. The consolidated financial information included in this prospectus may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of the issuer in the future or what they would have been had we been a separate, stand-alone entity during the periods preceding February 27, 2003.

The information for the twelve months ended December 21, 2003 and December 26, 2004 discussed below represents the combined financial information for the appropriate pre-acquisition and post-acquisition periods to present more meaningful information on a comparative annual basis.

Certain prior period balances have been reclassified to conform with the current period presentation. This change reflects the reclassification of the purchase by Maersk, an international shipping company, and certain of our Jones Act competitors, of container space on our vessels to operating revenue from the prior classification thereof as an offset to operating expense. The effect of this reclassification on our operating revenue was an increase of $60.2 million and $54.3 million for the twelve months ended December 26, 2004 and December 21, 2003, respectively. For each of these twelve-month periods, the impact of this change was an increase in operating revenue and an increase of equal amount in operating expense.

Fiscal Year

We have a 52- or 53-week (every sixth or seventh year) fiscal year that ends on the Sunday before the last Friday in December. The fiscal year ended December 25, 2005 and the twelve months ended December 21, 2003 each consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in the reported amounts of revenues and expenses during the reporting period and in reporting the amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Since many of these estimates and assumptions are based on future events which cannot be determined with certainty, the actual results could differ from these estimates.

We believe that the application of our critical accounting policies, and the estimates and assumptions inherent in those policies, are reasonable. These accounting policies and estimates are constantly reevaluated and adjustments are made when facts or circumstances dictate a change. Historically, we have found the application of accounting policies to be appropriate and actual results have not differed materially from those determined using necessary estimates.

Revenue Recognition

We account for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process.” Under this method we record transportation revenue for the cargo when shipped and an expense accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. We believe that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Allowance for Credits and Doubtful Accounts

We record an allowance for doubtful accounts based upon a number of factors, including historical uncollectible amounts, ongoing credit evaluations of customers, customer markets and overall economic conditions. Historical trends are continually reviewed with adjustments made to the allowance for doubtful accounts as appropriate. If the financial condition of our customers were to deteriorate resulting in a perceived impairment of their ability to make payments, specific allowances might be taken. In addition, we maintain allowances for credits issued to customers, which are recorded as a reduction to revenue.

Casualty Claims

We purchase insurance coverage for a portion of our exposure related to certain employee injuries (workers’ compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vehicular and vessel collision, accidents and personal injury and cargo claims. Most insurance arrangements include a level of self-insurance (self-retention or deductible) applicable to each claim or vessel voyage, but provide an umbrella policy to limit our exposure to catastrophic claim costs. The amounts of self-insurance coverage change from time to time. Our current insurance coverage specifies that the self-insured limit on claims ranges from $2,500 to $1,000,000. Our safety and claims personnel work directly with representatives from our insurance companies to continually update the anticipated residual exposure for each claim. In establishing accruals and reserves for claims and insurance expenses, we evaluate and monitor each claim individually, and we use factors such as historical experience, known trends and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill, Purchase Costs and Other Identifiable Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” previously recorded goodwill and other intangible assets with indefinite lives are not amortized but are subject to annual undiscounted cash flow impairment tests. If there is an apparent impairment, a new fair value of the reporting unit would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.

Customer contracts and trademarks were valued on July 7, 2004, as part of the Acquisition-Related Transactions, by an independent third-party valuation company using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of our customer contracts includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. The value of our trademarks and service marks is based on various factors including the strength of the trade or service name in terms of recognition and generation of pricing premiums and enhanced margins. We amortize customer contracts and trademarks and service marks on a straight-line method over the estimated useful life of eight to fifteen years. We evaluate these assets annually for potential impairment in accordance with SFAS No. 142.

Shipping Rates

We publish tariffs with fixed rates for all three of our Jones Act trade routes. These rates are subject to regulation by the STB. However, in the case of our Puerto Rico and Alaska trade routes, we primarily ship containers on the basis of confidential negotiated transportation service contracts that are not subject to rate regulation by the STB.

Vessel Drydocking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as drydocking, to maintain the required operating certificates. These drydockings generally occur every two and a half years, or twice every five years. Because drydockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements, the costs of these scheduled drydockings are customarily deferred and amortized until the next regularly scheduled drydocking period.

We also take advantage of these vessel drydockings to perform normal repair and maintenance procedures on our vessels. These routine vessel maintenance and repair procedures are expensed as incurred. In addition, we will occasionally, during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Deferred Tax Assets

Deferred tax items represent expenses recognized for financial reporting purposes that may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely.

Union Plans

We contribute to multiemployer health, welfare and pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. Our health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the applicable period and recognize as a liability any contributions due and unpaid. We contributed to such multiemployer plans $10.0 million for the year ended December 25, 2005, $10.2 million for the twelve months ended December 26, 2004, and $10.5 million for the year ended December 21, 2003.

We have a noncontributory pension plan that covered 27 union employees as of December 25, 2005. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. We expense amounts as paid in accordance with the applicable union agreements. Amounts recorded for the pension plan covering the 27 union employees reflect estimates related to future interest rates, investment returns and employee turnover. We review all assumptions and estimates on an ongoing basis. We record an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Property and Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 40 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate each of our long-lived assets for impairment using undiscounted future cash flows relating to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payments” (SFAS 123R), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its interpretations, and amends SFAS No. 95 “Statement of Cash Flows.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The company adopted SFAS 123R in the fourth quarter of 2005 with respect to newly issued stock options.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and logistics services to and from the continental U.S. and Alaska, Puerto Rico, Hawaii and Guam. We charge our customers on a per load basis and price our services based on the length of inland and ocean cargo transportation hauls, type of cargo and other requirements, such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice and at times may incorporate these surcharges into our basic transportation rates. At times, there is a timing disparity between volatility in our fuel costs and related adjustments to our fuel surcharges (or the incorporation of adjusted fuel surcharges into our base transportation rates) that may result in insufficient recovery of our fuel costs during sharp hikes in the price of fuel and recoveries in excess of our fuel costs when fuel prices level off or decline.

Over 90% of our revenues are generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. The balance of our revenue is derived from (i) vessel loading and unloading services that we provide for vessel operators at our terminals, (ii) agency services that we provide for third-party shippers lacking administrative presences in our markets, (iii) vessel space charter income from third parties in trade lanes not subject to the Jones Act, (iv) management of vessels owned by third parties, (v) trucking and warehousing services for third-parties, and (vi) other non-transportation services.

As used in this prospectus, the term “revenue containers” represents containers that are transported for a charge (as opposed to empty containers).

Operating Expense Overview

Our operating expenses consist primarily of marine operating costs, inland transportation costs, vessel operating costs, land costs and rolling stock rent. Our marine operating costs consist of stevedoring, port charges, wharfage and various other costs to secure vessels at the port and to load and unload containers to and from vessels. Our inland transportation costs consist primarily of the costs to move containers to and from the port via rail, truck or barge. Our vessel operating costs consist primarily of crew payroll costs and benefits, vessel fuel costs, vessel maintenance costs, space charter costs, vessel insurance costs and vessel rent. We view our vessel fuel costs as subject to potential fluctuation as a result of changes in unit prices in the fuel market. Our vessel fuel consumption has been generally constant for corresponding years or corresponding interim periods, since the number of active vessels, voyages and destinations have generally been the same for corresponding years or corresponding interim periods. Our land costs consist primarily of maintenance, yard and gate operations, warehousing operations and terminal overhead in the terminals in which we operate. Rolling stock rent consists primarily of rent for street tractors, yard equipment, chassis, gensets and various dry and refrigerated containers.

Quarter Ended March 26, 2006 Compared with Quarter Ended March 27, 2005

	Quarter Ended March 26, 2006	Quarter Ended March 27, 2005	% Change
	($ in thousands)
Operating revenue	$274,934	$257,562	6.7%
Operating expense:
Vessel	79,581	67,258	18.3%
Marine	46,977	48,392	(2.9)%
Inland	47,549	44,200	7.6%
Land	34,508	35,604	(3.1)%
Rolling stock rent	11,309	10,749	5.2%

Operating expense	219,924	206,203	6.7%
Selling, general and administrative	22,922	29,513	(22.3)%
Depreciation and amortization	12,503	12,893	(3.0)%
Amortization of vessel drydocking	3,414	3,798	(10.1)%
Miscellaneous expense, net	299	1,314	(77.2)%

Total operating expenses	259,062	253,721	2.1%

Operating income	$15,872	$3,841	313.2%

Operating ratio	94.2%	98.5%	4.3%

Revenue containers (units)	71,601	74,419	(3.8)%

Operating Revenue. Operating revenue increased to $274.9 million for the quarter ended March 26, 2006 compared to $257.6 million for the quarter ended March 27, 2005, an increase of $17.4 million, or 6.7%. This revenue increase can be attributed to the following factors ($ in thousands):

Revenue container volume decrease	$(8,599)
More favorable cargo mix and general rate increases	10,733
Bunker and intermodal fuel surcharges included in rates to offset rising fuel costs	12,422
Growth in other non-transportation services	2,816

Total operating revenue increase	$17,372

The decreased revenue due to revenue container volume declines for the quarter ended March 26, 2006 compared to the quarter ended March 27, 2005 primarily reflects a strategic shift away from lower margin automobile cargo towards more refrigerated cargo and other higher margin freight. This revenue container volume decrease is offset by higher margin cargo mix in addition to general rate increases. Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 11% of total revenue in the quarter ended March 26, 2006 and approximately 7% of total revenue in the quarter ended March 27, 2005. We increased our bunker and intermodal fuel surcharges several times throughout 2005 and in the first quarter of 2006 as a result of significant increases in the cost of fuel for our vessels in addition to fuel increases passed on to us by our truck, rail and barge carriers. Fuel surcharges are evaluated regularly as the price of fuel fluctuates and we may at times incorporate these surcharges into our base transportation rates that we charge. The growth in other non-transportation services is primarily due to an increase in vessel space charter revenue not included in transportation revenue and increases in terminal services provided to third parties.

Operating Expense. Operating expense increased to $219.9 million for the quarter ended March 26, 2006 compared to $206.2 million for the quarter ended March 27, 2005, an increase of $13.7 million or 6.7%. The increase in operating expense primarily reflects the effect of rising fuel prices, as well as the additional costs incurred associated with the growth in our non-transportation and other revenue. Vessel expense, which is not primarily driven by revenue container volume, increased to $79.6 million for the quarter ended March 26, 2006 from $67.3 million for the quarter ended March 27, 2005, an increase of $12.3 million or 18.3%. This $12.3 million increase can be attributed to the following factors ($ in thousands):

Increased vessel fuel costs	$12,964
Reduction of vessel lease expense from vessel purchases	(1,762)
Labor and other vessel operating increases	1,121

Total vessel expense increase	$12,323

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. Marine expense decreased to $47.0 million for the quarter ended March 26, 2006 from $48.4 million for quarter ended March 27, 2005, a decrease of $1.4 million or 2.9%. This decrease in marine expenses can be attributed to a 3.8% decrease in total revenue container volume period over period, offset by contractual labor cost increases.

Inland expense increased to $47.5 million for the quarter ended March 26, 2006 from $44.2 million for the quarter ended March 27, 2005, an increase of $3.3 million or 7.6%, primarily as a result of higher fuel costs, as rail, truck and barge carriers have substantially increased their fuel surcharges period over period. Horizon Lines intermodal agreement with CSX Intermodal, Inc. expired on February 28, 2006. On March 1, 2006, Horizon Lines entered into a similar agreement with CSX Intermodal, Inc. Although the company expects to require at least the same volume of services previously provided by CSX Intermodal, Inc, Horizon Lines has entered into agreements for services with multiple providers. As a result, the level of services provided directly by CSX Intermodal, Inc. is expected to decrease.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard operations, gate operations, maintenance, warehouse and terminal overhead. Land expense decreased to $34.5 million for the quarter ended March 26, 2006 from $35.6 million for the quarter ended March 27, 2005, a decrease of $1.1 million, or 3.1%. Non-vessel related maintenance expenses decreased by approximately $0.9 million for the quarter ended March 26, 2006 from the quarter ended March 27, 2005, primarily due to lower maintenance expenses associated with the new refrigerated container equipment added to our fleet during 2005. Yard and gate expense is comprised of the costs associated with moving cargo into and out of the terminal facility and the costs associated with the storage of equipment and revenue loads in the terminal facility. Yard and gate expenses decreased approximately $0.3 million, or 4.0%, for the quarter ended March 26, 2006 from the quarter ended March 27, 2005, primarily due to decreased revenue container volumes. Warehouse expense decreased by $0.4 million, or 16.6%, for the quarter ended March 26, 2006 from the quarter ended March 27, 2005, primarily due to lower automobile volumes shipped.

	Quarter Ended March 26, 2006	Quarter Ended March 27, 2005	% Change
	($ in thousands)
Land expense:
Maintenance	$13,121	$14,013	(6.4)%
Terminal overhead	12,463	12,010	3.8%
Yard and gate	7,120	7,418	(4.0)%
Warehouse	1,804	2,163	(16.6)%

Total land expense	$34,508	$35,604	(3.1)%

During the three months ended September 25, 2005 we acquired the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consist primarily of the Horizon Enterprise and the Horizon Pacific, leading to a decrease in vessel lease expense of $1.8 million for the quarter ended March 26, 2006 compared to the quarter ended March 27, 2005. The decrease in vessel lease expense was partially offset by the resulting increase in depreciation and amortization from those acquired vessels.

	Quarter Ended March 26, 2006	Quarter Ended March 27, 2005	% Change
	($ in thousands)
Depreciation and amortization:
Depreciation—owned vessels	$2,697	$2,262	19.3%
Depreciation and amortization—other	4,916	5,741	(14.4)%
Amortization of intangible assets	4,890	4,890	0.0%

Total depreciation and amortization	$12,503	$12,893	(3.0)%

Amortization of vessel drydocking	$3,414	$3,798	(10.1)%

Depreciation and Amortization. Depreciation and amortization costs decreased to $12.5 million for the quarter ended March 26, 2006 from $12.9 million for the quarter ended March 27, 2005, a decrease of $0.4 million, or 3.0%. The decrease in depreciation and amortization is primarily due to a decrease in depreciation of leasehold improvements and containers. This increase is due to the acquisition of the rights and beneficial interest of the sole owner participant in two separate trusts, the assets of which consist primarily of the Horizon Enterprise and the Horizon Pacific in the third quarter of fiscal year 2005. The decrease in depreciation of containers is due to the sale of approximately 1,600 containers during the quarter ended March 26, 2006. Depreciation of owned vessels increased by $0.4 million from the quarter ended March 27, 2005 to the three months ended March 26, 2006. The decrease in leasehold improvements is due to the write-off of certain leasehold improvements made prior to the acquisition of the rights and beneficial interests in the aforementioned trusts in September 2005.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased $0.4 million, or 10.1%, to $3.4 million for the quarter ended March 26, 2006 from $3.8 million in the quarter ended March 27, 2005 due to lower overall costs on recent drydockings.

Selling, General and Administrative. Selling, general and administrative costs decreased to $22.9 million for the three months ended March 26, 2006 compared to $29.5 million for the quarter ended March 27, 2005, a decrease of $6.6 million or 22.3%. Approximately $6.3 million of the period over period decrease is due to lower stock based compensation expense in the quarter ended March 26, 2006. The stock based compensation charges in the 2005 period related to the restricted stock issued in January 2005. In addition, the quarter ended March 27, 2005 included $0.8 million in expenses related to the fee provisions of a management agreement with Castle Harlan. Such fee provisions were terminated in conjunction with the Initial Public Offering in September 2005.

Miscellaneous Expense, Net. Miscellaneous expense decreased to $0.3 million for the quarter ended March 26, 2006 compared to $1.3 million for the quarter ended March 27, 2005, a decrease of $1.0 million, or 77.2%. This reduction is primarily due to an increase on the gain on the sale of fixed assets, primarily containers, in addition to lower bad debt expense, during the quarter ended March 26, 2006.

Interest Expense, Net. Interest expense decreased to $11.7 million for the quarter ended March 26, 2006 compared to $12.9 million for the quarter ended March 27, 2005, a decrease of $1.1 million, or 8.8%. This decrease is comprised of a $2.1 million decrease attributable to the redemption of $53.0 million of the principal amount of the 9% senior notes and $56.0 million principal amount of the 11% senior discount notes utilizing proceeds from the Initial Public Offering in September 2005. This decrease is offset by a $1.0 million increase in interest expense under our senior credit facility due to a 200 basis point increase in the LIBOR rate in the quarter ended March 26, 2006 as compared to the quarter ended March 27, 2005.

Income tax expense (benefit). Income tax expense (benefit) was $1.8 million and ($0.8) million for the quarter ended March 26, 2006 and March 27, 2005, respectively, which represent effective annual tax rates of 42.8% and (9.3%), respectively. The difference between the combined federal and state statutory tax rates and the overall effective tax rate is due to nondeductible permanent items for the quarter ended March 26, 2006 and is due to permanent differences relating from stock-based compensation in the quarter ended March 27, 2005.

Year Ended December 25, 2005 Compared With Twelve Months Ended December 26, 2004

	Year Ended December 25, 2005	Twelve Months Ended December 26, 2004	% Change
	($ in thousands)
Operating revenue	$1,096,156	$980,328	11.8%
Operating expense:
Vessel	300,324	247,314	21.4%
Marine	195,279	190,554	2.5%
Inland	190,205	170,443	11.6%
Land	138,320	131,044	5.6%
Rolling stock rent	43,179	40,988	5.3%

Operating expense	867,307	780,343	11.1%

Depreciation and amortization	51,141	45,570	12.2%
Amortization of vessel drydocking	15,766	15,861	(0.6)%
Selling, general and administrative	114,639	84,805	35.2%
Miscellaneous expense, net	649	2,160	(70.0)%

Total operating expenses	1,049,502	928,739	13.0%

Operating income	$46,654	$51,589	(9.6)%

Operating ratio	95.7%	94.7%	(1.0)%
Revenue containers (units)	307,895	308,435	(0.2)%

Operating Revenue. Operating revenue increased to $1,096.2 million for the year ended December 25, 2005 from $980.3 million for the twelve months ended December 26, 2004, an increase of $115.8 million, or 11.8%. This revenue increase can be attributed to the following factors ($ in thousands):

Revenue container volume decrease	$(1,567)
More favorable cargo mix and general rate increases	42,345
Bunker and intermodal fuel surcharges included in rates to offset rising fuel costs	33,166
Management contract to manage seven oceanographic vessels for the U.S. Government and management contract to manage two Ready Reserve Fleet vessels	21,671
Growth in other non-transportation services	20,213

Total operating revenue increase	$115,828

The decreased revenue due to lower container volume for the year ended December 25, 2005 compared to the twelve months ended December 26, 2004 is primarily a result of a 52 week accounting year in 2005 compared to a 53 week accounting year in 2004 and a strategic shift away from lower margin automobile cargo towards more refrigerated cargo and other higher margin freight. This decreased volume was mostly offset by strong market demand for transportation services in the markets we serve, particularly in the Alaska market. Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 8% of total revenue in the year ended December 25, 2005 and approximately 6% of total revenue in the year ended December 26, 2004. We increased our bunker and intermodal fuel surcharges several times throughout 2005 as a result of significant increases in the cost of fuel for our vessels in addition to fuel increases passed on to us by our truck, rail, and barge carriers. Fuel surcharges are evaluated regularly as the price of fuel fluctuates and we may at times incorporate these surcharges into our base transportation rates that we charge. The management contract to manage seven oceanographic vessels was awarded to us in the fourth quarter of the twelve month period ended December 26, 2004 and the management contract to manage two Ready Reserve Fleet vessels was awarded to us in the third quarter of fiscal year 2005. The growth in other non-transportation services includes increases in agency and terminal services provided to third parties, other ancillary services, and space charter revenue not included in transportation revenue.

Operating Expense. Operating expense increased to $867.3 million for the year ended December 25, 2005 from $780.3 million for the twelve months ended December 26, 2004, an increase of $87.0 million or 11.1%. The increase in operating expense primarily reflects the effect of rising fuel prices, increases in labor and other inflationary costs, and additional costs associated with the growth in our non-transportation and other revenue. Vessel expense, which is not primarily driven by revenue container volume, increased to $300.3 million for the year ended December 25, 2005 from $247.3 million for the twelve months ended December 26, 2004, an increase of $53.0 million or 21.4%. This $53.0 million increase can be attributed to the following factors ($ in thousands):

Increased vessel fuel costs	$30,371
Vessel operating costs from vessel management contracts	20,465
Reduction of vessel lease expense from vessel purchases	(5,143)
Vessel space purchases from other carriers	2,164
Labor and other vessel operating increases including operating the Horizon Fairbanks in Alaska during summer months	5,153

Total vessel expense increase	$53,010

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. Marine expenses increased to $195.3 million for the year ended December 25, 2005 from $190.6 million for the twelve months ended December 26, 2004, an increase of $4.7 million or 2.5%. This increase can be attributed to contractual labor cost increases as expenses related to revenue container volumes were nearly flat from year to year.

Inland expense increased to $190.2 million for the year ended December 25, 2005 from $170.4 million for the twelve months ended December 26, 2004, an increase of $19.8 million or 11.6%. This increase is a result of a higher percentage of inland moves versus port to port moves performed for our revenue containers shipped, and a substantial increase in fuel surcharges passed onto us by rail, truck, and barge carriers, in addition to normal contractual labor increases.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard operations, gate operations, maintenance, warehouse and terminal overhead. Land expense increased to $138.3 million for the year ended December 25, 2005 from $131.0 million for the twelve months ended December 26, 2004, an increase of $7.3 million or 5.6%. Higher non-vessel related maintenance expenses can primarily be attributed to higher fuel costs to power our refrigerated containers in addition to an increase in refrigerated cargo moves. Yard and gate expenses increased year over year due to additional grounding moves in our yards due to yard congestion and increased labor costs due to normal contractual rate increase. Warehouse expenses declined in 2005 as a result of lower automobile volumes shipped.

	Year Ended December 25, 2005	Twelve Months Ended December 26, 2004	% Change
	($ in thousands)
Land expense:
Maintenance	$54,343	$52,236	4.0%
Terminal overhead	48,027	45,460	5.6%
Yard and gate	27,397	22,722	20.6%
Warehouse	8,553	10,626	(19.5)%

Total land expense	$138,320	$131,044	5.6%

The purchase of two vessels in 2004, the Horizon Navigator and Horizon Trader, in addition to the acquisition in 2005 of the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consist primarily of the Horizon Pacific and Horizon Enterprise, all of which were previously operated by us under operating leases led to a decrease in vessel lease expense of $5.1 million for the year ended December 25, 2005 compared to the twelve months ended December 26, 2004. The decrease in vessel lease expense was partially offset by the resulting increase in depreciation and amortization from those vessels.

	Year Ended December 25, 2005	Twelve Months Ended December 26, 2004	% Change
	($ in thousands)
Depreciation and amortization:
Depreciation—owned vessels	$9,303	$8,060	15.4%
Depreciation and amortization—other	22,277	26,557	(16.1)%
Amortization of intangible assets	19,561	10,953	78.6%

Total depreciation and amortization	$51,141	$45,570	12.2%

Amortization of vessel drydocking	$15,766	$15,861	(0.6)%

Depreciation and Amortization. Depreciation and amortization costs increased to $51.1 million for the year ended December 25, 2005 from $45.6 million for the twelve months ended December 26, 2004, an increase of $5.6 million or 12.2%. The increase in depreciation and amortization is primarily due to the purchase price accounting step-up in basis of customer contracts and trademarks related to the Acquisition-Related Transactions. Amortization costs related to customer contracts and trademarks increased by $8.6 million from the twelve months ended December 26, 2004 to the year ended December 25, 2005. Depreciation of owned vessels increased by $1.2 million, or 15.4%, as a result of purchasing vessels previously under operating leases. These increases were partially offset by a decrease in other depreciation and amortization, primarily due to a decrease in depreciation of vessel leasehold improvements.

Amortization of Vessel Drydocking. Amortization of vessel drydocking remained relatively flat at $15.8 million for the year ended December 25, 2005 and the twelve months ended December 26, 2004.

Selling, General and Administrative. Selling, general and administrative costs increased to $114.6 million for the year ended December 25, 2005 from $84.8 million for the twelve months ended December 26, 2004, an increase of $29.8 million or 35.2%. Approximately $17.3 million of this year over year increase is a result of higher non-cash stock based compensation expense recorded in the year ended December 25, 2005. The termination of the fee provisions of a management agreement with Castle Harlan resulted in a $7.5 million increase in expense for the year ended December 25, 2005. The remaining increase in selling, general and administrative expenses can be attributed to expenses related to the Initial Public Offering, additional management bonus expense, higher professional fees, and labor and other inflationary increases.

Miscellaneous Expense, Net. Miscellaneous expense decreased to $0.6 million for the year ended December 25, 2005 from $2.2 million for the twelve months ended December 26, 2004, a decrease of $1.5 million or 70.0%. This reduction is primarily a result of lower bad debt expense recorded for the year ended December 25, 2005 in addition to recognized gains on the sale of equipment.

Interest Expense, Net. Interest expense increased to $51.4 million for the year ended December 25, 2005 from $26.9 million for the year ended December 26, 2004, an increase of $24.5 million or 91.1%. This increase can be attributable to the incurrence of approximately $410.0 million of additional debt in conjunction with the Acquisition-Related Transactions, the issuance of the 11% senior discount notes on December 10, 2004, and an increasing LIBOR rate throughout 2005 impacting our outstanding term debt. With a portion of the proceeds from the Initial Public Offering on September 30, 2005, the subsequent exercise on October 14, 2005, of the underwriters’ option to purchase additional shares from the company granted to them in connection with the Initial Public Offering and cash flows generated from operations, $40.0 million and $13.0 million of outstanding 9% senior notes and $52.3 million and $3.7 million of the original principal amount at maturity of the 11% senior discount notes were redeemed on November 2, 2005 and November 21, 2005, respectively.

Loss on Early Extinguishment of Debt. A $13.2 million loss on early extinguishment of debt was incurred during the year ended December 25, 2005 due to redemption premiums and the write-off of deferred financing costs associated with the early retirement of a portion of our 9% senior notes and 11% senior discount notes.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary decreased to $0.0 for the year ended December 25, 2005 from $2.7 million for the twelve months ended December 26, 2004. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the Acquisition-Related Transactions on July 7, 2004.

Income Tax Expense. Income tax expense was $0.4 million and $8.4 million for the year ended December 25, 2005 and for the twelve months ended December 26, 2004, respectively, which represent effective annual tax rates of (2.4)% and 38.4%, respectively. The difference between the combined Federal and state statutory tax rates and the overall effective tax rate for the year ended December 25, 2005 is related primarily to permanent differences resulting from stock-based compensation.

Twelve Months Ended December 26, 2004 Compared with Twelve Months Ended December 21, 2003

	Twelve Months Ended December 26, 2004	Twelve Months Ended December 21, 2003	% Change
	($ in thousands)
Operating revenue	$980,328	$885,978	10.6%
Operating expense:
Vessel	247,314	236,025	4.8%
Marine	190,554	176,664	7.9%
Inland	170,443	147,626	15.5%
Land	131,044	116,835	12.2%
Rolling stock rent	40,988	41,081	(0.2)%

Operating expense	780,343	718,231	8.6%

Depreciation and amortization	45,570	29,954	52.1%
Amortization of vessel drydocking	15,861	16,343	(2.9)%
Selling, general and administrative	84,805	80,064	5.9%
Miscellaneous expense	2,160	3,173	(31.9)%

Total operating expenses	928,739	847,765	9.6%

Operating income	$51,589	$38,213	35.0%

Operating ratio	94.7%	95.7%	1.0%
Revenue containers (units)	308,435	289,360	6.6%

The twelve months ended December 26, 2004 consisted of 53 weeks. The twelve months ended December 21, 2003 consisted of 52 weeks.

Operating Revenue. Operating revenue increased to $980.3 million for the twelve months ended December 26, 2004 from $886.0 million for the twelve months ended December 21, 2003, an increase of $94.3 million or 10.6%. This revenue increase can be attributed to the following factors ($ in thousands):

Revenue container volume growth	$53,351
More favorable cargo mix and general rate increases	16,700
Bunker and intermodal fuel surcharges included in rates to offset rising fuel costs	15,576
Growth in other non-transportation services	8,723

Total operating revenue increase	$94,350

The increase in revenue container volume growth is primarily a result of 53 weeks being included in the twelve months ended December 26, 2004 compared to 52 weeks being included in the twelve months ended December 21, 2003, in addition to increased demand for transportation services in our markets. Rate improvements from 2003 to 2004 are a result of general rate increases and mix improvements as a result of focusing less on lower rated automobile cargo and more towards refrigerated cargo and other higher margin freight. Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 6% of total revenue in the twelve months ended December 26, 2004 and approximately 5% of total revenue in the twelve months ended December 21, 2003. Fuel surcharges are evaluated regularly as the price of fuel fluctuates and we may at times incorporate these surcharges into our base transportation rates that we charge. The growth in other non-transportation services includes increases in agency and terminal services provided to third parties, other ancillary services, and space charter revenue not included in transportation revenue.

Operating Expense. Operating expense increased to $780.3 million for the twelve months ended December 26, 2004 from $718.2 million for the twelve months ended December 21, 2003, an increase of $62.1 million or 8.6%. By contrast, operating revenue increased by 10.6%. The decrease in operating expense as a percentage of operating revenue is attributable to our continued ability to leverage our existing cost structure. The increase in operating expense from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004 primarily reflects the increase in revenue container volumes. Vessel expense, which is not primarily driven by revenue container volume, increased to $247.3 million for the twelve months ended December 26, 2004 from $236.0 million for the twelve months ended December 21, 2003, an increase of $11.3 million or 4.8%. Approximately $7.4 million of this increase in vessel expense is attributable to additional bunker fuel expenses with the remaining increase primarily a result of higher labor costs for our vessel crews.

Marine expense is comprised of the costs incurred to bring vessels into and out of port and to load and unload containers. The types of costs included in marine expense are stevedoring and benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. Marine expenses increased to $190.6 million for the twelve months ended December 26, 2004 from $176.7 million for the twelve months ended December 21, 2003, an increase of $13.9 million or 7.9%. This increase is primarily a result of additional revenue container volume and contractual labor increases.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard and gate operations, maintenance, warehouse and terminal overhead. Land expense increased to $131.0 million for the twelve months ended December 26, 2004 from $116.8 million for the twelve months ended December 21, 2003, an increase of $14.2 million or 12.2%. This increase can be attributed to additional revenue container volume, higher non-vessel related maintenance expenses due to higher fuel costs to power our refrigerated containers, and normal contractual labor increases.

	Twelve Months Ended December 26, 2004	Twelve Months Ended December 21, 2003	% Change
	($ in thousands)
Land expense:
Maintenance	$52,236	$44,134	18.4%
Terminal overhead	45,460	40,665	11.8%
Yard and gate	22,722	22,085	2.9%
Warehouse	10,626	9,951	6.8%

Total land expense	$131,044	$116,835	12.2%

The purchase of four vessels in our fleet that we held under operating leases, namely the Horizon Hawaii in December 2003, the Horizon Fairbanks in January 2004, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $4.2 million for the twelve months ended December 26, 2004. This decrease in operating expense was partially offset by the resulting increase in depreciation and amortization.

	Twelve Months Ended December 26, 2004	Twelve Months Ended December 21, 2003	% Change
	($ in thousands)
Depreciation and amortization:
Depreciation—owned vessels	$8,060	$3,726	116.3%
Depreciation and amortization—other	26,557	23,578	12.6%
Amortization of intangible assets	10,953	2,650	313.3%

Total depreciation and amortization	$45,570	$29,954	52.1%

Amortization of vessel drydocking	$15,861	$16,343	(2.9)%

Depreciation and Amortization. Depreciation and amortization increased to $45.6 million for the twelve months ended December 26, 2004 from $30.0 million for the twelve months ended December 21, 2003, an increase of $15.6 million or 52.1%. The increase in depreciation and amortization is largely due to the step-up in basis of customer contracts and trademarks related to the consummation of the Acquisition-Related Transactions on July 7, 2004. Amortization of customer contracts, trademarks and service marks increased by $8.3 million from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. The acquisition of four vessels previously under operating leases and the step-up in basis of property and equipment from historical costs to fair market value after the closing of the Acquisition-Related Transactions on July 7, 2004 accounted for the remaining increase in depreciation and amortization.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased to $15.9 million for the twelve months ended December 26, 2004 from $16.3 million for the twelve months ended December 21, 2003, a decrease of $0.5 million or 2.9%.

Selling, General and Administrative. Selling, general and administrative costs increased to $84.8 million for the twelve months ended December 26, 2004 compared to $80.1 million for the twelve months ended December 21, 2003, an increase of $4.7 million or 5.9%. Approximately $2.9 million of this increase is due to costs associated with the closing of the Acquisition-Related Transactions on July 7, 2004. Incentive-based compensation costs increased by $1.6 million and management fees charged by equity sponsors increased by $2.0 million for the twelve months ended December 26, 2004 from the twelve months ended December 21, 2003. We were able to reduce IT data center charges by $1.0 million for the twelve months ended December 26, 2004 from the twelve months ended December 21, 2003.

Miscellaneous Expense, Net. Miscellaneous expense decreased to $2.2 million for the twelve months ended December 26, 2004 from $3.2 million for the twelve months ended December 21, 2003, a decrease of $1.0 million or 31.9%. Miscellaneous expense primarily consists of bad debt expense, gain or loss on disposal of equipment, and accounts payable discounts. We were able to reduce bad debt charges by $0.5 million during the twelve months ended December 26, 2004 from the twelve months ended December 21, 2003.

Interest Expense, Net. Interest expense increased to $26.9 million for the twelve months ended December 26, 2004 from $9.0 million for the twelve months ended December 21, 2003, an increase of $17.9 million or 199.1%. The increase is due to the higher levels of outstanding debt during the twelve months ended December 26, 2004, as a result of the closing of the Acquisition-Related Transactions on July 7, 2004.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary totaled $2.7 million for the twelve months ended December 26, 2004. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the Acquisition-Related Transactions on July 7, 2004.

Income Tax Expense. Income taxes for the twelve months ended December 26, 2004 and December 21, 2003 totaled $8.4 million and $9.6 million, respectively, which represents effective annual tax rates of 38.4% and 38.9%, respectively. The differences between the federal statutory rates and the effective annual tax rates are primarily due to state income taxes.

Uncertainty Related to Renewal of Our Arrangements with Maersk

Our commercial agreements with Maersk, an international shipping company, encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. These agreements generally are scheduled to expire at the end of 2007, but we believe that they will be extended through 2010. If we are unable to renew or extend these agreements or to enter into substitute agreements with third parties, or if we enter into substitute agreements with third parties on terms and conditions significantly less favorable to us than those of our existing agreements with Maersk, we may have to make changes to our operations, which may cause disruptions to our business, which could be significant, and may result in reduced revenue and in additional costs and expenses. See “Risk Factors—Risks Related to Our Business—Our failure to renew our commercial agreement with Maersk in the future could have a material adverse effect on our business,” beginning on page      of this prospectus.

Liquidity and Capital Resources

Our principal sources of funds have been earnings before non-cash charges, borrowings under debt arrangements, and equity capitalization. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment, improvements to our owned and leased vessel fleet, and our information technology systems, (ii) vessel drydocking expenditures, (iii) the purchase of vessels upon expiration of operating leases, (iv) working capital consumption, (v) principal and interest payments on our existing indebtedness, and (vi) dividend payments to our common stockholders. Cash and cash equivalents totaled $32.7 million at March 26, 2006. As of March 26, 2006, $43.1 million was available for borrowing by certain subsidiaries of the issuer under the existing $50.0 million revolving credit facility, after taking into account $6.9 million utilized for outstanding letters of credit. As of May 17, 2006, $13.8 million is available for borrowing under the credit facility, after giving effect to $29.3 million in letters of credit issued as collateral for our reimbursement obligations to SFL.

Operating Activities

	Quarter Ended March 26, 2006	Quarter Ended March 27, 2005	Year Ended December 25, 2005	Twelve Months Ended December 26, 2004	Twelve Months Ended December 21, 2003
	($ in thousands)
Cash flows provided by (used in) operating activities
Net income (loss)	$2,366	$(8,173)	$(18,321)	$13,561	$15,113
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,613	8,003	31,580	34,572	27,308
Amortization of other intangible assets	4,890	4,890	19,561	10,998	2,646
Amortization of vessel drydocking	3,414	3,798	15,766	15,861	16,343
Amortization of deferred financing costs	805	780	3,363	1,853	438
Loss on extinguishment of debt	—	—	3,632	—	—
Deferred income taxes	1,675	(841)	(7,394)	7,612	2,740
Stock-based compensation	99	6,412	19,052	1,765	—
Tax benefit from exercise of stock options	—	—	5,495	9,494	—
Accretion of interest on 11% senior discount notes	2,208	3,082	12,057	549	—
Accretion of preferred units of subsidiary	—	—	—	2,686	4,477

Subtotal	20,704	26,124	103,112	85,390	53,952

Earnings adjusted for non-cash charges	23,070	17,951	84,791	98,951	69,065

Changes in operating assets and liabilities:
Accounts receivable	(14,893)	(16,902)	(9,037)	(5,045)	11,689
Materials and supplies	1,143	(144)	(5,309)	(3,181)	(1,250)
Other current assets	(2,000)	1,667	9,846	(14,542)	(1,913)
Accounts payable	3,271	(4,955)	(2,907)	(3,003)	4,803
Accrued liabilities	(6,912)	(4,448)	3,470	12,927	(10,656)
Other assets / liabilities	(842)	85	(2,464)	(3,849)	(11,080)

Subtotal	2,837	(6,746)	(6,401)	(16,693)	(8,407)

Gain on equipment disposals	(275)	(45)	(993)	(116)	(74)
Redemption premiums	—	—	9,522	—	—
Vessel drydocking payments	(4,235)	(5,101)	(16,038)	(12,273)	(16,536)

Net cash provided by (used in) operating activities	$(1,673)	$(11,892)	$70,881	$69,869	$44,048

Operating Activities

Net cash used in operating activities decreased by $10.2 million to $1.7 million for the quarter ended March 26, 2006 compared to $11.9 million of net cash used in operating activities for the quarter ended March 27, 2005. This decrease is primarily driven by improved profitability after non-cash charges. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities resulted in cash flow generation of $23.1 million for the quarter ended March 26, 2006 compared to $18.0 million for the quarter ended March 27, 2005. Changes in working capital resulted in a use of cash of $20.2 million for the quarter ended March 26, 2006 compared to a use of cash of $24.7 million for the quarter ended March 27, 2005. The accrued liabilities working capital use is primarily due to vessel lease payments and management bonus payments. $15.6 million and $15.8 million in vessel lease payments were made during the quarters ended March 26, 2006 and March 27, 2005, respectively. Our vessel lease payments, which are made in January and July of each year, are not straight lined throughout the lease terms. In addition, during the quarters ended March 26, 2006 and March 27, 2005, we paid management bonuses of $8.7 million and $10.5 million, respectively. During the year, we accrue management bonuses based on our satisfaction of certain financial targets, and such bonuses are paid the first quarter of each year. The increase in accounts receivable balances in the first quarters of 2006 and 2005 is due to seasonality within the business. The accounts receivable balance typically rises during the first three quarters of the year, and decreases to its lowest balance in the fourth quarter.

Net cash provided by operating activities increased by $1.0 million to $70.9 million for the year ended December 25, 2005 from $69.9 million of net cash provided by operating activities for the twelve months ended December 26, 2004. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities, which includes non-cash stock based compensation expense, resulted in cash flow generation of $84.8 million for the year ended December 25, 2005 compared to $99.0 million for the twelve months ended December 26, 2004, a decrease of $14.2 million. This decrease is primarily driven by cash charges related to the Initial Public Offering, including redemption premiums from the early retirement of debt, in addition to a $7.5 million cash charge related to the termination of the fee provisions of a management agreement with Castle Harlan. Changes in working capital resulted in a use of cash of $6.4 million for the year ended December 25, 2005 compared to a use of cash of $16.7 million for the year ended December 26, 2004. This working capital use of cash in 2005 is primarily due to (i) higher accounts receivables as a result of higher revenues and (ii) higher materials and supplies, which is largely due to significantly higher fuel prices during 2005. This is offset by a source of cash from other current assets primarily due to the collection of a $7.3 million income tax receivable during the year ended December 25, 2005.

Net cash provided by operating activities increased by $25.8 million to $69.9 million for the twelve months ended December 26, 2004 from $44.1 million of net cash provided by operating activities for the twelve months ended December 21, 2003. This increase is primarily a result of improved profitability before non-cash charges for depreciation and amortization, deferred income taxes, accretion and other non-cash operating activities. Net earnings adjusted for non-cash operating activities resulted in cash flow generation of $99.0 million in 2004 versus $69.1 million in 2003, an improvement of $29.9 million. Changes in working capital resulted in an $8.3 million use of cash year over year as operating assets and liabilities consumed cash of $16.7 million in 2004 versus $8.4 million in 2003. This $8.3 million increase in working capital was largely driven by the recording of an income tax receivable of $9.4 million in 2004. The income tax receivable was recorded primarily due to deductions available to us arising from the exercise of stock options by senior management in conjunction with the July 7, 2004 Acquisition-Related Transactions.

Investing Activities

Net cash used in investing activities increased by $0.8 million to $1.8 million for the quarter ended March 26, 2006 compared to $0.9 million for the quarter ended March 27, 2005.

The $0.8 million increase is due to $1.5 million increase in capital expenditures, primarily due to the acquisition of a container handler and various other operating equipment in the quarter ended March 26, 2006, offset by an increase of $0.7 million in proceeds from the sale of equipment.

Net cash used in investing activities, excluding the Acquisition-Related Transactions, increased by $7.5 million to $38.8 million for the year ended December 25, 2005 from $31.3 million for the twelve months ended December 26, 2004. These amounts exclude $663.3 million of acquisition expenditures related to the July 7, 2004 Acquisition-Related Transactions. The $7.5 million increase in cash used in investing activities is primarily a result of $25.2 million of cash used in 2005 for the acquisition of the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consists primarily of the Horizon Enterprise and the Horizon Pacific, compared to $19.6 million of cash used in 2004 to purchase three vessels, the Horizon Navigator, the Horizon Fairbanks and the Horizon Trader, all of which were previously under operating leases.

Net cash used in investing activities, excluding the Acquisition-Related Transactions, decreased by $4.4 million to $31.3 million for the twelve months ended December 26, 2004 from $35.7 million for the twelve months ended December 21, 2003. These amounts exclude the $663.3 million acquisition expenditures related to the July 7, 2004 Acquisition-Related Transactions, and the February 27, 2003 purchase transaction, which totaled $315.0 million. We purchased the Horizon Navigator, the Horizon Fairbanks and the Horizon Trader during the twelve months ended December 26, 2004 for $19.6 million, and we purchased the Horizon Spirit in February 2003 and the Horizon Hawaii in December 2003 for a total of $21.9 million.

Financing Activities

Net cash used for financing activities during the quarter ended March 26, 2006 was $5.3 million compared to $0.1 million for the quarter ended March 27, 2005. The net cash used for financing activities during the quarter ended March 26, 2006 includes a $3.7 million dividend to common stockholders and the payment of $0.8 million in financing costs related to fees associated with amendments to our senior credit facility.

Net cash used in financing activities, excluding those activities associated with our Initial Public Offering described below under “Initial Public Offering”, was $7.0 million for the year ended December 25, 2005 compared to $6.8 million of net cash used in financing activities for the twelve months ended December 26, 2004, excluding financing activities related to the July 7, 2004 Acquisition-Related Transactions and subsequent 2004 financing transactions. The $7.0 million net cash used for financing activities for the year ended December 25, 2005 primarily includes $1.8 million in fees related to exchange offers for the 9% senior notes and the 11% senior discount notes, $2.5 million of principal payments on long-term debt, and a $3.7 million dividend paid to stockholders on December 15, 2005.

Net cash used in financing activities for the twelve months ended December 26, 2004, excluding financing activities related to the July 7, 2004 Acquisition-Related Transactions and subsequent 2004 financing transactions, totaled $6.8 million. This amount reflects a $6.0 million repayment of outstanding borrowings under the revolving loan facility, $0.6 million principal payments on long-term debt, and $0.2 million payments on capital lease obligations. Financing activities related to the July 7, 2004 Acquisition-Related Transactions included a capital contribution of $87.0 million, the issuance of the $70.0 million of 13% promissory notes, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of

$250.0 million. Financing activities related to the subsequent 2004 financing transactions included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million and the repayment of $20.0 million of outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% promissory notes. Other subsequent 2004 financing activities included the issuance of $160.0 million in aggregate original principal amount at maturity of 11% senior discount notes, the repayment of $50.0 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% promissory notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million.

Net cash used in financing activities during the twelve months ended December 21, 2003, excluding the capital infusion and borrowings related to the February 27, 2003 purchase transaction, totaled $9.3 million. This amount reflects a distribution to the holders of the preferred stock of Horizon Lines totaling $15.0 million, principal payments on long-term debt totaling $10.3 million and capital contributed by CSX Corporation totaling $16.0 million, during the period under CSX ownership. The capital infusion and borrowing related to the February 27, 2003 purchase transaction consisted of contributed capital of $80.0 million and term debt borrowings of $175.0 million and the issuance of $60.0 million in common and preferred units by Horizon Lines to CSX Corporation and its affiliates.

Initial Public Offering

Total gross proceeds from the Initial Public Offering of $143.8 million, along with $40.0 million of cash generated from operations, were used (i) to fully redeem $62.2 million of Series A preferred stock, (ii) to redeem $53.0 million principal amount of the 9% senior notes, plus related redemption premiums of $4.8 million, (iii) to redeem $43.2 million accreted value of the 11% senior discount notes, plus related redemption premiums of $4.8 million and (iv) to pay related transaction expenses of approximately $15.8 million. The redemption premiums of $9.5 million as well as the write-off of $3.6 million of deferred financing fees associated with the early redemptions, were recorded as a loss on early extinguishment of debt in the fourth quarter of 2005. In addition, we recorded transaction related fees of approximately $15.8 million as a reduction to additional paid in capital.

Capital Requirements

Our current and future capital needs relate primarily to debt service, maintenance, and improvement of our vessel fleet, including entering into lease transactions for new vessels, purchasing vessels upon expiration of vessel operating leases, and providing for other necessary equipment acquisitions. Cash to be used for investing activities, including purchases of property and equipment, for the next 12 months are expected to total approximately $20.0 million. In addition, expenditures for vessel drydocking payments are estimated at $15.0 million for the next 12 months.

Three of our vessels, the Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, are leased, or chartered. The charter periods for these vessels are due to expire in January 2015. The charters for these vessels permit us to purchase the applicable vessel at the expiration of the charter period for a fair market value specified in the relevant charter that is determined through a pre-agreed appraisal procedure. During 2005, we expended $25.2 million in cash to purchase owner participant interests in two vessels, the Horizon Pacific and the Horizon Enterprise, that were operating solely under lease agreements. During 2004 and 2003, we purchased four vessels, Horizon Fairbanks, Horizon Hawaii, Horizon Navigator and Horizon

Trader, at the expiration of their charter periods, utilizing similar fair market value purchase option arrangements. The purchase prices of the four vessels ranged from $3.8 million to $8.2 million per vessel. The fair market values of the vessels currently under charter at the expiration of their charters cannot be predicted with any certainty.

Contractual Obligations and Off-balance Sheet Arrangements

Contractual obligations as of March 26, 2006(1) are as follows ($ in thousands):

	Total Obligations	Remaining 2006	2007	2008	2009	2010	After 2010
Principal obligations:
Senior credit facility	$246,250	$1,875	$2,500	$2,500	$2,500	$60,625	$176,250
Notes issued by owner trustees	4,513	—	4,513	—	—	—	—
9% senior notes	197,014	—	—	—	—	—	197,014
11% senior discount notes	104,000	—	—	—	—	—	104,000
Operating leases	348,888	37,111	77,116	36,055	35,734	34,348	128,524
Capital lease obligations	499	145	193	161	—	—	—

Subtotal	901,164	39,131	84,322	38,716	38,234	94,973	605,788

Interest obligations:
Senior credit facility	93,726	13,268	18,597	18,518	18,276	18,132	6,935
Notes issued by owner trustees	480	240	240	—	—	—	—
9% senior notes	121,162	17,731	17,731	17,731	17,731	17,731	32,507
11% senior discount notes	54,340	—	—	5,720	11,440	11,440	25,740

Subtotal	269,708	31,239	36,568	41,969	47,447	47,303	65,182

Total principal and interest	$1,170,872	$70,370	$120,890	$80,685	$85,681	$142,276	$670,970

Other commercial commitments:
Standby letters of credit(2)	$6,872	$—	$—	$—	$6,872	$—	$—
Surety bonds(3)	8,614	8,610	1	—	3	—

Other commercial commitments	$15,486	$8,610	$1	$—	$6,875	$—	$—

(1)	Included in contractual obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 26, 2006, upon the London Inter-Bank Offering Rate (LIBOR) plus 2.25%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012. Interest on the 11% senior discount notes is fixed. However, no cash interest will accrue prior to April 1, 2008. Thereafter, cash interest will accrue at a rate of 11.0% per annum and be payable on April 1 and October 1 of each year, commencing on October 1, 2008 and continuing until maturity on April 1, 2013.

(2)	The standby letters of credit include $4.6 million in letters of credit that serve as collateral on state workers compensation and auto liability policies, and a $2.3 million letter of credit that serves as security for all bonds excluding US Customs bonds.
(3)	$6.3 million are customs bonds, $1.1 million in bonds are for payment of taxes levied under the Excise Tax Act of the Commonwealth of Puerto Rico of 1987, and the remaining $1.2 million are utility or lease bonds. The company has the financial ability and intention to satisfy its obligations.

SFL Agreements

Although Horizon Lines is not the primary beneficiary of the variable interest entities created in conjunction with the April 2006 transactions with SFL, Horizon Lines has an interest in the variable interest entities now. Certain contractual obligations and off-balance sheet obligations arising from this transaction are as follows ($ in millions):

Annual operating lease obligations(a)	$32.0
Letters of credit(b)	$29.3
Residual guarantee(c)	$3.8
Security deposits guarantee(d)	$0.2

(a)	These operating lease obligations will commence during 2007 as the vessels are delivered from the shipyard to certain subsidiaries of SFL (SFL shipowners) and the bareboat charters commence. The annual operating lease obligations represent a full twelve month period. The initial term of each of the bareboat charters is twelve years from the date of delivery of the related vessel. The estimated aggregate annual charter hire for the vessels under the bareboat charters with the SFL shipowners are based on certain assumptions with respect to final vessel purchase price and swap interest rates that will be adjusted on the date of the delivery of the particular vessel. The SFL shipowners have entered into forward starting swaps to lock in the interest rate on the underlying bank loan with a syndicate of banks led by Fortis Capital Corp., or Fortis. However, if a particular vessel’s delivery date or its construction cost changes, the related forward starting swap agreements will need to be adjusted. If the swap interest rate is changed due to any of the above reasons, the aggregate annual charter hire will also change accordingly.
(b)	The letters of credit were issued in April 2006 to secure certain obligations under the Reimbursement Agreement. To obtain the letters of credit, Horizon Lines amended its senior credit facility by, among other things, (i) increasing the aggregate amount of letters of credit permitted under the senior credit facility from $20.0 million to $41.0 million and (ii) permitting Horizon Lines or any of its subsidiaries to guarantee, directly or indirectly, up to $42.5 million of the obligations of SFL and/or any of its subsidiaries or affiliates in connection with the charter by Horizon Lines of the vessels from the SFL shipowners.
(c)	If Horizon Lines elects not to purchase the vessels at the end of the initial twelve-year charter period and the SFL shipowners sell the vessels for less than a specified amount, Horizon Lines is responsible for paying the amount of such shortfall, up to $3.8 million per vessel. Such residual guarantee will be recorded at its fair value of approximately $0.2 million as a liability on our balance sheet upon commencement of the bareboat charters.
(d)

Pursuant to the Agreement to Acquire and Charter and the Reimbursement Agreement, Horizon Lines has agreed to reimburse SFL, SFL Holdings and the SFL shipowners for their respective losses if there is a default by SFL Holdings as the buyer under the Memoranda of Agreement except under certain circumstances. The losses covered include forfeiture of SFL Holdings’ security deposits, any damage claims made against SFL Holdings by the sellers under the Memoranda of Agreement (to the extent such claims exceed SFL’s security deposits), any liabilities of SFL and the SFL shipowners to Fortis for any draws on the letters of credit, any interest due under Fortis’s credit agreement with the SFL shipowners as a result of any such draws, and any interest-rate swap breakage fees. The guarantee of the security deposits will be recorded at its fair value of approximately $0.2 million as a liability on our balance sheet in the second quarter of 2006. In addition, SFL Holdings has the right to require Horizon Lines to assume its obligations to the sellers under the Memoranda of Agreement under certain circumstances.

Long-Term Debt

The senior credit facility consists of (i) a $50.0 million revolving credit facility and (ii) a $250.0 million term loan facility. We expect that the subsidiaries of the issuer that are the borrowers under the senior credit facility will be permitted to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders under the term loan facility, provided that no default or event of default under the senior credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied. The term loan matures on July 7, 2011 and the revolving credit facility matures on July 7, 2009. No amounts were outstanding under the revolving credit facility as of March 26, 2006 or December 25, 2005. However, $6.9 million of availability under the revolving credit facility was utilized for outstanding letters of credit as of March 26, 2006 and December 25, 2005.

Principal payments of approximately $0.6 million are due quarterly on the term loan facility through June 30, 2010, at which point quarterly payments increase to $58.8 million until final maturity on July 7, 2011. Borrowings under the term loan facility bear interest at Horizon Lines and Horizon Lines Holding’s choice of LIBOR or the base rate, in each case, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.25% for base rate loans and 2.25% for LIBOR loans. The interest rate at March 26, 2006 approximated 6.8%. Horizon Lines and Horizon Lines Holding are also charged a commitment fee on the daily unused amount of the revolving credit facility during the availability period based upon a rate of 0.50%.

The senior credit facility requires the subsidiaries of the issuer that are the borrowers thereunder to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate. Horizon Lines and Horizon Lines Holding believe that they were in compliance with all such covenants as of March 26, 2006. The senior credit facility is secured by the assets of Horizon Lines and Horizon Lines Holding. The 9% senior notes and the 11% senior discount notes also contain restrictive covenants including, limiting incurrence of additional indebtedness, dividends and restrictions customary in such agreements.

On July 7, 2004, Horizon Lines and Horizon Lines Holding completed an offering of $250.0 million in principal amount of 9% senior notes. The 9% senior notes mature on November 1, 2012. Interest on the 9% senior notes accrues at the rate of 9% per annum and is payable in cash semi-annually on May 1 and November 1 of each year. The 9% senior notes are the general unsecured obligations of Horizon Lines and Horizon Lines Holding and rank equally with the existing and future unsecured indebtedness and other obligations of Horizon Lines and Horizon Lines Holding that are not, by their terms, expressly subordinated in right of payment to the 9% senior notes and senior in right to any future subordinated debt. Horizon Lines and Horizon

Lines Holding used $57.8 million of the proceeds of the Initial Public Offering to redeem $53.0 million of the principal amount of the 9% senior notes and pay associated redemption premiums of $4.8 million.

On December 10, 2004, Horizon Lines Holding completed an offering of $160.0 million in principal amount of 11% senior discount notes. The 11% senior discount notes were issued at a discount from their principal amount at maturity and generated gross proceeds of approximately $112.3 million. The 11% senior discount notes mature on April 1, 2013. Until April 1, 2008, the notes will accrete at the rate of 11% per annum, compounded semiannually on April 1 and October 1 of each year, beginning October 1, 2005, to but not including April 1, 2008. Beginning on April 1, 2008, cash interest will accrue at the rate of 11% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008. The 11% senior discount notes are the general unsecured obligations of Horizon Lines Holding and rank equally with the existing and future unsecured indebtedness and other obligations of Horizon Lines Holding that are not, by their terms, expressly subordinated in right of payment to the 11% senior discount notes and senior in right to any future subordinated debt. Horizon Lines Holding used $48.0 million of the proceeds of the Initial Public Offering to redeem $56.0 million of the original principal amount at maturity, or $43.2 million in accreted value, of the 11% senior discount notes and pay associated redemption premiums of $4.8 million.

We intend to fund our ongoing operations through cash generated by operations and availability under the senior credit facility.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under the senior credit facility, and future refinancings of our debt.

Our ability to make scheduled payments of principal, or to pay the interest, if any, on, or to refinance our indebtedness, to make dividend payments to our common stockholders, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under the senior credit facility, will be adequate to meet our future liquidity needs for the next twelve months. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs. In addition, there can be no assurance that we will be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

Interest Rate Risk

Our primary interest rate exposure relates to the senior credit facility. As of March 26, 2006, the company and Horizon Lines have outstanding a $246.3 million term loan, which bears interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in annual interest expense on the term loan. Horizon Lines Holding and Horizon Lines also have a revolving credit facility which provides for borrowings of up to $50.0 million. As of March 26, 2006, no amounts were outstanding under the revolving credit facility.

Credit Ratings

As of March 26, 2006, Moody’s Investors Service and Standard and Poor’s Rating Services assigned the following credit ratings to our outstanding debt:

Debt/Rating Outlook:

	Moody’s	Standard & Poor’s
Senior secured credit facility	B2	B
9% senior notes due 2012	B3	CCC+
11% senior discount notes due 2013	Caa2	CCC+
Rating outlook	Stable	Positive

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the quarter ended March 26, 2006 is as follows ($ in thousands):

	For the Quarter Ended March 26, 2006
Pretax income	$4,137
Interest expense	12,020
Rentals	5,897

Total fixed charges	$17,917

Pretax earnings plus fixed charges	$22,054

Ratio of earnings to fixed charges	1.23	x

For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consists of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which our management believes is representative of interest component of rent expense.

BUSINESS

Our Company

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 36% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. We are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets. With 16 vessels and approximately 22,300 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services to our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer extensive inland cargo trucking and logistics for our customers through our relationships with third-party truckers, railroads, and barge operators in our market and our own trucking operations on the U.S. West Coast. Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958 we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. West Coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

For the fiscal year ended December 25, 2005, we generated revenue of $1,096 million, EBITDA of $100.4 million, and net loss available to common stockholders of $23.4 million. For the fiscal quarter ended March 26, 2006, we generated revenue of $274.9 million, EBITDA of $31.8 million, and net income available to common stockholders of $2.4 million. For the twelve months ended December 25, 2005, we generated pro forma EBITDA of $130.8 million and pro forma net income available to common stockholders of $12.8 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements,” beginning on page      of this prospectus. For the definition of EBITDA and its reconciliation to net income, see footnote 4 to the table under “Summary Consolidated, Combined and Unaudited Pro Forma Financial Data,” beginning on page      of this prospectus.

On April 11, 2006, we concluded a series of agreements to charter five newly built U.S.-flag container vessels, each with a capacity of 2,824 twenty-foot equivalent units, or TEUs, and a potential service speed of 23 knots. These five container vessels of the same class are currently being built in Korea and are scheduled to be delivered over a five-month period starting at the beginning of 2007. The charter term for each vessel will be twelve years from the date of delivery of the vessel, with a three-year renewal option exercisable by us for each charter. In addition, we will have an option to purchase all of the vessels following the five-, eight-, twelve- and, if applicable, fifteen- year anniversaries of the first date of delivery of the vessels at pre-agreed purchase prices. Upon the delivery of these five vessels in the first quarter of 2007, the average age of our active vessels that are deployed in our markets, referred to herein as our active vessels, will be reduced from 31 years to 20 years.

This initiative will allow us to use the new vessels for our non-Jones Act routes between the U.S. West Coast and Guam and Asia in a very capital efficient manner, at approximately one third the cost of comparable U.S.-built vessels. The deployment of these new vessels will enable us to provide Maersk with additional capacity on the transpacific route where we currently provide vessel container space to Maersk on a take or pay basis. In addition, our larger Jones Act vessels currently operating in the transpacific service will be redeployed to our Hawaii and Puerto Rico markets resulting in additional capacity to meet market growth requirements and an improved network cost structure.

Our vessels are maintained according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. We also offer extensive inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. West Coast and our relationships with third-party truckers, railroads, and barge operators in our markets. We book and monitor all of our shipping and logistics services with our customers through HITS, our industry-leading ocean shipping and logistics information technology system, which is a key feature of our complete shipping logistics solutions. Our focus is on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions.

As the only Jones Act container shipping and logistics company with integrated organization operating in all three non-contiguous Jones Act markets, we believe that we have a stronger competitive position in our markets, serve more effectively our national customers with shipping and logistics needs across one or more of these markets, spread our fixed costs over a larger revenue base, achieve greater network operating efficiencies and negotiate larger volume discounts from our inland shipping providers.

We transport a wide spectrum of consumer and industrial items used everyday in the markets we serve, ranging from foodstuffs (refrigerated and nonrefrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. We have approximately two thousand customers and have many long-standing customer relationships, including large consumer and industrial products companies and several agencies of the U.S. government. Our customer base is broad and diversified, with our top ten customers accounting for approximately 32% of revenue and our largest customer accounting for approximately 7% of revenue in 2005. Approximately 58% of our revenue in 2005 was derived from customers shipping with us in more than one of our geographic markets and approximately 33% of our revenue in 2005 was derived from customers shipping with us in all of our geographic markets.

We focus on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions:

•

We operate the largest Jones Act containership fleet, currently consisting of 16 vessels, and we will expand our fleet to include five new non-Jones Act vessels currently under construction, which we will take delivery of beginning in the first quarter of 2007. Typically, 15 of the vessels currently in our fleet are actively deployed at any given time, with one spare vessel reserved for relief during another vessel’s drydocking period. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and are subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. In addition, the senior officers on our vessels (masters and chief engineers) have an average tenure with us of over 16 years.

•	We manage a sales and marketing team of approximately 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are centrally coordinated from Charlotte and Tacoma, Washington, enabling us to better manage our customer relationships.

•	We book and monitor all of our shipping and logistics services through HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. This system encompasses an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us, including cargo booking, tracking and tracing and the production of bills of lading, customs documents and invoicing. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings exceeding 50% of our total bookings. We believe that HITS’ functionality and ability to generate cost savings for our customers build strong customer loyalty for our services and enhance our customer relationships. We believe that HITS differentiates us from our competitors as it better positions us to serve higher-margin customers with sophisticated shipping and logistics requirements.

The Jones Act

The Jones Act is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 40 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. The Jones Act enjoys broad support from both major political parties. During the 2004 presidential election, both major political parties supported the retention of the Jones Act as currently in effect. In addition, the Jones Act has historically enjoyed strong congressional support. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for wartime support.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets by making the U.S. domestic shipping market the exclusive domain of Jones Act qualified vessels. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less prone to overcapacity and volatility than international shipping markets. Since 1995, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.7% and 3.8% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 23.7% and 9.4% per annum.

Although the U.S. container shipping industry is affected by general economic conditions, the industry does not tend to be as cyclical as other sectors within the shipping industry. Specifically, most of the cargos shipped via container vessels consist of a wide range of consumer and industrial items as well as military and postal loads. Since many of these types of cargos are consumer goods vital to the expanding populations in our markets, they provide us with a stable base of growing demand for our shipping and logistics services.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, including Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market. Pasha Hawaii Transport Lines LLC operates a vessel with roll-on/roll-off service, shipping vehicles between the U.S. West Coast and Hawaii. Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve the Puerto Rico market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities.

The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical breakdowns) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company. We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. We are one of only two major marine container shipping operators currently serving the Alaska market, one of two marine container shipping companies currently serving the Hawaii and Guam markets and the largest of four marine container shipping companies currently serving the Puerto Rico market. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. Approximately 58% of our revenue in 2005 was derived from customers shipping with us in more than one of our geographic markets and approximately 33% of our revenue in 2005 was derived from customers shipping with us in all of our geographic markets. In addition to enabling us to effectively serve a long-standing customer base, our presence in all of these geographic markets mitigates our geographic exposure to any one particular market.

Favorable industry dynamics. Given the requirements of the Jones Act, the level of services already provided by us and our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base. We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events that may adversely affect any of our markets. We ship a diverse mix of cargos, and benefit from serving substantial and growing customers with sophisticated container shipping and logistics requirements across two or more geographic markets that we serve. In addition, many of the cargos we ship are consumer goods which are vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Also, our presence across multiple geographic markets, along with our expertise in supply chain management and our sophisticated on-line shipping and logistics information technology, enables us to be the shipping and logistics solution of choice in these markets for many of our national customers. As a result, we participate in economic and demographic growth trends in each of these markets at a relatively early stage. For example when Lowe’s opened two new retail stores in Alaska, Lowe’s expanded our relationship by selecting us to provide the shipping and logistics services required to stock these stores upon their opening and thereafter. When Lowe’s opened one new retail store in Hawaii, Lowe’s again selected us to provide these services. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers. We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc, Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal

Service. We have a long- standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 23 years. addition, during 2005, we experienced a retention rate of approximately 99% with respect to customers who generate more than $100,000 in revenue during such year. For 2005, no customer accounted for more than approximately 7% of our total revenue during 2005 and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence. Our approximately 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Our sales headquarters is based in Charlotte, North Carolina and we also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence. As the leading Jones Act shipping and integrated logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us to maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our track record of service and operational excellence continues to be widely recognized by some of the most demanding customers in the world. Wal-Mart once again named us as its 2005 Jones Act Carrier of the Year (the fifth time which we have received this award over the last six years for which the award has been given), Lowe’s awarded us with its 2005 Gold Carrier Award for the fifth straight year, and Toyota recognized us with its Logistics Excellence for On Time Performance award for the seventh consecutive year and with its Logistics Excellence Award for Customer Service for 2005.

Experienced management with strong culture of commitment to service and operational excellence. Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 25 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 16 years. Furthermore, as of the date hereof, giving effect to this offering, our management team, including family members, continues to own approximately 11.4% of our common equity on a fully diluted basis.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service while pursuing continued strong revenue and earnings growth both in our core markets and in other selected non-Jones Act shipping markets through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages     -    , many of which are beyond our control.

Continue to organically grow our revenue. We intend to achieve ongoing revenue growth in each of our markets by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers continuing to focus on increasing the share of our revenue that is derived from our customers’ higher margin cargo and through the continued economic growth within our geographic markets. These higher rate cargos include high-value cargos, time-sensitive cargos and cargos that require complete door-to-door logistics solutions and supply chain management and through the continued growth of our geographic markets.

Expand our services and logistics solutions. We seek to build on our market-leading logistics platform and operational expertise by providing new services and integrated logistics solutions. These services and solutions include delivery planning and comprehensive shipping and logistics. In particular on the U.S. West Coast, we supplement our vessel services with proprietary trucking services, as well as the door-to-door logistics and shipping solutions we offer across our markets. Timing of shipments is crucial to our customers, and our ability to provide these combined offerings has enabled us to expand our business with our customers. By offering a wider range of services and logistics solutions, we believe that we can strengthen our franchise and further grow our revenues and profits.

Expand and enhance our customer relationships. We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets.

Reduce operating costs. We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2006. These teams are primarily focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology.

Leverage our brand. We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. We believe that Horizon’s brand Always There. Always Delivering.SM is synonymous with quality and operational excellence and we intend to continue to build and leverage our brand in order to further enhance our business.

Maintain leading information technology. We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. All orders that we receive through any medium are booked and processed through HITS, which has electronic data interface capabilities, including an Internet portal, which enables us to achieve operating efficiencies. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 50% of our total bookings. We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. For example, we recently integrated our customer rate information into HITS, which allows us to produce bills in less time and reduces billing errors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Our Growth Initiatives

Our management team has a demonstrated track record of delivering revenue and earnings growth for our stockholders. Going forward, we intend to actively pursue new business opportunities as well as grow our core business by improving our cargo mix and operating margins in each of our core markets. In order to achieve this growth in our business, we plan to execute the following initiatives:

Optimize fleet deployment. In April 2006, we entered into a series of agreements to charter five newly built U.S.-flag container vessels, each with a capacity of 2,824 TEUs, over an initial period of years beginning in the first quarter of 2007. We plan to deploy these new U.S.-flag non-Jones Act vessels, beginning in the first quarter of 2007, on our non-Jones Act trade routes between the U.S. West Coast and Guam and Asia. The new vessels will increase our weekly effective capacity on this route by approximately 20%, allowing us to expand our service to Guam and to offer additional space to Maersk on a take or pay basis eastbound from Asia. We will redeploy the Jones Act vessels currently serving on this route into Hawaii and Puerto Rico, thereby increasing our effective weekly capacity to Hawaii to satisfy growing demand, and allowing us to serve Puerto Rico with a more cost efficient fleet configuration. We expect that these vessels will enhance our service quality as a result of faster service speeds and enhanced reliability and will operate on a more cost efficient basis with lower fuel consumption and maintenance costs than the current vessels serving these markets.

Upside revenue potential for inactive Jones Act vessels. As a result of our initiative to optimize our fleet deployment, we will have four inactive Jones Act vessels available to provide us with surge capacity during peak shipping volume seasons as well as to serve as relief vessels during drydockings of active vessels while also enabling us to pursue other Jones Act trade routes, new contracts and vessel charter opportunities.

Additional government and military business. We plan to increase our U.S. government and military cargo business. In 2004, we secured a contract to manage seven oceanographic vessels for the U.S. government. The recent addition to our senior management team of General John W. Handy, a retired four-star Air Force general who most recently served as head of air, land and sea transportation for the U.S. Department of Defense, will further position us to pursue additional government and military cargo opportunities.

Expand Operating Platform. We believe that there are significant new and expansion opportunities available for us within the overall shipping and logistics markets under the Jones Act or other U.S. maritime laws. We intend to identify and pursue strategic acquisitions within these markets on a financially disciplined basis with the goal of expanding our operating platform to increase our penetration of these markets.

Sales and Marketing

We manage a sales and marketing team of approximately 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are also centrally coordinated from Charlotte and from Tacoma, Washington, enabling us to manage our customer relationships. The marketing team located in Charlotte is responsible for providing appropriate market intelligence and direction to the Puerto Rico sales organization. The marketing team located in Tacoma is responsible for providing appropriate market intelligence and direction to the members of the team who focus on the Hawaii, Guam and Alaska markets.

Our regional sales and marketing presence ensures close and direct interaction with customers on a daily basis. Many of our regional sales professionals have been servicing the same customers for over ten years. We believe that we have the largest sales force of all container shipping and logistics companies active in the major non-contiguous Jones Act markets. Unlike our competitors, our sales force cross-sells our shipping and logistics services across all of these markets. We believe that the breadth and depth of our relationships with our customers is the principal driver of repeat business from our customers. We further believe that our long-standing customer relationships and our cross-selling efforts enable us to forge customer relationships which provide us with a distinct competitive advantage.

Customers

We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies. Such customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the U.S. Postal Service.

We believe that we are uniquely positioned to serve these and other large national customers due to our position as the only shipping and logistics company serving all three non-contiguous Jones Act markets and Guam. Approximately 58% of our transportation revenue in 2005 was derived from customers shipping with us in more than one of our markets with approximately 33% of our transportation revenue in 2005 being derived from customers shipping with us in all three markets.

We generate most of our revenue through non-exclusive customer contracts with pre-specified rates and volumes and with durations ranging from one to six years, providing stable revenue streams. In addition, our relationships with our customers extend far beyond the length of any given contract. For example, some of our customer relationships extend back over 40 years and our top ten customer relationships average 23 years.

We serve customers in numerous industries and carry a wide variety of cargos, mitigating our dependence upon any single customer or single type of cargo. Our customer base is broad with no significant concentration by customer or type of cargo shipped. During 2005, our ten largest customers comprised approximately 32% of total revenue, with our largest customer accounting for approximately 7% of total revenue. Total revenue includes transportation, non-transportation and other revenue.

Business Operations

Operations Overview

We oversee our operations in all three non-contiguous Jones Act markets and Guam from our headquarters in Charlotte, North Carolina. Our operations in these markets share corporate and administrative functions such as finance, information technology and sales and marketing. Centralized functions are performed primarily at our headquarters and at our administrative facility in Dallas, Texas.

We book and monitor all of our shipping and logistics services with our customers through HITS, our proprietary ocean shipping and logistics information technology system, which provides a platform to accomplish a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In a typical transaction, our customers go on-line to make a booking or call, fax or e-mail our customer service department. Once applicable shipping information is input into the booking system, a booking number is generated. The booking information then downloads into other systems used by our dispatch team, terminal personnel, vessel planners, documentation team, logistics team and other teams and personnel who work together to produce a seamless transaction for our customers.

Our dispatch team coordinates truck and/or rail shipping from inland locations to the port on intermodal bookings. We currently purchase all of our required rail services directly from the railroads providing such services through confidential transportation service contracts, other than in the case of services provided by CSX Transportation, which are obtained through our contract with CSX Intermodal, an affiliate of CSX Transportation. Our terminal personnel schedule equipment availability for containers picked up at the port. Our vessel planners develop stowage plans and our documentation teams process the cargo bill. Our logistics team reviews space availability and informs our other teams and personnel when additional bookings are needed and when bookings need to be changed or pushed to the next vessel. After containers arrive at the port of loading, they are loaded on board the vessel. Once the containers are loaded and are at sea, our destination terminal staff initiates their process of receiving and releasing containers to our customers. Customers accessing HITS via our internet portal have the option to receive e-mail alerts as specific events take place throughout this process. All of our customers have the option to call our customer service department or to access HITS via our Internet portal, 24 hours a day, seven days a week, to track and trace shipments. Customers may also view their payment histories and make payments on-line.

Operational Excellence

As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and ability to provide high-quality service. Highlights of our operational excellence and high-quality service include:

Effective Vessel Maintenance Strategy. Our management team adheres to an effective strategy for the maintenance of our vessels. Early in our nearly 50-year operating history, when we pioneered Jones Act container shipping, we recognized the vital importance of maintaining our valuable Jones Act qualified vessels. Led by a retired Coast Guard senior officer, our on-shore vessel management team carefully manages all of our ongoing regular maintenance and drydocking activity. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships.

Vessel Maintenance and Operating Expertise. The quality and performance of our vessels is driven by the expertise of our on-shore vessel management team and vessel crews. The 22 senior members of our on-shore vessel management team responsible for all of our ongoing regular vessel maintenance and drydocking activity have an average of over 10 years of experience with us or our predecessors and have an average of 28 years of experience in the marine industry. Twelve members of this team are licensed chief engineers, and, of the six members of this team who are responsible for assessing the severity of a vessel problem, four are retired U.S. Coast Guard officers who spent their earlier careers in commercial shipping safety and two are members of the American Bureau of Shipping. The senior officers on our vessels (masters and chief engineers) have an average tenure of over 16 years and we actively share best practices among our vessel crews to ensure consistently high standards throughout our organization. During each of the last four years, our vessels have been in operational condition, ready to sail, over 99.8% of the time when they were required to be ready to sail.

Terminal Operation Efficiency. We have substantial terminal management expertise, as reflected by our rapid turn around time for the drop-off and/or pick-up of containers by truckers, at the terminals which we operate. This efficient terminal management results in lower costs per container load. Rapid vessel turns also result in higher customer satisfaction by ensuring timely pick up and delivery of cargo. We operate our own terminals in Alaska, Hawaii and Puerto Rico and contract for terminal services in our seven continental U.S. ports and in Guam.

Inland Shipping Expertise. We have extensive capabilities for the dispatch of empty containers to customer sites and the movement of loaded containers by rail or truck between customer locations and terminals. This expertise enables us to cost-effectively fulfill customer expectations with regard to equipment availability, transit time and cargo pick-up and delivery. In addition to inland rail and trucking, we offer comprehensive warehousing and logistics services through our proprietary trucking operations in Long Beach/Los Angeles, Oakland and Tacoma and our relationships with third-party truckers and railroads.

Information Technology Capabilities. All of our shipping and logistics services are booked, tracked and traced through HITS, our industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities significantly beyond those of the systems employed by our competitors. HITS has its roots in a global shipping and logistics information technology system developed in the late 1990s to support the global shipping and logistics operations of Sea-Land, which, until the sale by CSX Corporation of its international ocean shipping business, was a global leader in the shipping industry. Following that sale, we focused on the further refinement and development of the portions of this technology that were integral to our Jones Act shipping and logistics services. HITS is the product of these efforts.

HITS is a client/server based application accessible through the Internet that is designed to capture detailed cargo information at the time of booking through the creation of a detailed tracking and tracing plan which is established based on cargo movement identified at the time of booking. Through multi-carrier/operator connectivity, operational shipment data is then updated into the tracking tool on a real-time basis. This provides 100% visibility to comprehensive cargo information thereby enabling decision-making related to a shipment. HITS has a built-in alert engine that is used by shippers and internal associates to alert users of deviations from the original trip plan to allow for proactive correction to ensure timely shipment deliverables.

HITS incorporates what we believe to be best-in-class technology and supports global standards. HITS allows us to extend our applications to our customers. For example, if a customer wants our sailing schedules on its website, it can directly obtain them, eliminating the need to manually obtain or update such information. In addition, we can extend all of our applications in a similar manner from booking though invoicing of freight. This ability will eventually allow us to replace a significant portion of the electronic data interchange that occurs with our customers today. This extension of our applications allows us to become tightly integrated within commercial supply chains of companies that are building the next generation of planning, procurement and just-in-time inventory systems. We believe this capability can position us as a leading transportation, logistics and information provider in the future. The new technology embodied in HITS also allows us to react more quickly to our changing business needs and those of our customers. We can respond to these constantly evolving requirements at a significantly lower cost than had our applications been built in a legacy environment.

We believe this system compares favorably to other systems in the industry, which tend to be based on legacy applications that do not offer HITS’ level of sophistication. Further, HITS adheres to domestic and international standards for data transfer and translation and has been developed on a platform that follows generally accepted industry and technology standards. HITS is fully scalable to handle current business plus volumes much greater than we manage today. HITS can accommodate all major channels of communication, (i.e. telephone, Internet, voice response, radio frequency identification devices (referred to as RFID), electronic data interchange (referred to as EDI), wireless, etc.). We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. Our competitors do not have a comparable cargo booking, tracking and tracing system for their customers.

Customer Recognition and Awards. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, Wal-Mart named us as its 2005 Jones Act Carrier of the Year (the fifth time we have received this award over the last six years for which the award has been given), Lowe’s awarded us with its 2005 Gold Carrier Award for the fifth straight year, and Toyota recognized us with its Logistics Excellence for On Time Performance award for the seventh consecutive year and with its Logistics Excellence Award for Customer Service for 2005. These and numerous other accolades reflect our commitment to serving customers in a professional and timely fashion.

Vessel Fleet

The table below lists our vessel fleet, which is the largest containership fleet within the Jones Act markets, as of March 26, 2006. Our vessel fleet currently consists of 16 vessels of varying classes and specification, 15 of which are actively deployed, with one spare vessel typically available for dry-dock relief.

Vessel Name	Market	Year Built	TEU(1)	Reefer Capacity(2)	Max. Speed	Owned/ Chartered	Charter Expiration
Horizon Anchorage	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Tacoma	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Kodiak	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Fairbanks(3)	Alaska	1973	1,476	140	22.5 kts	Owned	—
Horizon Navigator	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Trader	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Pacific	Hawaii & Guam	1980	2,407	100	21.0 kts	Owned	—
Horizon Enterprise	Hawaii & Guam	1980	2,407	150	21.0 kts	Owned	—
Horizon Consumer	Hawaii & Guam	1973	1,751	170	22.0 kts	Owned	—
Horizon Spirit	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Reliance	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Producer	Puerto Rico	1974	1,751	170	22.0 kts	Owned	—
Horizon Challenger	Puerto Rico	1968	1,424	71	21.2 kts	Owned	—
Horizon Discovery	Puerto Rico	1968	1,442	70	21.2 kts	Owned	—
Horizon Crusader	Puerto Rico	1969	1,376	70	21.2 kts	Owned	—
Horizon Hawaii	Puerto Rico	1973	1,420	170	22.5 kts	Owned	—

(1)	Twenty-foot equivalent unit, or TEU, is a standard measure of cargo volume correlated to the volume of a standard 20-foot dry cargo container.

(2)	Reefer capacity, or refrigerated container capacity, refers to the total number of 40-foot equivalent units, or FEUs, which the vessel can hold. The FEU is a standard measure of refrigerated cargo volume correlated to the volume of a standard 40-foot reefer, or refrigerated cargo container.
(3)	Formerly known as the Horizon Expedition. Serves as a spare vessel available for deployment in any of our markets.

On September 12, 2005, Horizon Lines acquired with available cash, for $25.2 million, the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consist primarily of the Horizon Enterprise and the Horizon Pacific, and the charters related thereto under which Horizon Lines operates such vessels. Title to each of the two vessels is held by the respective owner trustee of the relevant trust for the use and benefit of the owner participant and the vessels are subject to a mortgage securing non-recourse indebtedness of the respective owner trustees. Horizon Lines charters each vessel from the relevant owner trustee. By acquiring the beneficial interests of the owner participant of each trust estate, Horizon Lines obtained the right to the corpus of such estate remaining after required payments on the aforementioned indebtedness are made. Further, upon the repayment of such indebtedness at maturity on January 1, 2007 Horizon Lines will be able to obtain title to the two vessels from the respective owner trustees and terminate the charter. The outstanding indebtedness secured by a mortgage on the Horizon Enterprise is $2.3 million and on the Horizon Pacific is $2.2 million. Under U.S. generally accepted accounting principles, the effect of Horizon Lines’ purchase of the beneficial interests of the owner participant is that the vessels are reflected as assets on Horizon Lines’ books and records and the related indebtedness is reflected as a liability thereon. Hence, for purposes of this prospectus we have often referred to such vessels as owned. Charter payments that repay such indebtedness are reflected as interest expense or a reduction in liabilities, as applicable, depending upon whether such payments reduce principal or interest on the indebtedness.

New Vessels and Related Agreements

In April 2006, we completed a series of agreements with SFL, and certain of its subsidiaries that will enable us to charter five new non-Jones Act qualified container vessels, each with a capacity of 2,824 TEUs, and capable of a service speed of up to 23 knots, and referred to herein as a “new vessel.” The new vessels are currently being built in a South Korean shipyard pursuant to contracts between the shipyard and various third parties, referred to herein as the new vessel “sellers”. These new vessels are expected to be deployed, over a five-month period starting at the beginning of 2007, on our trade routes between the U.S. West Coast and Asia and Guam. This deployment will enable us to redeploy Jones Act qualified active vessels to certain capacity constrained routes, such as our routes between the continental U.S. and Puerto Rico. The greater TEU size of the new vessels relative to the vessels in our current fleet is expected to result in significant operating efficiencies. Upon the deployment of the new vessels over the above five-month period, the redeployment of such Jones Act qualified vessels, and the shifting of certain older vessels to our standby fleet, the average age of an active vessel in our fleet, will be reduced from 31 years to 20 years.

Our contractual arrangements with SFL and its subsidiaries include an Agreement to Acquire and Charter to which Horizon Lines is a party and pursuant to which SFL and its subsidiaries are required to acquire the new vessels from the sellers and then charter them to Horizon Lines. SFL Holdings has entered into five separate memoranda of agreement with the sellers pursuant to which the new vessels will be acquired from the sellers following their completion. Upon the delivery of each vessel to SFL Holdings by the applicable seller, SFL Holdings will transfer the vessel to one of its wholly owned subsidiaries, each of which is referred to herein as a “SFL shipowner.” In connection with each such transfer, the transferred vessel will be reflagged as a U.S. vessel and bareboat chartered by the applicable SFL shipowner to Horizon Lines.

The bareboat charter for each new vessel is a “hell or high water” charter, and the obligation of Horizon Lines to pay charter hire thereunder for the vessel is absolute and unconditional. The estimated aggregate annual charter hire for all of the five new vessels is approximately $32.0 million, based on certain assumptions with respect to final vessel price and applicable interest rates, which will be adjusted on the delivery date of each vessel. Under the charters, Horizon Lines is responsible for crewing, insuring, maintaining and repairing each vessel, as well as for all other operating costs with respect to each vessel. The term of each charter is twelve years from the date of delivery of the related vessel, with a three-year renewal option exercisable by Horizon Lines. In addition, Horizon Lines has the option to purchase all of the new vessels following the five-, eight-, twelve- and, if applicable, fifteen- year anniversaries of the date of delivery at pre-agreed purchase prices. If Horizon Lines elects to purchase all of the vessels after the five- or eight-year anniversary date, it will have the right to assume the outstanding debt under the Fortis credit facility (which is described below), and the amount of debt so assumed will be credited against the purchase price paid by it for the vessels.

In order to facilitate our charter of the new vessels, our contractual arrangements with SFL and its subsidiaries include various agreements that support the obligations of SFL and its subsidiaries to the sellers under the memoranda of agreement and the syndicate of bank lenders led by Fortis Capital Corp. that is providing the debt financing for the acquisition. In order for SFL Holdings to partially secure its performance obligations, during the pre-delivery period, to the sellers arising under the memoranda of agreement, SFL Holdings has delivered to the sellers security deposits consisting of $11.0 million in cash (from sources other than us) and letters of credit (from sources other than us) in an aggregate amount of $25.5 million. The letters of credit have been issued pursuant to a credit facility provided by the syndicate of bank lenders to the SFL shipowners to finance, in part, the acquisition of the new vessels, which facility is referred to herein as the “Fortis credit facility.”

Pursuant to the Agreement to Acquire and Charter and the Reimbursement Agreement, we have agreed to reimburse SFL, SFL Holdings and the SFL shipowners for all their respective losses if SFL Holdings, as the buyer, defaults under the memoranda of agreement, except under certain circumstances specified in the Agreement to Acquire and Charter and the Reimbursement Agreement. The losses subject to such reimbursement are not limited and would include the forfeiture of the security deposits made by SFL Holdings pursuant to the memoranda of agreement, the amounts of any damage claims made by the sellers against SFL Holdings under the related memoranda of agreement (to the extent that such claims exceed the related security deposits), the reimbursement obligations of SFL and its subsidiaries with respect to any draws under the letters of credit issued under the Fortis credit facility (as well as any interest or other liabilities related to such letters of credit thereunder), and any interest-rate swap breakage fees that arise in connection with the Fortis credit facility. SFL Holdings also has the right, under the Reimbursement Agreement, to require Horizon Lines under certain circumstances to assume the obligations of SFL Holdings to the sellers under the memoranda of agreement.

In order for Horizon Lines to secure certain of its obligations to SFL, SFL Holdings and the SFL shipowners under the Reimbursement Agreement, Horizon Lines has delivered letters of credit (obtained pursuant to our senior credit facility) in an aggregate amount of $29.3 million, to the agent and/or lenders under the Fortis credit facility. The $29.3 million in letters of credit is comprised of $25.5 million issued as collateral for SFL’s obligations in respect of security deposits for three of the new vessels and $3.8 million issued as collateral for SFL’s obligations with respect to interest-rate swap breakage fees. These letters of credit will be cancelled upon the return by the sellers to SFL Holdings of the security deposits that they received from SFL Holdings pursuant to certain of the memoranda of agreement. For information regarding the amendment of the senior credit facility in connection with these transactions necessary to facilitate Horizon’s obligations, see “Description of Certain Indebtedness—Senior Credit Facility” on page      of this prospectus.

In addition, as a condition to the entry by SFL and its subsidiaries into the Agreement to Acquire and Charter and the related contractual arrangements, we issued a guarantee in favor of the SFL shipowners with respect to the performance by Horizon Lines of its obligations under its contractual arrangements with SFL, SFL Holdings and the SFL shipowners.

We are also parties to an agreement with the lenders under the Fortis credit facility whereby Horizon Lines has the right, under certain conditions, to assume the indebtedness (and any other obligations) of the SFL shipowners under the Fortis credit facility in the event that Horizon Lines exercises its right under its charters to purchase all of the new vessels or all of the outstanding equity interests in the SFL shipowners. In order for Horizon Lines to exercise such right, it must deliver certain collateral documents required under the Fortis credit facility and agree with the Fortis lenders to amend the financial covenants under the Fortis credit facility to conform to the financial covenants under our senior credit facility or, in the absence of our senior credit facility, to negotiate new financial covenants that shall apply to Horizon Lines under the Fortis credit facility.

Our Vessel Charters

Three of our vessels are leased, or chartered, by certain of our subsidiaries pursuant to charters with termination dates on January 2, 2015. Under the charter for each chartered vessel, these subsidiaries generally have the following options in connection with the expiration of the charter: (i) purchase the vessel for its fair market value, (ii) extend the charter for an agreed upon period of time at a fair market value charter rate, (iii) or return the vessel to its owner.

The obligations of the subsidiaries under the existing charters for our chartered vessels are guaranteed by our former parent, CSX Corporation, and certain of its affiliates. In turn, certain of our subsidiaries are parties to the Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with CSX Corporation and certain of its affiliates, pursuant to which these subsidiaries have agreed to indemnify these CSX entities if any of them should be called upon by any owner of the chartered vessels to make payments to such owner under the guarantees referred to above. For further information regarding the GIA, see “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement.”

Our Container Fleet

As summarized in the table below, our container fleet consists of owned and leased containers of different types and sizes as of March 26, 2006:

Container Type	Owned	Leased	Combined
20’ Standard Dry	50	691	741
20’ Flat Rack	2	—	2
20’ Standard Opentop	1	—	1
20’ Miscellaneous	80	—	80
20’ Tank	1	—	1
40’ Standard Dry	168	2,324	2,492
40’ Flat Rack	386	341	727
40’ High-Cube Dry	319	5,744	6,063
40’ Standard Insulated	39	—	39
40’ High-Cube Insulated	418	—	418
40’ Standard Opentop	1	100	101
40’ Miscellaneous	68	—	68
40’ Tank	5	—	5
40’ Car Carrier	165	—	165
40’ Standard Reefer	4	—	4
40’ High-Cube Reefer	1,988	4,048	6,036
45’ High-Cube Dry	1,182	3,512	4,694
45’ High-Cube Insulated	475	—	475
45’ High-Cube Reefer	2	200	202

Total	5,354	16,960	22,314

All of our container leases are operating leases. As our container leases expire, we will either purchase containers coming off lease or enter into new operating leases for new containers.

Maersk Arrangements

In connection with the sale of the international marine container operations of Sea-Land by our former parent, CSX Corporation, to Maersk, in December 1999, our predecessor, CSX Lines, LLC entered into a number of commercial agreements with Maersk that encompass terminal services, equipment sharing, sales agency services, trucking services, cargo space charters and transportation services. These agreements, which were renewed and amended in May 2004, effective as of December 2004, generally are now scheduled to expire at the end of 2007. We are currently negotiating with Maersk and believe the agreements will be renewed or extended through 2010. Maersk is our terminal service provider in the continental U.S., at our ports in Elizabeth, New Jersey, Jacksonville, Florida, Houston, Texas, New Orleans, Louisiana, Tacoma, Washington, and Oakland and Long Beach, California. We are Maersk’s terminal operator in Hawaii, Guam, Alaska and Puerto Rico. We share containers with Maersk and also pool chassis and generator sets with Maersk. We are Maersk’s sales agent in Alaska and Puerto Rico, and Maersk serves as our sales agent in Canada. On the U.S. West Coast, we provide trucking services for Maersk.

Under our cargo space charter and transportation service agreements with Maersk, we operate 5 U.S.-flagged vessels that sail from the U.S. West Coast to Hawaii, continuing from Hawaii on to Guam, and then from Guam on to two ports in Asia, with a return trip to Tacoma, Washington, and Oakland, California. We utilize Maersk containers to carry a portion of our cargo westbound to Hawaii and Guam, where the contents of these containers are then unloaded. We then ship the empty Maersk containers onwards to the two ports in Asia. When these vessels arrive in Asia, Maersk unloads these empty containers and replaces them with loaded containers on our vessels for the return trip to the U.S. West Coast. We use Maersk equipment on our service to Hawaii from our U.S. West Coast ports as well as from select U.S. inland locations. We achieve significantly greater vessel capacity utilization and revenue on this route as a result of this arrangement.

Security

Heightened awareness of maritime security needs, brought about by the events of September 11, 2001 and several maritime attacks around the globe, have caused the United Nations through its International Maritime Organization (referred to herein as the “IMO”), the U.S. Department of Homeland Security, through the U.S. Coast Guard, and the states and local ports to adopt a more stringent set of security procedures relating to the interface between port facilities and vessels. In addition, the U.S. Congress and the current administration have enacted legislation requiring the implementation of Coast Guard-approved vessel and facility security plans.

Certain aspects of our security plans require our investing in infrastructure upgrades to ensure compliance. We have applied in the past and continue to apply going forward for federal grants to offset the incremental expense of these security investments. While we were successful through two rounds of funding to secure substantial grants for specific security projects, the 2007 federal budget proposal, currently pending before Congress, would fold the port security grant program into a program where U.S. ports and private maritime industry stakeholders compete for funding alongside other transportation infrastructure needs. In addition, the current administration is continuously reviewing the criteria for awarding such grants. Such changes could have a negative impact on our ability to obtain grant funding in the future.

It is anticipated that we will be required to increase our security-related investments in order to implement the pending so-called Transportation Worker Identification Credential program being proposed by the Transportation Security Administration and the Coast Guard by modifying our existing access control systems and operations and updating our security plans.

IT Systems

HITS, our proprietary ocean shipping and logistics information technology system, is substantially more advanced than the cargo booking, tracking and tracing systems employed by our competitors. HITS provides a platform to accomplish a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In addition, HITS produces bills of lading, customs documents and invoices. Finally, customers can book shipments, provide shipping instructions and access all information available within HITS through an advanced Internet portal. Our portal implementation strategy is to link customers into our systems. Customers utilizing the portal, also called a traffic management system, have access and real-time visibility similar to our own customer service teams and can choose to automate their booking, tracking and tracing of cargo. Over 50% of our bookings are currently performed by customers on-line through HITS.

We believe that HITS is highly valued by customers with just-in-time logistical needs and provides us with a strong point of differentiation relative to competitors. In addition, as customers adopt HITS, they in turn can reduce their in-house staffing needs as they migrate from developing documentation to an automated and electronic alternative such as HITS. We expect that such continued adoption of HITS will enhance our long-standing customer relationships.

Capital Construction Fund

The Merchant Marine Act, 1936, as amended, permits the limited deferral of U.S. federal income taxes on earnings from eligible U.S.-built and U.S.-flagged vessels if the earnings are deposited into a Capital Construction Fund, or CCF, pursuant to an agreement with the U.S. Maritime Administration, or MARAD. The amounts on deposit in a CCF can be withdrawn and used for the acquisition, construction or reconstruction of U.S.-built and U.S.-flagged vessels or U.S.-built containers, in both cases, for operation only on trade routes between ports in the continental U.S. and ports in Alaska, Hawaii or Puerto Rico, on trade routes between ports in Alaska, Hawaii and Puerto Rico, on trade routes on the Great Lakes, and on trade routes between U.S. ports and foreign ports.

Horizon Lines has a CCF agreement with MARAD under which it occasionally deposits into the CCF earnings attributable to the operation of our sixteen vessels and makes withdrawals of funds from the CCF to acquire U.S.-built and U.S.-flagged vessels and U.S.-built refrigeration units. Four used U.S.-built and U.S.-flagged vessels (Horizon Hawaii, Horizon Fairbanks, Horizon Navigator and Horizon Trader) were acquired by Horizon Lines, using available cash in the CCF, in 2003 and 2004 for a total of $25.2 million through the exercise of purchase options under the charters for these vessels. During 2005, Horizon Lines acquired, using available cash in the CCF, for $25.2 million, the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consist primarily of the Horizon Enterprise and the Horizon Pacific, and the charters related thereto under which Horizon Lines operates such vessels.

Amounts on deposit in Horizon Lines’ CCF cannot be withdrawn for other than the qualified purposes specified in the CCF agreement. Any nonqualified withdrawals are subject to federal income tax at the highest marginal rate. In addition, such tax is subject to an interest charge based upon the number of years the funds have been on deposit. If Horizon Lines’ CCF agreement were terminated, funds then on deposit in the CCF would be treated as nonqualified withdrawals for that taxable year. In addition, if a vessel built, acquired, or reconstructed with CCF funds is operated in a nonqualified operation (such as the contiguous Jones Act trade and certain foreign-to-foreign trades), the owner must repay a proportionate amount of the tax benefits as liquidated damages. These restrictions apply (i) for 20 years after delivery in the case of vessels built with CCF funds, (ii) ten years in the case of vessels reconstructed or acquired with CCF funds more than one year after delivery from the shipyard, and (iii) ten years after the first expenditure of CCF funds in the case of vessels in regard to which qualified withdrawals from the CCF fund have been made to pay existing indebtedness (five years if the vessels are more than 15 years old on the date the withdrawal is made). In addition, the sale or mortgage of a vessel acquired with CCF funds requires MARAD’s approval. $25.2 million of our taxable income attributable to the operation of our vessels has been, in accordance with Horizon Lines’ CCF agreement, deposited into the CCF and then withdrawn in qualified withdrawals and applied to the purchase price of the four vessels purchased by Horizon Lines in 2003 and 2004. On September 12, 2005, Horizon Lines withdrew from its CCF in qualified withdrawals an additional $25.2 million in cash to acquire the owner participant’s interests in the trusts holding the Horizon Enterprise and the Horizon Pacific. These vessels remain subject to mortgages in the aggregate amount of $4.5 million. Our consolidated balance sheets at December 25, 2005, and December 26, 2004 include liabilities of approximately $14.1 million and $7.9 million, respectively, for deferred taxes on deposits in Horizon Lines’ CCF.

Construction-Differential Subsidy

Thirteen of our vessels were built with construction differential subsidies provided by the U.S. Department of Transportation under Title V of the Merchant Marine Act, 1936. The grant of these subsidies was subject to the imposition of certain operating restrictions which generally limit the operation of the vessels to foreign trade routes, provided that these vessels carried cargo between U.S. ports in the course of foreign voyages if portions of the related subsidies were repaid in connection therewith. Three of our vessels were subject to these operating restrictions during 2005. We operated these three vessels on trade routes between the U.S. West Coast and Asia, with stops in Hawaii and Guam, and made subsidy repayments in respect of the portions of these voyages between Hawaii and the U.S. west coast. For the year ended December 25, 2005, we incurred $1.2 million of expense related to this construction differential subsidy program and we made subsidy repayments of approximately $2.1 million. The construction differential restrictions on two of the vessels expired in 2005 and the restriction on the third vessel expired in January 2006.

Employees

As of March 26, 2006, we had 1,880 employees, of which 1,274 were represented by seven labor unions.

The table below sets forth the unions which represent our employees, the number of employees represented by these unions and the expiration dates of the related collective bargaining agreements.

Union	Collective Bargaining Agreement(s) Expiration Date	Number of Our Employees Represented
International Brotherhood of Teamsters	March 31, 2008	253
International Brotherhood of Teamsters, Alaska	June 30, 2010	110
International Longshore & Warehouse Union (ILWU)	July 1, 2008	36
International Longshore and Warehouse Union, Alaska (ILWU-Alaska)	June 30, 2007	99
International Longshoremen’s Association, AFL-CIO (ILA)	September 30, 2010	—	(1)
International Longshoremen’s Association, AFL-CIO, Puerto Rico	October 31, 2010	86
Marine Engineers Beneficial Association (MEBA)	June 15, 2012	147
International Organization of Masters, Mates & Pilots, AFL-CIO (MMP)	June 15, 2012	96
Office & Professional Employees International Union, AFL-CIO	November 9, 2007	66
Seafarers International Union (SIU)	June 15, 2006	381

(1)	Multi-employer arrangement representing workers in the industry, including workers who may perform services for us but are not our employees.

The table below provides a breakdown of headcount by non-contiguous Jones Act market and function for our non-union employees as of March 26, 2006.

	Alaska Market	Hawaii and Guam Market	Puerto Rico Market	Corporate	Total
Senior Management	1	1	1	14	17
Operations	38	78	56	65	237
Sales and Marketing	25	29	56	8	118
Administration	6	32	8	188	234

Total Headcount	70	140	121	275	606

Insurance

We maintain insurance policies to cover risks related to physical damage to our vessels and vessel equipment, other equipment (including containers, chassis, terminal equipment and trucks) and property, as well as with respect to third-party liabilities arising from the carriage of goods and the operation of vessels and shoreside equipment and general liabilities which may arise through the course of our normal business operations. We also maintain limited business interruption insurance and directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

We have arranged for marine insurance covering our vessels in line with currently prevailing industry practice for fleets comparable to ours. Our marine insurance policies include:

Hull and Machinery. We maintain marine hull and machinery insurance providing coverage for damage to, or total or constructive loss of, a vessel. We also maintain war risk insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. A further portion of the declared value of each vessel is also covered under an “increased value” insurance policy, in order to meet additional expenses that might arise from the total loss of the vessel. In addition, we maintain mortgagees’ interest and lessors’ interest insurance policies to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our marine hull and machinery insurance. We also maintain certificates of financial responsibility for our vessels that act as guarantees of the satisfaction of any liabilities arising under the Oil Pollution Act of 1990.

Protection and Indemnity Insurance. We maintain protection and indemnity insurance, referred to herein as P&I, that provides cover for third-party claims arising from the carriage of goods including loss or damage to cargo; claims arising from the operation of owned and chartered vessels including injury or death to crew or third parties; claims arising from collisions with other vessels; damage to other third-party property; pollution arising from oil and other substances; and salvage and other related costs. Currently the available amount of coverage under our P&I insurance for pollution is $1 billion per vessel per incident. Our P&I cover is provided by the UK Club, a mutual P&I club which is a member of the International Group of P&I Clubs, or the International Group. Member clubs of the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each club’s liabilities. Each member club of the International Group has capped its exposure to each of its members at approximately $4.5 billion. As a member of a club, which in turn is a member of the International Group, we may be subject to additional premiums. Our total premium is based on our own claims record, the total claims record of the other members of our club, and the aggregate claims record of all other clubs that are members of the International Group and the clubs’ costs for reinsurance. In addition, we maintain contingent P&I insurance to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our P&I insurance policy.

We also maintain additional insurance policies to cover a number of other risks including workers compensation, third-party property damage and personal injury claims, cargo claims, employment, fiduciary, crime and directors’ and officers’ liability.

We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

Environmental Regulation

Our operations are subject to a wide variety of international, federal, state and local environmental laws and regulations and international agreements governing maritime operations and environmental protection, including limiting discharges into the environment, imposing operating requirements, and establishing standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes, and requirements for clean up of contaminated waterways, soil and groundwater. These laws are often complex, change frequently and have tended to become more stringent over time.

In jurisdictions such as the United States, such obligations and liabilities, including but not limited to those under the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act (referred to as RCRA), the Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA), may be strict and joint and several and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. These laws may also impose liability for personal injury, property damage and damages to natural resources due to the presence of, or exposure to, oil or hazardous substances. In addition, many of these laws provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. In the case of OPA, each responsible party for a vessel or facility from which oil is discharged will be strictly liable, jointly and severally, for all oil spill removal costs and certain other damages (including economic damages) arising from the discharge up to its limits of liability, which limits do not apply if the incident was caused by the responsible party’s gross negligence, the violation of an applicable federal safety, construction, or operating regulation, or if the responsible party fails to report the incident or cooperate in the response. Liability for discharges of oil, hazardous substances, and other pollutants may also be imposed under the Refuse Act and the Federal Water Pollution Control Act. All of our operations and properties must comply with these laws and, in some cases, we are required to obtain and maintain permits in connection with our operations and activities. Although we believe that we are in material compliance with these permits and the applicable environmental laws, non-compliance may occur and, if so, can result in additional costs and possible penalties. Moreover, it is difficult to predict the future development of or change in enforcement policies applied for such laws and regulations may also result in increased costs which can impact our business or results of operations.

We are required by OPA and CERCLA to establish and maintain for each of our vessels evidence of financial responsibility to meet the maximum liability to which we can be subject under OPA and CERCLA, and to adopt procedures for oil and hazardous substance spill prevention, response, and clean up. We have established and maintain evidence of financial responsibility by our filing of an insurance guaranty form, in accordance with 33 CFR 138, to meet liability under Section 1002 of OPA, and under Section 108 of CERCLA. Legislation is pending that would incrementally increase the limits of liability over several years. Although we have insurance coverage for these environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any such claims will not have a material adverse affect on our business, operations and financial condition. In addition, we are subject to, among other laws, the International Convention for the Prevention of Pollution from Ships as amended and as implemented in the United States by the Act to Prevent Pollution from Ships, which requires specific pollution prevention equipment and operating and record keeping procedures, the Federal Water Pollution Control Act, and the Refuse Act, all of which provide for substantial administrative and civil fines, as well as criminal sanctions for violations.

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and nonhazardous wastes that are subject to the requirements of RCRA and comparable state and local requirements. In the course of our vessel and terminal operations, from time to time we engage contractors to remove and dispose of hazardous waste at offsite disposal facilities. If such materials are disposed of by third parties in violation of applicable law, we could still be jointly and severally liable with the disposal contractor for the cleanup costs and any resulting damages under RCRA, CERCLA or certain state laws. The U.S. Environmental Protection Agency (referred to as the EPA) has determined not to classify most common types of used oil as a hazardous waste, provided that certain recycling standards are met. Some states in which we operate, however, have classified used oil as hazardous.

The Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. In December 1999, the EPA issued a final rule regarding emissions standards for marine diesel engines. The final rule applies emissions standards to new engines beginning with the 2004 model year. In the preamble to the final rule, the EPA noted that it may require the application of emissions standards to rebuilt or remanufactured engines if the industry does not take steps to introduce new pollution control technologies. In addition, the final rule commits EPA to impose stricter standards for large marine diesel engines by April 2007. Adoption of any such standards could require modifications to some existing marine diesel engines and may result in material expenditures.

The Coast Guard and Maritime Transportation Act of 2004 amended OPA to require all self-propelled non-tank vessels of 400 gross tons or greater that carry oil of any kind as fuel for main propulsion and that are either U.S.- or foreign-flag vessels operating on U.S. navigable waters to prepare and submit to the U.S. Coast Guard for approval a vessel response plan by August 8, 2005. This new requirement applies to our vessels and we submitted our plans on July 11, 2005. The U.S. Coast Guard has issued voluntary interim guidelines for the development and review of vessel response plans, which are plans for responding to a discharge, or threat of a discharge, of oil from non-tank vessels. The U.S. Coast Guard is in the process of issuing regulations further defining the requirements. While vessel owners and operators are encouraged to seek interim authorization letters through the voluntary process, the Coast Guard has stated that it will not enforce this policy until it promulgates the regulations addressing this issue.

In addition, many U.S. states that border a navigable waterway or seacoast have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance, along with imposing contingency, response planning, and financial responsibility requirements separate and distinct from those required by federal law. These state laws may be more stringent than federal law and in some cases have no statutory limits of liability.

We have incurred and expect to incur costs for our operations to comply with the requirements under applicable environmental laws, and these costs could increase in the future. While these costs have not been significant, we cannot guarantee they will not be material in the future.

There are no existing material environmental claims against us. We are conducting limited remediation at our facility located in Anchorage, Alaska, arising out of historical facility operations. We do not anticipate incurring any material costs associated with this matter, but there can be no assurance future costs will not be material if new conditions are discovered or there is a change in the regulatory requirements.

Regulatory

As a shipping and logistics company, we are subject to all of the ordinary and usual federal, state and local employment, environmental and other regulatory regimes including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act, various state and local anti-discrimination laws, federal and state anti-pollution and waste disposal laws, the Occupational Safety and Health Act and other worker protection laws.

In addition, we must comply with laws and regulations related to vessel operations administered by the U.S. Coast Guard, the U.S. Maritime Administration, the U.S. Bureau of Customs and Border Protection and the U.S. Department of Labor. Also, to the extent not subject to exemption, our rates, rules and practices in dealing with our customers are subject to regulation by the STB under the ICC Termination Act of 1995, or ICCTA. The STB administers the ICCTA and adjudicates matters raised by its staff or in complaints filed by members of the public. The decisions of the STB are subject to the federal Administrative Procedures Act and to review by the federal courts. Currently, our rates in the Hawaii and Guam markets are subject to STB regulation. Our rates in the Puerto Rico and Alaska markets are predominantly contained in negotiated transportation service contracts which are exempt from STB rate regulation. We are also subject to various additional regulations as a contractor engaged by the U.S. government.

The International Maritime Organization, referred to as the IMO, which operates under the auspices of the United Nations, has adopted stringent safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to our vessels. Among other things, SOLAS establishes vessel design, structural features, materials, construction, life saving equipment, safe management and operation, and security requirements to improve vessel safety and security. SOLAS requirements are amended periodically and amendments are phased in over several years. In addition, the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 (referred to as MARPOL 73/78), is the primary international convention covering the prevention of pollution of the marine environment by ships from either operational or accidental causes. MARPOL 73/78 is also periodically amended with the new requirements being phased in over time. Once new requirements under these regulatory schemes are effective, they could have a material effect on our results of operations.

In 1993, SOLAS was amended to incorporate the International Safety Management Code, referred to as the “ISM Code.” The ISM Code provides an international standard for the safe management and operation of ships and for pollution prevention. The ISM Code became mandatory for container vessel operators in 2002. All of our operations and vessels have obtained the required certificates demonstrating compliance with the ISM Code and are regularly inspected by the U.S. Coast Guard, as well as the international authorities acting under the provisions of their international agreements related to port state control authority, the process by which a nation exercises authority over foreign vessels when the vessels are in the waters subject to its jurisdiction.

We believe that we are in substantial compliance with all applicable federal, state and local regulations, including SOLAS, MARPOL 73/78 and the ISM Code, affecting our operations.

Facilities

We lease all of our facilities, including our terminal and office facilities located at each of the ports upon which our vessels call as well as our central sales and administrative offices and regional sales offices. The following table sets forth the locations, descriptions, and square footage of our significant facilities as of March 26, 2006:

Location	Description of Facility	Square Footage(1)
Anchorage, Alaska	Stevedoring building and various terminal and related property	1,429,425
Atlanta, Georgia	Regional sales office	911
Charlotte, North Carolina	Corporate Headquarters	28,900
Chicago, Illinois	Regional sales office	1,533
Dallas, Texas	Operations center	42,511
Dedeo, Guam	Terminal and related property	108,425
Dominican Republic	Operations Office	1,500
Dutch Harbor, Alaska	Office and various terminal and related property	744,815
Elizabeth, New Jersey	Terminal supervision and sales office	4,994
Honolulu, Hawaii	Terminal property	29,108	(2)
Houston, Texas	Terminal supervision and sales office	497
Jacksonville, Florida	Terminal supervision and sales office	3,848
Kenilworth, New Jersey	Ocean shipping services office	12,110
Kodiak, Alaska	Office and various terminal and related property	265,232
Long Beach, California	Terminal supervision office	843,307
Oakland, California	Office and various terminal and related property	279,131
Piti, Guam	Office and various terminal and related property	24,837
Reno, Nevada	Warehouse	20,000
Renton, Washington	Regional sales office	9,010
San Juan, Puerto Rico	Office and various terminal and related property	3,017,621
Tacoma, Washington	Office and various terminal and related property	794,314

(1)	Square footage for marine terminal facilities excludes common use areas used by other terminal customers and us.
(2)	Excludes 1,647,952 square feet of terminal property which we have the option to use and pay for on an as-needed basis.

Legal Proceedings

In the ordinary course of our business, from time to time, we become involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employee’s personal injury claims, and claims for loss or damage to the person or property of third parties.

We generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. We also, from time to time, become involved in routine employment-related disputes and disputes with parties with which we have contracts.

Except as described below, we are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which our property is the subject.

There are two actions currently pending before the STB involving Horizon Lines. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co. (referred to herein as “Matson”), seeks a ruling from the STB that Horizon Lines’ Guam shipping rates, which are based on published tariff rates, during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995 (referred to herein as the “ICCTA”), and an order awarding reparations to Guam and its citizens. The STB is addressing this matter in three phases. During the first phase, which has been completed, the STB reviewed the allegations set forth in the complaints that were filed by the Government of Guam and dismissed certain complaints while allowing certain other complaints to be addressed in phase two. During the currently on-going second phase, at the request of the STB, the parties fully briefed, in 2002, the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA. The STB is expected to issue a ruling in 2006 that sets forth a standard for determining whether the rates charged during 1996-1998 were reasonable. During the third phase, the STB will apply the standard that it adopts in the second phase to the rates in effect during 1996-1998. If the STB determines that the rates charged by Horizon Lines during 1996-1998 were unreasonable, the STB will issue an additional ruling to determine the persons entitled to damages and in what amounts. On June 8, 2005, upon the motion of Horizon Lines, the STB issued a decision which ordered the Government of Guam to show cause by June 28, 2005 why the action should not be dismissed. The Government of Guam responded to this decision by asserting its intent to participate in the proceeding and attending oral argument in the second phase of the case at the STB. Horizon Lines filed a response thereto asserting that the Government of Guam’s response is not sufficient to show cause. The STB issued a further order on September 15, 2005 canceling its show cause order and notified the parties that it had scheduled oral argument on the merits of the Phase II issues, which took place on November 16, 2005. No assurance can be given that the final decision with respect to this matter will be favorable to us. An adverse ruling by the STB in this action could result in significant damages. We are unable to quantify the amount of these damages. In the event that the STB were to issue a ruling whereby it accepted the Government of Guam’s proposed standard for the determination of “rate reasonableness” under the ICCTA, the STB would then need to determine whether rates charged by Horizon Lines during 1996-1998 were reasonable under such standard. However, the business of Horizon Lines that provided marine container shipping to and from Guam during 1996-1998 was, at the time, part of a larger business. During 1996-1998, the Guam-related business of Horizon Lines was part of the business of Sea-Land Service, Inc., which included transportation, logistics and terminal services between and at ports in Asia, Guam, Hawaii and the U.S. West Coast. Separate financial statements were not prepared for the operations of Sea-Land Service that related to marine container shipping to and from Guam. Accordingly, we believe that the actual rates of return that were earned by Horizon Lines’ business with respect to marine container shipments to and from Guam during 1996-1998 cannot be determined. Consequently, the absence of such actual rates of return would preclude the calculation of a reasonable rate of return based on the standard proposed by the Government of Guam in the pending action. Even if each of these matters were determined adversely to Horizon Lines, we are unable at the present time to determine how many citizens of Guam, on whose behalf the pending action has been brought by the Government of Guam, paid such rates during 1996-1998, or the amounts of their related claims, because the requisite discovery proceedings for that phase of the dispute have not yet begun. Apart from potential damages, an adverse ruling by the STB could affect Horizon Lines’ current and future rate structure for its Guam shipping by requiring it to reduce its current base tariff rates and limit future rate increases to amounts determined to be within the “zone of reasonableness” contained in the ICCTA, as determined in such ruling. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes where rates must be “reasonable” under the ICCTA. We have not accrued a liability relating to this action pending before the STB because we do not believe that an unfavorable outcome in this action is probable and we do not believe that we can reasonably estimate our exposure in the event that there was an unfavorable outcome.

The second action currently pending before the STB involving Horizon Lines, brought by DHX, Inc. in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of Horizon Lines and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders, including DHX, also solicit full container loads from shippers. Among other things, DHX claimed that Horizon Lines and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines’ current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to our business. On June 13, 2005, the STB issued a decision that denied DHX’s motion for reconsideration and denied the alternative request by DHX for clarification of the STB’s December 13, 2004 decision. On August 5, 2005, DHX filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit challenging the STB’s order dismissing its complaint. Horizon Lines has filed a motion to intervene, which has been granted, so it can participate directly in the appellate process. DHX filed an appellant brief on November 10, 2005. Horizon Lines is currently preparing its response to the DHX brief. No assurance can be given that the final decision with respect to this matter will be favorable to us. We have not accrued a liability relating to this action pending before the STB because we do not believe that an unfavorable outcome in this action is probable.

Intellectual Property

We own or have rights to use all material or significant trademarks, trade names, tag lines or logos used in our business. We have a registered U.S. trademark for Horizon Services Group®, as well as for the “Captain” suite of shipping programs that we have developed and currently comprise a portion of HITS. We also have or have applied for copyright and trademark or service mark protection for various other names, lines and pictures we use in connection with our sales and promotional activity including Horizon Lines®, Sea-Logix™, Horizon Global Ocean Management System®, Horizon Services Group Transportation Solutions®, What’s On Your Horizon?®, and Always There. Always Delivering.SM We have received from Maersk a perpetual, exclusive, royalty-free license to use SL in block letters or in any logo format, in either case as a stand-alone mark or as part of a broader mark, in connection with the conduct of our Jones Act business. In addition, we have received from Maersk a non-exclusive, royalty-free license to make, use or sell products in connection with the conduct of our Jones Act business that utilize various patents held by Maersk for shipping-related equipment, devices and methods. The duration of this license is based on the lives of these patents.

MANAGEMENT

The following table sets forth certain information regarding our executive officers and the members of our board of directors:

Name	Age	Position
Charles G. Raymond	62	President and Chief Executive Officer, Director
John W. Handy	61	Executive Vice President
John V. Keenan	48	Senior Vice President and Chief Transportation Officer
M. Mark Urbania	42	Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary
Kenneth L. Privratsky	59	Vice President and General Manager, Alaska, of Horizon Lines
Robert S. Zuckerman	61	Vice President, General Counsel, and Secretary
Brian W. Taylor	47	Senior Vice President, Sales and Marketing, of Horizon Lines
Mar F. Labrador	46	Vice President and General Manager, Hawaii/Guam of Horizon Lines
Gabriel M. Serra	46	Vice President and General Manager, Puerto Rico, of Horizon Lines
Michael T. Avara	47	Treasurer and Vice President: Treasurer and Investor Relations, of Horizon Lines
John K. Castle	65	Director
Marcel Fournier	51	Director
Admiral James L. Holloway III, U.S.N. (Ret.)	84	Director
Dan A. Colussy	74	Director
Francis Jungers	79	Director
James G. Cameron	60	Director
Ernie L. Danner	51	Director
Thomas M. Hickey	33	Director

Charles G. Raymond has served as President and Chief Executive Officer and as a director of the issuer and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, and as a director of Horizon Lines since November 1999 and President and Chief Executive Officer of Horizon Lines since December 1999. Mr. Raymond has held various senior management positions during his 39-year transportation career, including Group Vice President—Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, L.L.C. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John W. Handy has served as Executive Vice President of the company, H-Lines Finance and Horizon Lines Holding since February 2006. Mr. Handy’s major responsibilities include the continued enhancement of trade route profitability and system service integrity, the leadership of strategic business development and the further development of Horizon Lines’ management team as the next generation of leadership. Mr. Handy is a retired four-star Air Force general who most recently served as Commander of USTRANSCOM, which is the single manager for air, land and sea transportation for the U.S. Department of Defense, and the U.S. Air Force Air Mobility Command. Mr. Handy is a graduate of Methodist College of Fayetteville, NC and earned his Master’s degree in Systems Management from the University of Southern California, and attended the John F. Kennedy School of Government at Harvard University.

John V. Keenan has served as Senior Vice President and Chief Transportation Officer of the issuer, H-Lines Finance, Horizon Lines Holding and Horizon Lines since February 2006. Prior thereto, he served as Senior Vice President and Chief Operating Officer of the company and Horizon Lines Holding from July 2004 through January 2006, of Horizon Lines since June 2003 and of H-Lines Finance since December 2004. He is responsible for the integrity of Horizon Lines’ operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan joined Sea-Land in 1983 where he held numerous leadership positions. He served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 23-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

M. Mark Urbania has served as Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary of the issuer and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, and Senior Vice President, Finance and Administration of Horizon Lines since September 2004. He is responsible for accounting, finance, treasury management, human resources, information technology, law and procurement for Horizon Lines and its business units. Mr. Urbania joined Horizon Lines in November 2003 from Piedmont / Hawthorne Holdings, Inc., a $300 million general aviation holding company, where he held the position of Senior Vice President, Treasurer and CFO from July 2000 to November 2003. Previously, he was CFO at I360, a high-tech start-up, from 1999 to 2000, and before that he was an executive at TK Holdings, a privately held manufacturer of automotive safety systems. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He began his career in public accounting with Peat Marwick Main & Company.

Kenneth L. Privratsky has served as Vice President and General Manager, Alaska, of Horizon Lines since December 2002. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command in Alexandria, Virginia. Mr. Privratsky received an M.B.A. from Adelphi University and an M.A. in English from Purdue University.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary of the issuer and Horizon Lines Holding since July 2004 and of H-Lines Finance since December 2004, Secretary of Horizon Lines since January 2000, and Vice President and General Counsel of Horizon Lines since August 2000. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 28 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

Brian W. Taylor has served as Senior Vice President, Sales and Marketing of Horizon Lines since February 2006. He served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines from June 2000 through January 2006. Prior to this appointment, Mr. Taylor was

Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Prior to that, Mr. Taylor held management positions in sales and marketing both in North America and in Asia, including General Manager, of Buyers and Shippers Consolidated BSE, Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his B.A. and M.B.A. in Business and Financial Management from Concordia College.

Mar F. Labrador has served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines since February 2006 and is responsible for operational, sales and strategic activities of the Hawaiian and Guam markets. Prior to this appointment, Mr. Labrador was General Manager, Guam, for Horizon Lines from April 1999 through January 2006. Mr. Labrador joined Sea-Land in 1994 as a management trainee. Prior to his career with Sea-Land, he was a U.S. Naval Officer serving onboard fast-attack nuclear submarines in the Pacific theater. Mr. Labrador has a B.S. in Naval Architecture from the U.S. Naval Academy and a M.B.A. from the University of Washington.

Gabriel M. Serra has served as Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 23-year veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and Nicaragua and Costa Rica / Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

Michael T. Avara has served as Treasurer of the issuer, Horizon Lines Holding and H-Lines Finance since August 2005 and as Vice President, Treasurer and Investor Relations, of Horizon Lines since March 2005. He is responsible for the treasury, risk management and investor relations functions for Horizon Lines and its business units. Prior to joining Horizon Lines in March 2004, Mr. Avara spent 20 years in various accounting and finance functions at CSX Corporation and its subsidiaries, where he most recently served as Assistant Vice President, Corporate Finance, including seven years with CSX Lines, LLC and Sea-Land Service Inc., the predecessors of Horizon Lines, where he held the position of Controller. Mr. Avara began his career in public accounting with Coopers & Lybrand and is a certified public accountant, maintaining a license in the State of Maryland. Mr. Avara received both an M.B.A. in Finance and a B.A. in Accounting from Loyola College in Baltimore, Maryland.

John K. Castle has served as a director of the company and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), CHATT Holdings, LLC (an indirect parent of ATT Holding Co., which is the parent of Ames True Temper, Inc.), Morton’s Restaurant Group, Inc. and TRC Holding LLC, an indirect parent of The Restaurant Company. Mr. Castle has also been elected to serve as a life member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Marcel Fournier has served as a director of the issuer and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Fournier is a Senior Managing Director of Castle Harlan. He is also a board member of CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), APEI Holdings Corporation (the parent of APEI Acquisition Corp., which is the parent of Associated Packaging Enterprises, Inc.) and Gravograph Industrie International. Prior to joining Castle Harlan in 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier graduated as a Civil Engineer from the Ecole Speciale des Travaux Publics in Paris, France. He received his M.B.A. from the University of Chicago, and his Master of Economics from the Universite de la Sorbonne in Paris.

Admiral James L. Holloway III, U.S.N. (Ret.) has served as a director of the issuer and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Admiral Holloway has served as Chairman of the Naval Historical Foundation, a national naval historic preservation foundation, since 1998. He is Chairman Emeritus of the Historic Annapolis Foundation, the Naval Academy Foundation, and the Board of Trustees of Saint James School. He is a retired Naval Officer who served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S.-flagged vessels in foreign trade. In 1995, he served as Executive Director of the Presidential Task Force on combating terrorism. From 1985 to 1989, he served as a commissioner on the President’s Blue Ribbon Commission for Defense Management, on the Presidential Commission for Merchant Marine and Defense, and the Commission for a Long Term Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992, he served in a presidential appointment as U.S. Representative to the South Pacific Commission.

Dan A. Colussy has served as a director of the issuer, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Colussy is the Chairman of Iridium Holdings LLC, the parent of Iridium Satellite LLC, and, since the inception of Iridium Satellite in December 2000, has served in senior management positions with these entities. From 1989 to 1999, he served as Chairman of CareFirst, Inc. From 1985 to 1997, Mr. Colussy served as Chairman, President and Chief Executive Officer of UNC Inc. From 1981 to 1984, he served as Chairman, President and Chief Executive Officer of Canadian Pacific Airlines. From 1970 to 1980, Mr. Colussy served in numerous senior management positions at Pan American World Airways, including President and Chief Operating Officer from 1977 through 1980. Mr. Colussy holds a B.S. in Engineering from the U.S. Coast Guard Academy and an M.B.A. from Harvard University.

Francis Jungers has served as a director of the issuer, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Jungers has been an independent investor and consultant for the past several years. He also serves as a director of Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer. During his career, Mr. Jungers has served as a director of AES

Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

James G. Cameron has served as a director of the issuer and Horizon Lines Holding since July 2004 and a director of H-Lines Finance since December 2004. Mr. Cameron is President of Omega Management, LLC, a management consulting firm specializing in the petrochemical services industry. Mr. Cameron previously served as a director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. He has been a director of Statia Terminals Cayman, Inc. since April 1999, and has been a director of Petroterminal de Panama, S.A. since April 2003. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of The Castle Harlan Group.

Ernie L. Danner has served as a director of the issuer and Horizon Lines Holding since November 2004 and a director of H-Lines Finance since December 2004. He has served as a director and Executive Vice President of Universal Compression Holdings, Inc. since its formation in February 1998. During his tenure at Universal, he has served as its Chief Financial Officer and currently serves as President, International Division of Universal Compression, Inc. From May 1997 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director. Mr. Danner also serves on the Board of Directors of Verdugt Holdings, LLC, a manufacturer of organic salts, Tide-Air Inc., a distributor of Atlas Copco air compressors, and Copano Energy, LLC, a natural gas gathering and treating company. Universal Compression, INDSPEC Chemical and Verdugt Holdings are former portfolio companies of The Castle Harlan Group.

Thomas M. Hickey has served as a director of the issuer, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Hickey is a Vice President of Castle Harlan. He is also a board member of BKH Acquisition Corp. (the parent of Caribbean Restaurants, LLC). Prior to joining Castle Harlan in 2003, Mr. Hickey was an associate in the Mergers and Acquisitions Group of Credit Suisse First Boston from 2000 through 2002. Previously, he worked in the Investment Banking Division of Robinson-Humphrey in Atlanta. Mr. Hickey received his bachelor’s degree with distinction from the University of Virginia, where he was an Echols Scholar, and holds an M.B.A. from the Harvard Business School.

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other four highest paid executive officers who were serving as executive officers as of December 31, 2005 and for the year ended December 31, 2005 and for the twelve months ended December 31, 2004 and December 31, 2003. We refer to these executive officers as our “named executive officers.”

		Annual Compensation			Long-Term Compensation
Name and Principal Position(1)	Year	Salary	Bonus(2)	Other Annual Compen- sation(3)	Restricted Stock Awards(4)	Horizon Lines Holding Corp. Securities Underlying Options(5)	Common Stock Underlying Options(6)	All Other Compen- sation(7)
Charles G. Raymond Director, President and Chief Executive Officer	2005 2004 2003	$575,000 525,000 436,583	$1,350,000 600,000 450,000	$99,229 48,157 30,290	$789,854 — —	— 4,445 35,555	154,626 — N/A	$13,600 23,000 14,479

M. Mark Urbania(8) Senior Vice President— Finance and Administration and Chief Financial Officer	2005 2004 2003	286,667 257,500 20,833	775,000 220,344 15,250	17,040 68,860 600	296,192 — —	— 8,888 —	67,925 — N/A	13,600 3,799 —

John V. Keenan Senior Vice President and Chief Transportation Officer	2005 2004 2003	242,500 205,825 197,067	745,000 168,580 139,080	29,575 21,804 13,646	296,192 — —	— — 11,111	67,925 — N/A	12,800 12,683 10,674

Gabriel M. Serra Vice President and General Manager, Puerto Rico, of Horizon Lines	2005 2004 2003	169,167 163,933 170,667	100,000 117,975 91,805	192,477 137,917 279,787	98,722 — —	— — 6,667	42,175 — N/A	10,150 9,836 7,930

Brian W. Taylor Senior Vice President, Sales and Marketing of Horizon Lines	2005 2004 2003	169,135 163,892 160,765	100,000 107,250 96,746	204,057 175,950 156,916	98,722 — —	— — 6,667	42,175 — N/A	11,148 10,892 8,689

(1)	John W. Handy commenced his employment with the company as Executive Vice President on February 1, 2006 at a base salary of $345,000.
(2)	Bonus amounts presented represent (i) employee performance bonuses earned under the cash incentive plan and are reported for the year in which they were earned, though they may have been paid in the following year and (ii) merit awards not related to the cash incentive plan paid during 2005.
(3)	Reflects primarily the amounts of country club dues, car allowances, housing and utility allowances, cost of living allowances and related tax equalization payments.
(4)	Represents the dollar value at the time of grant, net of the consideration paid, of restricted shares of common stock issued to the named executive officers. The number of restricted shares of common stock purchased by the named executive officers is as follows: Mr. Raymond: 689,861, Mr. Urbania: 258,696, Mr. Keenan: 258,695, Mr. Serra: 86,224, and Mr. Taylor: 86,224.
(5)	All of these options were options to purchase shares of the common stock of Horizon Lines Holding and vested in full upon the closing of the transactions relating to the acquisition of the company by The Castle Harlan Group on July 7, 2004. Includes quantities attributable to options held by family members to whom such options were transferred.

The following table sets forth the number of options that each of the named executives exercised on September 26, 2005, and the resulting number of shares of common stock and Series A preferred stock of the issuer that such person received, after giving effect to the provisions of a put/call agreement, as amended.

Name	Number of Horizon Lines Holding Corp. Options Exercised(a)	Resulting Number of Shares of Our Common Stock	Resulting Number of Shares of Our Series A Preferred Stock
Charles G. Raymond(b)	3,866.88	276,232	182,464
M. Mark Urbania	1,593.67	113,845	75,200
John V. Keenan	2,256.71	161,166	106,458
Gabriel M. Serra	1,691.73	120,850	79,827
Brian W. Taylor	1,744.78	124,639	82,330

(a)	Options exercised on a cashless exercise basis.
(b)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

As of the date hereof, each named executive officer has exercised all of his or her options and, pursuant to a put/call agreement, as amended, exchanged all of the common shares of Horizon Lines Holding received upon such exercise for common stock and Series A preferred shares of the issuer.

(6)	Reflects nonqualified stock options granted on September 27, 2005 under our Amended and Restated Equity Incentive Plan to members of our management at a price per share equal to the initial public offering price per share.
(7)	Reflects the aggregate amount of pre-and post-tax matching contributions made by Horizon Lines and its subsidiaries under a defined-contribution 401(k) plan and a flexible spending account program.
(8)	M. Mark Urbania commenced his employment with Horizon Lines in November 2003 at an annual base salary of $250,000, which increased to $280,000 during 2004 and to $288,000 in 2005. In connection with the commencement of his employment, Mr. Urbania was granted an option exercisable for 8,888 shares of common stock of Horizon Lines Holding in fiscal year 2004 but before December 31, 2003.

Stock Option Grants in 2005

The following table shows grants of stock options to the named executive officers during the fiscal year ended December 25, 2005(1). All options shown below are nonqualified stock options granted under the company’s amended and restated equity incentive plan to purchase shares of common stock.

Name	Number of Shares of Common Stock Underlying Options Granted	Percentage of Total Options Granted to Employees in 2005	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Horizon Lines, Inc. Stock Price Appreciation for Option Term
					5%	10%
Charles G. Raymond	154,626	21.9%	$10	2015	$972,434	$2,464,340
M. Mark Urbania	67,925	9.6%	10	2015	427,176	1,082,549
John V. Keenan	67,925	9.6%	10	2015	427,176	1,082,549
Gabriel M. Serra	42,175	6.0%	10	2015	265,236	672,160
Brian W. Taylor	42,175	6.0%	10	2015	265,236	672,160

(1)	John W. Handy, who commenced his employment with the company as Executive Vice President on February 1, 2006, served as a consultant during the fiscal year ended December 25, 2005 and was granted 10,000 options to purchase our common stock in 2005.

Stock Option Exercises and Holdings

The following table sets forth information about stock option exercises by our named executive officers during the fiscal year ended December 25, 2005. All options reflected below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding Corp., or Horizon Lines Holding. As of the date hereof, each named executive officer has exercised all of his options and, pursuant to a put/call agreement, as amended, exchanged all of the common shares of Horizon Lines Holding received upon such exercise for common stock and Series A preferred shares of the company. All of the company’s Series A preferred shares were redeemed in connection with the Initial Public Offering.

Name	Number of Horizon Lines Holding Corp. Underlying Securities Acquired Upon Exercise(1)	Value Realized(2)
Charles G. Raymond(3)	3,866.88	$6,822,390
M. Mark Urbania	1,593.67	$1,842,449
John V. Keenan	2,256.71	$2,569,449
Gabriel M. Serra	1,691.73	$1,898,553
Brian W. Taylor	1,744.78	$1,954,798

(1)	Represents the number of options to purchase common shares of Horizon Lines Holding exercised on September 26, 2005. The shares of common stock of Horizon Lines Holding issued upon the exercise of the Horizon Lines Holding options were exchanged for shares of our common stock and Series A preferred shares pursuant to a put/call agreement, as amended. As of the date hereof, each named executive officer has exercised all of his or her options to purchase common shares of Horizon Lines Holding.
(2)	Represents the aggregate value of our common stock and Series A preferred shares received by such individual upon his exchange, pursuant to a put/call agreement, as amended, of the shares of common stock of Horizon Lines Holding received upon his exercise of all of his options to purchase shares of Horizon Lines Holding common stock on September 26, 2005.
(3)	Includes quantities or values attributable to options held by family members to whom such options were transferred.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including each of our named executive officers) purchased an aggregate of 1,724,620 shares of common stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of common stock are referred to as “restricted shares” and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior notes issued on July 7, 2004. The number of restricted shares purchased by the named executive officers is as follows: Mr. Raymond: 689,861, Mr. Urbania: 258,695, Mr. Keenan: 258,695, Mr. Serra: 86,224, and Mr. Taylor: 86,224. The purchase price for each restricted share was $0.35. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to us of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Seven of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, we sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

On October 18, 2005, the board approved the vesting in full of all of the 1,724,620 shares of common stock that were issued and sold by us on January 14, 2005 to members of our management team. The board’s approval of the vesting in full of these shares was made subject to our rights with respect to these shares under the respective restricted stock agreements dated as of January 14, 2005 pursuant to which these shares were issued and sold. The company recorded non-cash compensation charges of $19.0 million during the fiscal year ended December 25, 2005 with respect to the vesting in full of all of these 1,724,620 shares.

On February 1, 2006, the company granted John W. Handy 70,000 shares of common stock. All 70,000 shares will vest on February 1, 2011 if Mr. Handy has been continuously employed by the company or one of its affiliates through February 1, 2011.

Benefit Plans

Cash Incentive Plan

The cash incentive plan of Horizon Lines is designed, through awards of annual cash bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of the regular full-time non-union salaried employees of Horizon Lines, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan consists of one or more company-wide performance components and a personal performance component. Each company-wide performance component of the annual bonus is a function of the extent to which Horizon Lines has achieved or exceeded a specified performance target for the fiscal year based on a particular company-wide performance measure. The personal performance component of the annual bonus is a function of the extent to which the participant has achieved or exceeded his or her personal performance objectives for the fiscal year (which are specific to the participant’s position with us and are designed to support our achievement of company-wide performance targets). In the case of each participant, a targeted annual bonus is customarily calculated based on the sum of the amounts of the company-wide performance components and the personal performance component that would be payable if the related performance targets or objectives were achieved.

In order for a participant to be eligible to receive an annual bonus under the plan, Horizon Lines must achieve at least the specified performance threshold for each company-wide performance measure and the participant’s performance must meet at least a minimum standard (determined in the discretion of Horizon Lines). Subject to the foregoing, in the event that the performance of Horizon Lines with respect to a company-wide performance measure equals the applicable performance target, a participant will receive a specified percentage of his or her base salary, with such percentage based on the salary compensation band in which the position of such participant is classified and intended to reflect the responsibilities of the participants in such band and their ability to favorably impact the performance of Horizon Lines. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance threshold but is less than the applicable performance target, the percentage of base salary payable to a participant will adjust downward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines was less than the performance target. If the performance of Horizon Lines with respect to a company-wide performance measure exceeds the applicable performance target, the percentage of base salary payable to a participant will adjust upward from the percentage of base salary payable if the performance equaled the performance target by a specified percentage (which differs from the percentage mentioned in the prior sentence but is the same for all participants, regardless of compensation band) of the percentage by which the actual performance of Horizon Lines exceeded the performance target. In any case, each participant is subject to a maximum percentage of base salary which he or she may be entitled to receive as his or her annual bonus under the plan.

The company-wide performance measures, the performance thresholds, targets and maximums with respect to these measures, the various percentage adjustments referred to above and the relative contributions of the various performance components to the targeted annual bonus amounts are determined annually by the board of directors or our compensation committee. For the fiscal year ended December 25, 2005 the board of directors of the issuer determined that the company-wide performance measures would consist of a modified version of EBITDA and cash flow generation and that the relative contributions of the various performance components to the targeted bonus amount based on the modified version of EBITDA, cash flow generation and personal performance would be 40%, 30%, and 30%, respectively. For the fiscal year ended December 25, 2005, the board of directors of the issuer also determined that (i) the performance threshold, target and maximum for the company-wide performance measure that consisted of a modified version of EBITDA were $121.5 million, $135.0 million and $159.5 million, respectively, and (ii) the performance threshold, target and maximum for the company-wide performance measure that consisted of cash flow generation were $32.0 million, $40.0 million, and $50.0 million, respectively.

A committee of the senior management team of Horizon Lines is responsible for the administration of the plan. Horizon Lines made payments of $8.7 million in respect of bonuses earned under the cash incentive plan for the fiscal year ended December 25, 2005.

Employee Stock Purchase Plan

Our 2005 Employee Stock Purchase Plan, or ESPP, will become effective on July 1, 2006. We have reserved 308,866 shares of our common stock for issuance under the ESPP. The ESPP will be administered by the compensation committee of our board of directors. Our compensation committee will have the authority to construe and interpret the ESPP, and its decision will be final and binding. The following discussion of the ESPP assumes the effectiveness of the ESPP.

Employees generally will be eligible to participate in the ESPP if they are employed before the beginning of the applicable purchase period, have been employed by us, or any subsidiaries that we designate, for two years or more and are customarily employed more than five months in a calendar year and more than twenty hours per week, and are not, and would not become as a result of being granted an option under the ESPP, 5% stockholders of us or our designated subsidiaries. Participation in the ESPP will end automatically upon termination of employment.

Eligible employees will be permitted thereunder to acquire shares of our common stock through payroll deductions. In such case, eligible employees may select a rate of payroll deduction within the percentage range of their salary determined by our compensation committee and will be subject to maximum purchase limitations.

Each purchase period under the ESPP will be for three months, beginning on July 1, 2006.

The ESPP provides that the purchase price for our common stock purchased under the ESPP will be a percentage (as determined by our compensation committee but not less than 85%) of the lesser of the fair market value of our common stock on the first day of the applicable purchase period or the last day of the applicable purchase period. For the first purchase period, our compensation committee has determined that this percentage is 95%. Our compensation committee will have the power to change the purchase dates and durations of purchase periods without stockholder approval, if the change is announced prior to the beginning of the date or purchase period affected by such change.

The ESPP, following its effectiveness, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, or the Code. The ESPP will terminate ten years from the date of adoption of the ESPP by our board of directors, unless it is terminated earlier under the terms of the ESPP. Our board has the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the plan and stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the ESPP. Our board is able to make amendments to the ESPP as it determines to be advisable if the financial accounting treatment for the ESPP changes from the financial accounting treatment in effect on the date the ESPP was adopted by our board.

Equity Incentive Plan

Our Amended and Restated Equity Incentive Plan or Equity Plan, is designed to attract, motivate and retain individuals who are important to our success and covers employees, non-employee directors and consultants. The Equity Plan provides for the grant of nonqualified stock options and incentive stock options for shares of our common stock, restricted shares of our common stock and restricted share units to participants of the Equity Plan selected by our board of directors or a committee of the board, referred to in this prospectus as the Administrator. 3,088,668 shares of our common stock have been reserved under the Equity Plan. As of May 17, 2006, options for an aggregate of 1,322,600 shares of our common stock and 70,000 shares of restricted common stock have been granted. The terms and conditions of awards, including time-based and/or performance-based vesting provisions, are determined by the Administrator and set forth in an award agreement for each grant.

Unless otherwise determined by the Administrator or as set forth in an award agreement, upon a “Going Private Transaction,” all unvested awards will become immediately vested and exercisable and the Administrator may determine the treatment of all vested awards, including whether such vested awards are converted into a right to receive a cash payment or otherwise, at the time of the Going Private Transaction. A “Going Private Transaction” will be defined as any transaction or series of transactions which (a) causes any class of our equity securities which is subject to Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, to be held of record by less than 300 persons, or (b) causes any class of our equity securities which is either listed on a national securities exchange or authorized to be quoted in an interdealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted in an interdealer quotation system of a registered national securities association.

On September 27, 2005, we granted nonqualified stock options under our Equity Plan to members of our management to purchase up to 705,100 shares in the aggregate of our common stock at a price per share equal to the Initial Public Offering price per share of $10.00. On February 1, 2006, we granted 70,000 shares of our common stock, subject to vesting, under our Equity Plan to a member of our management. On April 7, 2006, we granted non-qualified stock options under our Equity Plan to members of our management to purchase up to 617,500 shares in the aggregate of our common stock at a price of $12.54, which was the fair market value of a share of our common stock on such date (as determined in accordance with our Equity Plan).

401(k) Savings Plan

We provide a 401(k) savings plan covering substantially all of our employees who are not part of collective bargaining agreements. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to participants until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, participating employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. Under the plan, we are required to match the pre-tax and post-tax contributions of participating employees up to 6% of their qualified compensation and participating employees are vested with respect to our contributions immediately. During the year ended December 25, 2005, we contributed $1.9 million to the plan.

Union Plans

We contribute to 14 multiemployer pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. These pension plans provide defined benefits to retired participants. For the year ended December 25, 2005, we contributed $10.0 million to such plans. None of our executive officers benefit from such plans. In addition, we have a defined benefit pension plan that covered 27 union employees as of December 25, 2005. Benefits under this plan are determined based solely upon years of service. None of our executive officers benefit from such plan.

Compensation of Directors

Each of our directors who is neither a member of our management team nor a member of The Castle Harlan Group receives an annual board fee of $40,000. In addition, the chairman of the audit committee receives an annual fee of $15,000. Members of our board are reimbursed for actual expenses incurred in connection with attendance at board meetings and committee meetings.

Board Composition

Our Board of Directors

Our board of directors currently consists of nine members, who are divided into three classes of directors of three members each. Each of Messrs. Castle, Danner and Cameron has been designated a Class I director who will hold office until the 2006 annual meeting of our stockholders and until his successor has been duly elected and qualified. Each of Messrs. Fournier, Colussy and Jungers has been designated a Class II director who will hold office until the 2007 annual meeting of our stockholders and until his successor has been duly elected and qualified. Each of Messrs. Hickey and Raymond and Admiral Holloway has been designated a Class III director who will hold office until the 2008 annual meeting of our stockholders and until his successor has been duly elected and qualified.

Each of Messrs. Castle, Danner and Cameron has been nominated by us for reelection as a member of our board of directors at the 2006 annual meeting of our stockholders, which is scheduled to occur on June 5, 2006.

It is our intention to continue to be in full and timely compliance with all applicable rules of the New York Stock Exchange and applicable law, including with respect to the independence of our directors.

Our board of directors has determined that Messrs. Cameron, Colussy, Danner and Jungers and Admiral Holloway satisfy the independence requirements of the New York Stock Exchange.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of our board of directors necessary to constitute a quorum of the board may be non-U.S. citizens. In addition, a majority of the members of our board are required to be U.S. citizens.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board has an audit committee, a compensation committee, an executive committee and a nominating and corporate governance committee. The composition of the board committees complies with the applicable rules of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of any such committee necessary to constitute a quorum of such committee may be non-U.S. citizens. In addition, a majority of the members of each committee of our board are required to be U.S. citizens.

Audit Committee

Under its charter, the audit committee assists our board of directors in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the audit committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the audit committee is responsible for preparing the report required by the SEC to be included in our annual proxy statement.

Mr. Danner is the chairman of our audit committee, and the other members of our audit committee are Messrs. Cameron and Jungers and Admiral Holloway. Our board of directors has determined that Mr. Danner is an “audit committee financial expert” under the requirements of the New York Stock Exchange and the SEC.

Compensation Committee

Under its charter, the compensation committee oversees our executive compensation plans and general compensation and employee benefit plans. The charter provides that the compensation committee (i) reviews the goals and objectives of our executive and general compensation plans, and amends, or recommends that our board of directors amend, these goals and objectives, (ii) reviews these plans in light of these goals and objectives, and recommends to our board the adoption of new, or the amendment of existing, executive or general compensation plans, (iii) revaluates the performance of our executive officers in light of the goals and objectives of our executive compensation plans and determines and approves, or recommends to our board for its approval, the total compensation levels of these executive officers, (iv) reviews and approves, or recommends to our board for its approval, the appropriate level of compensation for service by members of our board as directors and for service by directors on committees of our board, (v) reviews and approves awards of stock or stock options or other equity-based awards pursuant to our incentive-compensation and equity-based plans, and assists with the administrative of such plans, including our equity incentive plan and, when effective, our employee stock purchase plan, and (vi) identifies those persons subject to Section 162(m) of the Internal Revenue Code and/or Section 16(b) of the Securities Exchange Act of 1934, as amended, and, subject to the provisions of any employment contracts, sets performance targets for eligibility for bonuses, and approves bonus awards (including any equity-based bonus awards), with respect to such persons.

Mr. Jungers is the chairman of our compensation committee, and the other members of our compensation committee are Messrs. Cameron and Colussy.

Compensation Committee Interlocks and Insider Participation

None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions. Charles G. Raymond, our chief executive officer and a member of our board of directors, participated in deliberations of our board concerning executive officer compensation, other than with respect to himself, prior to the formation of our compensation committee in December 2004.

Executive Committee

Under its charter, the executive committee, on behalf of our board of directors, exercises the full powers and prerogatives of our board, except as otherwise required by applicable law and subject to the applicable provisions of our certificate of incorporation and bylaws.

Mr. Castle is the chairman of our executive committee, and the other members of our executive committee are Messrs. Raymond, Fournier, and Cameron.

Nominating and Corporate Governance Committee

Under its charter, the nominating and corporate governance committee assists our board of directors in fulfilling its responsibilities by establishing, and submitting to the board of directors for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of our board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our board, reviewing, and recommending to our board, any appropriate changes to the committees of the board and developing, and recommending to our board, corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Mr. Colussy is the chairman of our nominating and corporate governance committee, and the other members of our nominating and corporate governance committee are Messrs. Jungers and Admiral Holloway.

Employment Agreements

General

Three of our named executive officers, Charles G. Raymond, M. Mark Urbania and John V. Keenan, are parties to employment agreements with Horizon Lines.

Mr. Raymond’s employment agreement is dated and became effective on July 7, 2004. The initial term of Mr. Raymond’s employment agreement is three years, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 30 days prior to the expiration of the term. Mr. Raymond’s agreement provides for an initial base salary of $500,000, subject to increase if company-wide performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded and as otherwise determined by the board or compensation committee of Horizon Lines or the issuer, and an annual discretionary bonus of between 27.5% and 93.5% of his base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Raymond achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Raymond’s development of strategies to capitalize on potential business opportunities, enhance customer service, and enhance operational efficiency) and the satisfaction of other criteria that from time to time may be established by the board of directors of Horizon Lines or the issuer in consultation with Mr. Raymond and set forth in an executive bonus plan. For further information with respect to the cash incentive plan and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page      of this prospectus. As of the date of this prospectus, no executive bonus plan exists and no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Raymond fails to substantially meet his personal performance objectives under the plan. In July 2004, Mr. Raymond’s annual base salary was increased to $550,000 as a result of the company-wide performance targets under the plan being achieved or exceeded, and, in January 2005, his annual base salary was increased to $575,000 as a result of the company-wide performance targets again being achieved or exceeded.

Mr. Raymond’s agreement also provides for the purchase by Mr. Raymond of 977,328 shares of our common stock for an aggregate purchase price of $344,304, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005 and the shares vested in full upon the consummation of the Initial Public Offering as discussed more fully below. In addition, under his employment agreement, Mr. Raymond has the option, not earlier than January 7, 2009 and so long as his employment with Horizon Lines has not been terminated for “cause,” as defined in his agreement, to require the purchase by Horizon Lines of his shares of common stock of Horizon Lines Holding, as described in “Historical Transactions” beginning on page          of this prospectus. The purchase price for such shares shall be the fair market value thereof based on a formula specified in the agreement. If the purchase would cause Horizon Lines to violate or breach the terms of its financing agreements or indentures, Horizon Lines shall not be required to consummate the purchase but shall be required to use its commercially reasonable efforts to seek a waiver of any such violation or breach in order to consummate the purchase (provided that the aggregate amount of any fees or consideration paid to obtain such waiver shall not exceed $250,000).

Under his employment agreement, Mr. Raymond is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and to receive an annual automobile allowance and automobile insurance, subject to upward adjustments, reimbursement for all reasonable travel and other business expenses, reimbursement for the payment of monthly membership dues for a luncheon club and two country clubs, and a term life insurance policy.

Mr. Urbania’s employment agreement, which amended and restated his prior employment agreement dated July 7, 2004, is dated and became effective on September 16, 2005. Mr. Urbania’s employment agreement automatically extends, unless earlier terminated as described below, for successive one-year terms on December 15 of each year unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Urbania’s agreement provides for an initial base salary of $288,000, subject to increase as determined by the board of directors or compensation committee of the issuer, or if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Urbania achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Urbania’s development of strategies to capitalize on potential business opportunities and enhance customer service and enhance operational efficiency, and the successful implementation by Horizon Lines of initiatives required by the Sarbanes-Oxley Act) and the satisfaction of other criteria that from time to time may be established by the board of directors or compensation committee of the issuer, or if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). For further information with respect to the cash incentive plan of Horizon Lines and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page      of this prospectus. As of the date of this prospectus, no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Urbania fails to substantially meet his personal performance objectives under the plan. In 2005, Mr. Urbania’s salary was increased to $288,000 pursuant to action taken by the board of the issuer. Mr. Urbania is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses. Mr. Urbania’s prior employment agreement provided for the purchase by Mr. Urbania of 366,492 shares of common stock of the issuer for an aggregate purchase price of $129,112, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005, as discussed more fully below.

On January 14, 2005, the issuer issued and sold to Mr. Raymond 689,861 shares of common stock for an aggregate purchase price of $243,032 and issued and sold to Mr. Urbania 258,695 shares of common stock for an aggregate purchase price of $91,136. Messrs. Raymond and Urbania entered into restricted stock agreements in connection with such purchases. Mr. Raymond’s purchase was in satisfaction of the equity issuance provisions of his employment agreement and Mr. Urbania’s purchase was in satisfaction of the equity issuance provisions of his prior employment agreement. In each case, a portion of the purchase price paid was funded through the issuance of a secured recourse promissory note, as discussed in “—Restricted Stock Issuance and Sale” below.

Mr. Keenan’s employment agreement is dated and became effective on September 16, 2005 and was amended on December 20, 2005 to appoint him to the position of Senior Vice President and Chief Transportation Officer of Horizon Lines. Mr. Keenan’s employment agreement expires on June 15, 2006, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Keenan’s agreement provides for an initial base salary of $243,000, subject to increase as determined by the board of directors or compensation committee of the issuer, or, if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of between 30% and 102% of his annual base salary under the cash incentive plan, depending on the extent to which the company-level performance targets set forth in the cash incentive plan, as then in effect, are achieved or exceeded, the extent to which Mr. Keenan achieves or exceeds his personal performance objectives established in light of his position at Horizon Lines (including Mr. Keenan’s development of strategies to capitalize on potential business opportunities, improve safety, and enhance customer service and operational efficiency) and the satisfaction of other criteria that from time to time may be established by the board of directors or compensation committee of the issuer or, if requested by the board or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). For further information with respect to the cash incentive plan and the performance measures and related performance thresholds, targets and maximums established thereunder, see “—Benefit Plans—Cash Incentive Plan” beginning on page      of this prospectus. As of the date of this prospectus, no such other criteria have been established. No bonus will be paid if the company-wide performance thresholds under the plan are not met or Mr. Keenan fails to substantially meet his personal performance objectives under the plan. Mr. Keenan is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses.

Termination Provisions

In addition to accrued amounts owed to Mr. Raymond at the date of termination, upon a termination without “cause,” as defined in his employment agreement, by reason of non-extension of the employment term by Horizon Lines or by him for “good reason,” as defined in the agreement, Mr. Raymond would be entitled to the following:

•	a lump-sum amount equal to two times his annual base salary;

•	a pro rated bonus in accordance with the terms of his executive bonus plan, payable on the date on which annual bonuses are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the fiscal year of termination are paid to executives of Horizon Lines;

•	an amount equal to a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan termination, payable on the first date annual bonuses with respect to the fiscal year after the year of termination are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the difference between twelve and the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the second fiscal year after the year of termination are paid to executives of Horizon Lines; and

•	continuation of health coverage for two years after termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro rated bonus based on the year of

Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive six months of annual base salary and a pro rated bonus based on the year of his disability. Upon a termination for cause, without good reason or non-extension of the employment term by him, he would only receive the accrued amounts owed to him at the date of termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if he dies, his estate would receive a pro rated bonus based on the year of Mr. Raymond’s death and (ii) if he is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive six months of annual base salary and a pro rated bonus based on the year of his disability. Upon a termination for cause, without good reason or non-extension of the employment term by him, he would only receive the accrued amounts owed to him at the date of termination.

For 24 months after the date of termination, Mr. Raymond shall be subject to customary noncompetition and nonsolicitation provisions.

In addition to the accrued amounts owed to each of Messrs. Urbania and Keenan at the date of termination, upon a termination without “cause” (as defined in his employment agreement), each of Messrs. Urbania and Keenan would be entitled to receive continuation of his annual base salary for one year from the date of termination (or, at the option of such executive, from the seven-month anniversary of the date of termination) and continuation of health coverage for one year. For all types of termination other than without cause, each of Messrs. Urbania and Keenan would only receive the accrued amounts owed to him at the date of termination.

For 12 months after the date of termination, each of Messrs. Urbania and Keenan shall be subject to customary noncompetition and nonsolicitation provisions.

Management’s Equity

In connection with the consummation of the Acquisition-Related Transactions on July 7, 2004, certain members of our management team (or their family members) exercised their right, under the terms of the related merger agreement, in lieu of their receipt of the applicable portion of the cash consideration payable upon the consummation of the Acquisition-Related Transactions, to elect to (i) convert, via the Acquisition-Related Transactions, a portion of their shares of common stock of Horizon Lines Holding into newly issued shares of common stock and Series A preferred stock of the issuer and/or (ii) retain a portion of their outstanding options to purchase common stock of Horizon Lines Holding. Under the put/call agreement, as amended, the shares of common stock of Horizon Lines Holding issuable upon the exercise of any such retained option were made subject to exchange, at the option of the issuer (or the holder of such shares), with the issuer for common shares and Series A preferred shares of the issuer. The members of our management team (and their family members) who made such elections also entered into a stockholders agreement and one or more voting trust agreements with respect to the equity securities that they acquired or retained pursuant to such election.

Through their elections, our management team (and their family members) elected to forgo the receipt of aggregate cash consideration of $13.0 million at the closing of the Acquisition-Related Transactions as payment for their equity of Horizon Lines Holding predating the Acquisition-Related Transactions in favor of their receipt, upon the consummation of the Acquisition-Related Transactions of ownership, directly or indirectly, of equity of Horizon Lines Holding of equal value as of the date of the Acquisition-Related Transactions.

On September 26, 2005, the members of our management (and their family members) exercised all of the options described above that remained outstanding and exchanged the shares of common stock of Horizon Lines Holding acquired thereby for common shares and Series A preferred shares of the issuer under the put/call agreement, as amended. For further information, see “Stock Option Exercises and Holdings,” on page      of this prospectus. On September 30, 2005, all of the then outstanding Series A preferred shares were redeemed with the proceeds from our Initial Public Offering. No shares of Series A preferred stock remain authorized for issuance or are outstanding.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including each of our named executive officers) purchased an aggregate of 1,724,620 shares of common stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of common stock are referred to as “restricted shares” in this prospectus and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior notes issued on July 7, 2004. The purchase price for each restricted share was $0.35. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to the company of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Seven of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, the company sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

On October 18, 2005, our board of directors approved the vesting in full of all of the 1,724,620 shares of common stock that were issued and sold by us on January 14, 2005 to members of our management team. Our board’s approval of the vesting in full of these shares was made subject to our rights with respect to these shares under the respective restricted stock agreements dated as of January 14, 2005 pursuant to which these shares were issued and sold. We recorded non-cash compensation charges of $19.0 million during our fiscal year ended December 25, 2005 with respect to the vesting in full of all of these 1,724,620 shares.

On February 1, 2006, the company granted John W. Handy 70,000 shares of common stock. All 70,000 shares will vest on February 1, 2011 if Mr. Handy has been continuously employed by the company or one of its affiliates through February 1, 2011.

Merit Awards

On October 18, 2005, our board of directors approved the grant by Horizon Lines of merit awards in the aggregate amount of $2,500,000 and payable in cash to certain employees of Horizon Lines. These merit awards have been paid by Horizon Lines. The employees that received these merit awards included three of our named executive officers, in the following amounts: Mr. Raymond: $800,000; Mr. Keenan: $600,000; and Mr. Urbania: $600,000.

PRINCIPAL AND SELLING STOCKHOLDERS

The issuer’s authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $.01 per share, of which 33,614,170 shares are issued and outstanding, and (ii) 43,000,000 million shares of preferred stock, par value $.01 per share. Of the amount of authorized preferred stock, 18,000,000 shares of the issuer’s preferred stock have been designated Series A preferred stock, none of which remains issuable and 25,000,000 shares of our preferred stock are available for designation as one of more series (other than Series A preferred stock) by our board of directors.

The following tables sets forth information with respect to the beneficial ownership of each class or series of capital stock of the company, prior to giving effect to this offering, based upon currently available information, and as adjusted to reflect the consummation of this offering (assuming both that the underwriters’ option to purchase additional shares is exercised in full, and that such option is not exercised at all), by:

•	each person who is known by us to beneficially own 5% or more of the outstanding shares of each class or series of capital stock of the issuer;

•	each of the directors of the issuer;

•	each of our named executive officers;

•	all of the directors and the executive officers as a group; and

•	each selling stockholder.

To our knowledge, each of the holders of shares of capital stock of the issuer listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Total Common Stock(%)
Castle Harlan Partners IV, L.P.(1)(2)	10,875,214	32.4%
John K. Castle(1)(2)(3)	19,296,970	57.4
Marcel Fournier(1)(6)	10,968	*
Stockwell Capital LLC(4)(6)	2,874,487	8.6
Admiral James L. Holloway III, U.S.N. (Ret.)(5)(6)	26,001	*
Dan A. Colussy(5)(6)	52,025	*
Francis Jungers(5)(6)	82,025	*
James G. Cameron(5)(6)	52,025	*
Ernie L. Danner(5)(6)	52,025	*
Thomas M. Hickey(1)	0	0
Charles G. Raymond(6)(7)	1,001,777	3.0
John V. Keenan(6)(7)	527,046	1.6
M. Mark Urbania(6)(7)	437,627	1.3
Brian W. Taylor(6)(7)	282,160	*
Gabriel M. Serra(6)(7)	276,222	*
John W. Handy(7)(8)	10,000	*
All directors and executive officers as a group (including those listed above)(2)(3)	19,376,970	57.4

*	Denotes beneficial ownership of less than 1% of our common stock.
(1)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(2)	In addition to the beneficial ownership reflected above, CHP IV, through a stockholders agreement, may require stockholders who are party to the stockholders agreement described on page to participate in transactions where more than 50% of the common stock held by CHP IV is sold to one or more independent third parties.
(3)	John K. Castle, a member of the board, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., which is the general partner of the general partner of CHP IV, which is the direct parent of the company. Mr. Castle is also the controlling stockholder of the general partners of the other limited partnerships of The Castle Harlan Group that own shares of the capital stock of the company, including, but not limited to, Castle Harlan Offshore Partners IV, L.P. Mr. Castle is also the controlling stockholder of Castle Harlan, Inc. and exercises control of Branford Castle Holdings IV, Inc., each of which owns shares of the capital stock of the company. In addition, Mr. Castle, through a voting trust agreement, may direct the voting of all of the shares of common stock that are held by the pre-IPO stockholders. All such shares of common stock are included in the share numbers and percentages attributable to Mr. Castle in the beneficial ownership table above. Mr. Castle disclaims beneficial ownership of the shares of common stock in excess of his proportionate partnership share of CHP IV and his pecuniary interests (if any) in certain other members of The Castle Harlan Group.
(4)	The address for Stockwell Capital LLC is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.
(5)	The address for such beneficial owner is c/o Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Beneficial ownership is determined in accordance with the rules of the SEC.
(6)	All of the common stock held by such beneficial owner is subject to the stockholders agreement and the voting trust agreement described above.
(7)	Excludes nonqualified stock options granted to such beneficial owner that are not deemed to be beneficially owned by such holder in accordance with the rules of the SEC.
(8)	Excludes shares of restricted stock granted to such beneficial owner that are not deemed to be beneficially owned by such holder in accordance with the rules of the SEC.

	Shares Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered	Shares Beneficially Owned Upon Consummation of this Offering		Number of Shares of Common Stock Being Offered Pursuant to Option to Purchase Additional Shares	Shares Beneficially Owned Upon Consummation of this Offering (Assuming the Underwriters’ Option to Purchase Additional Shares is Exercised in Full
Name and Address of Selling Stockholder	Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)		Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)		Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)
Castle Harlan Partners, IV L.P.(1)	10,875,214
Castle Harlan Affiliates IV-QP, L.P. (1)	123,329	*
Castle Harlan Affiliates IV-AI, L.P. (1)	124,828	*
Frogmore Affiliates IV, L.P. (1)	17,258	*
Castle Harlan Partners Offshore Partners IV, L.P. (1)	1,038,391
Stockwell Capital LLC (2)	2,874,787
Leonard M. Harlan(1)	39,966	*
David B. Pittaway(1)	17,939	*
Howard Weiss(1)	9,946	*
Justin B. Wender(1)	3,156	*
Castle Harlan, Inc. (1)	9,969	*
Sylvia F. Rosen(1)	2,974	*
John E. Morningstar(1)	1,975	*
Branford Castle Holdings IV, Inc. (1)	78,889	*
The Weiss Group(1)	3,996	*
Wender Associates IV(1)	12,784	*
MZ Associates, LLC(1)	11,967	*
WMP Irrevocable Trust(1)	7,970	*
Marcel Fournier(1)	10,968	*
Benjamin S. Sebel(1)	7,970	*
Marlin Trust(1)	2,974	*
Berman Trust(1)	999	*
Gruman Trust(1)	999	*

	Shares Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered	Shares Beneficially Owned Upon Consummation of this Offering		Number of Shares of Common Stock Being Offered Pursuant to Option to Purchase Additional Shares	Shares Beneficially Owned Upon Consummation of this Offering (Assuming the Underwriters’ Option to Purchase Additional Shares is Exercised in Full
Name and Address of Selling Stockholder	Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)		Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)		Number of Shares of Common Stock(5)	Percentage of Total Common Stock (%)
Glendon L. Moyer(3)	12,934	*
Francis Jungers(3)	82,025	*
Admiral James L. Holloway III, USN (Ret)(3)	26,001

*	Denotes beneficial ownership of less than 1% of the applicable class or series of capital stock.
(1)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(2)	The address for Stockwell Capital LLC is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.
(3)	The address for such beneficial owner is c/o Horizon Lines, Inc. 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211.

HISTORICAL TRANSACTIONS

Acquisition-Related Transactions

Our current ownership and corporate structure relates to the acquisition by the issuer of Horizon Lines Holding on July 7, 2004 pursuant to the Acquisition-Related Transactions. The Acquisition-Related Transactions included a merger whereby Horizon Lines Holding became a direct wholly owned subsidiary of the issuer. The issuer was formed at the direction of CHP IV, which provided a substantial portion of the equity financing and bridge financing in connection with the Acquisition-Related Transactions.

The consideration that was paid in the acquisition consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction expenses. This consideration was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay, via the acquisition, the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, to pay CSX Corporation and/or its affiliates for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding, and to pay transaction expenses. This consideration included a deferred purchase price payment of $6.1 million by Horizon Lines Holding to the pre-acquisition equity holders of Horizon Lines Holding in October 2004.

The merger agreement governing the acquisition provided for two escrow accounts funded at closing, one of which remains outstanding. At the closing of the Acquisition-Related Transactions, $4.8 million was deposited into an escrow account to be available to fund any purchase price adjustment in our favor attributable to a post-closing final determination of the working capital and net debt of Horizon Lines Holding at the closing of the Acquisition-Related Transactions. This determination has occurred and this escrow account has been disbursed in full. At the closing of the merger, approximately $38.6 million was deposited into a second escrow account for the purpose of satisfying possible indemnification claims made by us. Horizon Lines Holding has made one indemnification claim in respect of the settlement of a lawsuit pending at the time of the Acquisition-Related Transactions, for which it has received from this escrow the requested sum of approximately $0.8 million. The funds in this escrow account that have not been applied to satisfy indemnification claims are expected to be released to the pre-acquisition equity holders in two steps. The first disbursement in the amount of approximately $13.7 million occurred on April 14, 2005, in advance of the scheduled disbursement date of April 30, 2005. The remainder is scheduled to be disbursed on January 7, 2006.

Under the terms of the merger agreement, except as set forth in the following sentence, each issued and outstanding share of common stock of Horizon Lines Holding, and each option to purchase shares of common stock of Horizon Lines Holding, was converted into the right to receive a portion of the aggregate cash consideration paid in the acquisition. In lieu of receipt of all or a portion of such consideration, subject to the entry into certain agreements, 19 members of our management who held such shares exercised their rights under the merger agreement to convert, via the acquisition on July 7, 2004, all or some of such shares into common shares and Series A preferred shares of the issuer and 11 members of our management who held such options exercised their rights under the merger agreement to retain all or some of such options following the Acquisition-Related Transactions on July 7, 2004. The members of our management who retained such options entered into a certain put/call agreement with the issuer as a condition of their retention of such options, which vested in connection with the Acquisition-Related Transactions and were exercisable, on a cash or cashless exercise basis, at the price of $100 per share of common stock of Horizon Lines Holding.

The put/call agreement, as amended, provided that the shares of common stock issued by Horizon Lines Holding upon the exercise of any option granted by Horizon Lines Holding for such shares were subject to exchange, at option of the issuer (or the holder of such shares), with the issuer for shares of capital stock of the issuer. The exchange was made, prior to the consummation of the Initial Public Offering, in the ratio of (i) one share of common stock (subject to adjustment for stock splits after July 7, 2004) and fifteen Series A preferred shares of the issuer for (ii) that number of fractional shares of common stock of Horizon Lines Holding having a value of $158, assuming that each whole share of common stock of Horizon Lines Holding had a value of $497.03. As of the date hereof, no shares of our common stock or Series A preferred shares remain issuable pursuant to the put/call agreement, as amended.

The sources of funding for the Acquisition-Related Transactions were as follows:

•	a cash investment by CHP IV and its affiliates and associates of approximately $157.0 million in the issuer, of which approximately $87.0 million was in the form of shares of common stock and Series A preferred shares of the issuer and $70.0 million was in the form of 13% promissory notes of the issuer, which were convertible into shares of common stock and Series A preferred shares,

•	the borrowing by Horizon Lines and Horizon Lines Holding of (i) $250.0 million under a term loan made pursuant to a new senior credit facility, which has been subsequently amended and restated, and (ii) $6.0 million under a revolving credit facility included as part of the senior credit facility, and

•	the issuance by Horizon Lines Holding and its subsidiaries of the 9% senior notes in the original principal amount of $250.0 million.

As used in this prospectus, except as indicated herein, we refer to the “Acquisition-Related Transactions” collectively as (i) the consummation of the acquisition and the related transactions, (ii) the borrowings under the senior credit facility in connection therewith, (iii) the issuance of the 9% senior notes, (iv) the issuance of shares of common stock and Series A preferred stock of the issuer in connection therewith and (v) the issuance of the 13% promissory notes in connection therewith.

After giving effect to the Acquisition-Related Transactions, as of July 7, 2004, CHP IV and its affiliates and associates owned approximately 91% of the common stock of the issuer on a fully diluted basis and our management team, including family members, owned approximately 9% of the common stock of the issuer on a fully diluted basis.

Post-Acquisition Transactions

The following table summarizes certain transactions that have occurred subsequent to the Acquisition-Related Transactions.

Transaction	Events
October 2004 Transactions	• The issuer issued and sold 2,874,487 shares of its common stock and 1,898,730 shares of its Series A preferred stock for an aggregate price of $20.7 million.

• The issuer used these proceeds to repay $20.0 million of the outstanding principal amount on its 13% promissory notes and approximately $0.7 million of the accrued interest thereon.

Transaction	Events

December 2004 Transactions

•    The issuer formed H-Lines Finance, and contributed all of the outstanding capital stock of Horizon Lines Holding to H-Lines Finance in exchange for all of the outstanding capital stock of H-Lines Finance.

•    Some of our current and former employees who held options for shares of common stock of Horizon Lines Holding exercised a portion of such options and exchanged the resulting shares for common shares and Series A preferred shares of the company pursuant to the put/call agreement.

• The issuer contributed such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance, which in turn contributed such shares to the capital of Horizon Lines Holding.

• H-Lines Finance issued $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, for gross proceeds of approximately $112.3 million.

• H-Lines Finance used a portion of such proceeds to pay a cash dividend to the company in the amount of approximately $107.4 million.

• The issuer used approximately $52.9 million of this dividend to pay in full the outstanding principal and accrued interest on its 13% promissory notes.

• The issuer applied the balance of the dividend:

• to repurchase 5,315,912 of its Series A preferred shares having an aggregate original stated value of approximately $53.2 million;

• to pay fees and expenses related to the offer and sale of the 11% senior discount notes, including a financial advisory fee of $0.5 million to Castle Harlan;

• for the January 2005 Transactions, as described below; and

• for working capital and general corporate purposes.

January 2005 Transactions	• The issuer used a portion of the dividend from the December 2004 Transactions to repurchase 53,520 of its Series A preferred shares with an aggregate stated value of approximately $0.5 million.

•    The issuer sold 1,724,619 shares of its common stock to certain members of our management for an aggregate price of approximately $0.6 million, half of which consisted of cash and half of which consisted of full recourse promissory notes (secured by such shares) issued by such members to the issuer.

•    The issuer sold 130,051 shares of its common stock and 45,416 shares of its Series A preferred stock to certain of our non-employee directors for an aggregate purchase price of approximately $0.5 million.

Transaction	Events
February 2005 Transactions

•    A former employee exercised all of his remaining options for shares of common stock of Horizon Lines Holding and exchanged the resulting shares for shares of common stock and Series A preferred stock of the company pursuant to the put/call agreement.

• The issuer contributed all of such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance, which in turn contributed such shares to the capital of Horizon Lines Holding.

•    The issuer sold the above promissory notes, having an aggregate original principal balance of $303,784, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

April 2005 Transactions

•    The senior credit facility was amended and restated to reflect revised mandatory prepayment, interest rate and financial covenant provisions, as summarized in “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page 153 of this prospectus, as well as to increase, effective upon the consummation of the Initial Public Offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, the size of the revolving credit facility from $25.0 million to $50.0 million. For further information, see “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page 153.

Initial Public Offering	• The issuer sold 12,500,000 shares of our common stock, in the Initial Public Offering, at a price of $10.00 per share, less the underwriters’ discount of 7% per share.

•    The issuer sold an additional 1,875,000 shares of our common stock to the underwriters of its Initial Public Offering pursuant to the exercise in full by the underwriters of their over-allotment option to purchase additional shares.

•    The proceeds and $40.0 million of cash generated from operations were utilized to redeem $53.0 million principal amount of the 9% senior notes, $43.2 million in accreted value of the 11% senior discount notes, to redeem $62.2 million of Series A preferred stock, and to pay associated redemption premiums and expenses.

• The issuer granted 705,100 nonqualified stock options to members of management.

Transaction	Events

January 2006 Transactions

•    The board of directors authorized the issuer to grant nonqualified stock options under its amended and restated equity incentive plan to members of management to purchase up to 617,500 shares in the aggregate of our common stock. The nonqualified stock options were granted in April 2006 at a price equal to the fair market value on the date of grant. We will record compensation expense of approximately $0.5 million per annum over a three-year vesting period.

February 2006 Transactions

•    John W. Handy joined us as Executive Vice President. Mr. Handy’s major responsibilities include the continued enhancement of trade lane profitability and system service integrity, the leadership of strategic business development and the further development of the company’s management team as the next generation of leadership. He is a board member of Horizon Services Group, a wholly owned subsidiary of the company. Mr. Handy is a retired four-star Air Force general who most recently served as Commander of USTRANSCOM, which is the single manager for air, land and sea transportation for the U.S. Department of Defense, and the U.S. Air Force Air Mobility Command.

Changes in Stock Ownership

The following table shows the percentage ownership of Castle Harlan and management after giving effect to the Acquisition-Related Transactions, each of the Post-Acquisition Transactions, the Initial Public Offering and this offering:

Transaction	Percentage owned by The Castle Harlan Group	Percentage owned by management (and family members)
Acquisition-Related Transactions	91%	9%
October 2004 Transactions	79%	9%
December 2004 Transactions	72%	12%
January 2005 Transactions	65%	20%
February 2005 Transactions	65%	20%
April 2005 Transactions	65%	20%
Initial Public Offering (including exercise of the underwriters’ option to purchase additional shares)	37%	11%
January 2006 Transactions	37%	11%
February 2006 Transactions	37%	11%
This offering	23%	11%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

At the closing of the Acquisition-Related Transactions, the issuer, Horizon Lines Holding and Horizon Lines entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan on July 7, 2004 agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the company, Horizon Lines Holding and Horizon Lines upon the terms and conditions set forth in the management agreement. As consideration for its financial advisory services, including planning and negotiating the Acquisition-Related Transactions, the issuer, Horizon Lines Holding and Horizon Lines paid Castle Harlan, on the terms set forth in the management agreement, a one-time $2.0 million transaction fee upon the closing of the Acquisition-Related Transactions. Furthermore, the issuer, Horizon Lines Holding and Horizon Lines agreed to pay an ongoing annual fee equal to 3% of the equity investments made by CHP IV and its affiliates at the closing of the Acquisition-Related Transactions as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. The annual fee for the first year of the term of the management agreement was paid at the closing of the Acquisition-Related Transactions. As of the date of this prospectus, the issuer, Horizon Lines Holding and Horizon Lines have made payments in an aggregate amount of $13.7 million to Castle Harlan, of which $13.2 million (including the special payment of $7.5 million referred to below) was paid pursuant to the management agreement and $0.5 million was paid as a financial advisory fee in connection with the issuance of the 11% senior discount notes.

Under the management agreement, the issuer, Horizon Lines Holding and Horizon Lines have agreed to indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to its performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct.

In September, 2005, prior to the consummation of the Initial Public Offering, Castle Harlan and the issuer, Horizon Lines Holding and Horizon Lines amended the management agreement to provide for the termination of the ongoing management services and related fee provisions specified therein, in consideration for a payment of $7.5 million, which was paid prior to the consummation of the Initial Public Offering. Pursuant to the amended management agreement, the issuer, Horizon Lines Holding and Horizon Lines have agreed to reimburse the out-of-pocket fees and expenses of Castle Harlan for the services performed by Castle Harlan pursuant to the original agreement before the making of such $7.5 million payment as well as for any services performed by Castle Harlan after the making of such payment (whether before or after the consummation of this offering). Castle Harlan shall not be required to perform any services after the making of such payment, and no fees shall be payable to Castle Harlan in respect of any such services without the prior approval of the board of directors of the issuer. Castle Harlan continues to be entitled to the benefit of the indemnification and related obligations of the issuer, Horizon Lines Holding and Horizon Lines under the original management agreement.

Severance Agreements

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the

Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

Stockholders Agreement

All of the issuer’s pre-IPO stockholders are parties to an amended and restated stockholders agreement, which is referred to in this prospectus as the “stockholders agreement.” As of the date hereof, 19,296,970 outstanding shares are subject to the stockholders agreement. Immediately following the consummation of this offering, absent the occurrence of any exempted transfers, share repurchases or redemptions, or share issuances, 13,546,970 shares of the issuer’s common stock will be subject to the provisions of the stockholders agreement.

Transfer Restrictions

The stockholders agreement grants each pre-IPO stockholder certain co-sale rights. These co-sale rights entitle each pre-IPO stockholder to participate in one or more sales, other than certain exempted transfers, by any other pre-IPO stockholder of shares of the issuer’s common stock in an amount that exceeds 25% of such other pre-IPO stockholder’s holdings of shares of the issuer’s capital stock at the time of the closing of the Acquisition-Related Transactions on July 7, 2004 (including any shares issuable, after giving effect to the provisions of the put/call agreement, as amended, upon the exercise of options (if any) granted by Horizon Lines Holding to such pre-IPO stockholder prior to July 7, 2004 that remain outstanding).

In addition, the stockholders agreement requires each pre-IPO stockholder (other than CHP IV and certain affiliated funds) to participate, at the direction of CHP IV, in transactions where more than 50% of the issuer’s common stock held by CHP IV is sold to one or more independent third parties.

Amendment

Subject to certain further limitations, the stockholders agreement is subject to amendment only with the written consent of a majority in interest held by CHP IV and certain affiliated funds and the holders of 55% of the shares of the issuer’s common stock held by the other pre-IPO stockholders (other than by CHP IV and such affiliated funds).

Termination

Upon the consummation of this offering, the stockholders agreement will remain in full force and effect in accordance with its terms. Following the consummation of this offering, the stockholders agreement (except for the indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of CHP IV and certain affiliated funds to maintain ownership of at least 10% of the outstanding shares of the issuer’s common stock and (ii) the second anniversary of the consummation of the Initial Public Offering.

Registration Rights Agreement

All of the issuer’s pre-IPO stockholders are parties to a registration rights agreement with the issuer. The registration rights agreement grants all of the issuer’s pre-IPO stockholders the right to “piggyback” on public offerings of equity securities of the issuer whenever the company or its stockholders propose to register any shares of the company’s common stock (whether for the issuer’s own account or for any pre-IPO stockholder who is a party to the registration rights agreement) with the SEC under the Securities Act. The registration rights agreement also grants CHP IV and its affiliated funds unlimited “demand” registration rights with respect to the shares of the issuer’s common stock held by them. In addition, the registration rights agreement imposes “lock-up” periods on the issuer’s pre-IPO stockholders requiring that they refrain from selling any equity securities of the issuer for designated periods both before and after any public offering of equity securities of the issuer.

Voting Trust Agreement

All of the issuer’s pre-IPO stockholders, other than CHP IV and certain affiliated funds, are parties to a voting trust agreement, referred to in this prospectus as the “voting trust agreement,” with us and Mr. John K. Castle under which all shares of the issuer’s stock held by these stockholders, whether now held or hereafter acquired by them, must be deposited and held in a voting trust arising thereunder of which Mr. Castle, who is the indirect controlling stockholder of CHP IV, is the voting trustee. Under the terms of this voting trust, Mr. Castle, in his capacity as the voting trustee, may, in his discretion but subject to compliance with his fiduciary duties under applicable law, vote, or abstain from voting, all or any of the shares of the issuer’s stock held by the voting trust on any matter on which holders of shares of such class or series of the issuer’s stock are entitled to vote, including, but not limited to, the election of directors to the issuer’s board of directors, amendments to the issuer’s certificate of incorporation or bylaws, changes in the issuer’s capitalization, the declaration of a payment or dividend, a merger or consolidation, a sale of substantially all of the issuer’s assets, and a liquidation, dissolution or winding up. Under the voting trust agreement, Mr. Castle has agreed, in his capacity as voting trustee, not to amend the issuer’s certificate of incorporation or bylaws, or to change the issuer’s capitalization, in any manner that would materially and disproportionately adversely affect the rights of any particular pre-IPO stockholder who is a party to the voting trust agreement, in its, his or her capacity as a stockholder, in relation to all of the issuer’s other stockholders in respect of the shares held by them of the same class, series or type as held by the adversely affected stockholder, in their capacities as holders of such shares, without the prior consent of such adversely affected stockholder.

The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Any transferee of shares of the issuer’s stock that are subject to the agreement is required, as a condition to the transfer of such shares, to agree that such transferee and the transferred shares shall be bound by the voting trust agreement. As of the date hereof, 6,990,150 shares of the issuer’s outstanding common stock on a fully diluted basis, or approximately 21% thereof on a fully diluted basis, are subject to the voting trust agreement. Immediately following the consummation of this offering, the voting trust agreement will remain in effect and all of the outstanding shares of the issuer’s stock then held by our pre-IPO stockholders (other than CHP IV and certain affiliated funds), consisting of 6,011,950 outstanding shares of the issuer’s common stock, will continue to be subject to such agreement.

Stock Issuance and Sale to Non-Employee Directors

On January 28, 2005, the issuer sold 26,001 common shares and 9,080 Series A preferred shares to Admiral Holloway for an aggregate purchase price of $99,960, and 52,025 common shares and 18,168 Series A preferred shares for an aggregate purchase price of $200,008 to each of Messrs. Danner and Cameron.

Stock Issuance and Sale to Executive Officers

On January 14, 2005, the issuer issued and sold (i) 689,861 restricted shares to Charles G. Raymond, the President and Chief Executive Officer and a Director of the issuer, for an aggregate purchase price of $243,032; (ii) 258,695 restricted shares to John V. Keenan, the Senior Vice President and Chief Operating Officer of the issuer, for an aggregate purchase price of $91,136; and (iii) 258,695 restricted shares to M. Mark Urbania, the Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary of the issuer, for an aggregate purchase price of $91,136. Mr. Raymond paid $121,516 of the aggregate purchase price for his restricted shares in cash and $121,516 through his issuance of a full-recourse promissory note, secured by all of the restricted shares that he purchased, in favor of the issuer. Each of Messrs. Keenan and Urbania paid $45,568 of the aggregate purchase price for his restricted shares in cash and $45,568 through his issuance of a full-recourse promissory note, secured by all of the restricted shares that he purchased, in favor of the issuer. Interest on each of these promissory notes accrues at a rate of 6% per annum.

On February 28, 2005, the issuer sold each of these promissory notes, together with the right to receive the accrued but unpaid interest thereon to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued and unpaid interest thereon. See “Management—Restricted Stock Issuance and Sale,” beginning on page      of this prospectus.

Additional Transactions

The issuer and its subsidiaries have entered into transactions with certain of their directors, officers and stockholders, including transactions in connection with the initial capitalization and the acquisition of the issuer, the repayment of the 13% promissory notes, the issuer’s repurchase of its Series A preferred stock and the issuer’s issuance and sale of shares of its common stock and/or Series A preferred stock. See “Management—Restricted Stock Issuance and Sale,” beginning on page      of this prospectus and “Historical Transactions,” beginning on page     of this prospectus.

In addition, from time to time, the issuer and its subsidiaries may provide shipping and logistics services for portfolio companies or affiliates of The Castle Harlan Group. Such activities are immaterial to their operations and revenues and are performed on an arms-length basis.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material provisions of the issuer’s capital stock, as well as other material terms of the issuer’s amended and restated certificate of incorporation and bylaws. Copies of our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 33,614,170 shares are issued and outstanding, as of the date hereof, and (ii) 43,000,000 shares of preferred stock, par value $.01 per share. Of the amount of authorized preferred stock, 18,000,000 shares of our preferred stock have been designated Series A preferred stock none of which remain issuable and 25,000,000 shares of our preferred stock are available for designation as one or more series (other than Series A preferred stock) by our board of directors.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters with respect to which the holders of our common stock are entitled to vote.

The holders of our common stock do not have cumulative voting rights in the election of directors, and, consequently the holders of a majority or, in the absence thereof, a plurality of the issued and outstanding shares of our common stock voting for the election of those of our directors subject to election at any annual meeting of our stockholders, can elect all of such directors. In such event, the holders of the remaining issued and outstanding shares of our common stock will not be able to elect any directors.

The outstanding shares of our common stock held by certain of our pre-IPO stockholders are subject to a voting trust, of which Mr. Castle is the voting trustee, arising under the voting trust agreement. See “Certain Relationships and Related Party Transactions—Voting Trust Agreements.” Immediately following the consummation of this offering, these shares will continue to be subject to such voting trust, unless such requirement is waived. As a result, Mr. Castle, through this voting trust and his control of the members of The Castle Harlan Group that are our stockholders, will have voting control of up to approximately 40.3% of the issued and outstanding shares of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares).

Dividend Rights

Holders of our common stock shall be entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to the rights of holders of any then-outstanding shares of any series of preferred stock ranking pari passu or senior to the common stock with respect to dividends. The senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes impose restrictions on the ability of our subsidiaries to upstream cash to fund our payment of dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend, among other things, on various factors and considerations. See “Dividend Policy,” on page

of this prospectus, and see “Risk Factors—Risks Related to this Offering—We may terminate our dividend payment policy,” on page     , “—We may not have the necessary funds to pay dividends on our common stock,” on page     , “—Rising interest rates may adversely affect the market price of our common stock,” on page     , and “—Our dividend policy may limit our ability to pursue growth opportunities,” on page     .

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and payment of liquidation preferences on any outstanding shares of our preferred stock.

Other Matters

Our common stock has no preemptive rights and there are no redemption or sinking fund provisions applicable to such stock. All shares of our common stock that will be outstanding at the time of the consummation of this offering will be fully paid and nonassessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, as described in “Underwriting” on page      of this prospectus, will be fully paid and nonassessable.

In addition, all of the outstanding shares of our common stock held by our pre-IPO stockholders are subject to certain restrictions on transfer and other provisions set forth in the stockholders agreement, including rights of first offer in favor of us and CHP IV and co-sale rights in favor of our pre-IPO stockholders. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Immediately following the consummation of this offering, these shares will continue to be subject to such transfer restrictions, unless such restrictions are waived.

Preferred Stock

Our board of directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Ownership by Non-U.S. Citizens

In order for us to be permitted to operate our vessels in markets in which the marine trade is subject to the Jones Act, we must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, and the regulations promulgated thereunder. Under these statutes and regulations, to maintain U.S. citizenship and, therefore, be qualified to engage in the U.S. coastwise trade:

•	we must be incorporated under the laws of the United States or a state;

•	at least 75.0% of the ownership and voting power of the shares of each class or series of our capital stock must be owned and controlled by U.S. citizens (within the meaning of the statutes and regulations referred to above), free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. citizens, as defined in the statutes and regulations referred to above; and

•	our chief executive officer, by whatever title, the president, the chairman of our board of directors and all persons authorized to act in the absence or disability of such persons must be U.S. citizens, and not more than a minority of the number of our directors necessary to constitute a quorum of our board of directors are permitted to be non-U.S. citizens.

In order to protect our ability to register our vessels under federal law and operate our vessels in markets in which the marine trade is subject to the Jones Act, our certificate of incorporation restricts ownership by non-U.S. citizens of the shares of each class or series of our capital stock to a percentage equal to not more than 19.9% for such class or series. We refer in this prospectus to such percentage limitation on ownership by non-U.S. citizens as the “permitted percentage.”

Our certificate of incorporation provides that any transfer, or attempted transfer, of any shares of any class or series of our capital stock that would result in the ownership or control of shares of such class or series in excess of the permitted percentage for such class or series by one or more persons who is not a U.S. citizen (as defined in the statutes and regulations referred to above) for purposes of the U.S. coastwise trade will be void, and neither we nor our transfer agent will register any such transfer or purported transfer in our records or recognize any such transferee or purported transferee as our stockholder for any purpose (including for purposes of voting, dividends and distributions) except to the extent necessary to effect the remedies available to us under our certificate of incorporation. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation also provides that nothing therein, such as the provisions voiding transfers to non-U.S. citizens, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation service so long as our stock is listed on the New York Stock Exchange.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will not acquire any rights in the shares transferred into the trust. Our certificate of incorporation also provides that the above trust transfer provisions shall apply to a change in the status of a record or beneficial owner of shares of any class or series of our capital stock from a U.S. citizen to a non-U.S. citizen that results in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of any class or series of our capital stock. In addition, our certificate of incorporation provides that the above trust transfer provisions shall apply to issuances of shares of common stock in this offering that would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of the common stock. The automatic transfer will be deemed to be effective as of immediately before the consummation of the proposed transfer or change in status and as of the time of issuance of such excess shares, as the case may be. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee (including a proposed transferee of shares in this offering) or person whose citizenship status has changed or proposed purchaser (each, a “restricted person”) will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust, who is a U.S. citizen chosen by us and unaffiliated with us, will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution authorized and paid to the restricted person after the automatic transfer of the related shares into the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized after the automatic transfer of the related shares into the trust but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for distribution to the charitable beneficiary. The initial trustee of the trust is Wilmington Trust Company.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a U.S. citizen designated by the trustee. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person and to the charitable beneficiary as described in this paragraph. In the case of excess shares transferred into the trust as a result of a proposed transfer, the restricted person will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the price received by the trustee from the sale of the shares. In the case of excess shares transferred into the trust as a result of a U.S. citizen changing its status to a non-U.S. citizen, the restricted person will receive the lesser of (i) the market price of such shares on the date of such status change, and (ii) the price received by the trustee from the sale of such shares. In the case of excess shares transferred into the trust as a result of being issued in this offering, the restricted person will receive the lesser of (i) the price paid by such restricted person for such shares or, if such restricted person did not give value for the shares in connection with the original issuance of the shares to such restricted person, the market price of such shares on the day of such original issuance, and (ii) the price received by the trustee from the sale of such shares. Any net sale proceeds in excess of the amount payable to the restricted person will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the restricted person, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the restricted person received an amount for the shares that exceeds the amount such restricted person was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares (or, in the case of a devise or gift, the market price on the date of the devise or gift), as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate provides that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of the permitted percentage for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our certificate of incorporation) by non-U.S. citizens in excess of the permitted percentage at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation. We may pay the redemption price in cash or by the issuance of interest-bearing promissory notes with a maturity of up to 10 years, as determined by our board of directors in its discretion. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us.

So that we may ensure compliance with the applicable maritime laws, our certificate of incorporation provides us with the power to require confirmation from time to time of the citizenship of the record and beneficial owners of any shares of our capital stock. As a condition to acquiring and having record or beneficial ownership of any shares of our capital stock, every record and beneficial owner must comply with certain provisions in our certificate of incorporation concerning citizenship.

To facilitate our compliance with these laws, our certificate of incorporation requires that every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us a written statement or affidavit, duly signed, stating the name and address of such person, the number of shares of our capital stock directly or indirectly owned by such person as of a recent date, the legal structure of such person, and a statement as to whether such person is a U.S. citizen for purposes of the U.S. coastwise trade, and such other information required by 46 C.F.R. part 355. In addition, our certificate of incorporation requires that each record and beneficial owner of any shares of our capital stock must promptly provide us with such documents and certain other information as we request. We have the right under our certificate of incorporation to require additional reasonable proof of the citizenship of a record or beneficial owner of any shares of our capital stock and to determine the citizenship of the record and beneficial owners of the shares of any class or series of our capital stock.

Under our certificate of incorporation, when a record or beneficial owner of any shares of our capital stock ceases to be a U.S. citizen, such person is required to provide to us, as promptly as practicable but in no event less than two business days after the date such person is no longer a U.S. citizen, a written statement, duly signed, stating the name and address of such person, the number of shares of each class or series of our capital stock owned (of record or beneficially) by such person as of a recent date, the legal structure of such person, and a statement as to such change in status of such person to a non-U.S. citizen. Every record and beneficial owner of shares of our capital stock is also required by our certificate of incorporation to provide or authorize such person’s broker, dealer, custodian, depositary, nominee or similar agent with respect to such shares to provide us with such person’s address. In the event that we request the documentation discussed in this paragraph or the preceding paragraph and the record or beneficial owner fails to provide it, our certificate of incorporation provides for the suspension of the voting rights of such person’s shares of our capital stock and for the payment of dividends and distributions with respect to those shares into an escrow account, and empowers our board of directors to refuse to register their shares, until such requested documentation is submitted in form and substance reasonably satisfactory to us.

Certificates representing shares of any class or series of our capital stock will bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our certificate of incorporation:

•	subject to the NYSE provision described above, permits us to require, as a condition precedent to the transfer of shares on our records or those of our transfer agent, representations and other proof as to the identity and citizenship of existing or prospective stockholders (including the beneficial owners); and

•	permits us to establish and maintain a dual stock certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

Limitations on Directors’ Liability

The issuer’s certificate of incorporation contains provisions eliminating or limiting the personal liability of the issuer’s directors to the company or its stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent such exemptions or limitations would not be permitted under the DGCL. Under the DGCL, such provisions may not eliminate or limit the liability of a director of the issuer (1) for any breach of the director’s duty of loyalty to the issuer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the issuer and its stockholders (through stockholders’ derivative suits on behalf of the issuer) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Indemnification of Our Directors and Officers

The issuer’s certificate of incorporation provides that the issuer will indemnify and hold harmless, to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that, among other things, such person is a director or officer of the issuer or any of its subsidiaries. However, except for proceedings by any such person to enforce such rights to indemnification, the issuer shall not be obligated to provide any such indemnification in connection with any action, suit or proceeding initiated by such person unless such action, suit or proceeding was authorized or consented to by the issuer’s board of directors. In addition, the issuer, Horizon Lines Holding and H-Lines Finance have entered into indemnification agreements with certain officers and directors of the issuer and its subsidiaries (including Horizon Lines Holding and H-Lines Finance).

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, as successor to Wachovia Bank, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HRZ.”

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws. Certain provisions, which are summarized below, in our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by our stockholders.

Our certificate of incorporation and bylaws contains provisions that:

•	permit us to issue, without any further vote or action by our stockholders up to 25,000,000 shares of preferred stock (shares of which series are no longer issuable), in one or more series, excluding the Series A preferred stock and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements, subject to a limited exception for certain members of The Castle Harlan Group described below, for nominations for election to our board of directors and for stockholder proposals;

•	limit to incumbent members of our board, subject to a limited exception related to our ownership by The Castle Harlan Group described below, the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board);

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock; and

•	require the consent of 66 2/3% of the total voting power of all outstanding shares of stock to modify certain provisions of our certificate of incorporation.

•	The advance notice requirements referred to above do not apply to the Castle Harlan Affiliates, for so long as such persons are the beneficial owners in the aggregate of at least 25% of the outstanding shares of our common stock. In addition, our common stockholders (and not the incumbent members of our board) have the right to elect a new director to fill any newly created directorship on our board that results from an increase in the number of directors (or any vacancy occurring on our board) for so long as the Castle Harlan Affiliates are the beneficial owners in the aggregate of least 25% of the outstanding shares of our common stock. These special provisions are intended to enable The Castle Harlan Group to protect and oversee its continued significant investment in us following the consummation of this offering.

The provisions of our certificate of incorporation and bylaws listed above could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See “Risk Factors—Risks related to this Offering—Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.”

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALE

Upon consummation of this offering, we will have an aggregate of 33,614,170 shares of common stock outstanding.

All of the shares sold by us in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

The remaining 13,626,970 shares of our common stock that are outstanding after the consummation of this offering, or approximately 40.5% of our common stock, assuming the underwriters exercise in full their option to purchase additional shares in this offering, will be restricted shares under the terms of the Securities Act.

Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

Sales of Restricted Securities

Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, each of which is summarized below.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a specified number of shares within any three-month period. That number of shares cannot exceed the greater of (i) one percent of the number of shares of common stock then outstanding, which will equal approximately 336,142 shares immediately after giving effect to this offering, and (ii) the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 provides that the shares of common stock acquired pursuant to written compensation contracts established by the issuer for the participation of the officers, directors and employees of the issuer and its subsidiaries may be resold, to the extent not restricted by the terms of any applicable lock-up agreements or other contracts, by persons, other than affiliates of the issuer, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates of the issuer under Rule 144, without compliance with its one-year minimum holding period. As of March 26, 2006, a total of 897,576 shares of our common stock were outstanding that were subject to Rule 701, certain of which will be subject to lock-up agreements with the underwriters, as described in “Underwriting” and certain of which are subject to the contractual restrictions set forth in the stockholders agreement and the voting trust agreement, as described in “—Certain Additional Contractual Restrictions on Sales of Restricted Securities.”

Subject to the lock-up agreements referred to below and the provisions of Rules 144, 144(k) and 701, assuming the consummation of this offering, the                      restricted shares mentioned above will become available for sale in the public market as follows:

Number of Shares	Date
Within 90 days after the date of this prospectus (in some cases subject to the volume limitations of Rule 144)

After 90 days, but within 180 days after, the date of this prospectus (in some cases subject to the volume limitations of Rule 144)

After 180 days, but within one year after, the date of this prospectus (in some cases subject to the volume limitations of Rule 144)

Lock-Up Agreements

Certain of the shares of our capital stock will be subject to lock-up agreements. See “Underwriting,” beginning on page      of this prospectus.

Certain Additional Contractual Restrictions on Sales of Restricted Securities

Assuming that the underwriters exercise their option to purchase additional shares of our common stock in full, immediately after the consummation of this offering, 13,546,970 of our restricted shares of our common stock that are outstanding, or approximately 40.3% of our outstanding common stock, will continue to be subject to certain restrictions on transfer set forth in the stockholders agreement, and 6,011,950 of these restricted shares, or approximately 17.9% of our outstanding common stock on a fully diluted basis, will continue to be subject to a voting trust, of which John K. Castle is the voting trustee, under a voting trust agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement;” and “—Voting Trust Agreements.”

Registration Rights

Pursuant to the registration rights agreement, we have granted to CHP IV and its affiliated funds unlimited “demand” registration rights with respect to the shares of our common stock held by them, and to all of our pre-IPO stockholders certain incidental, or “piggyback,” registration rights, with respect to the shares of our common stock held by them whenever we propose to register any shares of our common stock (whether for our own account or for any pre-IPO stockholder who is a party to the registration rights agreement) with the SEC under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Equity Incentive Plan

We intend to file a registration statement under the Securities Act after this offering to register up to 3,088,668 shares of our common stock issuable pursuant to, or upon the exercise of options granted pursuant to, the Equity Plan. The registration statement for such shares will become effective upon filing, and such shares will be eligible for sale in the public market immediately after the effective date of such registration statement, subject to any limitations under the Equity Plan, the applicable provisions of the stockholders agreement and the voting trust agreement (in the case of pre-IPO stockholders with respect to the Equity Plan) and the lock-up agreements described in “Underwriting.”

ESPP

We intend to file a registration statement under the Securities Act after this offering to register up to 308,866 shares of our common stock issuable pursuant to the ESPP. The registration statement for such shares will become effective upon filing, and such shares will be eligible for sale in the public market immediately after the effective date of such registration statement, subject to any limitations under the ESPP (including the effectiveness thereof), the applicable provisions of the stockholders agreement and the voting trust agreement (in the case of pre-IPO stockholders with respect to the ESPP) and the lock-up agreements referred to above.

Effects of Sales of Shares

No predictions can be made as to the effect, if any, that sales of shares of our common stock from time to time, or the availability of shares of our common stock for future sale, may have on the market price for shares of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the agreements or instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements or instruments, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Credit Facility

On July 7, 2004, Horizon Lines and Horizon Lines Holding entered into a senior credit facility with various financial lenders. The senior credit facility was amended and restated on April 7, 2005 and on April 7, 2006 in connection with the entry by the issuer and Horizon Lines into certain contractual arrangements with third parties related to the charter of five new container vessels. For further information, See “Business—New Vessels and Related Agreements” on page      of this prospectus.

The Facility. The senior credit facility, consists of (i) a $50.0 million revolving credit facility and (ii) a $246.3 million term loan facility. The revolving credit facility includes a letter of credit subfacility pursuant to which letters of credit may be issued and outstanding in an aggregate amount not to exceed $41.0 million.

Availability. Amounts available under the revolving credit facility may be borrowed, repaid and reborrowed until the maturity date thereof.

Maturity. The term loan facility matures on July 7, 2011 and the revolving credit facility matures on July 7, 2009.

Amortization. One percent of the term loan facility will amortize each year in equal consecutive quarterly installments until June 30, 2010. The remaining portion of the term loan facility will amortize during the final year of the term loan facility in equal consecutive quarterly installments.

Mandatory Prepayments. Horizon Lines and Horizon Lines Holding are required to make mandatory prepayments of amounts under the credit facility with (a) 100% of the net proceeds of certain asset sales and events of loss (subject to customary reinvestment rights and exceptions), (b) 100% of the net proceeds of certain debt issuances (subject to certain exceptions), (c) 50% of the net proceeds of certain equity issuances (excluding equity capital used to fund capital expenditures or permitted acquisitions and the proceeds of this offering) and (d) 50% of their excess cash flow for each year. Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, are then applied to reduce the loans under the revolving credit facility.

Incremental Term Loans. At the request of Horizon Lines and Horizon Lines Holding, subject to customary conditions (including no default, pro forma compliance with financial covenants and obtaining commitments from lenders), one or additional term loans (in an aggregate amount for all of such additional term loans not to exceed $50.0 million) may be made under the senior credit facility until the term loan facility matures.

Guarantees and Security. The senior credit facility is (a) secured by a first priority security interest in (i) subject to certain exceptions, substantially all of the assets of Horizon Lines and Horizon Lines Holding (including, without limitation, 11 container vessels owned by Horizon Lines) and each existing and subsequently acquired or organized domestic subsidiary of

Horizon Lines Holding (each such subsidiary (other than Horizon Lines), the “Guarantors”), (ii) 100% of the stock of each domestic subsidiary of Horizon Lines Holding (other than Horizon Lines), (iii) 65% of the stock of each first-tier foreign subsidiary of Horizon Lines, Horizon Lines Holding or any Guarantor and (iv) all intercompany debt, and (b) guaranteed by each Guarantor.

Interest. Borrowings under the senior credit facility are made as base rate loans or LIBOR loans at the election of Horizon Lines and Horizon Lines Holding. The interest rates payable under the senior credit facility are based upon the base rate or LIBOR, depending on the type of loan chosen by Horizon Lines and Horizon Lines Holding, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.25% for base rate loans and 2.25% for LIBOR loans. The applicable margins for borrowings under the revolving credit facility are variable based upon a leverage ratio determined as follows:

Leverage Ratio	Base Rate	LIBOR
Greater than or equal to 3.75 to 1.00	1.50%	2.50%
Less than 3.75 to 1.00	1.25%	2.25%

Interest is calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable quarterly for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

Fees. The senior credit facility contains certain customary fees, including letter of credit fees and an unused facility fee for the revolving credit facility based upon non-use of available funds.

Covenants. The senior credit facility contains various covenants customary for similar credit facilities, including, but not limited to covenants pertaining to:

•	sales of assets;

•	granting of liens;

•	guarantees;

•	incurrence of indebtedness;

•	voluntary prepayment of certain indebtedness;

•	payment of dividends;

•	investments, mergers and acquisitions;

•	transactions with affiliates; and

•	sales and lease-backs.

The senior credit facility also requires Horizon Lines and Horizon Lines Holding and their subsidiaries on a consolidated basis to achieve and maintain certain financial covenants, and ratios and tests, including minimum interest coverage and maximum total leverage ratios and maximum capital expenditures. Subject to certain limited exceptions, the senior credit facility prohibits (a) prepayment of principal under the 9% senior notes, whether upon acceleration or otherwise and (b) prepayment of principal under the 11% senior discount notes, whether upon acceleration or otherwise. Cash interest payments under the 11% senior discount notes are permitted under the senior credit facility so long as no event of default shall have occurred and be continuing or would result from such cash interest payments.

Events of Default. The senior credit facility contains customary events of default, including, without limitation:

•	failure to make payments when due;

•	noncompliance with covenants;

•	change of control;

•	certain bankruptcy related events;

•	breaches of representations and warranties;

•	judgments in excess of specified amounts;

•	ERISA events which result in a material adverse effect;

•	impairment of security interests in collateral;

•	invalidity of guarantees; and

•	defaults under certain other agreements or instruments of indebtedness.

Amended and Restated Guarantee and Indemnity Agreement

As part of the February 27, 2003 purchase transaction, the then-parent of Horizon Lines, CSX Corporation, and certain of its affiliates, referred to herein as the CSX Beneficiaries, agreed to continue as guarantors of the obligations of Horizon Lines and certain of its subsidiaries under the then-existing charters for certain vessels chartered by Horizon Lines or certain of its subsidiaries and, in connection therewith, we entered into an Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, was executed with the CSX Beneficiaries. Under the GIA, certain of the issuer’s subsidiaries have agreed to indemnify the CSX Beneficiaries and certain related parties if any of them should be called upon by any owner of certain chartered vessels to make payments to the owner under the guarantees referred to above. The GIA requires certain of the issuer’s subsidiaries to comply with various negative covenants including limitations on dividends and other distributions, share repurchases, transactions with affiliates, dispositions of assets and change of control transactions, unless, in certain instances and subject to additional requirements, the interest coverage ratio for certain of the issuer’s subsidiaries for the last four completed consecutive quarters immediately before the transaction, determined on a pro forma basis after giving effect to the transaction, will not be less than 1.90 to 1.00. In addition, certain of the issuer’s subsidiaries are required to furnish the CSX Beneficiaries with certain financial statements and other information from time to time. By its terms, the GIA shall remain in effect so long as our obligations under our existing vessel charters remain in effect.

9% Senior Notes

On July 7, 2004, Horizon Lines and Horizon Lines Holding completed an offering of $250.0 million aggregate principal amount of 9% senior notes.

Set forth below is a description of the principal terms of the 9% senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Principal, Maturity and Interest

As of March 26, 2006, Horizon Lines and Horizon Lines Holding have $197.0 million 9% senior notes outstanding. Horizon Lines and Horizon Lines Holding may issue additional notes subject to the terms and conditions set forth in the indenture governing the 9% senior notes. The 9% senior notes mature on November 1, 2012. Interest on the 9% senior notes accrues at the rate of 9% per annum and is payable in cash semi-annually on May 1 and November 1 of each year.

Rankings and Guarantees

The 9% senior notes are the general unsecured obligations of Horizon Lines and Horizon Lines Holding and rank equally with the existing and future unsecured indebtedness and other obligations of Horizon Lines and Horizon Lines Holding that are not, by their terms, expressly subordinated in right of payment to the 9% senior notes, and senior in right to any future subordinated debt. The guarantees of the 9% senior notes rank equally with all the existing and future unsecured indebtedness of the domestic, restricted subsidiaries of Horizon Lines Holding that guaranteed the 9% senior notes and other obligations of such entities that are not, by their terms, expressly subordinated in right of payment to the guarantees of the 9% senior notes. The 9% senior notes and the guarantees are effectively subordinated to any of Horizon Lines and Horizon Lines Holding’s or the guarantors’ secured debt, if applicable, to the extent of the value of the assets securing such indebtedness.

Optional Redemption

On or after November 1, 2008, Horizon Lines and Horizon Lines Holding may redeem the 9% senior notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, and Special Interest (as defined in the applicable registration rights agreement), if any, on the 9% senior notes redeemed, to the redemption date, if redeemed during the 12-month period commencing November 1 of the years set forth below:

Year	Percentage
2008	104.50%
2009	102.25%
2010 and thereafter	100.00%

Additionally, at any time prior to November 1, 2008, Horizon Lines and Horizon Lines Holding will be entitled, at their option, to redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the 9% senior notes plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 9% senior note at any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on November 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest plus (2) all required remaining scheduled interest payments due on such note through November 1, 2008, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the principal amount of such note on such redemption date.

Calculation of the Applicable Premium will be made by Horizon Lines and Horizon Lines Holding or on their behalf by such Person as such entities shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2008; provided, however, that if the period from such redemption date to November 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Horizon Lines and Horizon Lines Holding may acquire 9% senior notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time (which may be more than once) before November 1, 2007, Horizon Lines and Horizon Lines Holding may, at their option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the principal amount of the 9% senior notes issued under the indenture governing the 9% senior notes at a redemption price of 109% of the principal amount of the 9% senior notes, plus accrued and unpaid interest thereon and Special Interest, if any, to the redemption date; provided that:

•	at least 65% of the principal amount of 9% senior notes issued under the indenture governing the 9% senior notes remains outstanding immediately after the occurrence of such redemption; and

•	Horizon Lines and Horizon Lines Holding make such redemption not more than 180 days of the date of any such qualified equity offering.

Covenants

The indenture governing the 9% senior notes restricts, among other things, Horizon Lines’, Horizon Lines Holding’s, and Horizon Lines Holding’s restricted subsidiaries’ ability to incur additional debt, create liens, enter into transactions with affiliates, consolidate or merge, and sell assets. There are a number of important qualifications and limitations to these covenants.

Change of Control Offer

If a change of control occurs, Horizon Lines and Horizon Lines Holding must give holders of the 9% senior notes the opportunity to sell to Horizon Lines and Horizon Lines Holding all or any part of their 9% senior notes at 101% of the aggregate principal amount of the 9% senior notes repurchased plus accrued and unpaid interest and Special Interest, if any, on such notes, to the date of purchase.

Events of Default

The indenture governing the 9% senior notes contains customary events of default, including, but not limited to, (i) defaults in the payment of principal or interest, (ii) defaults in compliance with covenants contained in the indenture governing the 9% senior notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $15 million, (iv) failure to pay more than $15 million on judgments that have not been stayed by appeal or otherwise, (v) certain events of bankruptcy or (vi) any guarantee of a significant subsidiary of Horizon Lines Holding ceasing to be in full force and effect or being declared to be null and unenforceable or being found to be invalid.

Obligations Related to Charter of New Vessels

In April 2006, we completed a series of agreements with Ship Finance International Limited and certain of its subsidiaries, referred to herein as the “SFL Entities”, that have enabled Horizon Lines to charter five new container vessels, which are currently under construction, from the SFL Entities. In order to facilitate the charter by Horizon Lines of these vessels, the issuer and Horizon Lines have entered into various contractual arrangements related to the contractual obligations of the SFL Entities with respect to their acquisition of the vessels and the related debt financing. These arrangements include the agreement of Horizon Lines to reimburse the SFL Entities for certain losses that they may suffer in connection with their obligations to the sellers of the vessels and/or the debt financing sources for the acquisition, the delivery of letters of credit (issued under the senior credit facility) by Horizon Lines to such debt financing sources and a guarantee by the issuer in favor of the SFL Entities of the obligations of Horizon Lines to the SFL Entities under such arrangements. For further information, see “Business-The New Vessels and Related Agreements”, beginning on page        of this prospectus.

11% Senior Discount Notes

On December 10, 2004, H-Lines Finance completed an offering of the 11% senior discount notes.

Set forth below is a description of the principal terms of the 11% senior discount notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Principal, Maturity and Interest

H-Lines Finance originally issued $160.0 million principal amount at maturity of the 11% senior discount notes. The notes were issued at a discount from their principal amount at maturity to generate gross proceeds of approximately $112.3 million. H-Lines Finance redeemed $56.0 million principal amount of these notes in October 2005 thereby reducing the principal amount to $104.0 million. As of March 26, 2006 the accreted amount of the 11% senior discount notes was $83.9 million. H-Lines Finance may issue additional notes subject to the terms and conditions set forth in the indenture governing the 11% senior discount notes. The 11% senior discount notes mature on April 1, 2013.

Until April 1, 2008, the notes will accrete at the rate of 11% per annum, compounded semiannually on April 1 and October 1 of each year, beginning October 1, 2005, to but not including April 1, 2008 (the “Full Accretion Date”), using a 360-day year comprised of 30-day months, from an initial Accreted Value of $701.69 per $1,000 principal amount at maturity on December 10, 2004 to $1,000 per $1,000 principal amount at maturity on the Full Accretion Date, as reflected in the definition of Accreted Value. No cash interest will accrue on the 11% senior discount notes prior to the full Accretion Date. Beginning on the Full Accretion Date, cash interest on the notes will accrue at the rate of 11% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008.

“Accreted Value” means, as of any date of determination, the sum of (1) the initial Accreted Value (which is $701.69 per $1,000 in principal amount at maturity of the 11% senior discount notes) and (2) the portion of the excess of the principal amount at maturity of each 11% senior discount note over such initial Accreted Value which shall have been amortized through such date, such amount to be amortized on a daily basis and compounded semi-annually on April 1 and October 1, beginning October 1, 2005, at the rate of 11% per annum from the date of the original issuance of the 11% senior discount notes through the date of determination, increased by the rate of any Special Interest accruing during a registration default (in each case as defined in the registration rights agreement applicable to the 11% senior discount notes), computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any senior discount note on or after April 1, 2008 shall be equal to 100% of its stated principal amount at maturity; it being understood that if Special Interest accrued each senior discount note will accrete to 100% of its stated principal amount at maturity on an earlier date and the final Accreted Value will exceed 100%.

Rankings and Guarantees

The 11% senior discount notes are the general unsecured obligations of H-Lines Finance and rank equally with the existing and future unsecured indebtedness and other obligations of H-Lines Finance that are not, by their terms, expressly subordinated in right of payment to the 11% senior discount notes, and senior in right to any future subordinated debt. The 11% senior discount notes are effectively subordinated to any of H-Lines Finance’s secured debt, if applicable, to the extent of the value of the assets securing such indebtedness.

Optional Redemption

On or after April 1, 2008, H-Lines Finance may redeem the 11% senior discount notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Special Interest, if any, on the 11% senior discount notes redeemed, to the redemption date, if redeemed during the 12-month period commencing April 1 of the years set forth below:

Year	Percentage
2008	105.50%
2009	102.75%
2010 and thereafter	100.00%

Additionally, at any time prior to April 1, 2008, H-Lines Finance will be entitled, at its option, to redeem all or part of the 11% senior discount notes at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of, and accrued and unpaid Special Interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a senior discount note at any redemption date, the greater of:

(1) 1.0% of the Accreted Value of such note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on April 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the Accreted Value of such note on such redemption date.

Calculation of the Applicable Premium will be made by H-Lines Finance or on behalf of H-Lines Finance by such Person as H-Lines Finance shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar, market data)) most nearly equal to the period from such redemption date to April 1, 2008; provided, however, that if the period from such redemption date to April 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that If the period from such redemption date to April 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

H-Lines Finance may acquire 11% senior discount notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time (which may be more than once) before October 1, 2007, H-Lines Finance may, at its option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount at maturity of the 11% senior discount notes issued under the indenture governing the 11% senior discount notes at a redemption price of 111% of the Accreted Value thereof on the date of redemption, plus accrued and unpaid Special Interest, if any, to the redemption date; provided that:

•	at least 65% of the aggregate principal amount at maturity of the 11% senior discount notes issued under the indenture governing the 11% senior discount notes remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of each such qualified equity offering.

Mandatory Redemption

On April 1, 2010, H-Lines Finance will be required to redeem a portion of each senior discount note outstanding on such date equal to the AHYDO Amount on such date.

The redemption price for each portion of a senior discount note so redeemed will equal 100% of the Accreted Value of such portion as of the date of redemption.

“AHYDO Amount” means the amount sufficient, but not in excess of the amount necessary, to ensure that a senior discount note will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Such amount will be approximately equal to (i) the excess of the Accreted Value of a note on April 1, 2010 over the original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the original issue price of such note at a rate per annum equal to the yield to maturity on such note.

Covenants

The indenture governing the 11% senior discount notes restricts, among other things, H-Lines Finance’s ability to incur additional debt, create liens, enter into transactions with affiliates, consolidate or merge, and sell assets. There are a number of important qualifications and limitations to these covenants.

Change of Control Offer

If a change of control occurs, H-Lines Finance must give holders of the 11% senior discount notes the opportunity to sell to H-Lines Finance all or any part of their 11% senior discount notes at 101% of the Accreted Value thereof as of the date of purchase, plus accrued and unpaid interest, if any, and Special Interest, if any, on the notes repurchased, to the date of purchase.

Events of Default

The indenture governing the 11% senior discount notes contains customary events of default, including, but not limited to, (i) defaults in the payment of Accrued Value of the 11% senior discount notes, or interest on, or Special Interest, if any, with respect to the 11% senior discount notes, (ii) defaults compliance with covenants contained in the indenture governing the 11% senior discount notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $15 million, (iv) failure to pay more than $15 million on judgments that have not been stayed by appeal or otherwise, or (v) certain events of bankruptcy.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock of the company by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The following discussion is for general information only and is not tax advice. Persons considering the purchase, ownership or disposition of common stock are urged to consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction including any state, local or foreign tax consequences.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding common stock are urged to consult their tax advisors.

As used herein, a “U.S. Holder” of common stock means a holder that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder that is for U.S. federal income tax purposes a nonresident alien individual or a corporation trust or estate that is not a U.S. Holder.

Dividends

Dividends paid to a Non-U.S. Holder of common stock, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. A Non-U.S. Holder must satisfy certain certification and disclosure requirements for its effectively connected income to be exempt from withholding (including the provision of a properly executed Form W-8ECI (or successor form)). Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) complete Internal Revenue Service, or the IRS, Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder of common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

The issuer believes it is not, has not been and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If the issuer’s current view is incorrect or if it becomes a United States real property holding corporation in the future, and the issuer’s common stock is regularly traded on an established securities market, a Non-U.S. Holder who (actually or constructively (applying certain ownership attribution rules)) holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock would be subject to U.S. federal income tax on a disposition of the common stock but other non-U.S. holders generally would not be. If the common stock is not so traded, all non-U.S. holders would be subject to U.S. federal income tax on disposition of the common stock.

Information Reporting and Backup Withholding

The issuer must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale (including a redemption) of common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

The issuer, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total	5,750,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until the option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 862,500 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to              additional shares in the aggregate.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

The issuer and its officers, directors and principal stockholders (including the selling stockholders), have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, make any short sale of, or otherwise dispose of, common stock or securities convertible into or exercisable or exchangeable for shares of common stock, or, in the case of the issuer, any securities of the issuer that are substantially similar to the common stock, during the period from the date of this prospectus continuing through the date 75 days after the date of this prospectus, except with the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

The 75-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 75-day restricted period the issuer issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 75-day restricted period, the issuer announces that it will release earnings results during the 15-day period following the last day of the 75-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The public offering price has been negotiated among the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The common stock is listed on the New York Stock Exchange under the symbol “HRZ.”

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the issuer’s and the selling stockholders’ share of the total expenses of this offering excluding underwriting discounts and commissions, will be approximately $            .

In connection with this offering, certain of the underwriters or certain brokers or dealers may distribute this prospectus electronically. A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

The issuer and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and Castle Harlan, for which they received or will receive customary fees and expenses. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. acted as representatives of the Underwriters and as underwriters, in the Initial Public Offering in September and October 2005.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby has been passed upon for us and the selling stockholders by Schulte Roth & Zabel LLP, New York, New York and certain matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated balance sheet as of December 25, 2005 and December 26, 2004 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity for the year ended December 25, 2005 and for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from February 27, 2003 to December 21, 2003 and for the period from December 22, 2003 through July 6, 2004 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003, and the schedule listed in the index on page F-1 of this prospectus, as set forth in their report included herein. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, as a result, we will file reports, proxy statements and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 100 F Street N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

I NDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Horizon Lines, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Lines, Inc. and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity of Horizon Lines, Inc. and subsidiaries for the year ended December 25, 2005 and for the period from July 7, 2004 through December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and the period from February 27, 2003 through December 21, 2003 and of Predecessor-B for the period from December 23, 2002 through February 26, 2003. Our audits also included the financial statement schedule of Horizon Lines, Inc. and subsidiaries and Predecessor-A and Predecessor-B listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Lines, Inc. and subsidiaries at December 25, 2005 and December 26, 2004, and the consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity of Horizon Lines, Inc. and subsidiaries for the year ended December 25, 2005 and for the period from July 7, 2004 through December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and the period from February 27, 2003 through December 21, 2003 and of Predecessor-B for the period from December 23, 2002 through February 26, 2003 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    ERNST & YOUNG LLP

Charlotte, North Carolina

February 15, 2006

Horizon Lines, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands)

	December 25, 2005	December 26, 2004
Assets
Current assets:
Cash and cash equivalents	$41,450	$56,766
Accounts receivable, net of allowance	119,838	110,801
Income tax receivable	470	9,354
Deferred tax asset	16,380	3,997
Materials and supplies	26,355	21,680
Other current assets	5,969	7,019

Total current assets	210,462	209,617
Property and equipment, net	200,597	190,123
Goodwill	306,724	306,680
Intangible assets, net	191,502	215,732
Other long term assets	18,034	15,640

Total assets	$927,319	$937,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,368	$25,275
Current portion of long term debt	2,500	2,500
Other accrued liabilities	118,483	114,590

Total current liabilities	143,351	142,365
Long term debt, net of current	527,568	609,694
Deferred tax liability	61,880	56,039
Deferred rent	40,476	44,949
Other long-term liabilities	2,284	2,429

Total liabilities	775,559	855,476

Preferred stock	—	56,708
Stockholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized and 33,544,170 and 16,345,421 issued and outstanding at December 25, 2005 and December 26, 2004, respectively	336	163
Additional paid in capital	179,590	26,530
Accumulated other comprehensive income	74	71
Retained deficit	(28,240)	(1,156)

Total stockholders’ equity	151,760	25,608

Total liabilities and stockholders’ equity	$927,319	$937,792

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Operations

($ in thousands, except share and per share amounts)

	Horizon Lines, Inc.		Predecessor A		Predecessor B
	For the period December 27, 2004 through December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 06, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Operating revenue	$1,096,156	$481,898	$498,430	$747,567	$138,411

Operating expense:
Operating expense (excluding depreciation expense)	867,307	377,468	402,875	596,369	121,862
Depreciation and amortization	51,141	24,633	20,937	26,901	3,053
Amortization of vessel dry-docking	15,766	7,118	8,743	13,122	3,221
Selling, general and administrative	114,639	41,482	43,323	68,203	11,861
Miscellaneous expense	649	269	1,891	2,238	935

Total operating expense	1,049,502	450,970	477,769	706,833	140,932

Operating income (loss)	46,654	30,928	20,661	40,734	(2,521)

Other expense (income):
Interest expense, net	51,357	21,770	5,111	8,519	421
Interest expense—preferred units of subsidiary	—	—	2,686	4,477	—
Loss on early extinguishment of debt	13,154	—	—	—	—
Other expense, net	26	15	7	—	68

Income (loss) before income taxes	(17,883)	9,143	12,857	27,738	(3,010)
Income tax expense (benefit)	438	3,543	4,896	10,576	(961)

Net income (loss)	(18,321)	5,600	7,961	17,162	(2,049)
Less: accretion of preferred stock	5,073	6,756	—	—	—

Net income (loss) available to common stockholders	$(23,394)	$(1,156)	$7,961	$17,162	$(2,049)

Net income (loss) per share:
Basic	$(1.05)	$(.07)	$9.95	$21.45	*
Diluted	$(1.05)	$(.07)	$8.94	$19.57	*

Number of shares used in calculations:
Basic	22,376,797	15,585,322	800,000	800,000	*
Diluted	22,381,756	15,585,322	890,138	876,805	*

*	For the period ending February 26, 2003, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Cash Flows

($ in thousands)

	Horizon Lines, Inc.		Predecessor A		Predecessor B
	For the period December 27, 2004 through December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 06, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Cash flows from operating activities:
Net income (loss)	$(18,321)	$5,600	$7,961	$17,162	$(2,049)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	31,580	15,187	19,385	24,255	3,053
Amortization	19,561	9,446	1,552	2,646	—
Amortization of vessel dry-docking	15,766	7,118	8,743	13,122	3,221
Amortization of deferred financing costs	3,363	1,303	550	438	—
Deferred income taxes	(7,394)	4,644	2,968	3,701	(961)
Loss (gain) on equipment disposals	(993)	(140)	24	(74)	—
Loss on early extinguishment of debt	13,154	—	—	—	—
Accretion on 11% senior discount notes	12,057	549	—	—	—
Accretion of preferred units of subsidiary	—	—	2,686	4,477	—
Stock based compensation	19,052	—	1,765	—	—
Tax benefit from exercise of stock options	5,495	9,494	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(9,037)	8,633	(13,678)	14,678	(2,989)
Materials and supplies	(5,309)	(161)	(3,020)	384	(1,634)
Other current assets	9,846	(8,390)	(6,152)	(1,786)	(127)
Accounts payable	(2,907)	(3,203)	200	1,762	3,041
Accrued liabilities	3,470	26,079	(13,152)	12,159	(22,815)
Vessel dry-docking payments	(16,038)	(2,075)	(10,198)	(12,029)	(4,507)
Other assets/liabilities	(2,464)	(1,287)	(2,562)	480	(11,560)

Net cash provided by (used in) operating activities	70,881	72,797	(2,928)	81,375	(37,327)

Cash flows from investing activities:
Purchases of equipment	(41,234)	(11,000)	(21,889)	(16,680)	(18,470)
Acquisition of company	—	(663,031)	—	(296,172)	—
Transaction costs associated with acquisition	—	(246)	—	(18,828)	—
Proceeds from sale of equipment	2,417	354	1,399	74	—
Other investing activities	—	—	(150)	(590)	—

Net cash used in investing activities	(38,817)	(673,923)	(20,640)	(332,196)	(18,470)

Cash flows from financing activities:
Initial capitalization of Company	—	87,027	—	80,000	—
Borrowing under 13% promissory notes	—	70,000	—	—	—
Borrowing of term loans	—	250,000	—	175,000	—
Issuance of senior notes	—	362,819	—	—	—
Borrowing under line of credit	—	6,000	—	—	—
Payment on line of credit	—	(6,000)	—	—	—
Payment of financing costs	(1,754)	(4,800)	—	—	—
Sale of stock	1,108	20,655	—	60,000	—
Capital contribution	—	—	—	—	15,967
Initial public offering proceeds	143,750	—	—	—	—
Costs associated with initial public offering	(15,717)	—	—	—	—
Prepayments of long-term debt	(96,196)	(70,000)	—	—	—
Payment of interest on convertible debt	—	(3,506)	—	—	—
Redemption premiums	(9,522)	—	—	—	—
Principal payments on long-term debt	(2,500)	(625)	—	(10,250)	—
Distribution to holders of preferred units of subsidiary	—	—	—	(15,000)	—
Redemption of preferred stock	(62,689)	(53,613)	—	—	—
Dividend to stockholders	(3,690)	—	—	—	—
Payments on capital lease obligation	(170)	(65)	(87)	(30)	—

Net cash provided by (used in) financing activities	(47,380)	657,892	(87)	289,720	15,967

Net increase (decrease) in cash and cash equivalents	(15,316)	56,766	(23,655)	38,899	(39,830)
Cash and cash equivalents at beginning of period	56,766	—	41,811	2,912	40,342

Cash and cash equivalents at end of period	$41,450	$56,766	$18,156	$41,811	$512

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Changes in Stockholders’ Equity

($ in thousands, except share amounts)

Predecessor - B	Parent’s Net Investment	Retained Earnings	Total
Parent’s net investment at December 22, 2002	$78,954	$35,031	$113,985
Net loss for the period December 23, 2002 through February 26, 2003	—	(2,049)	(2,049)
Contributed capital	17,766	—	17,766

Parent’s net investment at February 26, 2003	$96,720	$32,982	$129,702

Predecessor - A	Common Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Stockholders’ Equity
Stockholders’ equity at February 27, 2003	800,000	$—	$—	$—	$—	$—
Initial capitalization	—	8	79,992	—	—	80,000
Change in fair value of interest rate contract	—	—	—	—	(302)	(302)
Net income for the period February 27, 2003 through December 21, 2003	—	—	—	17,162	—	17,162

Comprehensive Income	—	—	—	—	—	16,860

Stockholders’ equity at December 21, 2003	800,000	$8	$79,992	$17,162	$(302)	$96,860

Grant of stock options	—	—	1,765	—	—	1,765
Change in fair value of interest rate contract					286	286
Net income for the period December 22, 2003 through July 6, 2004	—	—	—	7,961	—	7,961

Comprehensive Income	—	—	—	—	—	8,247

Stockholders’ equity at July 6, 2004	800,000	$8	$81,757	$25,123	$(16)	$106,872

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Changes in Stockholders’ Equity—(Continued)

($ in thousands, except share amounts)

Horizon Lines, Inc.	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Loss)	Accumulated Other Comprehensive Income	Stockholders’ Equity
Stockholders’ equity at July 7, 2004	—	$—	$—	$—	$—	$—
Initial capitalization	12,703,408	127	13,566	—	—	13,693
Sale of stock	2,874,488	28	3,365	—	—	3,393
Tax benefit from stock option deduction	—	—	9,494	—	—	9,494
Other	767,525	8	105	—	—	113
Accretion of discount on preferred stock	—	—	—	(6,756)	—	(6,756)
Net income for the period July 7, 2004 through December 26, 2004	—	—	—	5,600	—	5,600
Change in fair value of fuel fixed priced contract	—	—	—	—	129	129
Unrealized loss on pension	—	—	—	—	(58)	(58)

Comprehensive income	—	—	—	—	—	5,671

Stockholders’ equity at December 26, 2004	16,345,421	$163	$26,530	$(1,156)	$71	$25,608

Issuance of restricted stock	1,854,671	20	634	—	—	654
Restricted stock compensation	—	—	18,952	—	—	18,952
Exercise of stock options	969,078	9	(9)	—	—	—
Initial public offering	14,375,000	144	143,606	—	—	143,750
Costs associated with initial public offering	—	—	(15,717)	—	—	(15,717)
Tax benefit from exercise of stock options	—	—	5,495	—	—	5,495
Dividend to shareholders	—	—	—	(3,690)	—	(3,690)
Stock based compensation	—	—	99	—	—	99
Accretion of discount on preferred stock	—	—	—	(5,073)	—	(5,073)
Net loss	—	—	—	(18,321)	—	(18,321)
Unrealized gain on pension	—	—	—	—	58	58
Change in fair value of fuel contract	—	—	—	—	(55)	(55)

Comprehensive income	—	—	—	—	—	(18,318)

Stockholders’ equity at December 25, 2005	33,544,170	$336	$179,590	$(28,240)	$74	$151,760

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements

1. Basis of Presentation and Operations

On July 7, 2004, Horizon Lines, Inc. (the “Company”), formerly known as H-Lines Holding Corp. was formed as an acquisition vehicle to acquire the equity interest in Horizon Lines Holding Corp. (“HLHC”). The Company was formed at the direction of Castle Harlan Partners IV, L.P. (“CHP IV”), a private equity investment fund managed by Castle Harlan, Inc., or Castle Harlan. HLHC, a Delaware corporation, operates as a holding company for Horizon Lines, LLC (“HL”), a Delaware corporation and wholly-owned subsidiary and Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary. HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A.”

On December 6, 2004, H-Lines Finance Holding Corp. (“HLFHC”) was formed as a wholly-owned subsidiary of the Company. HLHFC, subsequent to its incorporation, issued 11% senior discount notes. The proceeds from these notes were distributed to the Company.

The accompanying consolidated and combined financial statements include the consolidated accounts of the Company and its subsidiaries as of December 25, 2005 and December 26, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows commencing on July 7, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Company, H-Lines Subcorp., a wholly owned subsidiary of the Company, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, LLC., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with Predecessor-A as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $676.0 million, whereupon the Company became the holder of all of the outstanding common stock of Predecessor-A. In lieu of receipt of aggregate merger consideration of $13.0 million, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of the Company or to retain their existing options for shares of the common stock in HLHC. The members of management who retained such options, which vested in connection with the merger, entered into a put/call agreement dated July 7, 2004 (the “Put/Call Agreement”). The put/call agreement, as amended, provided that the shares of common stock issued by the HLHC upon the exercise of such retained options were subject to exchange, at the option of the Company (or the holders of such shares), with HLHC for shares of common stock and preferred stock of the Company. On September 26, 2005, all options outstanding under the option plan, as amended on September 20, 2005, were exercised and all of the resulting shares of common stock of HLHC were exchanged for 952,325 shares of common stock and 731,448 shares of Series A preferred stock of the Company pursuant to the provisions of the

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Put/Call agreement. The Merger was accounted for using the purchase method of accounting; accordingly, the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.7 million, and was allocated to goodwill.

The following table sets forth the allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,710
Property & equipment	188,863
Goodwill	306,724
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	19,421

Purchase price	$676,000

The following unaudited pro forma information presents the results of operations of the Company as if the Merger had taken place at the beginning of each respective period. Pro forma adjustments have been made to reflect additional interest expense from debt associated with the Merger ($ in thousands):

For the Period from December 22, 2003 through July 6, 2004 (Unaudited)
Operating revenue	$498,430
Operating income	20,036
Net loss	(2,451)

For the Period from February 27, 2003 through December 21, 2003 (Unaudited)
Operating revenue	$747,567
Operating income	38,484
Net income	5,221

The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the Merger occurred at the beginning of the respective periods.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

On February 27, 2003 Predecessor-A acquired 84.5% of the outstanding capital of CSX Lines, LLC for approximately $293.2 million and 100% of the outstanding stock of CSX Lines of Puerto Rico, Inc. for $3.0 million. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market values of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired including separately identifiable intangible assets approximated $55.0 million and was allocated to goodwill. The purchase prices were allocated as follows ($ in thousands):

	Horizon Lines, LLC	Horizon Lines of Puerto Rico, Inc.
Working capital (deficit)	$20,092	$(3,211)
Property and equipment	180,271	6,166
Goodwill	54,995	—
Customer contracts	50,234	—
Unfavorable lease agreements	(53,169)	—
Other, net	40,749	45

Purchase price	$293,172	$3,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 26, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represents that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

Prior to the purchase transactions on February 27, 2003, the combined company of CSX Lines, LLC (Predecessor-B or CSX Lines), and its wholly owned subsidiary was a stand-alone wholly owned entity of CSX Corporation (CSX). The condensed and combined statements of operations and cash flows for the period December 23, 2002 through February 26, 2003 represent the combined financial statements of those respective entities and all significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting from that of Predecessor-A. As a result of the transaction on February 26, 2003 and the application of purchase accounting, financial information for the period after February 26, 2003 through July 6, 2004 represents that of Predecessor-A, which is presented on a different basis of accounting from that of Predecessor-B.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents of the Company consist principally of cash held in banks and short term investments having a maturity of three months or less at the date of acquisition. Cash and cash equivalents of Predecessor-B consist principally of balances held under a Cash Management and Credit Facility with a subsidiary of CSX and short-term investments having a maturity of three months or less.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Accounts Receivable and Allowance for Credits and Doubtful Accounts

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. The Company does not require collateral from its trade customers. In addition, the Company maintains allowances for credits issued to customers, which is recorded as a reduction to revenue. The allowance for credits and doubtful accounts approximated $6.1 million at December 25, 2005 and $7.9 million at December 26, 2004, respectively.

Materials and Supplies

Materials and supplies consist primarily of fuel inventory held aboard vessels and inventory held for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Routine maintenance, repairs, and removals other than vessel drydockings are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets or over the terms of capital leases. The estimated useful lives of assets are as follows:

Buildings, chassis and cranes	25 years
Containers	15 years
Vessels	20-40 years
Other	3-10 years

Certain costs incurred in the development of internal-use software are capitalized. Software is amortized using the straight-line method over its estimated useful life of three years. $9.7 million, $9.6 million, and $8.5 million were changed to depreciation expense for the year ended December 25, 2005, the twelve months ended December 26, 2004, and the twelve months ended December 21, 2003, respectively.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Drydocking

United States Coast Guard regulations generally require that vessels be drydocked twice every five years. These costs are capitalized and are then amortized and charged to expense over a 30-month period beginning with the accounting period following the vessel’s release from drydock.

The Company takes advantage of these vessel drydockings to also perform normal repair and maintenance procedures on the vessels. These routine vessel maintenance and repair

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

procedures are charged to expense as incurred. In addition, the Company will occasionally during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Intangible Assets

Intangible assets consist of goodwill, customer contracts, trademarks, and debt issuance costs all of which are related to the Merger on July 7, 2004. The Company amortizes customer contracts on a straight line basis over the expected useful lives of 8 to 10 years. The Company also amortizes trademarks on a straight line basis over the expected life of the related trademarks of 15 years. The Company amortizes debt issue cost on a straight line basis over the term of the related debt, which approximates the interest yield method. Estimated aggregate amortization expense for each of the succeeding five fiscal years is as follows (in thousands):

Fiscal Year Ending
2006	$22,733
2007	22,720
2008	22,720
2009	22,609
2010	22,473

In accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are no longer amortized but are subject to annual undiscounted cash flow impairment tests. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit is calculated. If the calculated fair value is less than the carrying amount, an impairment loss is recognized.

Revenue Recognition

The Company accounts for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process”. Under this method the Company records transportation revenue and an accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. The Company believes that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Casualty and Other Reserves

The Company is self-insured for a portion of its marine and non-marine exposures. Reserves are established based on the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be recognized in the financial statements at fair value.

The Company utilizes derivative instruments tied to various indexes to hedge a portion of its quarterly exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. The Company does not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties.

Predecessor-A used derivative financial instruments to manage its exposure to movements in interest rates. The use of these financial instruments modified the exposure of these risks with the intent to reduce the risk to Predecessor-A. Predecessor-A did not use financial instruments for trading purposes, nor did it use leveraged financial instruments. Credit risk related to the derivative financial instruments was considered minimal and was managed by requiring high credit standards for its counterparties and periodic settlements.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Stock-based Compensation

Predecessor A Stock Options

As permitted by Statement of Financial Accounting Standards Board (“SFAS”) SFAS No. 123, “Accounting for Stock-based Compensation” (SFAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations.” Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	For the Period December 22, 2003 through July 6, 2004	For the Period February 27, 2003 though December 21, 2003
Net income as reported	$7,961	$17,162

Deduct: total stock-based compensation expense determined under the fair value method net of related tax effects	(2,055)	(210)
Add: total stock-based compensation expense recorded under APB 25	1,765	—

Pro forma net income	$7,671	$16,952

Basic net income per share:
As reported	$9.95	$21.45
Pro forma	$9.59	$21.19
Diluted net income per share:
As reported	$8.94	$19.57
Pro forma	$8.62	$19.33

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in fiscal year 2003 was estimated to be $100, as determined by Predecessor-A’s Board of Directors. The fair value of options granted was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

On September 26, 2005, all options outstanding under Predecessor A’s option plan, as amended on September 20, 2005, were exercised (see note 3 for additional information regarding this exercise). As a result, there are no options outstanding or issuable under Predecessor A’s stock option plan, as amended.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Restricted Shares

In January 2005, the Company entered into stock subscription agreements and restricted stock agreements with certain members of management. The subscription agreements provided for the purchase and sale of common stock to certain members of management at $0.35 per common share payable in cash and a secured promissory note. Common stock sold under the agreement of 1,724,619 shares totaled $0.6 million. Promissory notes totaled $0.3 million. The restricted stock agreements provided for certain vesting provisions and limitations on the shares sold under the subscription agreements. Under the restricted stock agreements, shares vested upon meeting certain financial targets and certain shares also vested based upon the passage of time. All of these shares vested in full upon the consummation of the Company’s initial public offering (see note 3 for more information on the Company’s initial public offering). The Company recorded compensation expense based on the numbers of shares that vested during the period and the estimated fair value at the measurement date. During the fourth quarter of 2005, the Company recorded a compensation charge of $6.9 million in conjunction with the vesting of all shares. Total compensation expense recorded during 2005 was $16.6 million.

In January 2005, the Company entered into stock purchase agreements with certain directors of the Company. The agreements provided for the sale of 130,051 shares of common stock at $0.35 per share. These shares vested in full at the time of the sale. The Company recorded compensation expense of $1.3 million, which was based on the number of shares and the estimated fair value at the measurement date.

During March 2005, the principal shareholder and its affiliates and associates, sold 104,050 shares of Horizon Lines, Inc. common stock to two directors of the Company. The company treated this transaction as if a contribution had been made to the Company by the principal shareholder and its affiliates and associates, and the Company recorded compensation charges totaling $1.0 million. The compensation expense was based on the number of shares and the estimated fair value at the measurement date.

Horizon Lines, Inc. Stock Options

On September 16, 2005, the Board of Directors of Horizon Lines, Inc. authorized the issuance of up to an aggregate of 3,088,668 shares of common stock. On September 27, 2005, the Company granted nonqualified stock options under its amended and restated equity incentive plan to members of management to purchase up to 705,100 shares in the aggregate of the Company’s common stock. The Company early adopted SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123R) in the fourth quarter of fiscal year 2005 and utilized the Black Scholes model to determine the fair value of these stock options. See note 14 for more disclosures regarding the Company’s stock options.

Pension Benefits

The Company has a noncontributory pension plan covering certain union employees. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Amounts recorded for the pension plan reflects estimates related to future interest rates, investment returns, and employee turnover. The Company reviews all assumptions and estimates on an ongoing basis.

The Company records an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options and warrants using the treasury-stock method and from convertible preferred stock using the “if converted” method.

Fiscal Period

The fiscal period of the Company typically ends on the last Sunday before the last Friday in December. For fiscal 2005, the fiscal period began on December 27, 2004 and ended on December 25, 2005. For the 2004 period, the fiscal period of the Company began on July 7, 2004, the date of the Merger, and closed on December 26, 2004. The fiscal period of Predecessor-A and Predecessor-B also typically ended on the last Sunday before the last Friday in December, December 21, 2003 for fiscal year 2003. Due to the purchase transaction on February 26, 2003, the last fiscal period of Predecessor-B began on December 23, 2002 and ended on February 26, 2003.

Reclassifications

Certain prior period balances have been reclassified to conform with current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates in reporting the amounts of certain revenues and expenses for each fiscal year and certain assets and liabilities at the end of each fiscal year. Actual results may differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R (revised 2004) “Share-Based Payments” (“SFAS 123R”) which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its interpretations, and amends SFAS No. 95 “Statement of Cash Flows.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

encouraged. The proforma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company adopted SFAS 123R in the fourth quarter of 2005 with respect to newly issued stock options. See Note 14 for more disclosures regarding the Company’s stock options.

Supplemental Cash Flow Information

Non-cash activities consist of the following ($ in thousands):

	Horizon Lines, Inc.		Predecessor A		Predecessor B
	For the period December 27, 2004 through December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 06, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Notes payable in conjunction with the acquisition of beneficial interest in vessel trusts	$4,513	$—	$—	$—	$—
Tax benefit through exercise of stock options	5,495	9,494	—	—	—
Equity retained by management in connection with the initial capitalization of the Company	—	12,969	—	—	—
Capital lease obligations	—	—	—	850	—
Assumption of liabilities through a capital contribution	—	—	—	—	1,799

Cash payments (receipts) for interest and income taxes were as follows ($ in thousands):

	Horizon Lines, Inc.		Predecessor A		Predecessor B
	For the period December 27, 2004 through December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 06, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Interest	$36,476	$13,288	$3,999	$6,544	$—
Income taxes	(7,319)	4,070	154	5,730	—

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

3. Initial Public Offering and Related Transactions

Stock Split

In September 2005, the Company’s stockholders authorized a 22.71-to-1 stock split of all outstanding shares of the Company’s common stock, which was effected on September 21, 2005. The Company also adjusted the amount of shares authorized. All share and per share amounts have been retroactively adjusted to reflect the stock split and the updated authorized share count for all periods presented.

Predecessor A Stock Options

On September 26, 2005, all options outstanding under Predecessor A’s stock option plan, as amended on September 20, 2005, were exercised and all of the resulting shares of common stock of HLHC were exchanged for 952,325 shares of common stock and 731,448 shares of Series A preferred stock of the Company pursuant to the provisions of the put/call agreement. As of the date hereof, all of the outstanding shares of the common stock of HLHC are directly owned by HLFHC and no options are outstanding or issuable under Predecessor A’s stock option plan, as amended.

Initial Public Offering

On September 30, 2005, the Company issued and sold 12,500,000 shares (the “Initial Shares”) of its common stock, in an initial public offering (referred to herein as the “initial public offering”), at a price of $10.00 per share, less the underwriters’ discount of 7% per share. On October 14, 2005, the Company issued and sold an additional 1,875,000 shares (the “Additional Shares”) of its common stock to the underwriters of its initial public offering at a price of $10.00 per share, representing the initial public offering price to the public, less the underwriters’ discount of 7% per share. These shares were issued and sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from the Company granted to them with respect to the initial public offering. Sources and uses are as follows ($ in thousands):

Sources		Uses
Common stock proceeds	$143,750	Redeem Series A Preferred Stock	$62,158
Available cash	40,000	Redeem 9% senior notes	52,986	(a)
		Payment of prepayment premium on 9% senior notes	4,769	(b)
		Payment of accrued interest on 9% senior notes	66
		Redeem 11% senior discount notes	43,210	(a)(c)
		Payment of prepayment premium on 11% senior discount notes	4,753	(b)
		Underwriter discounts and commissions	9,790
		Other fees and expenses	6,018	(d)

Total sources	$183,750	Total uses	$183,750

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

(a)	Voluntary redemption of $40.0 million and $12.9 million of 9% senior notes occurred on November 2, 2005 and November 21, 2005, respectively. Voluntary redemption of $40.3 million and $2.9 million accreted value of 11% senior discount notes occurred on November 2, 2005 and November 21, 2005, respectively.
(b)	The Company recorded a loss on early extinguishment of debt of $13.2 million in fiscal 2005. The loss on extinguishment is comprised of the following:

Prepayment premiums on 9% senior notes	$4,769
Write-off of deferred financing fees associated with early payment of 9% senior notes	1,898
Prepayment premiums on 11% senior discount notes	4,753
Write-off of deferred financing fees associated with early prepayment of 11% senior discount notes	1,734

Loss on early extinguishment of debt	$13,154

(c)	Senior discount notes are issued by H-Lines Finance Holding Corp. $43.2 million represents accreted value of senior discount notes and $56.0 million of principal balance of senior discount notes at maturity.
(d)	Other fees and expenses primarily include legal and accounting fees.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

The following table unaudited pro forma combined financial statements are based on our historical consolidated financial statements, and are adjusted to give effect to the consummation of the issuance and sale by the Company of the Initial Shares and the Additional Shares pursuant to the initial public offering, the use of proceeds therefrom, and other related transactions, as if, in each case, such transactions occurred as of December 27, 2004 ($ in thousands, except share and per share amounts).

	For the Year ended December 25, 2005
		(Unaudited)
	Historical	Offering- Related Transactions Adjustments		Pro-Forma Consolidated
Operating revenue	$1,096,156	$—		$1,096,156
Operating expense:
Operating expense	867,307	—		867,307
Depreciation and amortization	51,141	—		51,141
Amortization of vessel dry-docking	15,766	—		15,766
Selling, general and administrative	114,639	(30,394	)(1)	84,245
Miscellaneous expense	649	—		649

Total operating expense	1,049,502	(30,394)		1,019,108

Operating income	46,654	30,394		77,048

Other expense (income):
Interest expense, net	51,357	(8,780	)(2)	42,577
Loss on early extinguishment of debt	13,154	—		13,154
Other expense, net	26			26

Income (loss) before income taxes	(17,883)	39,174		21,291
Income tax expense	438	8,086		8,524

Net income (loss)	(18,321)	31,088		12,767
Less: accretion of preferred stock	5,073	(5,073	)(3)	—

Net income (loss) available to common stockholder	$(23,394)	$36,161		$12,767

Net income per share:
Basic				$0.38
Diluted				$0.38
Number of shares used in calculations:
Basic			(4)	33,544,170
Diluted			(4)	33,570,364

(1)	Adjustment represents the following:

Elimination of management fees	$9,698
Elimination of non-employee directors stock compensation and executive restricted stock compensation	18,953
Elimination of other transaction-related expenses	1,743

Total pro forma adjustment to selling, general, and administrative expenses	$30,394

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

(2)	Reflects the change in interest expense as a result of early payments of $52,986 on the outstanding 9% senior notes and $43,210 on the outstanding 11% senior discount notes. This adjustment also represents a change in interest expense attributable to a 0.25% reduction in the margin applicable to the term loan facility. The changes in interest expense are as follows:

Reduction of interest expense on early payment of 9% senior notes	$4,172
Reduction of interest expense on early payment of 11% senior discount notes	3,793
Reduction of interest expense from 0.25% reduction in interest rate on term loan	465
Reduction of amortization of deferred finance costs	350

Total pro forma adjustment to interest expense	$8,780

(3)	Represents the elimination of the accretion of the Series A preferred stock.

(4)	The following table provides a reconciliation between the number of common shares on a basic and diluted basis to give effect to the consummation of the issuance and sale by the Company of the Initial Shares and the Additional Shares pursuant to the initial public offering, as if, in each case, such transactions occurred as of December 27, 2004:

For the year ended December 25, 2005
Reconciliation of number of common shares:
Basic-actual	22,376,797
Adjustments:
Issuance of non-employee directors stock compensation and executive restricted stock compensation(a)	104,476
Issuance of shares in conjunction with common stock offering as if issued on December 27, 2004(b)	9,557,760
Issuance of shares in conjunction with exercise of underwriter’s option as if issued on December 27, 2004(c)	1,505,137

Basic-pro forma	33,544,170
Assumed exercise of employee stock options(d)	26,194

Diluted-pro forma	33,570,364

(a)	Represents incremental impact as if 1,854,671 restricted shares had been issued on December 27, 2004
(b)	Represents incremental impact as if 12,500,000 common shares had been issued on December 27, 2004
(c)	Represents incremental impact as if 1,875,000 common shares had been issued on December 27, 2004
(d)	On September 27, 2005, the Company granted nonqualified stock options under its equity incentive plan to members of management to purchase up to 705,100 shares in the aggregate of the Company’s common stock at a price per share equal to the initial public offering price per share.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

4. Property and Equipment

Property and equipment consist of the following ($ in thousands):

	December 25, 2005	December 26, 2004
Vessels	$135,164	$106,686
Containers	27,420	25,366
Chassis	13,453	13,443
Cranes	13,997	13,284
Machinery & equipment	17,322	11,569
Facilities & land improvement	5,508	4,250
Software	30,149	29,099
Other	1,244	1,613

Total property and equipment	244,257	205,310
Accumulated depreciation	(43,660)	(15,187)

Property and equipment, net	$200,597	$190,123

During fiscal year 2005, HL acquired with available cash, for $25.2 million, the rights and beneficial interests of the sole owner participant in two separate trusts, the assets of which consist primarily of two vessels, the Horizon Enterprise and the Horizon Pacific, and the charters related thereto under which HL operates such vessels. Title to each of the two vessels is held by the respective owner trustee of the relevant trust for the use and benefit of the owner participant and the vessels are subject to a mortgage securing non-recourse indebtedness of the respective owner trustees. HL charters each vessel from the relevant owner trustee. By acquiring the beneficial interests of the owner participant of each trust estate, HL obtained the right to the corpus of such estate remaining after required payments on the aforementioned indebtedness are made. Further, upon the repayment of such indebtedness at maturity on January 1, 2007, HL will be able to obtain title to the two vessels from the respective owner trustees and terminate the charter. The outstanding indebtedness secured by mortgages on the Horizon Enterprise and the Horizon Pacific is $2.3 million and $2.2 million, respectively.

5. Intangible Assets

Intangible assets consist of the following ($ in thousands):

	December 25, 2005	December 26, 2004
Customer contracts	$137,675	$137,675
Trademarks	63,800	63,800
Deferred finance costs	23,158	25,006

Total intangibles with definite lives	224,633	226,481
Less: accumulated amortization	(33,131)	(10,749)

Net intangibles with definite lives	191,502	215,732
Goodwill	306,724	306,680

Total intangible assets	$498,226	$522,412

The reduction in deferred finance costs is due to the write-off of $1.9 million and $1.7 million related to the 9% senior notes and the 11% senior discount notes, respectively, in conjunction with the early redemption of indebtedness.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

6. Other Accrued Liabilities

Other accrued liabilities consist of the following ($ in thousands):

	December 25, 2005	December 26, 2004
Marine operations	$11,236	$12,301
Terminal operations	9,537	10,842
Vessel and rolling stock rent	24,735	24,024
Vessel operations	22,049	20,452
Fuel	9,043	7,537
Bonus	8,347	10,200
Interest	6,636	6,306
Other liabilities	26,900	22,928

Total other accrued liabilities	$118,483	$114,590

7. Long-Term Debt

Long-term debt consists of the following ($ in thousands):

	December 25, 2005	December 26, 2004
Senior credit facility	$246,875	$249,375
9% senior notes	197,014	250,000
11% senior notes	81,666	112,819
Notes issued by the owner trustees of the owner trusts and which are secured by mortgages on the vessels owned by such trusts	4,513	—

Total debt obligations	530,068	612,194
Current portion	(2,500)	(2,500)

Long-term debt, net of current	$527,568	$609,694

Senior Credit Facility

On July 7, 2004, HL and HLHC entered into a senior credit facility with various financial lenders, which was amended and restated on April 7, 2005. On September 22, 2005, the senior credit facility was further amended to modify the definition of “Specified IPO”. The senior credit facility, as amended and restated, consists of (i) a $50.0 million revolving credit facility and (ii) a $250.0 million term loan facility. As modified, the term “Specified IPO” means the consummation of the underwritten initial public offering of common stock with gross proceeds to the Company of at least $100.0 million and the designation of at least $40.0 million of proceeds to repurchase the 9% senior notes. Upon the consummation of the “Specified IPO”, the revolving credit facility increased to $50.0 million. The senior credit facility permits us to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders under the term loan facility, provided that no default or event of default under the senior credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied. The term loan matures on July 7, 2011 and the revolving credit facility matures on July 7, 2009. No amounts were outstanding under the

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

revolving credit facility as of December 25, 2005 or December 26, 2004. However, $6.9 million and $6.0 million of availability under the revolving credit facility was utilized for outstanding letters of credit as of December 25, 2005 and December 26, 2004, respectively.

Principal payments of approximately $0.6 million are due quarterly on the term loan facility through June 30, 2010, at which point quarterly payments increase to $58.8 million until final maturity on July 7, 2011. Borrowings under the term loan facility bear interest at HL and HLHC’s choice of LIBOR or the base rate, in each case, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.25% for base rate loans and 2.25% for LIBOR loans. These margins decreased from 1.50% and 2.50%, for base rate loans and LIBOR loans, respectively, upon the consummation of the Specified IPO. The interest rate at December 25, 2005 approximated 6.3%. HL and HLHC are also charged a commitment fee on the daily unused amount of the revolving credit facility during the availability period based upon a rate of 0.50%.

The senior credit facility requires HL and HLHC to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate. HL and HLHC were in compliance with all such covenants as of December 25, 2005. The senior credit facility is secured by the assets of HL and HLHC.

Senior Notes

On July 7, 2004, HL and HLHC completed an offering of $250.0 million in principal amount of 9% senior notes. The 9% senior notes mature on November 1, 2012. Interest on the 9% senior notes accrues at the rate of 9% per annum and is payable in cash semi-annually on May 1 and November 1 of each year. The 9% senior notes are the general unsecured obligations of HL and HLHC and rank equally with the existing and future unsecured indebtedness and other obligations of HL and HLHC that are not, by their terms, expressly subordinated in right of payment to the 9% senior notes and senior in right to any future subordinated debt. On or after November 1, 2008, HL and HLHC may redeem the 9% senior notes, in whole or in part, at a redemption price equal to 104.5% of the principal amount which declines to 100% of the principal amount in 2010. In addition, at any time prior to November 1, 2008, HL and HLHC can redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the 9% senior notes plus an applicable premium (as defined in the indenture), and accrued and unpaid interest to the redemption date. Also, at any time before November 1, 2007, HL and HLHC may, at their option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the principal amount of the 9% senior notes issued under the indenture at a redemption price of 109% of the principal amount of the 9% senior notes, plus accrued and unpaid interest. HL and HLHC used $57.8 million of the proceeds of the issuance and sale of the Initial Shares and the Additional shares to redeem $53.0 million of the principal amount of the 9% senior notes and pay associated redemption premiums of $4.8 million.

Senior Discount Notes

On December 10, 2004, HLFHC completed an offering of $160.0 million in principal amount of 11% senior discount notes. The 11% senior discount notes were issued at a discount from their principal amount at maturity and generated gross proceeds of approximately $112.3

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

million. The 11% senior discount notes mature on April 1, 2013. Until April 1, 2008, the notes will accrete at the rate of 11% per annum, compounded semiannually on April 1 and October 1 of each year, beginning October 1, 2005, to but not including April 1, 2008. Beginning on April 1, 2008, cash interest will accrue at the rate of 11% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008. The 11% senior discount notes are the general unsecured obligations of HLFHC and rank equally with the existing and future unsecured indebtedness and other obligations of HLFHC that are not, by their terms, expressly subordinated in right of payment to the 11% senior discount notes and senior in right to any future subordinated debt. On or after April 1, 2008, HLFHC may redeem the 11% senior discount notes, in whole or in part, at a redemption price equal to 105.5% of the principal amount which declines to 100% of the principal amount in 2010. In addition, at any time prior to April 1, 2008, HLFHC can redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the 11% senior discount notes plus an applicable premium (as defined in the indenture). Also, at any time before October 1, 2007, HLFHC may, at its option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the principal amount of the 11% senior discount notes issued under the indenture at a redemption price of 111% of the principal amount at maturity of the 11% senior discount notes. HLFHC used $48.0 million of the proceeds of the Initial Shares and the Additional Shares to redeem $56.0 million of the principal amount at maturity, or $43.2 million in accreted value, of the 11% senior discount notes and pay associated redemption premiums of $4.8 million.

Other Debt

During fiscal year 2005, HL assumed outstanding indebtedness of approximately $4.5 million in connection with the acquisition of the rights and beneficial interests of the sole owner participant in two separate owner trusts, the assets of which consist primarily of two vessels, the Horizon Enterprise and the Horizon Pacific. The outstanding indebtedness secured by mortgages on the Horizon Enterprise and the Horizon Pacific is $2.3 million and $2.2 million, respectively. Such indebtedness accrues at 10.6% per annum, with interest payments semi-annually in January and July of each fiscal year until final maturity on January 1, 2007.

Fair Value of Financial Instruments

The estimated fair values of the Company’s debt as of December 25, 2005 and December 26, 2004 were $545.9 million and $634.5 million, respectively. The fair value of the senior notes and senior discount notes are based on quoted market prices. The fair value of the other long-term debt approximates carrying value.

Annual maturities of long-term debt obligations are as follows ($ in thousands):

2006	$2,500
2007	7,013
2008	2,500
2009	2,500
2010	60,625
2011 and thereafter	477,264

	$552,402	*

*	The annual maturities schedule includes the $104.0 million principal amount of the senior discount notes.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

8. Net Income (Loss) Per Common Share

In accordance with SFAS 128, “Earnings Per Share,” basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method ($ in thousands, except shares and per share amounts):

	Horizon Lines, Inc.		Predecessor A		Predecessor B
	For the period December 27, 2004 through December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 06, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Numerator:
Net Income (loss)	$(18,321)	$5,600	$7,961	$17,162	$(2,049)
Less: Accretion of preferred stock	5,073	6,756	—	—	—

Net income (loss) available to common stockholders	$(23,394)	$(1,156)	$7,961	$17,162	$(2,049)

Denominator:
Denominator for basic income (loss) per common share:
Weighted average shares outstanding	22,376,797	15,585,322	800,000	800,000	*

Effect of dilutive securities:
Stock options	4,959	—	90,138	76,805	*

Denominator for diluted net income (loss) per common share	22,381,756	15,585,322	890,138	876,805	*

Basic net income (loss) per common share	$(1.05)	$(.07)	$9.95	$21.45	*

Diluted net income (loss) per common share	$(1.05)	$(.07)	$8.94	$19.57	*

*	For the period ending February 26, 2003, owner’s equity consisted of parent’s net investment, and thus no loss per share has been calculated.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

9. Preferred Stock/Units

Non-mandatorily Redeemable Series-A Preferred Stock

In connection with the initial public offering, the Company redeemed all shares of its non-voting $.01 par value Series A Preferred Stock for $62.2 million. In addition, in January 2005, the Company used a portion of a dividend from HLFHC to repurchase $0.5 million of its Series A preferred stock. The Series-A Preferred stock was issued in conjunction with the capitalization of the Company. The Company recorded these shares at their fair value in accordance with FAS No. 141 “Business Combinations”. As the preferred shares had no coupon rate and no stated redemption period, management determined that a 10% discount rate and a one year redemption period was appropriate. The 10% discount rate was based upon a comparison to other similar offerings in the marketplace considering terms such as coupon rates, convertibility, and voting rights. As management’s intention at the time of issuance of the preferred shares was to redeem the preferred shares within a year after issuance, a one year period was utilized to accrete the shares to their redemption value. During 2005, the Company recorded $5.1 million of accretion of its Series A Preferred stock. The Company classified the value of these shares between liabilities and equity.

Mandatorily Redeemable Preferred Units

In connection with the purchase transaction, Predecessor-A issued 60,000 voting senior preferred units to CSX. The holders of the outstanding senior preferred units were entitled to receive a preferential return equal to 10% per annum, which accrued and was compounded annually, before any distributions were made with respect to any other common units.

Predecessor-A had the option to redeem the senior preferred units at any time after May 27, 2005, in whole at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns. The senior preferred units were mandatorily redeemable by Predecessor-A at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns at the earliest of February 27, 2010 or a change in control of Predecessor-A. After receiving appropriate approval, the Company redeemed $15.0 million of preferred units during the year ended December 21, 2003.

In connection with the Merger on July 7, 2004, the remaining preferred units of Predecessor-A were redeemed at an amount equal to the unreturned capital contribution plus accrued preferential returns totaling $58.9 million.

10. Derivative Financial Instruments

During 2005 and 2004, the Company entered into fuel swap contracts to fix the price of fuel. The contracts were accounted for as cash flow hedges. Accordingly, the Company recorded the fair value of the hedge contracts in other current assets and accumulated other comprehensive income. The fair value of the hedges approximated $0.1 million and $0.2 million at December 25, 2005 and December 26, 2004, respectively. The outstanding hedge as of December 25, 2005 is a three month hedge maturing in March 2006.

During 2003, Predecessor A entered into a swap agreement with a bank to fix the floating interest rates on the long-term debt up to a notional amount of approximately $40.9 million. The agreement was accounted for as a cash flow hedge. Accordingly, Predecessor-A recorded the

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

fair value of the hedge, which approximated $0.03 million at December 21, 2003, and was recorded in other long term liabilities and accumulated other comprehensive loss.

11. Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long term leases generally include provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $74.3 million and $35.9 million for the year ended December 25, 2005 and the period from July 7, 2004 through December 26, 2004, respectively. Predecessor A leased certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally included provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $43.5 million and $65.0 million for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 through December 21, 2003, respectively. Predecessor-B leased certain equipment and facilities under operating lease agreements. Rent expense for the period December 23, 2002 through February 26, 2003 totaled $13.8 million.

The Company leases certain equipment under a capital lease agreement. This capital lease agreement was assumed from Predecessor-A. The net book value of this equipment totaled $0.5 million and $0.7 million at December 25, 2005 and December 26, 2004, respectively. Depreciation expense for equipment under the capital lease totaled $0.2 million for the year ended December 25, 2005, $0.1 million for the period from July 7, 2004 through December 26, 2004, $0.1 million for the period from December 22, 2003 through July 6, 2004, and $0.1 million for the period ending December 21, 2003.

Future minimum lease obligations at December 25, 2005 are as follows ($ in thousands):

Period Ending December	Non-Cancelable Operating Leases	Capital Lease
2006	$63,296	$193
2007	75,752	193
2008	34,691	161
2009	34,370	—
2010	32,984	—
Thereafter	128,570	—

Total future minimum lease obligation	$369,663	547

Less: amounts representing interest		40

Present value of future minimum lease obligation		507
Current portion of capital lease obligation		170

Long term portion of capital lease obligation		$337

12. Related Parties

In February 2005, the Company sold promissory notes from certain members of management, having an aggregate original principal balance of $0.3 million, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon. The promissory notes were issued in conjunction with the issuance of restricted shares to certain members of management.

During 2005 and the period July 7, 2004 through December 26, 2004, the Company recorded $2.2 million and $1.5 million, respectively in selling, general, and administrative expenses related to a management agreement with Castle Harlan. In addition, in connection with the initial public offering in 2005, the Company recorded a charge of $7.5 million related to the termination of the ongoing management services and fee related provisions of the management agreement. During 2004, the Company recorded $0.5 million in fees to Castle Harlan related to the issuance of the 11% senior discount notes.

For the period December 22, 2003 through July 6, 2004 and the period ending December 21, 2003, Predecessor A recorded $0.25 million and $0.30 million, respectively, in management fees within selling, general, and administrative expenses to its equity sponsor, the Carlyle Group. At December 26, 2004, other current assets included $1.5 million in prepaid fees.

Predecessor-A was a lessee in an operating sublease agreement with CSX. Predecessor-A leased containers and vessels under these agreements. Lease expense during the period December 22, 2003 through July 6, 2004 and for the period February 27, 2003 through December 21, 2003 totaled $16.6 million and $21.8 million, respectively.

Predecessor-B maintained insurance coverage which transferred substantially all risk of loss, subject to coverage limits, related to workers compensation, automobile, and general liability except for seamen’s injury claims to CSX Insurance Company (“CSX Insurance”), an insurance company owned by CSX. Accordingly, loss reserve accruals for such claims were not required, except for per claim deductible amounts. Predecessor-B paid premiums and made loss reimbursements to CSX of approximately $1.0 million for the period ended December 23, 2002 through February 26, 2003.

Predecessor-B purchased certain intermodal services from CSX Intermodal (“CSXI”), a wholly-owned subsidiary of CSX under an operating agreement. Predecessor-B purchased rail services from CSXI, for the geographic areas they served, at market rates. Predecessor-B purchased rail transportation directly from rail carriers not affiliated with CSX in other geographic areas.

13. Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is vested with respect to Company contributions immediately. The Company matches employee contributions up to 6% of qualified compensation. The cost for this benefit totaled $1.9 million and $0.8 million for the year ended December 25, 2005 and for the period July 7, 2004 through December 26, 2004, respectively. Prior to July 7, 2004 Predecessor-A maintained the plan. The total cost to Predecessor-A for the period from December 22, 2003 through July 6, 2004 totaled $1.0 million and the cost for the period from February 27, 2003 through December 21, 2003 totaled $1.4 million. The Company also administers a 401(k) plan for certain union employees with no Company match.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

CSX and its subsidiaries, including Predecessor-B, maintained savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $0.1 million for the period December 23, 2002 through February 26, 2003.

Pension Plan

The Company sponsors a defined benefit plan for certain union employees. The plan provides for retirement benefits based only upon years of service. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes.

Changes in the projected benefit obligation during the year ended December 25, 2005 are as follows ($ in thousands):

Projected benefit obligation at December 27, 2004:	$1,966
Service cost	230
Interest cost	105
Actuarial (gain) or loss	(279)

Projected benefit obligation at December 25, 2005	$2,022

Changes in plan assets during the year ended December 25, 2005 are as follows ($ in thousands):

Fair value of plan assets at December 27, 2004:	$49
Actual return on plan assets	9
Employer contribution	680

Fair value of plan assets at December 25, 2005:	$738

With a measurement date of December 25, 2005, the funded status at December 25, 2005 is as follows ($ in thousands):

Fair value of plan assets	$738
Projected benefit obligation	2,022

Funded status	(1,284)
Unrecognized net loss or (gain)	(173)
Unrecognized net transition obligation	1,334

Net amount recognized:	$(123)

Amounts recognized in the balance sheet as of December 25, 2005 are as follows ($ in thousands):

Prepaid pension asset/(accrued pension liability)	$(1,284)
Intangible asset	1,161

Net amount recognized	$(123)

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Net period pension costs for the year ended December 25, 2005 are as follows ($ in thousands):

Service cost	$230
Interest cost	105
Expected return on assets	(22)
Amortization of unrecognized net obligation or (asset) existing at the date of the initial application of FASB Statement No. 87 transition obligation	103

Net periodic pension cost	$416

Significant assumptions used at December 25, 2005 were as follows:

Weighted-average discount rate used in determining net periodic pension cost	6.00%
Weighted-average rate of compensation increase(1)	0.00%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic pension costs	7.50%
Weighted-average discount rate used in determination of projected benefit obligation	6.10%

(1)	The defined benefit plan benefit payments are not based on compensation, but rather on years of service.

Expected Company contributions during 2006 total $0.7 million. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in thousands):

Fiscal Year End	Pension Benefits
2006	$5
2007	8
2008	31
2009	32
2010	32
2011-2015	495

$603

Other Plans

Under collective bargaining agreements, the Company participates in a number of union-sponsored, multiemployer benefit plans. Predecessor-A and Predecessor-B also participated in a number of union-sponsored, multiemployer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is generally recognized as contributions are funded. The Company made contributions of $10.0 million and $5.0 million during the year ended December 25, 2005 and the period from July 7, 2004 through December 26, 2004, respectively. Predecessor-A made contributions of $5.2 million during the period from December 22, 2003 through July 6, 2004 and $8.8 million during the period February 27, 2003 through December 21, 2003. Predecessor-B made contributions of $1.6 million during the period

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

December 23, 2002 through February 26, 2003. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, may result in higher contributions to these plans. Moreover, if the Company exits these markets, it may be required to pay a potential withdrawal liability if the plans are underfunded at the time of the withdrawal. However, the Company is unable to determine the potential amount of liability, if any, at this time. Any adjustments would be recorded when it is probable that a liability exists and it is determined that markets will be exited.

14. Stock Options

Predecessor A

Predecessor A had a stock option plan under which options to purchase common stock were granted to officers, key employees and directors at prices equal to fair market value on the date of grant. Prior to the Merger on July 7, 2004, there were 90,138 shares of common stock reserved for options under the plan. Thirty percent of stockholder options vested over a period of five years commencing on December 31, 2003. The remaining seventy percent vested fourteen percent per year over five years, if predetermined financial targets (as defined in the agreement) were met in the respective years by the Company. All options vested in full in connection with the merger on July 7, 2004. Options granted and the weighted average price of those options totaled as follows prior to the Merger on July 7, 2004:

	Shares Granted	Weighted Average Option Price
For the period December 22, 2003 through July 7, 2004	13,333	$199
For the period February 27, 2003 through December 21, 2003	76,805	$100

On September 26, 2005, all options outstanding under Predecessor A’s option plan, as amended on September 20, 2005, were exercised. This exercise resulted in the net issuance (after the surrender by such persons of 155,012 shares in the aggregate of our common stock in payment in full of the exercise price for such options) of 952,325 shares in the aggregate of our common stock and 731,448 shares in the aggregate of our Series A preferred stock. The tax benefit realized from the exercise of these stock options was $5.5 million. As a result, there are no options outstanding or issuable under Predecessor A’s stock option plan, as amended as of December 25, 2005.

Horizon Lines, Inc.

On September 16, 2005, the Board of Directors of Horizon Lines, Inc. authorized the issuance of up to an aggregate of 3,088,668 shares of common stock. On September 27, 2005, the Company granted nonqualified stock options under its amended and restated equity incentive plan to members of management to purchase up to 705,100 shares in the aggregate of the Company’s common stock at a price per share equal to the initial public offering price per share of $10.00 per share. The Company early adopted SFAS 123R in the fourth quarter of fiscal year 2005 and utilized the Black-Scholes option-pricing model to determine the fair value of these stock options. Of the 705,100 options, 617,600 options vest on the third anniversary date following the date of grant, and the remaining 87,500 options vest on the first anniversary date following the date of grant. All of the options expire ten years from the date of grant.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2005
Expected dividend yield	4.7%
Expected stock price volatility	22.6%
Weighted average risk-free interest rate	4.11%
Expected life of options (years)	6.4

Significant assumptions used to estimate the fair value of the share-based compensation awards are as follows:

Expected Life: The Company determined the expected life of the options utilizing the short-cut method due to the lack of historical evidence regarding employees’ expected exercise behavior. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term.

Expected Volatility: Due to the lack of trading activity since the stock became publicly traded, the Company considered historical volatility of similar entities for a period equivalent to the expected life of the Company’s stock options.

The average fair value of options granted during fiscal 2005 is $1.51 per share. There were no forfeitures, exercises, or expirations of options granted during fiscal 2005. The Company recognized approximately $0.1 million in compensation costs within selling, general, and administrative expenses on the consolidated statement of operations and a deferred tax asset of approximately $0.04 million during fiscal 2005. The Company will recognize an additional $0.8 million in compensation costs on a straight line basis over a weighted average period of 2.5 years.

The following table summarizes information about stock options outstanding at the end of fiscal 2005 (in thousands, except per share amounts):

Options Outstanding			Options Exercisable
Number Outstanding at December 25, 2005	Remaining Contractual Life	Exercise Price	Number Exercisable at December 25, 2005	Average Exercise Price
705,100	9.75 years	$10.00	—	$—

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

15. Income Taxes

Income tax (expense) benefits are as follows ($ in thousands):

	Horizon Lines, Inc.		Predecessor-A		Predecessor-B
	Year Ended December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 6, 2004	For the period, February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Income tax expense (benefit):
Current:
Federal	$7,028	$(1,035)	$1,587	$6,248	$—
State/territory	848	(66)	341	627	—

Total current	7,876	(1,101)	1,928	6,875	—

Deferred:
Federal	(7,287)	4,514	2,806	3,268	(856)
State/territory	(151)	130	162	433	(105)

Total deferred	(7,438)	4,644	2,968	3,701	(961)

Net income tax expense (benefit)	$438	$3,543	$4,896	$10,576	$(961)

The difference between the income tax expense and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are as follows ($ in thousands):

	Horizon Lines, Inc.		Predecessor-A		Predecessor-B
	Year Ended December 25, 2005	For the period July 7, 2004 through December 26, 2004	For the period December 22, 2003 through July 6, 2004	For the period February 27, 2003 through December 21, 2003	For the period December 23, 2002 through February 26, 2003
Income tax expense (benefit) at statutory rates:	$(6,258)	$3,200	$4,500	$9,708	$(1,054)
State/territory, net of federal income tax benefit	454	199	258	607	(53)
Tax credits	—	—	—	(101)	—
Restricted stock compensation	5,977	—	—	—	—
Other Items	265	144	138	362	146

Net income tax expense (benefit)	$438	$3,543	$4,896	$10,576	$(961)

In accordance with the provisions of SFAS 109 and APB No. 25, the Company recorded a tax benefit attributable to the recognition of certain tax benefits derived from the exercise of non-qualified stock options in the amount of $5.5 million and $9.5 million as an increase directly to additional paid-in capital for the years ended December 25, 2005 and December 26, 2004, respectively.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

The components of deferred tax assets and liabilities are as follows ($ in thousands):

	December 25, 2005	December 26, 2004
Deferred tax assets:
Leases	$22,990	$22,827
Allowance for doubtful accounts	2,198	2,937
Net operating losses and AMT carryforwards	16,221	7,130
Valuation allowances	(3,881)	(2,320)
Other	4,652	2,475

Total deferred assets	42,180	33,049
Deferred tax liabilities:
Depreciation	(21,333)	(16,024)
Capital construction fund	(14,117)	(7,891)
Intangibles	(47,407)	(52,601)
Other	(4,823)	(8,575)

Total deferred tax liabilities	(87,680)	(85,091)

Net deferred tax liability	$(45,500)	$(52,042)

The Company has net operating loss carryforwards for federal income tax purposes in the amount of $30.2 million and $12.9 million for the years ended December 25, 2005 and December 26, 2004, respectively. In addition, the Company has net operating loss carryforwards for state tax purposes in the amount of $46.4 million and $18.6 million for the years ended December 25, 2005 and December 26, 2004, respectively. The Federal and state net operating loss carryforwards begin to expire in 2025 and 2020, respectively. Furthermore, the Company has an alternative minimum tax credit carryover with no expiration period in the amount of $1.4 million for the years ended December 25, 2005 and December 26, 2004.

Net operating loss credits generated from tax losses in Guam begin to expire in 2023. In conjunction with the merger, the Company recorded a valuation allowance against the deferred tax asset attributable to the net operating loss generated in Guam in the amount of $2.0 million. As such, to the extent the Company reverses a portion of the valuation allowance, such adjustment would be recorded as a reduction to goodwill.

16. Commitments and Contingencies

Legal Proceedings

There are two actions currently pending before the Surface Transportation Board (referred to herein as the “STB”) involving HL. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against HL and Matson Navigation Co. (referred to herein as “Matson”), seeks a ruling from the STB that HL’s Guam shipping rates, which are based on published tariff rates, during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995 (referred to herein as the “ICCTA”), and an order awarding reparations to Guam and its citizens. The STB is addressing this matter in three phases. During the first phase, which has been completed, the STB reviewed the allegations set forth in the complaints that were filed by the Government of Guam and dismissed certain complaints while allowing certain other complaints to be addressed in phase two. During the currently on-going second phase, at the

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

request of the STB, the parties fully briefed, in 2002, the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA. The STB is expected to issue a ruling in 2006 that sets forth a standard for determining whether the rates charged during 1996-1998 were reasonable. During the third phase, the STB will apply the standard that it adopts in the second phase to the rates in effect during 1996-1998. If the STB determines that the rates charged by HL during 1996-1998 were unreasonable, the STB will issue an additional ruling to determine the persons entitled to damages and in what amounts. On June 8, 2005, upon the motion of HL, the STB issued a decision which ordered the Government of Guam to show cause by June 28, 2005 why the action should not be dismissed. The Government of Guam responded to this decision by asserting their intent to participate in the proceeding and attending oral argument in the second phase of the case at the STB. HL filed a response thereto asserting that the Government of Guam’s response is not sufficient to show cause. The STB issued a further order on September 15, 2005 canceling its show cause order and notified the parties that it had scheduled oral argument on the merits of the Phase II issues on November 16, 2005. No assurance can be given that the final decision with respect to this matter will be favorable to us. An adverse ruling by the STB in this action could result in significant damages. We are unable to quantify the amount of these damages. In the event that the STB were to issue a ruling whereby it accepted the Government of Guam’s proposed standard for the determination of “rate reasonableness” under the ICCTA, the STB would then need to determine whether rates charged by HL during 1996-1998 were reasonable under such standard. However, the business of HL that provided marine container shipping to and from Guam during 1996-1998 was, at the time, part of a larger business. During 1996-1998, the Guam-related business of HL was part of the business of Sea-Land Service, Inc., which included transportation, logistics and terminal services between and at ports in Asia, Guam, Hawaii and the U.S. west coast. Separate financial statements were not prepared for the operations of Sea-Land Service that related to marine container shipping to and from Guam. Accordingly, we believe that the actual rates of return that were earned by HL’s business with respect to marine container shipments to and from Guam during 1996-1998 cannot be determined. Consequently, the absence of such actual rates of return would preclude the calculation of a reasonable rate of return based on the standard proposed by the Government of Guam in the pending action. Even if each of these matters were determined adversely to HL, we are unable at the present time to determine how many citizens of Guam, on whose behalf the pending action has been brought by the Government of Guam, paid such rates during 1996-1998, or the amounts of their related claims, because the requisite discovery proceedings for that phase of the dispute have not yet begun. Apart from potential damages, an adverse ruling by the STB could affect HL’s current and future rate structure for its Guam shipping by requiring it to reduce its current base tariff rates and limit future rate increases to amounts determined to be within the “zone of reasonableness” contained in the ICCTA, as determined in such ruling. An adverse STB decision could also affect the rates that HL would be permitted to charge on its other routes where rates must be “reasonable” under the ICCTA. We have not accrued a liability relating to this litigation because we do not believe that an unfavorable outcome is probable nor can we reasonably estimate the Company’s exposure in the event there was an unfavorable outcome.

The second action currently pending before the STB involving HL, brought by DHX, Inc. in 1999 against HL and Matson, challenges the reasonableness of certain rates and practices of HL and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders,

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

including DHX, also solicit full container loads from shippers. Among other things, DHX charged that HL and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect HL’s current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that HL would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that HL met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to our business. On June 13, 2005, the STB issued a decision that denied DHX’s motion for reconsideration and denied the alternative request by DHX for clarification of the STB’s December 13, 2004 decision. On August 5, 2005, DHX filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit challenging the STB’s order dismissing its complaint. HL has filed a Motion to Intervene, which has been granted, so it can participate directly in the appellate process. DHX filed an appellant brief on November 10, 2005. HL is currently preparing its response to the DHX brief. No assurance can be given that the final decision with respect to this matter will be favorable to us. We have not accrued a liability relating to this litigation because we do not believe that an unfavorable outcome is probable.

Environmental Contingency

During 2001, the Alaska State Department of Environmental Conservation (the “Department”) notified a predecessor company about contaminants from an underground storage tank in Anchorage. A $0.9 million reserve was established by such predecessor company. In September 2005, the Company engaged a third party to remove and dispose of the underground storage tanks, supply and place all back fill material, and conduct testing of soils. The third party completed the engagement during the fourth quarter of 2005 and submitted an underground storage tank removal report to the Department. The Department confirmed receipt of the removal but has not conducted a site assessment at this time. The third party will sample the wells again in April 2006 and will submit another report to the Department. The Company cannot estimate when the Department will perform the site assessment nor can it be assured that the Department will deem the Company free of any future exposure. The Company incurred costs of approximately $0.1 million in connection with the third party’s services, which reduced the reserve to $0.8 million as of December 25, 2005.

Standby Letters of Credit

Horizon Lines, LLC has standby letters of credit, primarily related to its property and casualty insurance programs. On December 25, 2005 and December 26, 2004, these letters of credit totaled $6.9 million and $6.0 million, respectively.

Labor Relations

Approximately 64.6% of the Company’s total work force is covered by collective bargaining agreements. A collective bargaining agreement, covering approximately 20.2% of the workforce will be under renegotiation during 2006.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

17. Quarterly Financial Data (Unaudited)

Set forth below are unaudited quarterly financial data ($ in thousands, except per share amounts):

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating revenue	$257,562	$270,544	$289,075	$278,975
Operating income	3,841	11,957	18,393	12,463

Net income (loss)	(8,173)	(2,494)	3,239	(10,893)
Less: accretion of preferred stock	1,561	1,561	479	1,473

Net income (loss) available to common stockholders	$(9,734)	$(4,055)	$2,760	$(12,366)

Basic net income (loss) per share	$(0.52)	$(0.21)	$0.14	$(0.38)
Diluted net income (loss) per share	$(0.52)	$(0.21)	$0.14	$(0.38)

	Predecessor-A			Horizon Lines, Inc.
For the period from December 22, 2003 through December 26, 2004	First Quarter	Second Quarter	Third Quarter(a)	Third Quarter(b)	Fourth Quarter
Operating revenue	$219,994	$235,854	$42,582	$208,524	$273,374
Operating income	2,660	16,346	1,655	25,730	5,198

Net income (loss)	(536)	7,983	514	10,816	(5,216)
Less: accretion of preferred stock	—	—	—	1,797	4,959

Net income (loss) available to common stockholders	$(536)	$7,983	$514	$9,019	$(10,175)

Basic net income (loss) per share	$(0.67)	$9.98	$0.64	$0.63	$(0.62)
Diluted net income (loss) per share	$(0.60)	$8.97	$0.58	$0.63	$(0.62)

(a)	Represents the period from June 21, 2004 through July 6, 2004.
(b)	Represents the period from July 7, 2004 through September 20, 2004.

18. Subsequent Events

On January 23, 2006, the Board of Directors of Horizon Lines, Inc. authorized the Company to grant nonqualified stock options under its amended and restated equity incentive plan to members of management to purchase up to 617,500 shares in the aggregate of the Company’s common stock. The nonqualified stock options will be granted in April 2006 and will be issued at a price equal to the fair market value on date of grant. The Company expects to record compensation expense of approximately $0.6 million per annum over a three year vesting period. During 2006, the Company expects to record approximately $0.4 million in stock based compensation expense related to the April 2006 stock option grants.

On January 23, 2006, the Board of Directors voted to declare a cash dividend on its outstanding shares of common stock of $0.11 per share, payable on March 15, 2006 to all stockholders of record as of the close of business on March 1, 2006.

The Company also announced that it will hold its 2006 Annual Stockholder Meeting on Monday, June 5, 2006 in Charlotte, North Carolina.

Schedule II

Horizon Lines, Inc.

Valuation and Qualifying Accounts

Years Ended December 2005, 2004 and 2003

($ in thousands)

	Beginning Balance	Charged to Cost and Expenses	Deductions	Charged to other Accounts	Ending Balance
Accounts receivable reserve:
Predecessor-B
For the period December 23, 2002 through February 26, 2003	$35,134	$7,884	$(794)	$—	$42,224

Predecessor-A
For the period February 27, 2003 through December 21, 2003	$14,802	$8,167	$(11,920)	$—	$11,049
For the period December 22, 2003 through July 6, 2004	$11,049	$6,266	$(4,885)	$—	$12,430

Horizon Lines, Inc.
For the period July 7, 2004 through December 26, 2004	$12,430	$6,087	$(10,580)	$—	$7,937
For the year ended December 25, 2005	$7,937	$9,057	$(10,931)	$—	$6,063

PART I. FINANCIAL INFORMATION

1. Financial Statements

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	March 26, 2006	December 25, 2005(1)
Assets
Current assets
Cash and cash equivalents	$32,665	$41,450
Accounts receivable, net of allowance of $6,413 and $6,064 at March 26, 2006 and December 25, 2005, respectively	134,732	119,838
Income taxes receivable	726	470
Deferred tax asset	18,211	16,380
Materials and supplies	25,212	26,355
Other current assets	7,713	5,969

Total current assets	219,259	210,462
Property and equipment, net	194,939	200,597
Goodwill	306,724	306,724
Intangible assets, net	185,939	191,502
Other long term assets	22,418	18,034

Total assets	$929,279	$927,319

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,639	$22,368
Current portion of long term debt	2,500	2,500
Other accrued liabilities	114,454	118,483

Total current liabilities	142,593	143,351
Long term debt, net of current	529,151	527,568
Deferred tax liability	65,386	61,880
Deferred rent	39,358	40,476
Other long term liabilities	2,453	2,284

Total liabilities	778,941	775,559

Stockholders’ equity
Common stock, $.01 par value, 50,000,000 shares authorized and 33,544,170 shares issued and outstanding at March 26, 2006 and December 25, 2005	336	336
Additional paid in capital	179,531	179,590
Accumulated other comprehensive income	35	74
Retained deficit	(29,564)	(28,240)

Total stockholders’ equity	150,338	151,760

Total liabilities and stockholders’ equity	$929,279	$927,319

(1)	The balance sheet at December 25, 2005 has been derived from the audited financial statements of Horizon Lines, Inc.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

($ in thousands)

	For the Period December 26, 2005 through March 26, 2006	For the Period December 27, 2004 through March 27, 2005
Operating revenue	$274,934	$257,562

Operating expenses:
Operating expense (excluding depreciation expense)	219,924	206,203
Selling, general and administrative	22,922	29,513
Depreciation and amortization	12,503	12,893
Amortization of vessel drydocking	3,414	3,798
Miscellaneous expense, net	299	1,314

Total operating expense	259,062	253,721

Operating income	15,872	3,841

Other expense:
Interest expense, net	11,720	12,852
Other expense, net	15	3

Income (loss) before income taxes	4,137	(9,014)
Income tax expense (benefit)	1,771	(841)

Net income (loss)	$2,366	$(8,173)

Less: accretion of preferred stock	—	1,561
Net income (loss) available to common stockholders	$2,366	$(9,734)

Net income (loss) per share:
Basic	$0.07	$(0.52)
Diluted	$0.07	$(0.52)

Number of shares used in calculations:
Basic	33,544,170	18,790,879
Diluted	33,596,230	18,790,879

Dividends declared per common share	$0.11	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

($ in thousands)

	For the Period December 26, 2005 through March 26, 2006	For the Period December 27, 2004 through March 27, 2005
Cash flows from operating activities:
Net income (loss)	$2,366	$(8,173)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7,613	8,003
Amortization of other intangible assets	4,890	4,890
Amortization of vessel drydocking	3,414	3,798
Amortization of deferred financing costs	805	780
Deferred income taxes	1,675	(841)
Gain on equipment disposals	(275)	(45)
Stock-based compensation	99	6,412
Accretion of interest on 11% senior discount notes	2,208	3,082
Changes in operating assets and liabilities:
Accounts receivable	(14,893)	(16,902)
Materials and supplies	1,143	(144)
Other current assets	(2,000)	1,667
Accounts payable	3,271	(4,955)
Accrued liabilities	(6,912)	(4,448)
Vessel drydocking payments	(4,235)	(5,101)
Other assets/liabilities	(842)	87

Net cash used in operating activities	(1,673)	(11,890)

Cash flows from investing activities:
Purchases of property and equipment	(2,718)	(1,188)
Proceeds from the sale of property and equipment	940	249

Net cash used in investing activities	(1,778)	(939)

Cash flows from financing activities:
Principal payments on long term debt	(625)	(625)
Dividend to stockholders	(3,690)	—
Payment of financing costs	(816)	—
Costs associated with initial public offering	(158)	—
Sale of stock	—	1,108
Distribution to holders of preferred stock	—	(535)
Payments on capital lease obligation	(45)	(53)

Net cash used in financing activities	(5,334)	(105)

Net decrease in cash and cash equivalents	(8,785)	(12,934)
Cash and cash equivalents at beginning of period	41,450	56,766

Cash and cash equivalents at end of period	$32,665	$43,832

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc. And Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Organization

On July 7, 2004, Horizon Lines, Inc. (the “Company”), formerly known as H-Lines Holding Corp., was formed as an acquisition vehicle to acquire the equity interest in Horizon Lines Holding Corp. (“HLHC”). The Company was formed at the direction of Castle Harlan Partners IV, L.P. (“CHP IV”), a private equity investment fund managed by Castle Harlan, Inc. (“Castle Harlan”). The Company has no independent operations. HLHC, a Delaware corporation, operates as a holding company for Horizon Lines, LLC (“HL”), a Delaware limited liability company and wholly-owned subsidiary and for Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary. HL operates a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico.

On December 6, 2004, H-Lines Finance Holding Corp. (“HLFHC”) was formed as a wholly-owned subsidiary of the Company. HLFHC was formed to issue 11% senior discount notes due 2013 (“the 11% senior discount notes”) with an original $160.0 million aggregate principal amount at maturity.

2. Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany items have been eliminated in consolidation.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, and accordingly, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Horizon Lines, Inc. Annual Report on Form 10-K for the year ended December 25, 2005.

The financial statements as of March 26, 2006 and the financial statements for the three months ended March 26, 2006 and March 27, 2005 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary of the financial information included herein. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the period. Actual results will differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year.

3. Stock-Based Compensation

On February 1, 2006, the Company entered into a restricted stock agreement for 70,000 shares with a certain member of management. The restricted stock vests over a five year period.

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The Company recorded $ 0.1 million of compensation expense during the quarter ended March 26, 2006 related to the 705,100 nonqualified stock options granted to members of management in September 2005.

During the quarter ended March 27, 2005, the Company recorded $6.4 million of compensation expense related to restricted stock issued in January 2005. On October 18, 2005, the Board of Directors of the Company (“the Board of Directors”) approved the vesting in full of all of the shares of restricted stock used in January 2005.

4. Net Income (Loss) Per Common Share

In accordance with SFAS 128, “Earnings Per Share,” basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method ($ in thousands, except shares and per share amounts):

	For the Period December 26, 2005 through March 26, 2006	For the Period December 27, 2004 through March 27, 2005
Numerator:
Net income (loss)	$2,366	$(8,173)
Less: accretion of preferred stock	—	1,561

Net income (loss) available to common stockholders	$2,366	$(9,734)

Denominator:
Denominator for basic income (loss) per common share:
Weighted average shares outstanding	33,544,170	18,790,879

Effect of dilutive securities:
Stock options	52,060	—

Denominator for diluted net income (loss) per common share	33,596,230	18,790,879

Basic net income (loss) per common share	$0.07	$(0.52)

Diluted net income (loss) per common share	$0.07	$(0.52)

5. Total Comprehensive Income (Loss)

Total comprehensive income (loss) is as follows ($ in thousands):

	For the Period December 26, 2005 through March 26, 2006	For the Period December 27, 2004 through March 27, 2005
Net income (loss)	$2,366	$(8,173)
Change in fair value of fixed price fuel contract	(39)	(59)

Comprehensive income (loss)	$2,327	$(8,232)

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

6. Property and Equipment

Property and equipment consist of the following ($ in thousands):

	(Unaudited) March 26, 2006	December 25, 2005
Vessels	$135,506	$135,164
Containers	26,228	27,420
Chassis	13,446	13,453
Cranes	14,148	13,997
Machinery and equipment	18,330	17,322
Facilities and land improvement	6,008	5,508
Software	30,318	30,149
Other	1,557	1,244

Total property and equipment	245,541	244,257
Accumulated depreciation	(50,602)	(43,660)

Property and equipment, net	$194,939	$200,597

7. Intangible Assets

Intangible assets consist of the following ($ in thousands):

	(Unaudited) March 26, 2006	December 25, 2005
Customer contracts	$137,675	$137,675
Trademarks	63,800	63,800
Deferred financing costs	23,290	23,158

Total intangibles with definite lives	224,765	224,633
Accumulated amortization	(38,826)	(33,131)

Net intangibles with definite lives	185,939	191,502
Goodwill	306,724	306,724

Intangible assets, net	$492,663	$498,226

8. Accrued Liabilities

Other accrued liabilities consist of the following ($ in thousands):

	(Unaudited) March 26, 2006	December 25, 2005
Marine operations	$15,215	$11,236
Terminal operations	10,640	9,537
Vessel and rolling stock rent(a)	14,182	24,735
Vessel operations	25,326	22,049
Fuel	10,888	9,043
Bonus(b)	1,895	8,347
Interest(c)	11,196	6,636
Other liabilities	25,112	26,900

Total other accrued liabilities	$114,454	$118,483

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(a)	The Company charters three of its vessels and accounts for these charters as operating leases. The payments under the operating leases are made in January and July of each fiscal year. During the fiscal quarter ended March 26, 2006, the Company made $15.6 million of operating lease payments under these agreements. The reduction in the vessel and rolling stock rent liability is primarily due to these payments.
(b)	The Company made $8.7 million in discretionary bonus payments to certain employees in the quarter ended March 26, 2006.
(c)	The increase in accrued interest is due to timing of interest payments. Interest on the 9% senior notes due 2012 (the “9% senior notes”) is payable on May 1 and November 1 of each year.

9. Long-Term Debt

Long-term debt consists of the following ($ in thousands):

	(Unaudited) March 26, 2006	December 25, 2005
Senior credit facility	$246,250	$246,875
9% senior notes	197,014	197,014
11% senior discount notes	83,874	81,666
Notes issued by the owner trustees of the owner trusts and which are secured by mortgages on the vessels owned by such trusts	4,513	4,513

Total long-term debt	531,651	530,068
Less: current portion	(2,500)	(2,500)

Long-term debt, net of current	$529,151	$527,568

10. Commitments and Contingencies

Environmental Contingency

During 2001, the Alaska State Department of Environmental Conservation (the “Department”) notified a predecessor company about contaminants from an underground storage tank in Anchorage. A $0.9 million reserve was established by such predecessor company. In September 2005, HL engaged a third party to remove and dispose of the underground storage tanks, supply and place all back fill material, and conduct testing of soils. The third party completed the engagement during the fourth quarter of 2005 and submitted an underground storage tank removal report to the Department. The third party sampled the wells in April 2006 and will submit the results in a report to the Department in June 2006. HL cannot estimate when the Department will perform the site assessment nor can it be assured that the Department will deem HL free of any future exposure. HL has incurred costs of approximately $0.1 million in connection with the third party’s services to date, which reduced the reserve to $0.8 million as of March 26, 2006.

Legal Proceedings

In the ordinary course of business, from time to time, the Company and its subsidiaries, including, without limitation, HL, become involved in various legal proceedings. These relate

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

primarily to claims for loss or damage to cargo, employee’s personal injury claims, and claims for loss or damage to the person or property of third parties. The Company and its subsidiaries generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. The Company and its subsidiaries also, from time to time, become involved in routine employment-related disputes and disputes with parties with which they have contracts.

There are two actions currently pending before the Surface Transportation Board (referred to herein as the “STB”) involving HL. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against HL and Matson Navigation Co. (referred to herein as “Matson”), seeks a ruling from the STB that HL’s Guam shipping rates, which are based on published tariff rates, during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995 (referred to herein as the “ICCTA”), and an order awarding reparations to Guam and its citizens. The STB is addressing this matter in three phases. During the first phase, which has been completed, the STB reviewed the allegations set forth in the complaints that were filed by the Government of Guam and dismissed certain complaints while allowing certain other complaints to be addressed in phase two. During the currently on-going second phase, at the request of the STB, the parties fully briefed, in 2002, the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA, and the STB is expected to issue a ruling in 2006 that sets forth a standard for determining whether the rates charged during 1996-1998 were reasonable. During the third phase, the STB will apply the standard that it adopts in the second phase to the rates in effect during 1996-1998. If the STB determines that the rates charged by HL during 1996-1998 were unreasonable, the STB will issue an additional ruling to determine the persons entitled to damages and in what amounts. On June 8, 2005, upon the motion of HL, the STB issued a decision which ordered the Government of Guam to show cause by June 28, 2005 why the action should not be dismissed. The Government of Guam has responded to this decision by asserting their intent to participate in the proceeding and attending oral argument in the second phase of the case at the STB. HL has filed a response thereto asserting that the Government of Guam’s response is not sufficient to show cause. The STB issued a further order on September 15, 2005 canceling its show cause order and notified the parties that it had scheduled oral argument on the merits of the phase two issues, which took place on November 16, 2005. No assurance can be given that the final decision with respect to this matter will be favorable to us. An adverse ruling by the STB in this action could result in significant damages. We are unable to quantify the amount of these damages. In the event that the STB were to issue a ruling whereby it accepted the Government of Guam’s proposed standard for the determination of “rate reasonableness” under the ICCTA, the STB would then need to determine whether rates charged by HL during 1996-1998 were reasonable under such standard. However, the business of HL that provided marine container shipping to and from Guam during 1996-1998 was, at the time, part of a larger business. During 1996-1998, the Guam-related business of HL was part of the business of Sea-Land Service, Inc., which included transportation, logistics and terminal services between and at ports in Asia, Guam, Hawaii and the U.S. west coast. Separate financial statements were not prepared for the operations of Sea-Land Service that related to marine container shipping to and from Guam. Accordingly, we believe that the actual rates of return that were earned by HL’s business with respect to marine container shipments to and from Guam during 1996-1998 cannot be determined. Consequently, the absence of such actual rates of return would preclude the calculation of a reasonable rate of return based on the standard proposed by the Government of Guam in the pending action. Even if each of these matters were determined adversely to HL, we are unable at the present time to determine how many citizens of Guam, on whose behalf the

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

pending action has been brought by the Government of Guam, paid such rates during 1996-1998, or the amounts of their related claims, because the requisite discovery proceedings for that phase of the dispute have not yet begun. Apart from potential damages, an adverse ruling by the STB could affect HL’s current and future rate structure for its Guam shipping by requiring it to reduce its current base tariff rates and limit future rate increases to amounts determined to be within the “zone of reasonableness” contained in the ICCTA, as determined in such ruling. An adverse STB decision could also affect the rates that HL would be permitted to charge on its other routes where rates must be “reasonable” under the ICCTA. We have not accrued a liability relating to this litigation because we do not believe that an unfavorable outcome is probable nor can we reasonably estimate the Company’s exposure in the event there was an unfavorable outcome.

The second action currently pending before the STB involving HL, brought by DHX, Inc. in 1999 against HL and Matson, challenges the reasonableness of certain rates and practices of HL and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders, including DHX, also solicit full container loads from shippers. Among other things, DHX charged that HL and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect HL’s current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that HL would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that HL met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which were repealed by the ICCTA, are no longer applicable to our business. On June 13, 2005, the STB issued a decision that denied DHX’s motion for reconsideration and denied the alternative request by DHX for clarification of the STB’s December 13, 2004 decision. On August 5, 2005, DHX filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit challenging the STB’s order dismissing its complaint. HL has filed a Motion to Intervene, which has been granted, so it can participate directly in the appellate process. No assurance can be given that the final decision with respect to this matter will be favorable to us. We have not accrued a liability relating to this litigation because we do not believe than an unfavorable outcome is probable.

Standby Letters of Credit

HL has standby letters of credit, primarily related to its property and casualty insurance programs. On March 26, 2006 and December 25, 2005, amounts outstanding on these letters of credit totaled $6.9 million.

9. Subsequent Events

On April 7, 2006, the Compensation Committee of the Board of Directors approved the grant by the Company, pursuant to its Amended and Restated Equity Incentive Plan, of options to certain employees of the Company and its subsidiaries to purchase an aggregate of 617,500 shares of its common stock at a price of $12.54 per share. No option is currently vested or exercisable. Each option is scheduled to vest and become fully exercisable on April 7, 2009,

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

provided the employee who was granted such option is employed by the Company and its subsidiaries on such date. The Company will record stock based compensation expense of approximately $0.5 million per annum over the three year vesting period and will record approximately $0.4 million in stock based compensation expense in 2006.

On April 11, 2006, HL completed a series of agreements with Ship Finance International Limited (“SFL”) and certain of its subsidiaries to charter five container vessels, each with capacity of 2,824 twenty-foot equivalent units (collectively, the “Vessels”). SFL Holdings LLC (“SFL Holdings”), a wholly owned subsidiary of SFL, has entered into five separate memoranda of agreement (collectively, the “MoA’s”) as a buyer with the companies that have existing contracts with Hyundai Mipo Dockyard Co. Ltd. for the construction of the Vessels (collectively, the “Sellers”). The Vessels are scheduled to be delivered over the course of a five-month period commencing at the beginning of 2007. SFL has guarantied the performance by SFL Holdings of its obligations under the MoAs. Upon delivery of each Vessel to SFL Holdings by the applicable seller under the applicable MoA, SFL Holdings will transfer the Vessel to one of the following of its wholly owned subsidiaries (collectively, the “Shipowners”): HL Eagle LLC, HL Falcon LLC, HL Hawk LLC, HL Hunter LLC, and HL Tiger LLC. The Shipowner to whom the Vessel is transferred will in turn bareboat charter the Vessel to HL. The aggregate annual charter hire for the Vessels is approximately $32.0 million based on certain assumptions with respect to final vessel price and interest rates that will be adjusted on the date of the delivery of the particular Vessel. The term of each of the Bareboat Charters is twelve years from the date of delivery of the related Vessel, with a three year renewal option exercisable by HL. The agreement of HL and SFL, SFL Holdings and the Shipowners with respect to the aforementioned transactions is reflected in an Agreement to Acquire and Charter, and a Reimbursement Agreement. In addition, the Company has issued a Guarantee in favor of the Shipowners with respect to the performance by HL of its obligations under the Agreement to Acquire and Charter, the Reimbursement Agreement, the Bareboat Charters, and an Interest and L/C Liability Agreement, among HL, SFL and Fortis Capital Corp. (”Fortis”). Copies of the Agreement to Acquire and Charter, Guarantee, Reimbursement Agreement, and Interest and L/C Liability Agreement were filed with the Company’s Form 8-K dated April 18, 2006. Additional information regarding this transaction was disclosed within the Company’s Form 8-K dated April 18, 2006.

On April 19, 2006, the Board of Directors voted to declare a cash dividend on its outstanding shares of common stock of $0.11 per share, payable on June 15, 2006, to all stockholders of record as of the close of business on June 1, 2006.

On April 19, 2006, the Compensation Committee of the Board of Directors voted to implement an employee stock purchase plan (“ESPP”) effective July 1, 2006. We have reserved 308,866 shares of our common stock for issuance under the ESPP. Employees generally will be eligible to participate in the ESPP if they are employed before the beginning of the applicable purchase period, have been employed by us, or any subsidiaries that we designate, for two years or more and are customarily employed more than five months in a calendar year and more than twenty hours per week, and are not, and would not become as a result of being granted an option under the ESPP, 5% stockholders of us or our designated subsidiaries. Participation in the ESPP will end automatically upon termination of employment. Eligible employees will be permitted thereunder to acquire shares of our Common Stock through payroll deductions at a 5% discount from the fair market value of our common stock.

Horizon Lines, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The ESPP will terminate ten years from the date of adoption, on September 16, 2005, of the ESPP by our Board of Directors, unless it is terminated earlier under the terms of the ESPP. Our Board has the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the plan and stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the ESPP. Our Board of Directors is able to make amendments to the ESPP as it determines to be advisable if the financial accounting treatment for the ESPP changes from the financial accounting treatment in effect on the date the ESPP was adopted by our Board.

In December 2004, the Horizon Fairbanks, one of our container vessels, returned to the U.S. west coast from Asia carrying 600 newly manufactured refrigerated container units, referred to in this prospectus as “reefers,” to upgrade our container fleet.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated.

SEC Registration Fee	$10,090.00
New York Stock Exchange Additional Listing Fee
NASD Fee	$9,930.00
Transfer Agent and Registrar Fees and Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total

Item 14. Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of Horizon Lines, Inc.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. expressly provides that a director of Horizon Lines, Inc. shall not be liable to Horizon Lines, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or such limitation thereof is not permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7) thereof), as amended or supplemented from time to time.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of Horizon Lines, Inc. or (ii) serves or served as a director, officer, or employee of any other enterprise (as defined below) either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise, shall be indemnified and held harmless by Horizon Lines, Inc. to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, and not otherwise prohibited by applicable law; provided, however, that except for proceedings by any such person to enforce rights to indemnification, Horizon Lines, Inc. shall not be obligated to indemnify such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person (or the heirs, executors or administrators of such person) unless such action, suit or proceeding was authorized or consented to by the Board of Directors of Horizon Lines, Inc. For purposes of Article VII of such certificate of incorporation, the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust or other enterprise.

In addition, Article VII of the amended and restated certificate of incorporation provides that Horizon Lines, Inc., to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, and not otherwise prohibited by applicable law, may advance to any person who is or was an officer, director or employee of Horizon Lines, Inc. (and the heirs, executors and administrators of such person) any and all expenses, including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party to, by reason of the fact that such person (i) is or was a director or officer of Horizon Lines, Inc. or (ii) serves or served as a director, officer, or employee of any other enterprise either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise; provided, however, that, to the extent the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to Horizon Lines, Inc. of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under such Article VII or otherwise. Horizon Lines, Inc., by provisions in its Bylaws or by agreement, may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time.

Indemnification under the bylaws of Horizon Lines, Inc.

The bylaws of Horizon Lines, Inc. do not contain any provisions with respect to indemnification.

Indemnification under indemnification agreements with our directors and officers

Horizon Lines, Inc., H-Lines Finance and Horizon Lines Holding entered into indemnification agreements with directors of Horizon Lines, Inc. and its subsidiaries (including H-Lines Finance and Horizon Lines Holding) in connection with the initial public offering. The indemnification agreements provide indemnification to such individuals under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Horizon Lines, Inc. has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities.

The numbers of shares of common stock of Horizon Lines, Inc. set forth below in paragraphs (1) through (8) do not give effect to the reclassification of the outstanding shares of the common stock of Horizon Lines, Inc. into a greater number of shares of common stock of Horizon Lines, Inc., in connection with the Company’s initial public offering.

The following is a list of all securities sold or issued by Horizon Lines, Inc. within the past three years:

(1) On May 12, 2004 and July 7, 2004, Horizon Lines, Inc. issued an aggregate of 100 shares of its common stock to Castle Harlan Partners IV, L.P. (“CHP IV”), an affiliate of Castle Harlan, Inc., for an aggregate purchase price of $800. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. The offer and sale did not involve a public offering because the shares were issued to a single investor, CHP IV, in connection with the formation of Horizon Lines, Inc. by CHP IV to serve as the acquisition vehicle for the purchase of all of the outstanding common stock of Horizon Lines Holding Corp. Appropriate legends were affixed to the share certificates issued in such transaction.

(2) On July 7, 2004, Horizon Lines, Inc. issued the shares listed below to the persons listed below. These shares were issued in exchange for certain shares of common stock of Horizon Lines Holding in connection with the acquisition by Horizon Lines, Inc. of all of the outstanding common stock of Horizon Lines Holding Corp. pursuant to a merger. The shares were issued to 32 accredited investors and 9 non-accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. Appropriate legends were affixed to the share certificates issued in such transactions.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Castle Harlan Partners IV, L.P.	7,243,830	482,822	$76,300,876
Castle Harlan Affiliates IV-QP, L.P.	82,155	5,477	865,366
Castle Harlan Affiliates IV-AI, L.P.	83,145	5,543	875,794
Frogmore Affiliates IV, L.P.	11,490	766	121,028
Castle Harlan Offshore Partners IV, L.P.	691,665	46,111	7,285,538
Leonard M. Harlan	26,625	1,775	280,450
David B. Pittaway	11,955	797	125,926
Howard Weiss	6,630	442	69,836
Justin B. Wender	2,100	140	22,120
Castle Harlan, Inc.	6,645	443	69,994
Sylvia F. Rosen	1,980	132	20,856
John E. Morningstar	1,320	88	13,904
Branford Castle Holdings IV, Inc.	52,545	3,503	553,474
The Weiss Group	2,655	177	27,966
Wender Associates IV	8,520	568	89,744
MZ Associates, LLC	7,965	531	83,898
WMP Irrevocable Trust	5,310	354	55,932
Marcel Fournier	7,305	487	76,946
Benjamin S. Sebel	5,310	354	55,932
Marlin Trust	1,980	132	20,856
Berman Trust	660	44	6,952
Gruman Trust	660	44	6,952
Michael T. Bohlman	1,545	103	16,274
Patricia A. Bowman	2,820	188	29,704
Charles William Brown III	1,170	78	12,324
Marvin Buchanan	5,190	346	54,668
Robert C. Burlando	47,175	3,145	496,910

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Tricia A. Covais	1,170	78	12,324
Daniel R. Downes	1,170	78	12,324
Scott W. Fernandez	2,355	157	24,806
R. Kevin Gill	1,170	78	12,324
Sabrina M. Jackson	1,650	110	17,380
Ricky A. Kessler	1,080	72	11,376
Mar F. Labrador	6,600	440	69,520
Dennis R. McCarthy	2,355	157	24,806
Kathleen M. Mullen	1,875	125	19,750
John J. Quan	6,600	440	69,520
Jose G. Rodriguez	11,790	786	124,188
Richard F. Rodriguez	4,245	283	44,714
M. Mark Urbania	23,580	1,572	248,376
Philip A. Woare	5,190	346	54,668

Total	8,391,180	559,312	$88,386,296

(3) On July 7, 2004, Horizon Lines, Inc. issued its 13% promissory notes to the persons listed below for aggregate consideration of $70 million. The notes were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. The offer and sale did not involve a public offering because the notes were issued to CHP IV and certain other affiliates and associates of Castle Harlan, Inc. Appropriate legends were affixed to the notes issued in such transactions.

PURCHASER	AGGREGATE CONSIDERATION
Castle Harlan Partners IV, L.P.	$61,368,727.82
Castle Harlan Affiliates IV-QP, L.P.	696,086.61
Castle Harlan Affiliates IV-AI, L.P.	704,509.43
Frogmore Affiliates IV, L.P.	97,464.16
Castle Harlan Offshore Partners IV, L.P.	5,859,882.05
Leonard M. Harlan	225,611.48
David B. Pittaway	101,357.13
Howard Weiss	56,272.19
Justin B. Wender	17,899.53
Castle Harlan, Inc.	56,309.50
Sylvia F. Rosen	16,892.82
John E. Morningstar	11,261.92
Branford Castle Holdings IV, Inc.	445,206.64
The Weiss Group	22,561.15
Wender Associates IV	72,195.67
MZ Associates, LLC	67,571.42
WMP Irrevocable Trust	45,047.63
Marcel Fournier	61,940.46
Benjamin S. Sebel	45,047.63
Marlin Trust	16,892.82
Berman Trust	5,630.96
Gruman Trust	5,630.96

Total	$70,000,000.00

(4) On October 15, 2004, Horizon Lines, Inc. issued 126,582 shares of common stock and 1,898,730 shares of Series A preferred stock to Stockwell Fund, L.P. for an aggregate purchase price of approximately $20.7 million. The shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of the securities did not involve a public offering because the securities were issued to a single investor. In addition, Stockwell Fund, L.P. represented to Horizon Lines, Inc. that it was an accredited investor and was acquiring shares for investment and not distribution. Appropriate legends were affixed to the share certificates issued in such transaction.

(5) On December 16, 2004, Horizon Lines, Inc. issued the shares listed below to the persons listed below. These shares were issued to certain members of our management team, including family members, who held options to purchase shares of common stock of Horizon Lines Holding Corp. and who did not exchange such options for cash consideration in connection with the acquisition of Horizon Lines Holding Corp. by Horizon Lines, Inc. These shares were issued, after giving effect to the provisions of the Put/Call Agreement dated as of July 7, 2004, upon the exercise of such options to purchase shares of common stock of Horizon Lines Holding Corp. All of such shares of stock were issued pursuant to compensatory plans or arrangements with our employees in reliance on Rule 701 under the Securities Act.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Mark R. Blankenship	13,305	887	$140,146
John V. Keenan	75,795	5,053	798,374
Neil Perlmutter	9,870	658	103,964
Kenneth L. Privratsky	47,370	3,158	498,964
Charles G. Raymond	129,930	8,662	1,368,596
Joe Raymond	32,475	2,165	342,070
Sam Raymond	35,520	2,368	374,144
Karen H. Richards	17,310	1,154	182,332
Gabriel M. Serra	56,850	3,790	598,820
Brian W. Taylor	58,620	3,908	617,464
M. Mark Urbania	29,940	1,996	315,368

Total	506,985	33,799	$5,340,242

(6) On January 14, 2005, Horizon Lines, Inc. issued shares of common stock to the persons listed below. These shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of these securities did not involve a public offering because the securities were issued to a limited number of persons, each of whom is a member of our management. Appropriate legends were affixed to the share certificates issued in such transaction. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Charles G. Raymond	—	30,379	$243,032
John V. Keenan	—	11,392	91,136
M. Mark Urbania	—	11,392	91,136
Robert S. Zuckerman	—	1,899	15,192
Marvin Buchanan	—	1,139	9,112
Daniel R. Downes	—	1,139	9,112
R. Kevin Gill	—	1,139	9,112
Ricky A. Kessler	—	1,139	9,112
Mar F. Labrador	—	1,139	9,112
Dennis R. McCarthy	—	1,899	15,192
Kenneth L. Privratsky	—	3,797	30,376
Karen H. Richards	—	1,899	15,192
Gabriel M. Serra	—	3,797	30,376
Brian W. Taylor	—	3,797	30,376

Total	—	75,946	$607,568

(7) On January 28, 2005, Horizon Lines, Inc. issued the shares listed below to the persons listed below. All of these shares of stock were issued pursuant to compensatory plans or arrangements with the directors of Horizon Lines, Inc. in reliance on Rule 701 under the Securities Act. The offer and sale of these securities did not involve a public offering because these securities were issued to members of the board of directors of Horizon Lines, Inc.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Admiral James L. Holloway III, U.S.N. (Ret.)	9,080	1,145	$99,960
James G. Cameron	18,168	2,291	200,008
Ernie L. Danner	18,168	2,291	200,008

Total	45,416	5,727	$499,976

(8) On February 10, 2005, Horizon Lines, Inc. issued the shares listed below to the person listed below. The shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of these securities did not involve a public offering because these securities were issued to a single investor who is a former member of our management. The person listed below held options to purchase shares of common stock of Horizon Lines Holding Corp. and did not exchange such options for cash consideration in connection with the acquisition of Horizon Lines Holding Corp. by Horizon Lines, Inc. These shares were issued, after giving effect to the provisions of the Put/Call Agreement dated as of July 7, 2004, upon the exercise of such options to purchase shares of common stock of Horizon Lines Holding Corp. Appropriate legends were affixed to the share certificates issued in such transaction.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Neil Perlmutter	11,085	739	$116,762

Horizon Lines, Inc. has sold and issued 802,205 shares of its voting common stock and 10,853,396 shares of its Series A preferred stock in the transactions described in paragraphs (1) – (8), for a total aggregate consideration of approximately $115.65 million.

(9) On September 27, 2005, Horizon Lines, Inc. granted options, pursuant to its Amended and Restated Equity Incentive Plan, to certain employees of Horizon Lines, Inc. or its subsidiaries, including the executive officers listed below, to purchase an aggregate of 705,100 shares of common stock at a price of $10.00 per share. None of these options is currently vested or exercisable. Options for 87,500 shares in the aggregate of common stock are scheduled to vest and become fully exercisable on September 27, 2006 (the “1-Year Options”) and Options for 617,600 shares in the aggregate of common stock are scheduled to vest and become fully exercisable on September 27, 2008 (the “3-Year Options”). The options were granted in reliance on Rule 701 under the Securities Act.

(10) On April 7, 2006, Horizon Lines, Inc. granted options, pursuant to its Amended and Restated Equity Incentive Plan, to certain employees of Horizon Lines, Inc. or its subsidiaries, including the executive officers listed below, to purchase an aggregate of 617,500 shares of common stock at a price of $12.54 per share. None of these options is currently vested or exercisable. Each of these options is scheduled to vest and become fully exercisable on April 7, 2009. These options were granted in reliance on Rule 701 under the Securities Act.

Purchaser	Number of Option Shares
Charles G. Raymond	105,425
John W. Handy	60,000
John V. Keenan	46,750
M. Mark Urbania	46,750
Kenneth L. Privratsky	35,000
Robert S. Zuckerman	10,625
Brian W. Taylor	46,750
Gabriel M. Serra	35,000
Mar Labrador	24,000
Michael T. Avara	10,625

(11) On February 1, 2006, Horizon Lines, Inc. issued shares of common stock to John W. Handy. These shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of these securities did not involve a public offering because the securities were issued to a single person who is a member of our management team.

There were no underwriters employed in connection with the sales and issuances described in paragraphs (1) through (11).

For all transactions listed in this Item other exemptions from registration under the Securities Act may also have been available.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2****	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1***♦♦♦	Amended and Restated Certificate of Incorporation of the Registrant.

3.2♦♦♦♦	Form of Amended and Restated Bylaws of the Registrant.

4.1****	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.

4.2****	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

4.3****	Form of 9% Senior Notes due 2012 (included in Exhibit 4.1).

4.4****	Form of 11% Senior Discount Note due 2013 (included in Exhibit 4.2).

4.5****	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated.

4.6****	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

4.7****	Form of Guarantee (included in Exhibit 4.1).

4.8♦♦♦♦	Specimen of Common Stock Certificate.

5**	Opinion of Schulte Roth & Zabel LLP.

9.1****	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the equityholders party thereto and John K. Castle, as voting trustee.

9.2****	Amended and Restated Voting Trust Agreement dated as of October 15, 2004, by and among Horizon Lines, Inc., the equityholders party thereto and John K. Castle, as voting trustee.

9.3*****	Instrument of Accession to Amended and Restated Voting Trust Agreement for Stockwell Fund, L.P.

10.1****	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2****	Credit Agreement dated as of July 7, 2004, Amended and Restated as of April 7, 2005, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

Exhibit Number	Description
10.3****	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.3.1*****	Amended and Restated Credit Agreement dated as of April 7, 2005, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.3.2♦♦♦♦♦♦	Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of April 7, 2006 among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, UBS AG, Stamford Branch, as Issuing Bank, and the Lenders party thereto.

10.4****	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5****	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.5.1♦♦♦♦	Amendment to Management Agreement dated as of September 7, 2005, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC and Horizon Lines, Inc.

10.6****	Stock Purchase Agreement, dated as of October 15, 2004, between Horizon Lines, Inc. and Stockwell Fund, L.P.

10.7****	Stockholders Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8****	First Amendment to Stockholders Agreement, dated as of October 15, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8.1♦♦♦♦	Form of Amended and Restated Stockholders Agreement.

10.9****	Instrument of Accession to Stockholders Agreement, as amended, for Stockwell Fund, L.P.

10.10****	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), as amended by the Amendment to Preferential Usage Agreement dated January 31, 1991, Second Amendment to December 1, 1985 Preferential Usage Agreement dated June 20, 1996, and Third Amendment to December 1, 1985 Preferential Usage Agreement dated January 7, 2003.

10.11****	Crane Relocation Agreement dated August 20, 1992, between Matson Navigation Company, Inc. (as successor in interest to American President Lines, Ltd., pursuant to an amendment to the Crane Relocation Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, as amended by Amendment No. 1 to Crane Relocation Agreement dated March 22, 1995, and by Assignment of and Second Amendment to Crane Relocation Agreement dated January 24, 1996.

Exhibit Number	Description
10.11.1♦♦	Second Assignment of and Third Amendment to Crane Relocation Agreement dated July 5, 2005 among SL Service, Inc. (formerly known as Sea-Land Service, Inc.), Horizon Lines, LLC, Matson Navigation Company, Inc. and Port Authority of Guam.

10.12****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.13****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.13.1♦♦♦♦	First Amended and Restated Employment Agreement dated as of September 16, 2005, between Horizon Lines, LLC and M. Mark Urbania.

10.14***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.15*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Charles G. Raymond.

10.16*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and M. Mark Urbania.

10.17*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and John V. Keenan.

10.18*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Robert S. Zuckerman.

10.19*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Gabriel M. Serra.

10.20*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Brian W. Taylor.

10.21*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Kenneth L. Privratsky.

10.22*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Karen H. Richards.

10.23****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Admiral James L. Holloway III, U.S.N. (Ret.).

10.24****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and James G. Cameron.

10.25****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Ernie L. Danner.

10.26****	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003, by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

Exhibit Number	Description
10.27****	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holding Corp. and the other parties thereto.

10.27.1♦♦♦♦♦	Amended and Restated Put/Call Agreement, dated as of September 20, 2005, by and among Horizon Lines, Inc. and other parties thereto.

10.28****	Horizon Lines Holding Corp. Stock Option Plan.

10.29†♦	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.30†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to U.S.-flag vessels Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.31†♦	TP1 Space Charter and Transportation Service Contract, dated May 9, 2004, between A.P. Møller-Maersk A/S and Horizon Lines, LLC.

10.32†***	Container Interchange Agreement, dated April 1, 2002, between A.P. Møller-Maersk A/S, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc., CSX Lines of Alaska, LLC and Horizon Lines of Alaska, LLC.

10.33†***	Stevedoring and Terminal Services Agreement, dated May 9, 2004, between APM Terminals, North America, Inc., Horizon Lines, LLC and Horizon Lines of Alaska, LLC.

10.34†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998, by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.35†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998, by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.35.1♦♦♦	Asset Purchase Agreement, dated September 2, 2005, by and among DaimlerChrysler Services North America LLC, Elspeth Pacific, Inc. and Horizon Lines, LLC.

10.36****	Capital Construction Fund Agreement, dated March 29, 2004, between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

Exhibit Number	Description
10.37****	Harbor Lease dated January 12, 1996, between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No. H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.38****	Agreement dated May 16, 2002, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.39****	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.40****	Port of Kodiak Preferential Use Agreement dated April 12, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.40.1♦♦	Port of Kodiak Preferential Use Agreement dated January 1, 2005, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC.

10.41****	Terminal Operation Contract dated May 2, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.42****	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

10.42.1♦♦	Amendment #2 dated February 27, 2003 to Preferential Use Agreement dated October 2, 1990 between the City of Unalaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.43♦♦♦♦	Form of Directors’ and Officers’ Indemnification Agreement.

10.44♦♦♦♦	Employment Agreement dated as of September 16, 2005, between Horizon Lines, LLC and John V. Keenan.

10.45♦♦♦♦	Horizon Lines, Inc., Equity Incentive Plan.

10.45.1♦♦♦♦♦	Horizon Lines, Inc., Amended and Restated Equity Incentive Plan.

10.46♦♦♦♦	Horizon Lines, Inc., Employee Stock Purchase Plan.

10.47♦♦♦♦	Form of Registration Rights Agreement.

10.48††♦♦♦♦♦♦	Agreement to Acquire and Charter dated as of April 7, 2006, among Ship Finance International Limited, SFL Holdings, LLC, the five companies listed in Appendix I thereto, and Horizon Lines, LLC.

10.49♦♦♦♦♦♦	Guarantee, dated April 7, 2006, by Horizon Lines, Inc. in favor of each of HL Tiger LLC, HL Hunter LLC, HL Hawk LLC, HL Falcon LLC, and HL Eagle LLC.

Exhibit Number	Description

10.50♦♦♦♦♦♦	Reimbursement Agreement, dated April 7, 2006, among Horizon Lines, LLC, Ship Finance International Limited, SFL Holdings LLC and the five companies listed on Appendix I thereto.

10.51♦♦♦♦♦♦	Interest and L/C Liability Agreement dated April 10, 2006, among Horizon Lines, LLC, Ship Finance International Limited and Fortis Capital Corp., as Security Trustee for the Lenders and the Swap Providers.

10.52†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Eagle, dated as of April 7, 2006, by and between HL Eagle LLC and Horizon Lines, LLC.

10.53†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Falcon, dated as of April 7, 2006, by and between HL Falcon LLC and Horizon Lines, LLC.

10.54†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Hunter, dated as of April 7, 2006, by and between HL Hunter LLC and Horizon Lines, LLC.

10.55†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Tiger, dated as of April 7, 2006, by and between HL Tiger LLC and Horizon Lines, LLC.

10.56†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Hawk, dated as of April 7, 2006, by and between HL Hawk LLC and Horizon Lines, LLC.

10.57**	Agreement Regarding Debt Assumption, dated as of April 7, 2006, by and between Ship Finance International Limited, SFL Holdings, LLC, Horizon Lines, Inc., Horizon Lines, LLC, Fortis Capital Corp. and the other parties thereto.

10.58****♦♦♦♦	Form of Stock Option Award Agreement dated April 7, 2006.

10.59*	Restricted Stock Agreement dated as of February 1, 2006, between Horizon Lines, Inc. and John W. Handy.

21****	List of Subsidiaries of Horizon Lines, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24*	Powers of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
**	To be filed by Amendment.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123681), filed on March 30, 2005.
****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed on March 2, 2005.
*****	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on April 13, 2005.
♦	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123601), filed on June 23, 2005.
♦♦	Previously filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on July 29, 2005.
♦♦♦	Previously filed as an exhibit to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 7, 2005.
♦♦♦♦	Previously filed as an exhibit to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 19, 2005.
***♦♦♦	Previously filed as an exhibit to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 22, 2005.

♦♦♦♦♦	Previously filed as an exhibit to the Registrant’s Form 8-K (File No. 001-32677), filed on October 24, 2005.
****♦♦♦♦	Previously filed as an exhibit to the Registrant’s Form 8-K (File No. 001-32627) filed on April 11, 2006.
♦♦♦♦♦♦	Previously filed as an exhibit to Registrant’s Form 8-K (File No. 001-32627), filed on April 18, 2006.
†	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.
††	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

Item 17.

The undersigned registrant hereby undertakes:

(1) to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(2) That, for purposes of determining any liability under the Securities Act of 1933, or the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 18th day of May, 2006.

HORIZON LINES, INC.

	By:	/s/ Charles G. Raymond
	Name:	Charles G. Raymond
Date: May 18, 2006	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles G. Raymond and M. Mark Urbania or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles G. Raymond Charles G. Raymond	Director, President and Chief Executive Officer (principal executive officer)	May 18, 2006

/s/ M. Mark Urbania M. Mark Urbania	Senior Vice President— Finance and Administration, Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)	May 18, 2006

/s/ John K. Castle John K. Castle	Director	May 18, 2006

/s/ Marcel Fournier Marcel Fournier	Director	May 18, 2006

Adm. James L. Holloway III, U.S.N. (Ret.)	Director	May 18, 2006

Signature	Title	Date

/s/ Dan A. Colussy Dan A. Colussy	Director	May 18, 2006

Francis Jungers	Director	May 18, 2006

Ernie L. Danner	Director	May 18, 2006

/s/ James G. Cameron James G. Cameron	Director	May 18, 2006

/s/ Thomas M. Hickey Thomas M. Hickey	Director	May 18, 2006

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2****	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1***♦♦♦	Amended and Restated Certificate of Incorporation of the Registrant.

3.2♦♦♦♦	Form of Amended and Restated Bylaws of the Registrant.

4.1****	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.

4.2****	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

4.3****	Form of 9% Senior Notes due 2012 (included in Exhibit 4.1).

4.4****	Form of 11% Senior Discount Note due 2013 (included in Exhibit 4.2).

4.5****	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated.

4.6****	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

4.7****	Form of Guarantee (included in Exhibit 4.1).

4.8♦♦♦♦	Specimen of Common Stock Certificate.

5**	Opinion of Schulte Roth & Zabel LLP.

9.1****	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the equityholders party thereto and John K. Castle, as voting trustee.

9.2****	Amended and Restated Voting Trust Agreement dated as of October 15, 2004, by and among Horizon Lines, Inc., the equityholders party thereto and John K. Castle, as voting trustee.

9.3*****	Instrument of Accession to Amended and Restated Voting Trust Agreement for Stockwell Fund, L.P.

10.1****	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2****	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

Exhibit Number	Description
10.3****	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.3.1*****	Amended and Restated Credit Agreement dated as of April 7, 2005, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stanford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.3.2♦♦♦♦♦♦	Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of April 7, 2006, among Horizon Lines, LLC, UBS AG, Stamford Branch, as Administrative Agent, UBS AG, Stamford Branch, as Issuing Bank, and the Lenders party thereto.

10.4****	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5****	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.5.1♦♦♦♦	Amendment to Management Agreement dated as of September 7, 2005, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC and Horizon Lines, Inc.

10.6****	Stock Purchase Agreement, dated as of October 15, 2004, between Horizon Lines, Inc. and Stockwell Fund, L.P.

10.7****	Stockholders Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8****	First Amendment to Stockholders Agreement, dated as of October 15, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8.1♦♦♦♦	Form of Amended and Restated Stockholders Agreement.

10.9****	Instrument of Accession to Stockholders Agreement, as amended, for Stockwell Fund, L.P.

10.10****	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), as amended by the Amendment to Preferential Usage Agreement dated January 31, 1991, Second Amendment to December 1, 1985 Preferential Usage Agreement dated June 20, 1996, and Third Amendment to December 1, 1985 Preferential Usage Agreement dated January 7, 2003.

Exhibit Number	Description
10.11****	Crane Relocation Agreement dated August 20, 1992, between Matson Navigation Company, Inc. (as successor in interest to American President Lines, Ltd., pursuant to an amendment to the Crane Relocation Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, as amended by Amendment No. 1 to Crane Relocation Agreement dated March 22, 1995, and by Assignment of and Second Amendment to Crane Relocation Agreement dated January 24, 1996.

10.11.1♦♦	Second Assignment of and Third Amendment to Crane Relocation Agreement dated July 5, 2005 among SL Service, Inc. (formerly known as Sea-Land Service, Inc.), Horizon Lines, LLC, Matson Navigation Company, Inc. and Port Authority of Guam.

10.12****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.13****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.13.1♦♦♦♦	First Amended and Restated Employment Agreement dated as of September 16, 2005, between Horizon Lines, LLC and M. Mark Urbania.

10.14***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.15*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Charles G. Raymond.

10.16*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and M. Mark Urbania.

10.17*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and John V. Keenan.

10.18*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Robert S. Zuckerman.

10.19*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Gabriel M. Serra.

10.20*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Brian W. Taylor.

10.21*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Kenneth L. Privratsky.

10.22*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Karen H. Richards.

10.23****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Admiral James L. Holloway III, U.S.N. (Ret.).

10.24****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and James G. Cameron.

10.25****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Ernie L. Danner.

Exhibit Number	Description
10.26****	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003, by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.27****	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holding Corp. and the other parties thereto.

10.27.1♦♦♦♦♦	Amended and Restated Put/Call Agreement, dated as of September 20, 2005, by and among Horizon Lines, Inc. and other parties thereto.

10.28****	Horizon Lines Holding Corp. Stock Option Plan.

10.29†♦	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.30†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to U.S.-flag vessels Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.31†♦	TP1 Space Charter and Transportation Service Contract, dated May 9, 2004, between A.P. Møller-Maersk A/S and Horizon Lines, LLC.

10.32†***	Container Interchange Agreement, dated April 1, 2002, between A.P. Møller-Maersk A/S, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc., CSX Lines of Alaska, LLC and Horizon Lines of Alaska, LLC.

10.33†***	Stevedoring and Terminal Services Agreement, dated May 9, 2004, between APM Terminals, North America, Inc., Horizon Lines, LLC and Horizon Lines of Alaska, LLC.

10.34†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998, by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.35†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998, by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

Exhibit Number	Description
10.35.1♦♦♦	Asset Purchase Agreement, dated September 2, 2005, by and among DaimlerChrysler Services North America LLC, Elspeth Pacific, Inc. and Horizon Lines, LLC.

10.36****	Capital Construction Fund Agreement, dated March 29, 2004, between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

10.37****	Harbor Lease dated January 12, 1996, between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No. H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.38****	Agreement dated May 16, 2002, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.39****	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.40****	Port of Kodiak Preferential Use Agreement dated April 12, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.40.1♦♦	Port of Kodiak Preferential Use Agreement dated January 1, 2005, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC.

10.41****	Terminal Operation Contract dated May 2, 2002, between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.42****	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

10.42.1♦♦	Amendment #2 dated February 27, 2003 to Preferential Use Agreement dated October 2, 1990 between the City of Unalaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.43♦♦♦♦	Form of Directors’ and Officers’ Indemnification Agreement.

10.44♦♦♦♦	Employment Agreement dated as of September 16, 2005, between Horizon Lines, LLC and John V. Keenan.

10.45♦♦♦♦	Horizon Lines, Inc., Equity Incentive Plan.

10.45.1♦♦♦♦♦	Horizon Lines, Inc., Amended and Restated Equity Incentive Plan

10.46♦♦♦♦	Horizon Lines, Inc., Employee Stock Purchase Plan.

10.47♦♦♦♦	Form of Registration Rights Agreement.

Exhibit Number	Description
10.48††♦♦♦♦♦♦	Agreement to Acquire and Charter dated as of April 7, 2006, among Ship Finance International Limited, SFL Holdings, LLC, the five companies listed in Appendix I thereto, and Horizon Lines, LLC.

10.49♦♦♦♦♦♦	Guarantee, dated April 7, 2006, by Horizon Lines, Inc. in favor of each of HL Tiger LLC, HL Hunter LLC, HL Hawk LLC, HL Falcon LLC, and HL Eagle LLC.

10.50♦♦♦♦♦♦	Reimbursement Agreement, dated April 7, 2006, among Horizon Lines, LLC, Ship Finance International Limited, SFL Holdings LLC and the five companies listed on Appendix I thereto.

10.51♦♦♦♦♦♦	Interest and L/C Liability Agreement dated April 10, 2006, among Horizon Lines, LLC, Ship Finance International Limited and Fortis Capital Corp., as Security Trustee for the Lenders and the Swap Providers.

10.52†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Eagle, dated as of April 7, 2006, by and between HL Eagle LLC and Horizon Lines, LLC.

10.53†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Falcon, dated as of April 7, 2006, by and between HL Falcon LLC and Horizon Lines, LLC.

10.54†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Hunter, dated as of April 7, 2006, by and between HL Hunter LLC and Horizon Lines, LLC.

10.55†*	Bareboat Charter in relation to U.S.-flag vessel Horizon Tiger, dated as of April 7, 2006, by and between HL Tiger LLC and Horizon Lines, LLC.

10.56†*	Bareboat Charter in relation to U.S.-Flag vessel Horizon Hawk, dated as of April 7, 2006, by and between HL Hawk LLC and Horizon Lines, LLC.

10.57**	Agreement Regarding Debt Assumption, dated as of April 7, 2006, by and between Ship Finance International Limited, SFL Holdings, LLC, Horizon Lines, Inc., Horizon Lines, LLC, Fortis Capital Corp. and the other parties thereto.

10.58****♦♦♦♦	Form of Stock Option Award Agreement

10.59*	Restricted Stock Agreement dated as of February 1, 2006, between Horizon Lines, Inc. and John W. Handy.

21****	List of Subsidiaries of Horizon Lines, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24*	Powers of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
**	To be filed by Amendment.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123681), filed on March 30, 2005.
****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed on March 2, 2005.
*****	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on April 13, 2005.
♦	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123601), filed on June 23, 2005.
♦♦	Previously filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on July 29, 2005.
♦♦♦	Previously filed as an exhibit to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 7, 2005.

♦♦♦♦	Previously filed as an exhibit to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 19, 2005.
***♦♦♦	Previously filed as an exhibit to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), filed on September 22, 2005.
♦♦♦♦♦	Previously filed as an exhibit to the Registrant’s Form 8-K (File No. 001-32677), filed on October 24, 2005.
****♦♦♦♦	Previously filed as an exhibit to the Registrant’s Form 8-K (File No. 001-326277) filed on April 11, 2006.
♦♦♦♦♦♦	Previously filed as an exhibit to Registrant’s Form 8-K (File No. 001-32627), filed on April 18, 2006.
†	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.
††	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.